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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205103

PROSPECTUS

AMC ENTERTAINMENT INC.

OFFER TO EXCHANGE

$600,000,000 aggregate principal amount of its 5.75% Senior Subordinated Notes due 2025, the issuance of which has been registered under the Securities Act of 1933, as amended, for
all of its outstanding 5.75% Senior Subordinated Notes due 2025

         We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our new 5.75% Senior Subordinated Notes due 2025 (the "exchange notes") for all of our outstanding 5.75% Senior Subordinated Notes due 2025 (the "original notes" and collectively with the exchange notes, the "notes"). We are also offering the subsidiary guarantees of the exchange notes, which are described in this prospectus. The terms of the exchange notes are substantially identical to the terms of the original notes except that the issuance of the exchange notes has been registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"). We will pay interest on the notes on June 15 and December 15 of each year. The notes mature on June 15, 2025. The principal features of the exchange offer are as follows:

  •
  We will exchange all original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

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  You may withdraw tendered original notes at any time prior to the expiration of the exchange offer.

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  The exchange offer expires at 5:00 p.m., New York City time, on July 27, 2015, unless extended. We do not currently intend to extend the expiration date.

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  The exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

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  We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system. All untendered original notes will continue to be subject to the restrictions on transfer set forth in the original notes and in the indenture. In general, the original notes may not be offered or sold except in a transaction registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the original notes under the Securities Act.

         You should consider carefully the risk factors beginning on page 14 of this prospectus before participating in the exchange offer.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or the exchange offer that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the original notes for the exchange notes only in places where the exchange offer is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

The date of this prospectus is June 29, 2015.

i

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We and the guarantors have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the exchange notes, we refer you to the registration statement. We file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800- SEC-0330 to obtain information about the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov). In addition, you may obtain these materials free of charge on the Company's website (http://www.amctheatres.com). The contents of our website have not been, and shall not be deemed to be incorporated by reference into this prospectus.

        Under the terms of the indenture relating to the notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified therein in the manner specified therein. See "Description of Exchange Notes."

NON-GAAP FINANCIAL MEASURES

        Certain financial measures presented in this prospectus, such as Adjusted EBITDA, are not recognized terms under accounting principles generally accepted in the United States ("GAAP"). These measures exclude a number of significant items, including our interest expense and depreciation and amortization expense.

        We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation contained in this prospectus. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

        Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

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  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

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  does not reflect changes in, or cash requirements for, our working capital needs;

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  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

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  excludes income tax payments that represent a reduction in cash available to us;

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  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

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  does not reflect management fees that were paid to our former sponsors.

FORWARD LOOKING STATEMENTS

        In addition to historical information, this prospectus contains "forward-looking statements." Forward-looking statements may be identified by the use of words such as "may," "will," "forecast," "estimate," "project," "intend," "expect," "should," "believe" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Instead they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. These risks and uncertainties include, but are not limited to, the following:

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  decreased supply of motion pictures or delayed access to motion pictures;

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  quality of motion picture production, spending levels on motion picture marketing, and performance of motion pictures in our markets;

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  risks and uncertainties relating to our significant indebtedness;

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  limitations on the availability of capital may prevent us from deploying strategic initiatives;

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  risks of poor financial results may prevent us from meeting our payment obligations;

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  our ability to utilize net operating loss carryforwards to reduce our future tax liability;

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  increased competition in the geographic areas in which we operate;

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  increased use of alternative film delivery methods or other forms of entertainment;

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  shrinking theatrical exclusive release windows;

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  certain covenants in the agreements that govern our indebtedness may limit our ability to take advantage of certain business opportunities;

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  general political, social and economic conditions;

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  compliance with governmental regulation, including investigations concerning potentially anticompetitive conduct;

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  review by antitrust authorities in connection with acquisition opportunities;

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  dependence on key personnel for current and future performance;

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  optimizing our theatre circuit through construction and the transformation of our existing theatres may be subject to delay and unanticipated costs;

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  our ability to achieve expected benefits and performance from our strategic theatre acquisitions and other strategic initiatives;

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  our ability to finance our indebtedness on terms favorable to us;

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  failures, unavailability or security breaches of our information systems;

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  our investment and equity in earnings from National CineMedia, LLC ("NCM") may be negatively impacted by the competitive environment in which NCM operates and by the risks associated with its strategic initiatives;

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  risks relating to impairment losses and theatre and other closure charges; and

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  risks relating to the incurrence of legal liability.

        This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward- looking statements should be evaluated with an understanding of their inherent uncertainty.

        Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons. Actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

        All subsequent written and oral forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward looking statements included herein are made only as of the date of this prospectus and we do not undertake any obligation to release publicly any revisions to such forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MARKET AND INDUSTRY DATA

        Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations, including the Motion Picture Association of America ("MPAA"), the National Association of Theatre Owners ("NATO"), Rentrak Corporation ("Rentrak"), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this prospectus, all information provided by the MPAA is for the 2014 calendar year, all information provided by NATO is for the 2014 calendar year and all information provided by Rentrak is for the 2014 calendar year.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors" in this prospectus.

TRADEMARKS AND SERVICE MARKS

        We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. We will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names.

SUMMARY

        The following summary highlights information appearing elsewhere in, or incorporated by reference into, this offering memorandum. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire offering memorandum, including the section entitled "Risk Factors", along with the financial data and related notes and the other documents that we incorporate by reference in this offering memorandum.

        AMC Entertainment Holdings, Inc. ("Holdings" or "Parent"), an entity created on June 6, 2007, is the sole stockholder of AMC Entertainment Inc. ("AMCE"). Holdings will not guarantee our obligations under the Notes. Except as otherwise indicated or otherwise required by the context, references in this offering memorandum to "we", "us", "our", the "company", the "Company", "AMC" or the "Issuer" refer to the combined business of AMCE and its subsidiaries.

        On November 15, 2012, we announced that we changed our fiscal year to a calendar year so that the fiscal year shall begin on January 1st and end on December 31st of each year. Prior to the change, fiscal years refer to the fifty-two weeks, and in some cases fifty-three weeks, ending on the Thursday closest to the last day of March.

        Certain financial measures presented in this offering memorandum, such as Adjusted EBITDA, are not recognized terms under GAAP. These measures exclude a number of significant items, including our interest expense and depreciation and amortization expense. For a discussion of the use of these measures and a reconciliation to the most directly comparable GAAP measures, see "—Selected Consolidated Financial and Operating Data."

 Our Company

        We are one of the world's largest theatrical exhibition companies and an industry leader in innovation and operational excellence. We introduced Multiplex theatres in the 1960s and the North American stadium-seated Megaplex theatre format in the 1990s. Our field operations teams win recognition from national organizations like the Motion Picture Association of America and local groups in "Best of" competitions, while maintaining almost 60% top-box customer satisfaction and industry leading theatre productivity metrics.

        As of March 31, 2015, we owned, operated or held interests in 347 theatres with a total of 4,972 screens primarily in North America. During the three months ended March 31, 2015, we acquired 8 screens in the United States, temporarily closed 119 screens and reopened 123 screens in the United States to implement our strategy and install consumer experience upgrades. Our theatres are predominantly located in major metropolitan markets, which we believe give our circuit a unique profile and offer strategic and operational advantages. Approximately 40% of the U.S. population lives within 10 miles of one of our theatres. Our top five markets, in each of which we hold the #1 or #2 share position, are New York (44% share), Los Angeles (27%), Chicago (42%), Philadelphia (29%) and Dallas (29%). For the twelve months ended March 31, 2015, these five metro markets comprised 40% of our revenues and 38% of our attendance. Additionally we hold the #1 or #2 position by market share in the next five largest markets (San Francisco, Boston, Washington D.C., Atlanta and Houston). Strategically, these markets and our theatres in them are diverse, operationally complex, and, in many cases, the scarcity of new theatre opportunities creates a significant competitive advantage for established locations against newcomers or alternative entertainment options.

        Across our entire circuit, approximately 190 million and 200 million customers visited our theatres during calendar year 2014 and 2013, respectively. For the three months ended March 31, 2015, we had total revenues of $653.1 million, Adjusted EBITDA of $115.7 million and earnings from continuing operations of $6.1 million and for the twelve months ended March 31, 2015, we generated total revenues of $2.7 billion, Adjusted EBITDA of $477.6 million and earnings from continuing operations of $74.7 million. According to publicly available information for our peers, during the calendar year ended December 31, 2014, our circuit led in revenues per patron ($14.40), average ticket price ($9.43), food and beverage per patron ($4.26) and gross profit per patron ($8.81). For the same period, our admission revenues per screen ($362,400) and admissions gross profit per screen ($170,600) were among the highest of our peers. According to publicly available information for our peers, during the three months ended March 31, 2015, our circuit led in revenues per patron ($14.59), average ticket price ($9.35), food and beverage per patron ($4.48) and gross profit per patron ($8.97). For the same period, our annualized admission revenues per screen ($347,000) and annualized admissions gross profit per screen ($162,400) were among the highest of our peers. We believe that it is the quality of our theatre locations and our customer-focused innovation that continue to drive improved productivity per location (which we measure as increases in admissions revenues per screen relative to the industry and/or food and beverage revenues per patron).

        We believe that our size, reputation, financial performance, history of innovation, strong major market presence and highly productive theatre circuit position us well for the future. A future where, after more than nine decades of business models driven by quantity of theatres, screens and seats, we believe the quality of the movie-going experience will determine long term, sustainable success. We are improving the quality of the movie-going experience in ways that extend stay and capture a greater proportion of total movie-going spending in order to maximize the economic potential of each customer visit, create sustainable growth and deliver shareholder value.

        We believe our competitive strengths allow us to invest more effectively. Relative to our peers, we are investing more capital and over the period from 2011 to March 2015 have experienced higher Adjusted EBITDA growth and higher margins on incremental revenue.

        We plan to continue investing in our theatres and upgrading the consumer experience to take greater advantage of incremental revenue generating opportunities, primarily through an array of improved and differentiated customer experiences in (1) more comfort & convenience; (2) enhanced food and beverage; (3) greater engagement & loyalty; (4) premium sight & sound and (5) targeted programming.

Our Strategy: The Customer Experience Leader

        See "Business—Our Strategy: The Customer Experience Leader".

Our Competitive Strengths

        See "Business—Our Competitive Strengths".

 Ratio of Earnings to Fixed Charges

        The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings.

	Three Months Ended March 31, 2015	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012	52 Weeks Ended March 29, 2012	52 Weeks ended March 31, 2011
	(Successor	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Ratio of Earnings to Fixed Charges(1)	1.3x	1.4x	1.3x	—	1.5x	—	—

(1)
The Company had a deficiency of earnings to fixed charges for the periods from inception August 31, 2012 through December 31, 2012, fiscal year 2012 and fiscal year 2011 of $25,776,000, $54,550,000 and $97,713,000, respectively.

Corporate Information

        We are a Delaware corporation. Our principal executive offices are located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211. The telephone number of our principal executive offices is (913) 213-2000. We maintain a website at www.amctheatres.com, on which we post our key corporate governance documents, including our board committee charters and our code of ethics. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Exchange Offer

        On June 5, 2015, we completed a private offering of the original notes ("the private offering"). Concurrently with the private offering, we entered into a registration rights agreement (the "Registration Rights Agreement") with Citigroup Global Markets Inc. as representative for several initial purchasers. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offer. For more information please see "The Exchange Offer." The "Description of Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

General	The form and terms of the exchange notes are the same as the form and terms of the original notes except that:
• the issuance and sale of the exchange notes have been registered pursuant to an effective registration statement under the Securities Act; and

•

the holders of the exchange notes will not be entitled to certain registration rights or the additional interest provisions of the Registration Rights Agreement, which permits an increase in the interest rate on the original notes in some circumstances relating to the timing of the exchange offer. See "The Exchange Offer."

The Exchange Offer

We are offering to exchange $600,000,000 aggregate principal amount of 5.75% Senior Subordinated Notes due 2025 that have been registered under the Securities Act for all of our outstanding 5.75% Senior Subordinated Notes due 2025 issued on June 5, 2015.

The exchange offer will remain in effect for a limited time. We will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 27, 2015. Holders may tender some or all of their original notes pursuant to the exchange offer. However, the original notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000.

Resale

Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

• are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;
• are a broker-dealer that purchased the notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;
• acquired the exchange notes other than in the ordinary course of your business;

• have an arrangement with any person to engage in the distribution of the exchange notes; or
• are prohibited by law or policy of the SEC from participating in the exchange offer.

However, we have not obtained a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on July 27, 2015, unless we decide to extend it. We do not currently intend to extend the expiration date, although we reserve the right to do so.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Original Notes

To participate in the exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your original notes by following the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company ("DTC"), for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of original notes desires to tender such notes and the holder's original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

For more details, please read "The Exchange Offer—Procedures for Tendering" and "The Exchange Offer—Book-Entry Transfer."

Special Procedures for Beneficial Owners

If you are a beneficial owner of original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those original notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read "The Exchange Offer—Withdrawal of Tenders."
Acceptance of Original Notes and Delivery of Exchange Notes

Subject to customary conditions, we will accept original notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Consequences of Failure to Exchange Original Notes

If you do not exchange your original notes in the exchange offer, you will no longer be able to require us to register the original notes under the Securities Act, except in the limited circumstances provided under the Registration Rights Agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the original notes unless we have registered the original notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Dissenters' Rights

Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.

Interest on the Exchange Notes and the Original Notes

The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the original notes. Holders whose original notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the original notes.

Broker-Dealers

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Material U.S. Federal Income Tax Consequences

The holder's receipt of exchange notes in exchange for original notes will not constitute a taxable event for U.S. federal income tax purposes. Please read "Material U.S. Federal Income Tax Considerations."

Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the notes, or the indenture, is serving as exchange agent in connection with the exchange offer.
Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy certain of our obligations under the Registration Rights Agreement.
Fees and Expenses	We will bear all expenses related to the exchange offer. Please read "The Exchange Offer—Fees and Expenses."

 The Exchange Notes

Issuer	AMC Entertainment Inc.
Notes Offered

Up to $600,000,000 in aggregate principal amount of 5.75% Senior Subordinated Notes due 2025. The exchange notes and the original notes will be considered to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

Maturity Date	The exchange notes mature on June 15, 2025.
Interest Rate	Interest on the exchange notes will be payable in cash and accrue at a rate of 5.75% per annum.
Interest Payment Dates	June 15 and December 15, commencing December 15, 2015.
Guarantees

The exchange notes are fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by all of our existing and future domestic restricted subsidiaries that guarantee our other indebtedness. The exchange notes are not guaranteed by Holdings. See "Description of Exchange Notes—Subsidiary Guarantees".

Ranking	The exchange notes and the related guarantees are unsecured senior subordinated obligations of the Issuer and each guarantor and rank:
• junior to all of our and our guarantors' existing and future senior indebtedness including borrowings under our senior secured credit facility;
• equally in right of payment with all of our and our guarantors' existing and future unsecured subordinated indebtedness including our existing senior subordinated notes;
• senior in right of payment to any of our and our guarantors' future indebtedness that is expressly subordinated in right of payment to the notes;
• effectively junior to our and our guarantors' existing and future secured debt, to the extent of the value of collateral securing such debt; and
• structurally junior to all of the existing and future indebtedness, including trade payables, of our subsidiaries that do not guarantee the notes.

As of March 31, 2015, on an as adjusted basis after giving effect to the private offering and the use of proceeds thereof, the exchange notes and the guarantees ranked junior to approximately $872.9 million of our senior indebtedness, consisting of the borrowings under our senior secured credit facility, a promissory note payable to NCM and capital and financing lease obligations, and up to $137.0 million was available for borrowing as additional senior debt under our senior secured credit facility.

Our subsidiaries that are not guarantors accounted for approximately $1.5 million, or 0.2%, of our total revenues for three months ended March 31, 2015 and approximately $48.1 million, or 1.0%, of our total assets and approximately $19.2 million, or 0.6%, of our total liabilities as of March 31, 2015.

Optional Redemption

We may redeem some or all of the exchange notes at any time on or after June 15, 2020 at the redemption prices listed under "Description of Exchange Notes—Optional Redemption". In addition, we may redeem up to 35% of the aggregate principal amount of the exchange notes using net proceeds from certain equity offerings completed on or prior to June 15, 2018. We may redeem some or all of the exchange notes at any time prior to June 15, 2020, at a redemption price equal to 100% of their aggregate principal amount and accrued and unpaid interest to, but not including, the date of redemption, plus an applicable make whole premium.

Change of Control

If we experience a change of control (as defined in the indenture governing the original notes), we will be required to make an offer to repurchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Exchange Notes—Change of Control".

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness, including additional senior indebtedness;
• pay dividends or make distributions to our stockholders;
• repurchase or redeem capital stock;
• enter into transactions with our affiliates; and
• merge or consolidate with other companies or transfer all or substantially all of our assets.

All of these restrictive covenants are subject to a number of important exceptions and qualifications as described in "Description of Exchange Notes—Certain Covenants". In particular, there are no restrictions on our ability or the ability of our subsidiaries to make advances to, or invest in, other entities (including unaffiliated entities or unrestricted subsidiaries) or to sell assets. See "Risk Factors—Risks related to our Notes and This Offering—Our senior secured credit facility and the indentures governing our existing debt securities, including the original notes, contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise".

No Public Market

The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or be maintained, or as to the liquidity of any market.

Risk Factors	You should carefully consider the information in the section entitled "Risk Factors" before participating in the exchange offer.

RISK FACTORS

        You should carefully consider the risks described below before participating in the exchange offer. The risks described below are not the only ones facing the Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes.

Risks Related to our Notes and This Offering

You may have difficulty selling the original notes that you do not exchange.

        If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreements, we do not intend to register the original notes under the Securities Act. The tender of original notes under the exchange offer will reduce the principal amount of the currently outstanding original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding original notes that you continue to hold following completion of the exchange offer.

There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.

        The exchange notes are new issues of securities and will be freely transferrable, but there are currently no established trading markets for the exchange notes. Although the initial purchasers of the original notes have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. Furthermore, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act.

        We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes or, in the case of any holders of the notes that do not exchange them, the trading market for the original notes following the exchange offer. Future trading prices of the exchange notes will depend on many factors, including:

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  our operating performance and financial condition;

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  our ability to complete the offer to exchange the original notes for the exchange notes;

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  the interest of securities dealers in making a market; and

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  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the original notes and exchange notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

        Delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of original notes into the exchange agent's account at DTC, as depositary, including an agent's message (as defined herein). We are not required to notify you of defects or irregularities in tenders of original notes for exchange. Original notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer certain registration and other rights under the registration rights agreements will terminate. See "The Exchange Offer—Procedures for Tendering" and "The Exchange Offer—Consequences of Failure to Exchange."

Some holders who exchange their original notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction

Our substantial debt could adversely affect our operations and your investment in the notes.

        We have a significant amount of debt. As of March 31, 2015, on an as adjusted basis after giving effect to the private offering (and the application of the proceeds thereof), we would have had a outstanding $1,868.1 million of indebtedness, of which $600.0 million would have consisted of the notes, and the balance of which would have consisted of $758.1 million under our senior secured credit facility ($759.5 million face amount), a $6.9 million promissory note payable to NCM, $375.0 million of our existing subordinated notes due 2022 ($375.0 million face amount), $20.2 million of our existing subordinated notes due 2020 ($18.7 million face amount) and $107.8 million of existing capital and financing lease obligations, and up to $137.0 million was available for borrowing as additional senior debt under our senior secured credit facility. As of March 31, 2015, we also had approximately $3.5 billion of undiscounted rental payments under operating leases (with initial base terms generally between 5 and 20 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

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  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

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  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

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  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness.

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we cannot assure you that we will have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness, including the notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        The terms of the indentures governing the notes and our existing notes, our senior secured credit facility and our other outstanding debt instruments will not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Moreover, none of our indentures, including the indenture governing the notes, impose any limitation on our incurrence of liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries." If new debt or other liabilities are added to our and our subsidiaries' current levels, the related risks that we and they now face could intensify.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt, including the notes, and other financial obligations and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. Our $375.0 million in aggregate principal amount of existing senior subordinated notes due 2022 ($375.0 million face amount), our remaining $20.2 million in aggregate principal amount of existing senior subordinated notes due 2020 ($18.7 million face amount) after giving effect to the private offering (and application of the proceeds thereof) and the $758.1 million outstanding under our senior secured credit facility ($759.5 million face amount), in each case as of March 31, 2015, all have an earlier maturity date than that of the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes come due. For the twelve months ended March 31, 2015, on an as adjusted basis after giving effect the private offering (and the application of the proceeds thereof) we would have a Consolidated EBITDA Ratio (as defined in the indenture governing our existing senior subordinated notes) of approximately 4.74x. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including these notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and these notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        In addition, all of our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including these notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and these notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

Your right to receive payments on these notes is junior to our senior secured credit facility and possibly all of our future borrowings, including any senior indebtedness. Further, the guarantees of these notes are junior to all our guarantors' existing senior indebtedness and possibly to all of our guarantors' future borrowings.

        The notes and the guarantees rank behind our senior secured credit facility, all of the guarantors' existing senior indebtedness and possibly all of our and the guarantors' future borrowings (other than trade payables), including any senior indebtedness, except any indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, the holders of our senior indebtedness and that of our guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees. In addition, the notes and the guarantees will also be effectively subordinated to any debt that is secured to the extent of the value of the property securing such debt.

        In addition, all payment on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness in assets remaining after we and the guarantors have paid all of our senior debt. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

        As of March 31, 2015, on an as adjusted basis after giving effect to the private offering and the use of proceeds thereof, the notes and the guarantees would have been subordinated to $872.9 million of senior debt, and up to $137.0 million would have been available for borrowing as additional senior debt under our senior secured credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

Our subsidiaries will only be required to guarantee the notes if they guarantee our other indebtedness, including our senior secured credit facility, and in certain circumstances, their guarantees will be subject to automatic release.

        Our existing and future subsidiaries will only be required to guarantee the notes if they guarantee other indebtedness of ours or any of the subsidiary guarantors, including our senior secured credit facility. If a subsidiary guarantor is released from its guarantee of such other indebtedness for any reason whatsoever, or if such other guaranteed indebtedness is repaid in full or refinanced with other indebtedness that is not guaranteed by such subsidiary guarantor, then such subsidiary guarantor also will be released from its guarantee of the notes.

The notes are effectively subordinated to the existing and future liabilities of our non-guarantor subsidiaries.

        The notes are unsecured senior subordinated obligations of AMCE and the guarantors and rank behind in right of payment to AMCE's and the guarantors' other existing and future unsecured senior debt. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

        Since virtually all of our operations are conducted through subsidiaries, a significant portion of our cash flow and, consequently, our ability to service debt, including the notes, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends, payments of interest on intercompany indebtedness, or other transfers.

        Creditors of our non-guarantor subsidiaries would be entitled to a claim on the assets of our non-guarantor subsidiaries prior to any claims by us. Consequently, in the event of a liquidation or reorganization of any non- guarantor subsidiary, creditors of the non-guarantor subsidiary are likely to be paid in full before any distribution is made to us, except to the extent that we ourselves are recognized as a creditor of such non-guarantor subsidiary. Any of our claims as the creditor of our non-guarantor subsidiary would be subordinate to any security interest in the assets of such non-guarantor subsidiary and any indebtedness of our non-guarantor subsidiary senior to that held by us.

        As of March 31, 2015, the notes would have been effectively junior to $19.2 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our subsidiaries that are not guarantors would have accounted for approximately $1.5 million, or 0.2%, of our total revenues for the three months ended March 31, 2015 and approximately $48.1 million, or 1.0%, of our total assets and approximately $19.2 million, or 0.6%, of our total liabilities as of March 31, 2015.

Our senior secured credit facility and the indentures governing our existing debt securities, including the original notes, contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise.

        Our senior secured credit facility and the indentures governing our debt securities, including the original notes, contain various covenants that limit our ability to, among other things:

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  incur or guarantee additional indebtedness, including additional senior indebtedness;

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  pay dividends or make other distributions to our stockholders;

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  make restricted payments;

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  incur liens;

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  engage in transactions with affiliates; and

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  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures governing our outstanding debt securities contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might designated as "unrestricted subsidiaries" (as defined herein). See "—Our substantial debt could adversely affect our operations and your investment in the notes" and "Description of Exchange Notes—Certain Covenants—Limitation on Consolidated Indebtedness".

        Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities or unrestricted subsidiaries) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our senior secured credit facility.

        The indenture governing the notes requires that, upon the occurrence of a "change of control", as such term is defined in the indenture, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        Certain events involving a change of control will result in an event of default under our senior secured credit facility and may result in an event of default under other indebtedness that we may incur in the future and would trigger a "change of control" under our existing notes. An event of default under our senior secured credit facility or other indebtedness could result in an acceleration of such indebtedness. See "Description of Exchange Notes—Change of Control". We cannot assure you that we would have sufficient resources to repurchase any of the notes or pay our obligations if the indebtedness under our senior secured credit facility or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness would constitute events of default under the indenture governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

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  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

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  was insolvent or rendered insolvent by reason of such incurrence; or

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  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

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  intended to hinder, delay or defraud creditors.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets;

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  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debt, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debt beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Risks Related to Our Industry and Business

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. With only 7 distributors representing approximately 89% of the U.S. box office in 2014, there is a high level of concentration in the industry. Our business may be adversely affected if our access to motion pictures is limited or delayed because of deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. The most attended films are usually released during the summer and the calendar year-end holidays, making our business highly seasonal. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. Conversely, the successful performance of these motion pictures, particularly the sustained success of any one motion picture, or an increase in effective marketing efforts of the major motion picture studios, may generate positive results for our business and operations in a specific fiscal quarter or year that may not necessarily be indicative of, or comparable to, future results of operations. As movie studios rely on a smaller number of higher grossing "tent pole" films there may be increased pressure for higher film licensing fees. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

Limitations on the availability of capital may prevent deployment of strategic initiatives.

        Our key strategic initiatives, including recliner re-seats, enhanced food and beverage and premium sight & sound, require significant capital expenditures to implement. Our gross capital expenditures aggregated approximately $270.7 million for the year ended December 31, 2014 and $260.8 million, $72.8 million, and $40.1 million during year ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, respectively. We estimate that our gross cash outflows for capital expenditures will be approximately $320.0 million to

$340.0 million for the year ending December 31, 2015. The lack of available capital resources due to business performance or other financial commitments could prevent or delay the deployment of innovations in our theatres. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional or improved theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We have had significant financial losses in previous years.

        Prior to fiscal 2007, we had reported net losses in each of the prior nine fiscal years totaling approximately $510.1 million. For fiscal 2007, 2008, 2009, 2010, 2011, 2012, the period March 30, 2012 through August 30, 2012, the period August 31, 2012 through December 31, 2012, the year ended 2013, and the year ended 2014, we reported net earnings (losses) of $134.1 million, $43.4 million, $(81.1) million, $69.8 million, $(122.9) million, $(82.0) million, $94.4 million, $(42.7) million, $364.4 million, and $64.1 million, respectively. If we experience poor financial results in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

We may be limited in our ability to utilize, or may not be able to utilize, net operating loss carryforwards to reduce our future tax liability.

        As of December 31, 2014, we had an estimated federal income tax loss carryforward of $649.8 million and estimated state income tax loss carryforward of $409.7 million which will be limited annually due to certain change in ownership provisions of the Internal Revenue Code ("IRC") Section 382. Our federal tax loss carryforwards will begin to expire in 2016 and will completely expire in 2034. Our state tax loss carryforwards may be used over various periods ranging from 1 to 20 years.

        We have experienced numerous "ownership changes" within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, including the Merger (as defined herein). These ownership changes have and will continue to subject our tax loss carryforwards to annual limitations which will restrict our ability to use them to offset our taxable income in periods following the ownership changes. In general, the annual use limitation equals the aggregate value of our equity at the time of the ownership change multiplied by a specified tax-exempt interest rate.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

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  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

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  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

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  New sites and acquisitions.  We must compete with exhibitors and others in our efforts to locate and acquire attractive new and existing sites for our theatres. There can be no assurance that we will be able to acquire such new sites or existing theatres at reasonable prices or on favorable terms. Moreover, some of these competitors may be stronger financially than we are. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay-per-view and home video systems and from other forms of in-home entertainment.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other film delivery methods, including network, syndicated cable and satellite television and DVDs, as well as video-on-demand, pay-per-view services, video streaming and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

Our results of operations may be impacted by shrinking theatrical exclusive release windows.

        Over the last decade, the average theatrical exclusive release window, which represents the time that elapses from the date of a film's theatrical release to the date a film is available on DVD or similar on-demand release to an important downstream market, has decreased from approximately six months to approximately three to four months. If patrons choose to wait for a DVD release, video streaming or other home entertainment options rather than attend a theatre for viewing the film, it may adversely impact our business and results of operations, financial condition and cash flows. In 2011, several major film studios have tested premium video-on-demand products released in homes approximately 60 days after a movie's theatrical debut, which threatened the length of the release window. In January 2015, Amazon Studios announced its intention to produce and acquire original movies for theatrical release with video streaming available just 4 to 8 weeks after their theatrical debut. We cannot assure you that this release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on food and beverage, which accounted for 29.6% of our revenues in calendar 2014, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Geopolitical events, including the threat of domestic terrorism or cyber- attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance. In addition, due to our concentration in certain markets, natural disasters such as hurricanes or earthquakes in those markets could adversely affect our overall results of operations.

We are subject to substantial government regulation, which could entail significant cost.

        We are subject to various federal, state and local laws, regulations and administrative practices affecting our business, and we must comply with provisions regulating antitrust, health and sanitation standards, equal employment, environmental, and licensing for the sale of food and, in some theatres, alcoholic beverages. Our new theatre openings could be delayed or prevented or our existing theatres could be impacted by difficulties or failures in our ability to obtain or maintain required approvals or licenses. Changes in existing laws or implementation of new laws, regulations and practices could have a significant impact on our business. A significant portion of our theatre level employees are part time workers who are paid at or near the applicable minimum wage in the theatre's jurisdiction. Increases in the minimum wage and implementation of reforms requiring the provision of additional benefits will increase our labor costs.

        We are presently cooperating with the relevant governmental authorities in connection with certain Civil Investigative Demands ("CIDs") received from the Antitrust Division of the United States Department of Justice, the Antitrust Section of the Office of the Attorney General of the State of Ohio and the Antitrust Section of the Consumer Protection Division of the Office of the Attorney General of Texas concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures. We may receive additional CIDs from antitrust authorities in other jurisdictions in which we operate. Although we do not believe we have violated federal or state antitrust laws, we cannot predict the ultimate scope, duration or outcome of these or any other current or future federal or state governmental investigations or reviews of our conduct. See "Business—Legal Proceedings".

        We own and operate facilities throughout the United States and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theatres in markets where we have a leading market share.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice and States' Attorneys General, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the acquisition of Kerasotes, we were required to dispose of 11 theatres located in various markets across the United States, including Chicago, Denver and Indianapolis. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

We depend on key personnel for our current and future performance.

        Our current and future performance depends to a significant degree upon the retention of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

Optimizing our theatre circuit through new construction and the transformation of our existing theatres may be subject to delay and unanticipated costs.

        The availability of attractive site locations for new construction is subject to various factors that are beyond our control. These factors include:

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  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

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  competition for site locations from both theatre companies and other businesses.

        We typically require 18 to 24 months in the United States from the time we reach an agreement with a landlord to when a theatre opens.

        In addition, the improvement of our existing theatres through our enhanced food and beverage and recliner re-seat initiatives is subject to substantial risks, such as difficulty in obtaining permits, landlord approvals and new types of operating licenses (e.g. liquor licenses). We may also experience cost overruns from delays or other unanticipated costs in both new construction and facility improvements. Furthermore, our new sites and transformed locations may not perform to our expectations.

We may not achieve the expected benefits and performance from our strategic theatre acquisitions.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Although we have a long history of successfully integrating acquisitions, any acquisition may involve operating risks, such as:

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  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

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  the potential disruption of our ongoing business;

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  the diversion of management's attention and other resources;

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  the possible inability of management to maintain uniform standards, controls, procedures and policies;

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  the risks of entering markets in which we have little or no experience;

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  the potential impairment of relationships with employees;

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  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

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  the possibility that the acquired theatres do not perform as expected.

We rely on our information systems to conduct our business, and any failure to protect these systems against security breaches or failure of these systems themselves could adversely affect our business, results of operations and liquidity and could result in litigation and penalties. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

        The efficient operation of our business is dependent on computer hardware and software systems. Among other things, these systems collect and store certain personal information from customers, vendors and employees and process customer payment information. Additionally, open source internet ticketing allows tickets for all of our theatres to be sold by various third party vendors on websites using information systems we do not control. Our information systems and those maintained by our third party vendors and the sensitive data they are designed to protect are vulnerable to security breaches by computer hackers, cyber terrorists and other cyber attackers. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems, and we rely on our third party vendors to take appropriate measures to protect the confidentiality of the information on those information systems. However, these measures and technology may not adequately prevent security breaches. Our information systems may become unavailable or fail to perform as anticipated for any reason, including viruses, loss of power or human error. Any significant interruption or failure of our information systems or those maintained by our third party vendors or any significant breach of security could adversely affect our reputation with our customers, vendors and employees and could adversely affect our business, results of operations and liquidity and could result in litigation against us or the imposition of penalties. A significant interruption, failure or breach of the security of our information systems or those of our third party vendors could also require us to expend significant resources to upgrade the security measures and technology that guard sensitive data against computer hackers, cyber terrorists and other cyber attackers. We maintain cyber risk insurance coverage to protect against such risks, however, there can be no assurance that such coverage will be adequate.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        We have maintained an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theatre-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations and cash flows may be adversely affected and our investment in and revenues and dividends from NCM may be adversely impacted.

We may suffer future impairment losses and theatre and other closure charges.

        The opening of new theatres by us and certain of our competitors has drawn audiences away from some of our older theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. Since not all theatres are appropriate for our new initiatives, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, marketable securities and non-consolidated entities for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005, the Transition Period and calendar 2013. Our impairment losses of long-lived assets from continuing operations over this period aggregated to $301.3 million. Beginning fiscal 1999 through December 31, 2014, we also incurred theatre and other closure expenses, including theatre lease termination charges aggregating approximately $153.7 million. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the results of our operations. We continually monitor the performance of our theatres, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and significant theatre and other closure charges prior to expiration of underlying lease agreements.

Our business could be adversely affected if we incur legal liability.

        We are subject to, and in the future may become a party to, a variety of litigation or other claims and suits that arise from time to time in the ordinary course of our business. Regardless of the merits of the claims, the cost to defend current and future litigation may be significant, and such matters can be time-consuming and divert management's attention and resources. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages, penalties or injunctive relief against us. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

        While we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if they prevail, the amount of our recovery.

As a result of the IPO, Holdings and certain of its domestic affiliates may not be able to file a consolidated tax return which could result in increased tax liability.

        On December 23, 2013, Holdings completed an initial public offering (the"IPO") of its Class A common stock. Prior to the IPO, Holdings and certain of its domestic affiliates (the "AMC affiliated tax group") were members of a consolidated group for federal income tax purposes, of which a Wanda domestic subsidiary is the common parent. As a result of Holdings' Class A common stock offering, the AMC affiliated tax group ceased to be members of the Wanda federal consolidated group. The AMC affiliated tax group will not be permitted to file a consolidated return for federal income tax purposes for five years, however, unless we obtain a waiver from the Internal Revenue Service. It is uncertain whether we will obtain a waiver if we seek one. If we do not obtain a waiver, each member of the AMC affiliated tax group will be required to file a separate federal income tax return, and, as a result, the income (and tax liability) of a member will only be offset by its own tax loss carryforwards (and other tax attributes) and not by tax loss carryforwards, current year losses or other tax attributes of other members of the group. We believe that we should not incur substantial additional federal tax liability if we are not permitted to file a federal consolidated return, because (i) most of our revenues are generated by a single member of the AMC affiliated tax group and most of our tax loss carryforwards are attributable to such member and (ii) there are certain other beneficial aspects of the structure of the AMC affiliated tax group. We cannot assure you, however, that we will not incur substantial additional tax liability if the AMC affiliated tax group is not permitted to file a federal consolidated return for five years.

Holdings' controlling shareholder owns more than 91% of the combined voting power of Holdings' common stock and has significant influence over our corporate management and affairs.

        Holdings' Class B common stock has three votes per share, and Holdings' Class A common stock, which is the publicly traded stock, has one vote per share. As of March 31, 2015, Wanda owns approximately 75,826,927 shares of Class B common stock, or 77.85% of Holdings' outstanding common stock, representing approximately 91.34% of the voting power of Holdings' outstanding common stock. As such, Wanda has significant influence over our reporting and corporate management and affairs, and, because of the three-to-one voting ratio between Holdings' Class B and Class A common stock, Wanda will continue to control a majority of the combined voting power of Holdings' common stock and therefore be able to control all matters submitted to Holdings' stockholders for approval (including election of directors and approval of significant corporate transactions, such as mergers) so long as the shares of Class B common stock owned by Wanda and its permitted transferees represent at least 30% of all outstanding shares of Holdings' Class A and Class B common stock. The shares of Holdings' Class B common stock automatically convert to shares of Class A common stock upon Wanda and its permitted transferees holding less than 30% of all outstanding shares of Holdings' Class A and Class B common stock.

 THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We have entered into a registration rights agreement with the initial purchasers of the original notes, in which we agreed to file a registration statement relating to an offer to exchange the original notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC and to cause it to become effective under the Securities Act. The exchange notes will have terms substantially identical to the original notes except that the exchange notes will not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer by the dates set forth in the registration rights agreement. Original notes in an aggregate principal amount of $600,000,000 were issued on June 5, 2015.

        Following the completion of the exchange offer, holders of original notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and, subject to certain exceptions, the original notes will continue to be subject to certain restrictions on transfer.

        Subject to certain conditions, including the representations set forth below, the exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offer, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

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  holder is not an "affiliate" of ours, as defined in Rule 405 of the Securities Act;

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  the holder is not engaged and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

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  the holder is acquiring the exchange notes in its ordinary course of business;

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  if such holder is a broker-dealer, such holder has acquired the exchange notes for its own account in exchange for the original notes that were acquired as a result of market-making activities or other trading activities (other than original notes acquired directly from us or any of its affiliates) and that it will meet the requirements of the Securities Act in connection with any resales of the exchange notes (including delivery of a prospectus); and

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  the holder is not acting on behalf of any person who could not truthfully and completely make the representations contained in the foregoing bullet points.

        Under certain circumstances specified in the Registration Rights Agreement, we may be required to file a "shelf" registration statement covering resales of the original notes pursuant to Rule 415 under the Securities Act.

        Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

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  is an "affiliate," within the meaning of Rule 405 under the Securities Act, of ours;

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  is a broker-dealer that purchased original notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

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  acquired the exchange notes other than in the ordinary course of the holder's business;

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  has an arrangement with any person to engage in the distribution of the exchange notes; or

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  is prohibited by any law or policy of the SEC from participating in the exchange offer.

        Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See "Plan of Distribution." Broker-dealers who acquired original notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 27, 2015, or such date and time to which we extend the exchange offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer. Original notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000.

        The exchange notes will evidence the same debt as the original notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the original notes.

        As of the date of this prospectus, $600.0 million in aggregate principal amount of original notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to the registered holders of the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to U.S. Bank National Association, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer," any such unaccepted original notes will be returned, without expense, to the tendering holder of those original notes promptly after the expiration date unless the exchange offer is extended.

        Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date shall be 5:00 p.m., New York City time, on July 27, 2015, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. Any such announcement will include the approximate number of securities deposited as of the date of the extension. We reserve the right, in our sole discretion:

  •
  to delay accepting any original notes, to extend the exchange offer or, if any of the conditions set forth under "—Conditions to the Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

  •
  to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of original notes of that amendment, and it will extend the offer period, if necessary, so that at least five business days remain in the offer following notice of the material change.

Procedures for Tendering

        When a holder of original notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of original notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to U.S. Bank National Association, which will act as the exchange agent, at the address set forth below under the heading "—Exchange Agent"; or

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  comply with DTC's Automated Tender Offer Program, or ATOP, procedures described below.

        In addition, either:

  •
  the exchange agent must receive the certificates for the original notes and the letter of transmittal;

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  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the original notes being tendered, along with the letter of transmittal or an agent's message; or

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  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or "book-entry confirmation," which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the original notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or original notes should be sent directly to us.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the original notes surrendered for exchange are tendered:

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  by a registered holder of the original notes; or

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  for the account of an eligible institution.

        An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

        If original notes are registered in the name of a person other than the signer of the letter of transmittal, the original notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form to the exchange agent and as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  •
  reject any and all tenders of any outstanding note improperly tendered;

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  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

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  waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer.

        Notwithstanding the foregoing, we do not expect to treat any holder of original notes differently from other holders to the extent they present the same facts or circumstances.

        Our interpretation of the terms and conditions of the exchange offer as to any particular original notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of original notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities.

        Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any original notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons' authority to so act unless we waive this requirement.

        By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and at the time of the commencement of the exchange offer neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer in violation of the provisions of the Securities Act. If any holder or any other person receiving exchange notes from such holder is an "affiliate," as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offer, the holder or any other person:

  •
  may not rely on applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Original notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

        Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered original notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the Registration Rights Agreement. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

        For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from the issue date of the original notes. Holders of exchange notes will not receive any payment in respect of accrued interest on original notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Under the Registration Rights Agreement, we may be required to make payments of additional interest to the holders of the original notes under circumstances relating to the timing of the exchange offer.

        In all cases, we will issue exchange notes for original notes that are accepted for exchange only after the exchange agent timely receives:

  •
  certificates for such original notes or a timely book-entry confirmation of such original notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC, the nonexchanged notes will be credited to an account maintained with DTC.

        We will return the original notes or have them credited to DTC, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book- entry transfer will be deemed to include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date; or

  •
  comply with the guaranteed delivery procedures described below.

        DTC's ATOP program is the only method of processing the exchange offer through DTC. To tender original notes through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent's message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent's message. Any instruction through ATOP, such as an agent's message, is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

        In order for your tender through ATOP to be valid, an agent's message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If a holder of original notes desires to tender such notes and the holder's original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the holder tenders the original notes through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier), mail or hand delivery, setting forth the name and address of the holder of the original notes tendered, the names in which such original notes are registered, if applicable, the certificate number or numbers of such original notes and the amount of the original notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

        You may withdraw tenders of your original notes at any time prior to the expiration of the exchange offer.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under "—Exchange Agent." Any such notice of withdrawal must:

  •
  specify the name of the person that has tendered the original notes to be withdrawn; identify the original notes to be withdrawn, including the principal amount of such original notes; and

  •
  where certificates for original notes are transmitted, specify the name in which original notes are registered, if different from that of the withdrawing holder.

        If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of original notes tendered by book- entry transfer into the exchange agent's account at DTC, the original notes withdrawn will be credited to an account at the book-entry transfer facility. The original notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we may (a) refuse to accept any original notes and return all tendered original notes to the tendering holders, (b) extend the exchange offer and retain all original notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those original notes, or (c) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn, if we determine, in our reasonable judgment, that (i) the exchange offer violates applicable laws or, any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for those original notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

        Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

        Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the prospectus relating to the original notes. After completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those original notes except in limited circumstances with respect to specific types of holders of original notes and we do not intend to register the original notes under the Securities Act. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Registered & Certified Mail U.S. BANK NATIONAL ASSOCIATION Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107	Regular Mail or Courier: U.S. BANK NATIONAL ASSOCIATION Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107	In Person by Hand Only: U.S. BANK NATIONAL ASSOCIATION Corporate Trust Services 60 Livingston Avenue 1st Floor—Bond Drop Window St. Paul, MN 55107	For Information or Confirmation by Telephone: 1 (800) 934-6802

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the original notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such original notes or exchange notes.

Accounting Treatment

        We will record the exchange notes at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to those of the original notes. The expenses of the exchange offer will be amortized over the terms of the exchange notes.

Transfer Taxes

        Holders who tender their original notes in exchange for exchange notes will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to issue exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those original notes. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. Notwithstanding the foregoing, holders of original notes shall pay transfer taxes, if any, attributable to the sale of such original notes or of any exchange notes received in connection with this exchange offer. If a transfer tax is imposed for any reason other than the transfer and exchange of original notes to the Company or its order pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the applicable holder.

 USE OF PROCEEDS

        The exchange offer is intended to satisfy certain of our obligations under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected historical financial and operating data set forth our historical financial and operating data for (i) the three months ended March 31, 2015, (ii) the three months ended March 31, 2014, (iii) the Successor twelve months ended December 31, 2014, (iv) the Successor twelve months ended December 31, 2013, (v) the Successor period from inception August 31, 2012 through December 31, 2012 and (vi) the Predecessor period from March 30, 2012 through August 30, 2012, and they have been derived from our consolidated financial statements and related notes for such periods. The historical financial data set forth below is qualified in its entirety by reference to our consolidated financial statements and the notes included elsewhere in this prospectus.

        In August 2012, Holdings was acquired by Wanda, one of the largest, privately held conglomerates in China (the "Merger"). In connection with the change of control due to the Merger, the Company's assets and liabilities were adjusted to fair value on the closing date of the Merger by application of "push down" accounting. As a result of the application of "push down" accounting in connection with the Merger, the Company's financial statement presentations herein distinguish between a predecessor period ("Predecessor"), for periods prior to the Merger, and a successor period ("Successor"), for periods subsequent to the Merger. The Successor applied "push down" accounting and its financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the Merger date. The consolidated financial statements presented herein are those of Successor from its inception on August 31, 2012 through December 31, 2013, and those of Predecessor for all periods prior to the Merger date. As a result of the application of "push down" accounting at the time of the Merger, the financial statements for the Predecessor period and for the Successor period are presented on different bases and are, therefore, not comparable.

        The selected historical financial and operating data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and

our consolidated financial statements, including the notes thereto, which are included elsewhere in this prospectus.

	Three Months Ended March 31, 2015(1)	Three Months Ended March 31, 2014(1)	Twelve Months Ended December 31, 2014(1)	Twelve Months Ended December 31, 2013(1)	From Inception August 31, 2012 through December 31, 2012(1)(2)	March 30, 2012 through August 30, 2012(1)(2)	52 Weeks Ended March 29, 2012(1)(2)	52 Weeks Ended March 31, 2011(1)(2)
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(Unaudited)	(Unaudited)
	(in thousands, except operating data)
Statement of Operations Data:
Total revenues	$653,124	$622,758	$2,695,390	$2,749,428	$811,492	$1,206,072	$2,521,977	$2,362,538

Operating costs and expenses:
Film exhibition costs	223,088	212,100	934,246	976,912	291,561	436,539	916,054	860,470
Food and beverage costs	28,508	25,123	111,991	107,325	30,545	47,326	93,581	79,763
Operating expense(3)	187,258	179,693	733,338	726,641	230,434	297,328	696,783	691,264
Rent	117,921	114,944	455,239	451,828	143,374	189,086	445,326	451,874
General and administrative:
Merger, acquisition and transactions costs	1,578	362	1,161	2,883	3,366	172	2,622	14,085
Management fee	—	—	—	—	—	2,500	5,000	5,000
Other(4)	4,941	18,220	64,873	97,288	29,110	27,025	51,776	58,136
Depreciation and amortization	57,777	54,777	216,321	197,537	71,633	80,971	212,817	211,444
Impairment of long-lived assets	—	—	3,149	—	—	—	285	12,779

Operating costs and expenses	621,071	605,219	2,520,318	2,560,414	800,023	1,080,947	2,424,244	2,384,815

Operating income (loss)	$32,053	$17,539	$175,072	$189,014	$11,469	$125,125	97,733	(22,277)
Other (income) expense	—	(4,229)	(8,344)	(1,415)	49	960	1,402	27,847
Interest expense	28,452	32,183	120,939	140,227	47,132	70,004	167,613	149,720
Equity in (earnings) losses of non-consolidated entities	(1,324)	5,384	(26,615)	(47,435)	2,480	(7,545)	(12,559)	(17,178)
Gain on NCM transactions	—	—	—	—	—	—	—	(64,441)
Investment (income) expense(5)	(5,143)	(7,857)	(8,145)	(2,084)	290	(41)	17,641	(384)

Earnings (loss) from continuing operations before income taxes	10,068	(7,942)	97,237	99,721	(38,482)	61,747	(76,364)	(117,841)
Income tax provision (benefit)(6)	3,930	(3,100)	33,470	(263,383)	3,500	2,500	2,015	1,950

Earnings (loss) from continuing operations	6,138	(4,842)	63,767	363,104	(41,982)	59,247	(78,379)	(119,791)
Earnings (loss) from discontinued operations, net of income taxes(7)	—	334	313	1,296	(688)	35,153	(3,609)	(3,062)

Net earnings (loss)	$6,138	$(4,508)	$64,080	$364,400	$(42,670)	$94,400	$(81,988)	$(122,853)

Balance Sheet Data (at period end):
Cash and equivalents	$142,753	$351,134	$216,155	$544,311	$130,928		$272,337	$301,158
Corporate borrowings, including current portion	1,787,501	1,949,195	1,791,005	2,078,811	2,078,675		2,146,534	2,102,540
Other long-term liabilities	419,610	378,837	419,717	370,946	433,151		426,829	432,439
Capital and financing lease obligations, including current portion	107,818	114,527	109,258	116,199	122,645		62,220	65,675
Stockholders' equity	1,497,847	1,512,603	1,514,223	1,508,939	768,585		154,340	360,159
Total assets	4,662,794	$4,813,028	4,763,797	5,046,724	4,273,838		3,637,992	3,740,245
Other Data:
Net cash provided by (used in) operating activities	$21,563	$(1,575)	$297,302	$357,342	$73,892	$79,497	$197,327	$92,072
Adjusted EBITDA(8)	115,697	102,016	463,925	448,136	104,369	222,844	369,818	315,858
Capital expenditures	(69,590)	(55,599)	(270,734)	(260,823)	(72,774)	(40,116)	(139,359)	(129,347)
Ratio of Earnings to Fixed Charges(9)	1.3x		1.4x	1.3x	—	1.5x	—	—
Operating Data (at period end):
Screen additions	—	—	29	12	—	—	12	14
Screen acquisitions	8	1	36	37	166	—	—	960
Screen dispositions	—	13	33	29	15	31	106	359
Construction (closures) openings, net	4	(19)	(48)	(32)	18	(18)	—	—
Average screens—continuing operations(10)	4,884	4,852	4,871	4,859	4,732	4,742	4,811	4,920
Number of screens operated	4,972	4,945	4,960	4,976	4,988	4,819	4,868	4,962
Number of theatres operated	347	341	348	345	344	333	338	352
Screens per theatre	14.3	14.5	14.3	14.4	14.5	14.5	14.4	14.1
Attendance (in thousands)—continuing operations(10)	44,758	44,825	187,241	199,270	60,336	90,616	194,205	188,810

(1)
Cash dividends declared on common stock for the three months ended March 31, 2015, the three months ended March 31, 2014, the year ended December 31, 2014, the year ended December 31, 2013, fiscal year 2012 and fiscal year 2011 were $19,637,000, $0, $58,729,000, $588,000, $$109,581,000 and $278,258,000, respectively. No dividends were declared during the period March 30, 2012 through December 31, 2012 (the "Transition Period").

(2)
On November 15, 2012, we announced that we had changed our fiscal year to a calendar year so that the fiscal year shall begin on January 1st and end on December 31st of each year. Prior to the change, fiscal years refer to the fifty-two weeks, and in some cases fifty- three weeks, ending the Thursday closest to the last day of March.

(3)
Includes theatre and other closure expense for the three months ended March 31, 2015, the three months ended March 31, 2014, the year ended December 31, 2014, the year ended December 31, 2013, the period August 31, 2012 through December 31, 2012, the period March 30, 2012 through August 30, 2012 and for fiscal years 2012 and 2011 of $1,127,000, $1,365,000, $9,346,000, $5,283,000, $2,381,000, $4,191,000, $7,449,000, and $60,763,000, respectively.

(4)
During the three months ended March 31, 2015, we recorded a net periodic benefit of $18.1 million relating to the termination and settlement of the AMC Postretirement Medical Plan (the "Postretirement Medical Plan"). The three months ended March 31, 2014 included net period benefit credits related to the Postretirement Medical Plan, theatre support center rent, employee incentive plans and expenses related to abandoned projects of approximately $2.3 million During the year ended December 31, 2014, other general and administrative expense included the annual incentive compensation expense of $13,327,000 and stock-based compensation expense of $11,293,000. During the year ended December 31, 2013, other general administrative expense included both the annual incentive compensation expense of $19,563,000 and the management profit sharing plan expense of $11,300,000 related to improvements in net earnings, an IPO stock award of $12,000,000 to certain members of management and early retirement and severance expense of $3,279,000. During the period of August 31, 2012 through December 31, 2012, other general and administrative expense included both the annual incentive compensation expense of $11,733,000 and the management profit sharing plan expense of $2,554,000 related to improvements in net earnings. Other general and administrative expense for fiscal years 2012 and 2011 included annual incentive compensation expense of $8,642,000 and $3,521,000, respectively.

(5)
Investment expense (income) included an impairment loss of $1,370,000 and $17,751,000 during calendar 2013 and fiscal year 2012, respectively, related to our investment in a marketable equity security.

(6)
During the year ended December 31, 2013, we reversed the recorded valuation allowance for deferred tax assets. We generated sufficient earnings in the United States federal and state tax jurisdictions where it had recorded valuation allowances to conclude that it did not need valuation allowances in these tax jurisdictions. This reversal is reflected as a non-cash income tax benefit recorded during the twelve months ended December 31, 2013. See Note 11—Income Taxes of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information.

(7)
All periods presented include earnings and losses from discontinued operations related to seven theatres in Canada and one theatre in the United Kingdom that were sold or closed in the Transition Period. During the period of March 30, 2012 through August 30, 2012, we recorded gains, net of lease termination expense, on the disposition of the seven Canada theatres and the one United Kingdom theatre of approximately $39,382,000, primarily due to the write-off of long-term lease liabilities extinguished in connection with the sales and closure. During the twelve months ended December 31, 2013, we received $4,666,000 for a sales price adjustment from the sale of theatres located in Canada. The earnings from discontinued operations during the twelve months ended December 31, 2013, were partially offset by income taxes, legal and professional fees, and contractual repairs and maintenance expenses.

(8)
We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provisions (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investments. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table sets forth our reconciliation of Adjusted EBITDA:

(In thousands)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012(1)(2)	March 30, 2012 through August 30, 2012(1)	52 Weeks Ended March 29, 2012(1)(2)	52 Weeks Ended March 31, 2011(1)(2)
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(Unaudited)	(Unaudited)
	(in thousands)
Earnings (loss) from continuing operations	$6,138	$(4,842)	$63,767	$363,104	$(41,982)	$59,247	$(78,379)	$(119,791)
Plus:
Income tax provision (benefit)(a)	3,930	(3,100)	33,470	(263,383)	3,500	2,500	2,015	1,950
Interest expense	28,452	32,183	120,939	140,227	47,132	70,004	167,613	149,720
Depreciation and amortization	57,777	54,777	216,321	197,537	71,633	80,971	212,817	211,444
Impairment of long-lived assets	—	—	3,149	—	—	—	285	12,779
Certain operating expenses(b)	4,064	6,156	21,686	13,913	7,675	5,858	16,275	57,267
Equity in (earnings) loss of non-consolidated entities(c)	(1,324)	5,384	(26,615)	(47,435)	2,480	(7,545)	(12,559)	(17,178)
Cash distributions from non-consolidated entities	14,486	16,825	35,243	31,501	10,226	7,051	33,112	35,893
Gain on NCM transactions	—	—	—	—	—	—	—	(64,441)
Investment (income) expense loss	(5,143)	(7,857)	(8,145)	(2,084)	290	(41)	17,641	(384)
Other (income) expense(d)	—	(4,229)	(8,344)	(127)	49	1,297	1,414	27,988
General and administrative expense:
Merger, acquisition and transactions costs	1,578	362	1,161	2,883	3,366	172	2,622	14,085
Management fee	—	—	—	—	—	2,500	5,000	5,000
Stock-based compensation expense(e)	5,739	6,357	11,293	12,000	—	830	1,962	1,526

Adjusted EBITDA	$115,697	$102,016	$463,925	$448,136	$104,369	$222,844	$369,818	$315,858

(a)
During the twelve months ended December 31, 2013, we reversed our recorded valuation allowance for deferred tax assets. We generated sufficient earnings in the United States federal and state tax jurisdictions where we had recorded valuation allowances to allow us to conclude that we did not need valuation allowances in these tax jurisdictions. This reversal is reflected as a non-cash income tax benefit recorded during the twelve months ended December 31, 2013.

(b)
Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense and disposition of assets and other gains included in operating expenses.

(c)
During the twelve months ended December 31, 2014, equity in earnings of non-consolidated entities was primarily due to equity in earnings (loss) from NCM of $11,311,000, DCIP of $20,929,000 and Open Road Releasing of $(7,650,000). During the twelve months ended December 31, 2013, equity in earnings of non-consolidated entities was primarily due to equity in earnings from NCM of $23,196,000, DCIP of $18,660,000, and Open Road Releasing of $4,861,000.

(d)
During the twelve months ended December 31, 2014, we redeemed our 8.75% Senior Fixed Rate Notes due 2019 resulting in a net gain of $8,386,000. Other expense for fiscal 2012 is primarily comprised of the purchase and redemption of Senior Subordinated Notes due 2014 of $640,000 and expenses related to the modification of the Senior Secured Credit Facility. Other expense for fiscal 2011 is primarily comprised of the loss on extinguishment of indebtedness related to the redemption of our 11% Senior Subordinated Notes due 2016 of $24,332,000 and expense related to the modification of the Senior Secured Credit Facility of $3,656,000.

(e)
Non-cash expense included in general and administrative: other.

  Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

  Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  excludes income tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect management fees that were paid to our former sponsors.

(9)
The Company had a deficiency of earnings to fixed charges for the periods from inception August 31, 2012 through December 31, 2012, fiscal year 2012 and fiscal year 2011 of $25,776,000, $54,550,000 and $97,713,000, respectively.

(10)
Includes consolidated theatres only.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are one of the world's leading theatrical exhibition companies and an industry leader in innovation and operational excellence. Our Theatrical Exhibition revenues are generated primarily from box office admissions and theatre food and beverage sales. The balance of our revenues are generated from ancillary sources, including on-screen advertising, fees earned from our AMC Stubs™ customer frequency membership program, rental of theatre auditoriums, income from gift card and packaged tickets sales, on-line ticketing fees and arcade games located in theatre lobbies. As of March 31, 2015, we owned, operated or had interests in 347 theatres and 4,972 screens.

        During the three months ended March 31, 2015, we acquired 8 screens in the U.S., temporarily closed 119 screens and reopened 123 screens in the U.S. to implement our strategy and install consumer experience upgrades.

        Box office admissions are our largest source of revenue. We predominantly license "first-run" films from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. Film exhibition costs are accrued based on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Licenses that we enter into typically state that rental fees are based on aggregate terms established prior to the opening of the picture. In certain circumstances and less frequently, our rental fees are based on a mutually agreed settlement upon the conclusion of the picture. Under an aggregate terms formula, we pay the distributor a specified percentage of box office gross or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        Recliner re-seats are the key feature of full theatre renovations. These exhaustive theatre renovations involve stripping theatres to their basic structure in order to replace finishes throughout, upgrade the sight and sound experience, install modernized points of sale and, most importantly, replace traditional theatre seats with plush, electric recliners that allow customers to deploy a leg rest and fully recline at the push of a button. The renovation process typically involves losing up to two-thirds of a given auditorium's seating capacity. For an industry historically focused on quantity, this reduction in seating capacity could be viewed as counter-intuitive and harmful to revenues. However, the quality improvement in the customer experience is driving, on average, an 80% increase in attendance at these locations. Our customers have responded favorably to the significant personal space gains from ample row depths, ability to recline or stretch their legs, extra-wide pillowed chaise and oversized armrests. The reseated theatres attract more midweek audiences than normal theatres and tend to draw more adults who pay higher ticket prices than teens or young children. We typically do not change ticket prices in the first year after construction, however, in subsequent years we typically increase our ticket prices at our reseated theatres.

        Rebalancing of the new supply-demand relationship created by recliner re-seats presents us two further opportunities to improve customer convenience and maximize operating results: open-source internet ticketing and reserved seating.

        Open-source internet ticketing makes all our seats (over 850,000) in all our theatres and auditoriums for all our showtimes as available as possible, on as many websites as possible. This is a significant departure from the prior ten-year practice, when tickets to any one of our buildings were only available on one website. We believe increased online access is important because it captures customers' purchase intent more immediately and directly than if we had to wait until they showed up at the theatre box office to make a purchase. Once our customers buy a ticket, they are less likely to change their mind. Carefully monitoring internet pre-sales also lets us adjust capacity in real time, moving movies that are poised to over perform to larger capacity or more auditoriums, thereby maximizing yield.

        Reserved seating, at some of our busiest theatres, allows our customers to choose a specific seat in advance of the movie. We believe that knowing there is a specifically chosen seat waiting for a show that promises to be a sellout is comforting to our customers, and removes anxiety around the experience. We believe reserved seating will become increasingly prevalent to the point of being a pre-requisite in the medium-term future.

        We believe the comfort and personal space gains from recliner re-seats, coupled with the immediacy of demand captured from open-source internet ticketing and the anxiety removal of reserved seating make a powerful economic combination for us that none of our peer set is exploiting as aggressively as we are.

        Technical innovation has allowed us to enhance the consumer experience through premium formats such as IMAX, 3D and other large screen formats. When combined with our major markets' customer base, the operating flexibility of digital technology enhances our capacity utilization and dynamic pricing capabilities. This enables us to achieve higher ticket prices for premium formats and provide incremental revenue from the exhibition of alternative content such as live concerts, sporting events, Broadway shows, opera and other non-traditional programming. Within each of our major markets, we are able to charge a premium for these services relative to our smaller markets. We intend to continue to broaden our content offerings and enhance the customer experience through the installation of additional IMAX and AMC Prime (our proprietary large screen format) screens and the presentation of attractive alternative content.

        Food and beverage sales are our second largest source of revenue after box office admissions. Food and beverage items traditionally include popcorn, soft drinks, candy and hot dogs. Different varieties of food and beverage items are offered at our theatres based on preferences in the particular geographic region. Our traditional food and beverage strategy emphasizes prominent and appealing food and beverage counters designed for rapid service and efficiency, including a customer friendly self-serve experience. We design our theatres to have more food and beverage capacity to make it easier to serve larger numbers of customers. Strategic placement of large food and beverage stands within theatres increases their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the food and beverage stands.

        To address recent consumer trends, we are expanding our menu of enhanced food and beverage products to include made-to-order drinks and meals, customized coffee, healthy snacks, premium beers, wine and mixed drinks and other gourmet products. We plan to invest across a spectrum of enhanced food and beverage formats, ranging from simple, less capital-intensive food and beverage design improvements to the development of new dine-in theatre options to rejuvenate theatres approaching the end of their useful lives as traditional movie theatres and, in some of our larger theatres, to more efficiently monetize attendance. The costs of these conversions in some cases are partially covered by investments from the theatre landlord. Building on the success of our full-service Dine-In Theatres, we have completed construction of a new concept, AMC Red Kitchen, which emphasizes freshness, speed and convenience. Customers place their orders at a central station and the order is delivered to our customers at their reserved seat. As of March 31, 2015, we have successfully implemented our dine-in theatre concepts at 17 locations, which feature full kitchen facilities, seat-side servers and a separate bar and lounge area.

        Our revenues are dependent upon the timing and popularity of film releases by distributors. The most marketable films are usually released during the summer and the calendar year-end holiday seasons. Therefore, our business is highly seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter and from year to year.

        During the 2014 calendar year, films licensed from our seven largest distributors based on revenues accounted for approximately 89% of our U.S. admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's films in any given year.

        During the period from 1990 to 2014, the annual number of first-run films released by distributors in the United States ranged from a low of 370 in 1995 to a high of 707 in 2014, according to Motion Picture Association of America 2014 Theatrical Market Statistics and prior reports. The number of digital 3D films released annually increased to a high of 47 in 2014 from a low of 0 during this same time period.

        We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions, substantial upgrades to seating concepts, expansion of food and beverage offerings, including dine-in theatres, and by disposing of older screens through closures and sales. We are an industry leader in the development and operation of theatres. Typically, our theatres have 12 or more screens and offer amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and premium seat design.

        As of March 31, 2015, we had 2,277 3D enabled screens, including 20 AMC Prime and ETX 3D enabled screens, and 149 IMAX 3D enabled screens; approximately 49% of our screens were 3D enabled screens, including IMAX 3D enabled screens, and approximately 3% of our screens were IMAX 3D enabled screens. Our IMAX screen count as of March 31, 2015, does not include one of our IMAX auditoriums that was temporarily closed for repairs. We are the largest IMAX exhibitor in the world with a 45% market share in the United States and each of our IMAX local installations is protected by geographic exclusivity. The following table summarizes our 3D enabled number of screens:

Format	Number of Screens As of March 31, 2015
3D enabled	2,277
IMAX (3D enabled)	149
AMC Prime/ETX (3D enabled)	20

Stock-Based Compensation

        The Company has no stock-based compensation arrangements of its own at March 31, 2015, but Holdings adopted a stock-based compensation plan in December of 2013.

        The Company recognized stock-based compensation expense of $5,739,000 and $6,357,000 within general and administrative: other during the three months ended March 31, 2015 and March 31, 2014, respectively. The Company's financial statements reflect an increase to additional paid-in capital related to stock-based compensation of $5,739,000 during the three months ended March 31, 2015. As of March 31, 2015, there was approximately $4,383,000 of total estimated unrecognized compensation cost, assuming attainment of the performance targets at 100%, related to stock-based compensation arrangements expected to be recognized during the remainder of calendar 2015.

2013 Equity Incentive Plan

        The 2013 Equity Incentive Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance stock units, stock awards, and cash performance awards. The maximum number of shares of Holdings' common stock available for delivery pursuant to awards granted under the 2013 Equity Incentive Plan is 9,474,000 shares. At March 31, 2015, the aggregate number of shares of Holdings' common stock remaining available for grant was 8,309,845 shares.

Awards Granted in 2015

        Holdings' Board of Directors approved awards of stock, restricted stock units ("RSUs"), and performance stock units ("PSUs") to certain of the Company's employees and directors under the 2013 Equity Incentive Plan. The fair value of the stock at the grant dates of January 5, 2015 and March 6, 2015 was $24.97 and $33.96 per share, respectively, and was based on the closing price of Holdings' stock.

        The award agreements generally had the following features:

  •
  Stock Award Agreement:  On January 5, 2015, 4 members of Holdings' Board of Directors were granted an award of 3,828 fully vested shares of Class A common stock each, for a total award of 15,312 shares. The Company recognized approximately $382,000 of expense in general and administrative: other expense during the three months ended March 31, 2015, in connection with these share grants.

  •
  Restricted Stock Unit Award Agreement:  On March 6, 2015, RSU awards of 84,649 units were granted to certain members of management. Each RSU represents the right to receive one share of Class A common stock at a future date. The RSUs were fully vested at the date of grant. The RSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. Under certain termination scenarios defined in the award agreement, the RSUs may be settled within 60 days following termination of service. Participants will receive dividend equivalents equal to the amount paid in respect to the shares of Class A common stock underlying the RSUs. The Company recognized approximately $2,875,000 of expense in general and administrative: other expense during the three months ended March 31, 2015, in connection with these fully vested awards.

    On March 6, 2015, RSU awards of 58,749 units were granted to certain executive officers. The RSUs will be forfeited if Holdings does not achieve a specified cash flow from operating activities target for the twelve months ended December 31, 2015. These awards do not contain a service condition. The vested RSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. Under certain termination scenarios defined in the award agreement, the vested RSUs may be settled within 60 days following termination of service. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the RSUs began to accrue with respect to the RSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon vesting of the RSUs. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock. The grant date fair value was $1,995,000. The Company recognized expense for these awards of $1,995,000, in general and administrative: other expense, during the three months ended March 31, 2015, based on current estimates that the performance condition is expected to be achieved.

  •
  Performance Stock Unit Award Agreement:  On March 6, 2015, PSU awards were granted to certain members of management and executive officers, with both a 2015 free cash flow performance target condition and a service condition, ending on December 31, 2015. The PSUs will vest ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%. If the performance target is met at 100%, the PSU awards granted on March 6, 2015 will be 143,398 units. No PSUs will vest if Holdings does not achieve the free cash flow minimum performance target or the participant's service does not continue through the last day of the performance period, during the twelve months ended December 31, 2015. The vested PSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. Under certain termination scenarios defined in the award agreement, the vested PSUs may be settled within 60 days following termination of service. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the PSUs began to accrue with respect to the PSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon vesting of the PSUs. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock. Assuming attainment of the performance target at 100%, the Company will recognize expense for these awards of approximately $4,870,000 in general and administrative: other expense during the twelve months ended December 31, 2015. The Company recognized $487,000 of expense in general and administrative: other expense during the three months ended March 31, 2015, based on current estimates that the target performance condition is expected to be achieved at 100%.

        The following table represents the RSU and PSU activity for the three months ended March 31, 2015:

	Shares of RSU and PSU	Weighted Average Grant Date Fair Value
Beginning balance at January 1, 2015	—	$—
Granted(1)	286,796	33.96
Vested(2)	(84,649)	33.96
Forfeited	—	—

Nonvested at March 31, 2015	202,147	$33.96

(1)
The number of shares granted under the PSU award, assumes Holdings will attain a performance target at 100%. The PSUs will vest ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%.

(2)
This number includes vested units of 3,131 that were withheld to cover tax obligations and were subsequently canceled.

Significant Events

        On May 26, 2015 we launched a cash tender offer for any and all of our then original notes due 2020 at a purchase price of $1,093.00 for each $1,000 principal amount of Notes due 2020 validly tendered and accepted by us on or before June 2, 2015 at 8:00 a.m. New York City time, or the Expiration Date. Holders of $581,324,000, or approximately 96.9%, of the Notes due 2020 validly tendered and did not withdraw their Notes due 2020 on or prior to the Expiration Date. On June 5, 2015, we accepted for purchase $581,324,000 aggregate principal amount, plus accrued and unpaid interest of the Notes due 2020, at a purchase price of $1,093.00 for each $1,000 principal amount of Notes due 2020 validly tendered.

        On June 5, 2015 we completed the offering of $600,000,000 aggregate principal amount of the notes in a private offering. The notes mature on June 15, 2025. We will pay interest on the notes at 5.75% per annum, semi-annually in arrears on June 15th and December 15th, commencing on June 15, 2015. We may redeem some or all of the notes at any time on or after June 15, 2020 at 102.8750% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 15, 2023, plus accrued and unpaid interest to the redemption date. Prior to June 15, 2020, we may redeem the notes at par plus a make-whole premium. The Company used the net proceeds from the notes private offering, to pay the consideration for the tender offer for the Notes due 2020, plus any accrued and unpaid interest and related transaction fees and expenses.

        On June 5, 2015, in connection with the issuance of the notes, we entered into a registration rights agreement. Subject to the terms of the registration rights agreement, within 120 days after the issue date of the notes, we will file one or more registration statements pursuant to the Securities Act of 1933, as amended, relating to notes having substantially identical terms as the notes as part of our offer to exchange freely tradable exchange notes, the notes, and will use its commercially reasonable efforts to cause the registration statement to become effective within 210 days after the issue date. If we fails to meet these requirements, a special interest rate will accrue on the principal amount of the notes at a rate of $0.192 per week per $1,000 principal amount to the date such failure has been cured.

        On January 12, 2015, the Compensation Committee and all of our Board of Directors of AMC Entertainment Holdings, Inc. adopted resolutions to terminate the AMC Postretirement Medical Plan with an effective date of March 31, 2015. During the three months ended March 31, 2015, the Company notified eligible associates that their retiree medical coverage under the plan will terminate after March 31, 2015. Payments to eligible associates were approximately $4,300,000 during the three months ended March 31, 2015. We recorded net periodic benefit credits of $18,118,000, including curtailment gains, settlement gains, amortization of unrecognized prior service credits and amortization of actuarial gains recorded in accumulated other comprehensive income related to the termination and settlement of the plan during the three months ended March 31, 2015.

        On May 5, 2014, NCM, Inc., the sole manager of NCM LLC, announced that it had entered into a merger agreement to acquire Screenvision, LLC for $375,000,000, consisting of cash and NCM, Inc. common stock. Consummation of the transaction was subject to regulatory approvals and other customary closing conditions. On November 3, 2014, the U.S. Department of Justice filed an antitrust lawsuit seeking to enjoin the transaction. On March 16, 2015, NCM, Inc. and Screenvision, LLC decided to terminate the merger agreement. The termination of the merger agreement was effective upon NCM, Inc.'s payment of a $26,840,000 termination payment. The estimated legal and other transaction expenses are approximately $14,060,000. NCM LLC of which AMC is an approximate 15.05% owner, had agreed to indemnify NCM, Inc. and bear a pro rata portion of the termination fee and other transaction expenses. Accordingly, we recorded expense of approximately $6,100,000 in equity in (earnings) losses of non-consolidated entities associated with these transaction expenses recorded by NCM LLC during the three months ended March 31, 2015.

        As of March 31, 2015, the estimated fair value of NCM, as measured by the closing price per common share of NCM, Inc. of $15.10, was $296,921,000, which was 15.5% greater than the carrying value of $257,175,000. The market price at December 31, 2014 was $14.37. The market value of common stock may change significantly due to the underlying performance of the business, industry trends and general economic and political conditions. Should the market value of our investment in NCM decline below our carrying value, an impairment loss may be warranted if the decline in value is deemed other than temporary.

        On February 3, 2015, Holdings' Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on March 23, 2015 to stockholders of record on March 9, 2015. We paid dividends and dividend equivalents of $19,821,000 to Holdings during the three months ended March 31, 2015 and accrued $41,000 for the remaining unpaid dividends at March 31, 2015.

        On April 27, 2015, Holdings' Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on June 22, 2015 to stockholders of record on June 8, 2015. As a result, we will use cash on hand to make a dividend distribution to Holdings on June 22, 2015.

        On April 9, 2015, we, along with Dolby Laboratories, Inc., announced Dolby Cinema at AMC Prime, a premium cinema offering for moviegoers that combines spectacular image and sound technologies with design and comfort. Dolby Cinema at AMC Prime will include Dolby Vision™ laser projection and Dolby Atmos® sound, as well as AMC Prime power reclining seats with seat transducers that vibrate with the action on screen. In 2015, we expect to have fully installed Dolby Cinema at AMC

Prime in up to 4 AMC locations in major cities across the United States. We intend to expand to operating 50 Dolby Cinema at AMC Prime locations by December 2018 and up to 100 Dolby Cinema at AMC Prime locations by December 2024.

        On January 15, 2014, we launched a cash tender offer and consent solicitation for any and all of its outstanding 8.75% Senior Fixed Rate Notes due 2019 ("Notes due 2019") at a purchase price of $1,038.75 plus a $30.00 consent fee for each $1,000 principal amount of Notes due 2019 validly tendered and accepted by us on or before the consent payment deadline on January 29, 2014 at 5:00 p.m. New York City time (the "Consent Date"). Holders of $463,950,000, or approximately 77.33%, of the Notes due 2019 validly tendered (or defective tender waived by us) and did not withdraw their Notes due 2019 prior to the expiration of the Consent Date. An additional $14,000 of Notes due 2019 was tendered from the Consent Date to the expiration date of the tender offer. The consents received exceeded the amount needed to approve the proposed amendments to the indenture under which the Notes due 2019 were issued. On February 7, 2014, we amended the indenture governing the Notes due 2019 to eliminate substantially all of the restrictive covenants and certain events of default and other related provisions. On February 7, 2014, we accepted for purchase $463,950,000 aggregate principal amount, plus accrued and unpaid interest of the Notes due 2019, at a purchase price of $1,038.75 plus a $30.00 consent fee for each $1,000 principal amount of Notes due 2019 validly tendered (or defective tender waived by us), and, on February 14, 2014, we accepted for purchase the additional $14,000 of Notes due 2019 tendered after the Consent Date, plus accrued and unpaid interest, at a purchase price of $1,038.75 for each $1,000 principal amount of Notes due 2019 validly tendered. On April 22, 2014, we gave notice for redemption of all outstanding Notes due 2019 on a redemption date of June 1, 2014 (the "Redemption Date") at a redemption price of 104.375% of the principal amount together with accrued and unpaid interest to the Redemption Date. The aggregate principal amount of the Notes due 2019 outstanding on April 22, 2014 was $136,036,000. We completed the redemption of all of its outstanding Notes due 2019 on June 2, 2014. We recorded a gain on extinguishment related to the cash tender offer and redemption of the Notes due 2019 of approximately $8,544,000 in other income, partially offset by other expenses of $158,000 during the twelve months ended December 31, 2014.

        On February 7, 2014, we completed an offering of $375,000,000 aggregate principal amount of its Senior Subordinated Notes due 2022 (the "Notes due 2022") in a private offering. The Notes due 2022 mature on February 15, 2022. AMCE will pay interest on the Notes due 2022 at 5.875% per annum, semi-annually in arrears on February 15th and August 15th, commencing on August 15, 2014. We may redeem some or all of the Notes due 2022 at any time on or after February 15, 2017 at 104.406% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 15, 2020, plus accrued and unpaid interest to the redemption date. Prior to February 15, 2017, we may redeem the Notes due 2022 at par plus a make-whole premium. we used the net proceeds from the Notes due 2022 private offering, together with a portion of the net proceeds from the IPO, to pay the consideration and consent payments for the tender offer for the Notes due 2019, plus any accrued and unpaid interest and related transaction fees and expenses.

        We filed a registration statement on April 1, 2014 pursuant to the Securities Act of 1933, as amended, relating to an offer to exchange the original Notes due 2022 for exchange Notes due 2022. The registration statement was declared effective on April 9, 2014. After the exchange offer expired on May 9, 2014, all the original Notes due 2022 were exchanged.

        On April 30, 2013, we entered into a $925,000,000 Senior Secured Credit Facility pursuant to which it borrowed term loans (the "Term Loan due 2020"), and used the proceeds to fund the redemption of both the former Senior Secured Credit Facility terms loan due 2016 (the "Term Loan due 2016") and the term loans due 2018 (the "Term Loan due 2018"). The Senior Secured Credit Facility is comprised of a $150,000,000 Revolving Credit Facility, which matures on April 30, 2018, and a $775,000,000 term loan, which matures on April 30, 2020. The Term Loan due 2020 requires repayments of principal of 0.25% of the original principal amount, or $1,937,500, per quarter, with the remaining principal payable upon maturity. The term loan was issued at a 0.25% discount which will be amortized to interest expense over the term of the loan. We capitalized deferred financing costs of approximately $6,909,000 related to the issuance of the Revolving Credit Facility and approximately $2,217,000 related to the issuance of the Term Loan due 2020 during 2013. Concurrently with the Term Loan due 2020 borrowings on April 30, 2013, we redeemed all of the outstanding Term Loan due 2016 and the Term Loan due 2018 at a redemption price of 100% of the outstanding aggregate principal balance of $464,088,000 and $296,250,000, respectively, plus accrued and unpaid interest. We recorded a net gain of approximately $(130,000) in other expense (income) due to the Term Loan due 2016 premium write-off and the expense for the third-party costs in connection with the repurchase of the Term Loan due 2016 and the Term Loan due 2018 during the twelve months ended December 31, 2013. See "Description of Other Indebtedness" for additional information concerning the new senior secured credit facility. See Note 9—Corporate Borrowings and Capital and Financing Lease Obligations of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for additional information concerning the new senior secured credit facility.

        On June 22, 2012, we announced it had received the requisite consents from holders of each of our Notes due 2019 and our 9.75% Senior Subordinated Notes due 2020, (the "Notes due 2020", and, collectively with the Notes due 2019, the "Notes") for (i) a waiver of the requirement for it to comply with the "change of control" covenant in each of the Indenture governing the Notes due 2019 and the Indenture governing the Notes due 2020 (collectively the "Indentures") in connection with the Merger (the "Waivers"), including its obligation to make a "change of control offer" in connection with the Merger with respect to each series of Notes, and (ii) certain amendments to the Indentures to reflect the change in ownership going forward by adding Wanda and its affiliates to the definition of "Permitted Holder" under each of the Indentures. We entered into supplemental indentures to give effect to the Waivers and certain amendments to the Indentures, which became operative upon payment of the applicable consent fee immediately prior to the closing of the Merger. The holders of each of the Notes due 2019 and Notes due 2020 who validly consented to the Waiver and the proposed amendments received a consent fee of $2.50 per $1,000 principal amount at the closing date of the Merger. Our accounting policy for any cost triggered by the consummation of the Merger was to recognize the cost when the Merger was consummated. Accordingly, these consent fees have not been recorded in the Consolidated Statement of Operations for the Predecessor period since that statement depicts the results of operations just prior to consummation of the transaction. In addition, since the Successor period reflects the effects of push-down accounting, these costs have also not been recorded as an expense in the Successor period. However, the costs were reflected in the purchase accounting adjustments which were applied in arriving at the opening balances of the Successor.

        On April 6, 2012, we redeemed $51,035,000 aggregate principal amount of its 8% Senior Subordinated Notes due 2014 ("Notes due 2014") pursuant to a cash tender offer at a price of $1,000 per $1,000 principal amount. We used the net proceeds from the issuance of the Term Loan due 2018, which was borrowed on February 22, 2012, to pay for the consideration of the cash tender offer plus accrued and unpaid interest on the principal amount of the Notes due 2014. On August 30, 2012, prior to the consummation of the Merger, we issued a call notice for our remaining outstanding Notes due 2014 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. On August 30, 2012, we irrevocably deposited $141,027,000 plus accrued and unpaid interest to September 1, 2012 with a trustee to satisfy and to discharge our obligations under the Notes due 2014 and the indenture. We recorded a loss on redemption of $1,297,000 prior to the Merger in other expense (income) related to the extinguishment of the Notes due 2014.

        On April 25, 2014, Holding's Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on June 16, 2014 to stockholders of record on June 6, 2014. On July 29, 2014, Holding's Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on September 15, 2014 to stockholders of record on September 5, 2014. On October 27, 2014, Holding's Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on December 15, 2014 to stockholders of record on December 5, 2014. We paid dividends and dividend equivalents to Holdings of $58,504,000 during the twelve months ended December 31, 2014 and accrued $225,000 for the remaining unpaid dividends at December 31, 2014 related to the declarations above.

        On December 31, 2013, we reversed $265,600,000 of our recorded valuation allowance for deferred tax assets which significantly contributed to our recorded income tax benefit of $263,383,000 for the twelve months ended December 31, 2013. We generated sufficient earnings in the United States federal and state tax jurisdictions where we had recorded valuation allowances to conclude that we did not need valuation allowances in these tax jurisdictions.

        On December 23, 2013, Holdings completed the IPO of 18,421,053 shares of Class A common stock at a price of $18.00 per share. In connection with the IPO, the underwriters exercised in full their option to purchase an additional 2,631,579 shares of Class A common stock. As a result, the total IPO size was 21,052,632 shares of Class A common stock and the net proceeds were approximately $355,299,000 after deducting underwriting discounts and commissions and offering expenses. The net proceeds of the IPO, after deducting offering expenses, were contributed to us. We used a portion of the proceeds (approximately $137 million) to fund the tender offer for the Notes due 2019. We used the remaining proceeds to retire outstanding indebtedness and for general corporate purposes, including capital expenditures. Wanda holds approximately 77.86% of Holdings' outstanding common stock and 91.34% of the combined voting power of Holdings' outstanding common stock as of December 31, 2014.

        Holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to three votes per share, and such holders generally vote as a class on all matters. Our Class B common stock is only held by Wanda. Because of the three-to-one voting ratio between our Class B and Class A common stock, Wanda controls a majority of the combined voting power of our Common Stock and therefore will be able to control all matters submitted to our stockholders for approval (including election of directors and approval of significant corporate transactions, such as mergers) so long as the shares of Class B common stock owned by Wanda and its permitted transferees represent at least 30% of all outstanding shares of our Class A and Class B common stock. The shares of our Class B common stock automatically convert to shares of Class A common stock upon Wanda and its permitted transferees holding less than 30% of all outstanding shares of our Class A and Class B common stock.

        In December 2012, we completed the acquisition of 4 theatres and 61 screens from Rave Reviews Cinemas, LLC and 6 theatres and 95 screens from Rave Digital Media, LLC, (and together "Rave theatres"). The purchase price for the Rave theatres, paid in cash, was $88,683,000, net of cash acquired, and was subject to working capital and other purchase price adjustments. Approximately $881,000 of the total purchase price was paid during the twelve months ended December 31, 2013. For additional information about this acquisition, see Note 3—Acquisition to our Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus.

        On November 15, 2012, we changed our fiscal year to a calendar year ending on December 31st of each year. Prior to the change, we had a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The consolidated financial statements include Transition Period.

        On August 30, 2012, Wanda acquired Holdings through a merger between Holdings and Merger Subsidiary, an indirect subsidiary of Wanda, whereby Merger Subsidiary merged with and into Holdings with Holdings continuing as the surviving corporation and as an indirect subsidiary of Wanda. In connection with the change of control pursuant to the Merger, our assets and liabilities were adjusted to fair value on the closing date of the Merger by application of "push down" accounting. As a result of the application of "push down" accounting in connection with the Merger, our financial statement presentations herein distinguish between a predecessor period, for periods prior to the Merger, and a successor period, for periods subsequent to the Merger. The Successor applied "push down" accounting and its financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the Merger date, August 30, 2012. As a result of the application of "push down" accounting at the time of the Merger, the financial statements for the Predecessor period and for the Successor period are presented on different bases and are, therefore, not comparable. See Note 2—Merger of the Notes to our Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus.

        In July and August of 2012, we sold 6 and closed 1 of our 8 theatres located in Canada. One theatre with 20 screens was closed prior to the end of the lease term and we made a payment to the landlord of $7,562,000 to terminate this lease. Two theatres with 48 screens were sold under an asset purchase agreement to Empire Theatres Limited and 4 theatres with 86 screens were sold under a share purchase agreement to Cineplex, Inc. During the period of March 30, 2012 through August 30, 2012, the total net proceeds we received from these sales were approximately $1,472,000, and were subject to purchase price adjustments. The operations of these 7 theatres have been eliminated from our ongoing operations. We do not have any significant continuing involvement in the operations of these 7 theatres after the dispositions. During August of 2012, we sold one theatre in the UK with 12 screens. Proceeds from this sale were $395,000 and were subject to working capital and other purchase price adjustments as described in the sales agreement. The results of operations of these 8 theatres have been classified as discontinued operations. We are in discussions with the landlord regarding the ongoing operation at the remaining theatre located in the UK. We recorded gains, net of lease termination expense, on the sales of these theatres of approximately $39,392,000, which were included in discontinued operations during the period of March 30, 2012 through August 30, 2012, and reflect the write off of long-term lease liabilities extinguished in connection with the sales and closure. During the twelve months ended December 31, 2013, we received $4,666,000 for a sales price adjustment from the sale of theatres located in Canada. The sales price adjustment was related to tax attributes of the theatres sold in Canada which were not determinable or probable of collection at the date of the sale. We completed our tax returns, for periods prior to the date of sale, during the twelve months ended December 31, 2013 at which time the buyer was able to determine amounts due pursuant to the sales price adjustment and remit them to us. We recorded the additional gain on sale following the guidance for gain contingencies in ASC 450-30-25-1 when the gains were realizable. The earnings from discontinued operations were partially offset by income taxes, legal and professional fees, and contractual repairs and maintenance expenses during the twelve months ended December 31, 2014.

        On April 1, 2011, we fully launched AMC Stubs, a customer frequency program, which allows members to earn rewards, including $10 for each $100 spent, redeemable on future purchases at AMC locations. The portion of the admissions and food and beverage revenues attributed to the rewards is deferred as a reduction of admissions and food and beverage revenues and is allocated between admissions and food and beverage revenues based on expected member redemptions. Rewards must be redeemed no later than 90 days from the date of issuance. Upon redemption, deferred rewards are recognized as revenues along with associated cost of goods. Rewards not redeemed within 90 days are forfeited and recognized as admissions or food and beverage revenues. Progress rewards (member expenditures toward earned rewards) for expired memberships are forfeited upon expiration of the membership and recognized as admissions or food and beverage revenues. The program's annual membership fee is deferred, net of estimated refunds, and is recognized ratably over the one-year membership period.

        The following table reflect AMC Stubs activity for the three months ended March 31, 2015 (Successor):

			AMC Stubs Revenue for Three Months Ended March 31, 2015
(In thousands)	Deferred Membership Fees	Deferred Rewards	Other Theatre Revenues (Membership Fees)	Admissions Revenues	Food and Beverage Revenues
Balance, December 31, 2014	$11,408	$16,129
Membership fees received	5,942	—	$—	$—	$—
Rewards accumulated, net of expirations:
Admissions	—	4,240	—	(4,240)	—
Food and beverage	—	5,844	—	—	(5,844)
Rewards redeemed:
Admissions	—	(4,448)	—	4,448	—
Food and beverage	—	(6,057)	—	—	6,057
Amortization of deferred revenue	(6,111)	—	6,111	—	—

For the period ended or balance as of March 31, 2015	$11,239	$15,708	$6,111	$208	$213

        The following table reflects AMC Stubs activity for the three months ended March 31, 2014 (Successor):

			AMC Stubs Revenue for Three Months Ended March 31, 2014
(In thousands)	Deferred Membership Fees	Deferred Rewards	Other Theatre Revenues (Membership Fees)	Admissions Revenues	Food and Beverage Revenues
Balance, December 31, 2013	$14,258	$17,117
Membership fees received	4,895	—	$—	$—	$—
Rewards accumulated, net of expirations:
Admissions	—	4,016	—	(4,016)	—
Food and beverage	—	6,859	—	—	(6,859)
Rewards redeemed:
Admissions	—	(4,523)	—	4,523	—
Food and beverage	—	(6,492)	—	—	6,492
Amortization of deferred revenue	(6,993)	—	6,993	—	—

For the period ended or balance as of March 31, 2014	$12,160	$16,977	$6,993	$507	$(367)

        As of December 31, 2014, we had 2,415,000 AMC Stubs members. Our AMC Stubs members represent approximately 22% of our attendance during 2014 with an average ticket price 1% lower than our non-members and food and beverage expenditures per patron 19% higher than non-members. The following table reflects AMC Stubs activity for the twelve months ended December 31, 2014 (Successor):

			AMC Stubs Revenue for Twelve Months Ended December 31, 2014
(In thousands)	Deferred Membership Fees	Deferred Rewards	Other Theatre Revenues (Membership Fees)	Admissions Revenues	Food and Beverage Revenues
Balance, December 31, 2013	$14,258	$17,117
Membership fees received	23,288	—	$—	$—	$—
Rewards accumulated, net of expirations:
Admissions	—	16,951	—	(16,951)	—
Food and beverage	—	27,775	—	—	(27,775)
Rewards redeemed:
Admissions	—	(17,593)	—	17,593	—
Food and beverage	—	(28,121)	—	—	28,121
Amortization of deferred revenue	(26,138)	—	26,138	—	—

For the period ended or balance as of December 31, 2014	$11,408	$16,129	$26,138	$642	$346

        The following table reflects AMC Stubs activity for the twelve months ended December 31, 2013 (Successor):

			AMC Stubs Revenue for Twelve Months Ended December 31, 2013
(In thousands)	Deferred Membership Fees	Deferred Rewards	Other Theatre Revenues (Membership Fees)	Admissions Revenues	Food and Beverage Revenues
Balance, December 31, 2012	$10,596	$15,819
Membership fees received	28,092	—	$—	$—	$—
Rewards accumulated, net of expirations:
Admissions	—	13,811	—	(13,811)	—
Food and beverage	—	36,495	—	—	(36,495)
Rewards redeemed:
Admissions	—	(15,262)	—	15,262	—
Food and beverage	—	(33,746)	—	—	33,746
Amortization of deferred revenue	(24,430)	—	24,430	—	—

For the period ended or balance as of December 31, 2013	$14,258	$17,117	$24,430	$1,451	$(2,749)

        The following table reflects AMC Stubs activity for the period August 31, 2012 through December 31, 2012 (Successor):

			AMC Stubs Revenue for August 31, 2012 through December 31, 2012
(In thousands)	Deferred Membership Fees	Deferred Rewards	Other Theatre Revenues (Membership Fees)	Admissions Revenues	Food and Beverage Revenues
Balance, August 31, 2012	$12,345	$19,175
Membership fees received	5,802	—	$—	$—	$—
Rewards accumulated, net of expirations:
Admissions	—	382	—	(382)	—
Food and beverage	—	9,522	—	—	(9,522)
Rewards redeemed:
Admissions	—	(4,218)	—	4,218	—
Food and beverage	—	(9,042)	—	—	9,042
Amortization of deferred revenue	(7,551)	—	7,551	—	—

For the period ended or balance as of December 31, 2012	$10,596	$15,819	$7,551	$3,836	$(480)

        The following table reflects AMC Stubs activity for the period March 30, 2012 through August 30, 2012 (Predecessor):

			AMC Stubs Revenue for March 30, 2012 through August 30, 2012
(In thousands)	Deferred Membership Fees	Deferred Rewards	Other Theatre Revenues (Membership Fees)	Admissions Revenues	Food and Beverage Revenues
Balance, March 30, 2012	$13,693	$20,961
Membership fees received	9,283	—	$—	$—	$—
Rewards accumulated, net of expirations:
Admissions	—	4,146	—	(4,146)	—
Food and beverage	—	16,385	—	—	(16,385)
Rewards redeemed:
Admissions	—	(7,335)	—	7,335	—
Food and beverage	—	(14,982)	—	—	14,982
Amortization of deferred revenue	(10,631)	—	10,631	—	—

For the period ended or balance as of August 30, 2012	$12,345	$19,175	$10,631	$3,189	$(1,403)

Critical Accounting Estimates

        Our Consolidated Financial Statements are prepared in accordance with GAAP. In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our Consolidated Financial Statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. We have identified several policies as being critical because they require management to make particularly difficult, subjective and complex judgments about matters that are inherently uncertain, and there is a likelihood that materially different amounts would be reported under different conditions or using different assumptions. See Note 11—Income Taxes of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information and in particular our reversal of recorded valuation allowance for the twelve months ended December 31, 2013.

        All of our significant accounting policies are discussed in Note 1 to our Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus. A listing of some of the more critical accounting estimates that we believe merit additional discussion and aid in better understanding and evaluating our reported financial results are as follows.

        Impairments.    We evaluate goodwill and other indefinite lived intangible assets for impairment annually or more frequently as specific events or circumstances dictate. Impairment for other long-lived assets (including finite lived intangibles) is done whenever events or changes in circumstances indicate that these assets may not be fully recoverable. We have invested material amounts of capital in goodwill and other intangible assets in addition to other long-lived assets. We operate in a very competitive business environment and our revenues are highly dependent on movie content supplied by film producers. In addition, it is not uncommon for us to closely monitor certain locations where operating performance may not meet our expectations. Because of these and other reasons we have recorded material impairment charges primarily related to long-lived assets. Impairment charges were $3,149,000 and $1,370,000 during the twelve months ended December 31, 2014 and December 31, 2013, respectively. There are a number of estimates and significant judgments that are made by management in performing these impairment evaluations. Such judgments and estimates include estimates of future revenues, cash flows, capital expenditures, and the cost of capital, among others. We believe we have used reasonable and appropriate business judgments. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value, and, accordingly, actual results could vary significantly from such estimates, which fall under Level 3 within the fair value measurement hierarchy. These estimates determine whether impairments have been incurred and also quantify the amount of any related impairment charge. Given the nature of our business and our recent history, future impairments are possible and they may be material, based upon business conditions that are constantly changing.

        Our recorded goodwill was $2,291,943,000 as of March 31, 2015, December 31, 2014 and December 31, 2013. We evaluate goodwill and our trademarks for impairment annually during our fourth fiscal quarter and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. Our goodwill is recorded in our Theatrical Exhibition operating segment, which is also the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value, we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit.

        At March 31, 2015, December 31, 2014 and December 31, 2013, we assessed qualitative factors and reached a determination that it is not more likely than not that the fair value of our reporting unit is less than its carrying value and therefore the two step method, as described in ASC 350-20, is not necessary. Factors considered in determining this conclusion include but are not limited to the fair value of our equity as determined by Holdings' closing stock price on March 31, 2015 and December 31, 2014 exceeded our carrying value as of March 31, 2015 and December 31, 2014; our Adjusted EBITDA improved from calendar 2013; and the equity values of our peer group competitors increased during the calendar 2014.

        There was no goodwill impairment as of March 31, 2015, December 31, 2014 and December 31, 2013.

        Film Exhibition Costs.    We have agreements with film companies who provide the content we make available to our customers. We are required to routinely make estimates and judgments about box office receipts for certain films and for films provided by specific film distributors in closing our books each period. These estimates are subject to adjustments based upon final settlements and determinations of final amounts due to our content providers that are typically based on a film's box office receipts and how well it performs. In certain instances this evaluation is done on a film by film basis or in the aggregate by film production suppliers. We rely upon our industry experience and professional judgment in determining amounts to fairly record these obligations at any given point in time. The accruals made for film costs have historically been material and we expect they will continue to be so into the future. During the three months ended March 31, 2015 and March 31, 2014, our film exhibition costs totaled $223,088,000 and $212,100,000 respectively. During the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, our film exhibition costs totaled $934,246,000, $976,912,000, $291,561,000, and $436,539,000, respectively.

        Income and operating taxes.    Income and operating taxes are inherently difficult to estimate and record. This is due to the complex nature of the U.S. tax code and also because our returns are routinely subject to examination by government tax authorities, including federal, state and local officials. Most of these examinations take place a few years after we have filed our tax returns. Our tax audits in many instances raise questions regarding our tax filing positions, the timing and amount of deductions claimed and the allocation of income among various tax jurisdictions. Our federal and state tax operating loss carry forwards of approximately $649,782,000 and $409,654,000 which begin expiring in 2016, respectively at December 31, 2014, require us to estimate the amount of carry forward losses that we can reasonably be expected to realize. Future changes in conditions and in the tax code may change these strategies and thus change the amount of carry forward losses that we expect to realize and the amount of valuation allowances we have recorded. Accordingly future reported results could be materially impacted by changes in tax matters, positions, rules and estimates and these changes could be material.

        Theatre and Other Closure Expense.    Theatre and other closure expense is primarily related to payments made or received or expected to be made or received to or from landlords to terminate leases on certain of our closed theatres, other vacant space and theatres where development has been discontinued. Theatre and other closure expense is recognized at the time the theatre or auditorium closes, space becomes vacant or development is discontinued. Expected payments to or from landlords are based on actual or discounted contractual amounts. We estimate theatre closure expense based on contractual lease terms and our estimates of taxes and utilities. The discount rate we use to estimate theatre and other closure expense is based on estimates of our borrowing costs at the time of closing. Our theatre and other closure liabilities have been measured using a discount rate of approximately 6.0% to 9.0%. We have recorded theatre and other closure expense of $1,127,000 and $1,365,000 during the three months ended March 31, 2015 and March 31, 2014, respectively. We have recorded theatre and other closure expense, which is included in operating expense in the Consolidated Statements of Operations, of $9,346,000, $5,823,000, $2,381,000 and $4,191,000 during the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, respectively.

        Gift card and packaged ticket income.    As noted in our significant accounting policies for revenue, we defer 100% of these items and recognize these amounts as they are redeemed by customers or as income related to non-redeemed amounts is recognized. A vast majority of gift cards are used or partially used. However a portion of the gift cards and packaged ticket sales we sell to our customers are not redeemed and not used in whole or in part. We are required to estimate income related to non-redeemed and partially redeemed cards and do so based upon our historical redemption patterns. Our history indicates that if a card or packaged ticket is not used for 18 months or longer, its likelihood of being used past this 18 month period is remote. We recognize income for non-redeemed or partially redeemed gift cards using the Proportional Method, pursuant to which we apply a non-redemption rate for our five gift card sales channels which range from 14% to 23% of our current month sales, and we recognize that total amount of income for that current month's sales as income over the next 24 months in proportion to the pattern of actual redemptions. We have determined our non-redemption rates and redemption patterns using data accumulated over ten years on a company-wide basis. Income for non-redeemed packaged tickets continues to be recognized as the redemption of these items is determined to be remote, that is if a ticket has not been used within 18 months after being purchased. During the three months ended March 31, 2015 and March 31, 2014 we recognized $6,434,000 and $7,283,000, respectively, related to the derecognition of gift card liabilities, which was recorded in other theatre revenues in the Consolidated Statements of Operations. During the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, we recognized $21,347,000, $19,510,000, $3,483,000, and $7,776,000 of income, respectively, related to the derecognition of gift card liabilities, which was recorded in other theatre revenues in the Consolidated Statements of Operations. During the three months ended March 31, 2015 and March 31, 2014 we recognized $2,767,000 and $550,000, respectively, related to the derecognition of package ticket liabilities, which was recorded in other theatre revenues in the Consolidated Statements of Operations. During the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, we recognized $11,710,000, $0, $0, and $4,818,000 of income, respectively, related to the derecognition of package ticket liabilities, which was recorded in other theatre revenues in the Consolidated Statements of Operations. As a result of fair value accounting with the Merger, we did not recognize any income on packaged tickets until 18 months after the date of the Merger.

  Operating Results

        As a result of the Merger described above, our Predecessor does not have financial results for the twelve months ended December 31, 2012. We have prepared separate discussion and analysis of our consolidated operating results for the twelve months ended December 31, 2013 (Successor), the period August 31, 2012 through December 31, 2012 (Successor), and the period March 30, 2012 through August 30, 2012 (Predecessor).

        The following table sets forth our revenues, operating costs and expenses attributable to our theatrical exhibition operations. Reference is made to Note 17—Operating Segment to our

Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus:

(In thousands)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)
Revenues
Theatrical exhibition
Admissions	$418,694	$409,020	$1,765,388	$1,847,327	$548,632	$816,031
Food and beverage	200,524	181,764	797,735	786,912	229,739	342,130
Other theatre	33,906	31,974	132,267	115,189	33,121	47,911

Total revenues	$653,124	$622,758	2,695,390	2,749,428	811,492	1,206,072

Operating Costs and Expenses
Theatrical exhibition
Film exhibition costs	$223,088	$212,100	934,246	976,912	291,561	436,539
Food and beverage costs	28,508	25,123	111,991	107,325	30,545	47,326
Operating expense	187,258	179,693	733,338	726,641	230,434	297,328
Rent	117,921	114,944	455,239	451,828	143,374	189,086
General and administrative expense:
Merger, acquisition and transaction costs	1,578	362	1,161	2,883	3,366	172
Management Fee	—	—	—	—	—	2,500
Other	4,941	18,220	64,873	97,288	29,110	27,025
Depreciation and amortization	57,777	54,777	216,321	197,537	71,633	80,971
Impairment of long-lived assets	—	—	3,149	—	—	—

Operating costs and expenses	621,071	605,219	2,520,318	2,560,414	800,023	1,080,947

Operating income	32,053	17,539	175,072	189,014	11,469	125,125
Other expense (income)
Other expense (income)	—	(4,229)	(8,344)	(1,415)	49	960
Interest expense:
Corporate borrowings	26,079	29,658	111,072	129,963	45,259	67,614
Capital and financing lease obligations	2,373	2,525	9,867	10,264	1,873	2,390
Equity in (earnings) losses of non-consolidated entities	(1,324)	5,384	(26,615)	(47,435)	2,480	(7,545)
Investment expense (income)	(5,143)	(7,857)	(8,145)	(2,084)	290	(41)

Total other expense	21,985	25,481	77,835	89,293	49,951	63,378

Earnings (loss) from continuing operations before income taxes	10,068	(7,942)	97,237	99,721	(38,482)	61,747
Income tax provision (benefit)	3,930	(3,100)	33,470	(263,383)	3,500	2,500

Earnings (loss) from continuing operations	6,138	(4,842)	63,767	363,104	(41,982)	59,247
Earnings (loss) from discontinued operations, net of income taxes	—	334	313	1,296	(688)	35,153

Net earnings (loss)	$6,138	$(4,508)	$64,080	$364,400	$(42,670)	$94,400

(In thousands)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)
Operating Data—Continuing Operations:
Screen additions	—	—	29	12	—	—
Screen acquisitions	8	1	36	37	166	—
Screen dispositions	—	13	33	29	15	31
Construction openings (closures), net	4	(19)	(48)	(32)	18	(18)
Average screens—continuing operations(1)	4,884	4,852	4,871	4,859	4,732	4,742
Number of screens operated	4,972	4,945	4,960	4,976	4,988	4,819
Number of theatres operated	347	341	348	345	344	333
Screens per theatre	14.3	14.5	14.3	14.4	14.5	14.5
Attendance (in thousands)—continuing operations(1)	44,758	44,825	187,241	199,270	60,336	90,616

(1)
Includes consolidated theatres only, excludes 8 theatres with 166 screens sold in July and August of 2012 and included in discontinued operations.

        We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

        The following table sets forth our reconciliation of Adjusted EBITDA:

Reconciliation of Adjusted EBITDA
(unaudited)

(In thousands)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)
Earnings (loss) from continuing operations	$6,138	$(4,842)	$63,767	$363,104	$(41,982)	$59,247
Plus:
Income tax provision (benefit)(1)	3,930	(3,100)	33,470	(263,383)	3,500	2,500
Interest expense	28,452	32,183	120,939	140,227	47,132	70,004
Depreciation and amortization	57,777	54,777	216,321	197,537	71,633	80,971
Impairment of long-lived assets	—	—	3,149	—	—	—
Certain operating expenses(2)	4,064	6,156	21,686	13,913	7,675	5,858
Equity in earnings of non-consolidated entities(3)	(1,324)	5,384	(26,615)	(47,435)	2,480	(7,545)
Cash distributions from non-consolidated entities	14,486	16,825	35,243	31,501	10,226	7,051
Investment (income) expense	(5,143)	(7,857)	(8,145)	(2,084)	290	(41)
Other expense (income)(4)	—	(4,229)	(8,344)	(127)	49	1,297
General and administrative expense—unallocated:
Merger, acquisition and transaction costs	1,578	362	1,161	2,883	3,366	172
Management fee	—	—	—	—	—	2,500
Stock-based compensation expense(5)	5,739	6,357	11,293	12,000	—	830

Adjusted EBITDA	$115,697	$102,016	$463,925	$448,136	$104,369	$222,844

(1)
During the twelve months ended December 31, 2013, we reversed our recorded valuation allowance for deferred tax assets. We generated sufficient earnings in the United States federal and state tax jurisdictions where we had recorded valuation allowances to allow us to conclude that we did not need valuation allowances in these tax jurisdictions. This reversal is reflected as a non-cash income tax benefit recorded during the twelve months ended December 31, 2013.

(2)
Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(3)
During the twelve months ended December 31, 2014, equity in earnings of non-consolidated entities was primarily due to equity in earnings (loss) from NCM of $11,311,000, DCIP of $20,929,000 and Open Road Releasing of $(7,650,000). During the twelve months ended December 31, 2013, equity in earnings of non-consolidated entities was primarily due to equity in earnings from NCM of $23,196,000, DCIP of $18,660,000, and Open Road Releasing of $4,861,000.

(4)
During the three months ended March 31, 2014 and the twelve months ended December 31, 2014, AMCE redeemed its Notes due 2019 resulting in a net gain of $4,229,000 and $8,386,000, respectively.

(5)
Non-cash expense included in general and administrative: other.
        Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

        Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  excludes income tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect management fees that were paid to our former sponsors.

Results of Operations—For the Three Months Ended March 31, 2015 and March 31, 2014

        Revenues.    Total revenues increased 4.9%, or $30,366,000, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Admissions revenues increased 2.4%, or $9,674,000, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014, primarily due to a 2.5% increase in average ticket price. Attendance was essentially flat during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Total admissions revenues were increased by rewards redeemed, net of deferrals, of $208,000 and $507,000 related to rewards accumulated under AMC Stubs during the three months ended March 31, 2015 and the three months ended March 31, 2014, respectively. The rewards accumulated under AMC Stubs are deferred and recognized in future periods upon redemption or expiration of customer rewards. The increase in average ticket price was primarily due to an increase in ticket prices for traditional film product, an increase related to tickets purchased for IMAX premium format film product and for alternative film content, partially offset by a decrease in tickets purchased for 3D film premium format film product, due to the popularity of 3D product.

        Food and beverage revenues increased 10.3%, or $18,760,000, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014, primarily due to a 10.6% increase in food and beverage revenues per patron. The increase in food and beverage revenues per patron reflects the contribution of our food and beverage strategic initiatives and increased prices associated with converting from tax inclusive pricing to tax on top pricing effective at the start of the fourth quarter of calendar 2014. The increase in total food and beverage revenues also benefited from rewards redeemed, net of deferrals of $213,000 during the three months ended March 31, 2015 related to rewards accumulated under AMC Stubs compared to a decrease of $367,000, during the three months ended March 31, 2014 for deferrals, net of rewards redeemed.

        Total other theatre revenues increased 6.0%, or $1,932,000 during the three months ended March 31, 2015 compared to the three months ended March 31, 2014, primarily due to increases in income from packaged ticket sales and internet ticket fees related to our comfort and convenience initiatives and our AMC Online E-commerce website, partially offset by decreases in income from gift card sales and AMC Stubs membership fees earned. The increase in income on packaged tickets of $2,217,000 was due to fair value accounting as a result of Wanda acquiring Holdings on August 30, 2012. We did not recognize any income on packaged tickets until 18 months after August 30, 2012. We began recognizing income on packaged ticket sales in March of 2014 and expect to continue recording income prospectively.

        Operating costs and expenses.    Operating costs and expenses increased 2.6%, or $15,852,000, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Film exhibition costs increased 5.2%, or $10,988,000, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014, primarily due to the increase in film exhibition costs as a percentage of admission revenues and the increase in admissions revenues. As a percentage of admissions revenues, film exhibition costs were 53.3% for the three months ended March 31, 2015 and 51.9% for the three months ended March 31, 2014 due to a change in mix to higher grossing film product carrying higher percentage film rent.

        Food and beverage costs increased 13.5%, or $3,385,000, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. As a percentage of food and beverage revenues, food and beverage costs were 14.2% for the three months ended March 31, 2015 and 13.8% for the three months ended March 31, 2014. The increase in food and beverage costs was primarily due to the increase in food and beverage revenues and a shift in product mix to premium items that generate higher sales at lower profit margin percentages. Food and beverage gross profit per patron increased 10%, and is calculated as food and beverage revenues less food and beverage costs divided by attendance.

        As a percentage of revenues, operating expense was 28.7% for the three months ended March 31, 2015 as compared to 28.9% for the three months ended March 31, 2014. Rent expense increased 2.6%, or $2,977,000, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014, primarily from the increase in the number of theatres operated and increases in percentage rent due to revenue increases.

General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs were $1,578,000 during the three months ended March 31, 2015 compared to $362,000 during the three months ended March 31, 2014, primarily due to an increase in legal costs.

        Other.    Other general and administrative expense decreased 72.9%, or $13,279,000, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014, due primarily to the net periodic benefit credit of $18,118,000 related to the termination and settlement of the AMC Postretirement Medical Plan, partially offset by an increase in expense related to annual incentive compensation, theatre support center rent, abandoned projects, and legal expenses. The three months ended March 31, 2014 included credits related to net periodic benefit costs for the postretirement medical plan, theatre support center rent, employee incentive plans and expenses related to abandoned projects of approximately $2,345,000. See Note 8—Employee Benefit Plans of the Notes to Consolidated Financial Statements—March 31, 2015 (Unaudited) included elsewhere in this prospectus for further information regarding the components of net periodic benefit credit, including recognition of the prior service credits and net actuarial gains recorded in accumulated other comprehensive income and curtailment and settlement gains.

        Depreciation and amortization.    Depreciation and amortization increased 5.5%, or $3,000,000, during the three months ended March 31, 2015 compared to the three months ended March 31, 2014, primarily due to the increase in depreciable assets resulting from capital expenditures of $69,590,000 and $270,734,000, during the three months ended March 31, 2015 and the twelve months ended December 31, 2014, respectively.

Other Expense (Income):

        Other income.    Other income was $0 and $4,229,000 for the three months ended March 31, 2015 and the three months ended March 31, 2014, respectively. Other income during the three months ended March 31, 2014 was due to a gain on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2019 of $4,383,000, partially offset by other expenses of $154,000.

        Interest expense.    Interest expense decreased 11.6%, or $3,731,000, for the three months ended March 31, 2015 compared to the three months ended March 31, 2014, primarily due to the decrease in interest rates for corporate borrowings and the decrease in aggregate principal amounts of borrowings. In February 2014, AMCE completed an offering of $375,000,000 principal amount of its 5.875% Senior Subordinated Notes due 2022. In February 2014, AMCE extinguished $463,964,000 of its Notes due 2019 and in June 2014, extinguished the remaining outstanding principal of $136,036,000 of its Notes due 2019.

        Equity in (earnings) losses of non-consolidated entities.    Equity in earnings of non-consolidated entities were $1,324,000 for the three months ended March 31, 2015 compared to equity in losses of non-consolidated entities of $5,384,000 for the three months ended March 31, 2014. The decrease in equity in losses of non-consolidated entities was primarily due to decreases in equity in losses from Open Road Releasing, LLC and increases in equity in earnings from Digital Cinema Implementation Partners, LLC, partially offset by increases in equity in losses from NCM LLC. The increase in equity in losses from NCM LLC was primarily due to expense associated with the termination of the Screenvision, LLC merger agreement and other transaction expenses. See Note 9—Commitments and Contingencies of the Notes to Consolidated Financial Statements—March 31, 2015 (Unaudited) contained elsewhere in this prospectus for further information. Cash distributions from non-consolidated entities were $14,486,000 during the three months ended March 31, 2015 and $16,825,000 during the three months ended March 31, 2014, and includes payments related to the NCM tax receivable agreement recorded in investment income. See Note 2—Investments of the Notes to Consolidated Financial Statements—March 31, 2015 (Unaudited) contained elsewhere in this prospectus for further information.

        Investment income.    Investment income was $5,143,000 for the three months ended March 31, 2015 compared to investment income of $7,857,000 for the three months ended March 31, 2014. Investment income for the three months ended March 31, 2015 includes payments received of $5,352,000 related to the NCM tax receivable agreement compared to payments received of $8,045,000 during the three months ended March 31, 2014.

        Income tax provision (benefit).    The income tax provision (benefit) from continuing operations was $3,930,000 for the three months ended March 31, 2015 and $(3,100,000) for the three months ended March 31, 2014. See Note 4—Income Taxes of the Notes to Consolidated Financial Statements—March 31, 2015 (Unaudited) contained elsewhere in this prospectus for further information.

        Gain from discontinued operations, net of income taxes.    Gain from discontinued operations was $0 and $334,000 during the three months ended March 31, 2015 and the three months ended March 31, 2014, respectively.

        Net earnings (loss).    Net earnings (loss) were $6,138,000 and $(4,508,000) during the three months ended March 31, 2015 and three months ended March 31, 2014, respectively. Net earnings during the three months ended March 31, 2015 compared to the three months ended March 31, 2014 were positively impacted by the increase in food and beverage revenues, the decrease in general and administrative: other expense, the increase in equity in earnings from non-consolidated entities, and the decrease in interest expense. Net earnings were negatively impacted by the increase in income tax provision, the decrease in other income, and the increase in depreciation expense.

Results of Operations—For the Twelve Months Ended December 31, 2014 (Successor) and the Twelve Months Ended December 31, 2013 (Successor)

        Revenues.    Total revenues decreased 2.0%, or $54,038,000, during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013. Admissions revenues decreased 4.4%, or $81,939,000, during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013, primarily due to a 6.0% decrease in attendance, partially offset by a 1.7% increase in average ticket price. Total admissions revenues were increased by redemptions, net of deferrals, of $642,000 and $1,451,000, related to rewards accumulated under AMC Stubs, during the twelve months ended December 31, 2014 and the twelve months ended December 31, 2013, respectively. The rewards accumulated under AMC Stubs are deferred and recognized in future periods upon redemption or expiration of customer rewards. The increase in average ticket price was primarily due to an increase in ticket prices for traditional film product, an increase in tickets purchased for alternative film content and an increase related to tickets purchased for 3D premium format film product, partially offset by declines in AMC Stubs redemptions net of deferrals and decreases in tickets purchased for IMAX premium format film product, due to the popularity of IMAX product.

        Food and beverage revenues increased 1.4%, or $10,823,000, during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013, primarily due to a 7.8% increase in food and beverage revenues per patron, partially offset by the decline in attendance. The increase in food and beverage revenues per patron reflects the popularity of family-oriented film product during the twelve months ended December 31, 2014, the contribution of our food and beverage strategic initiatives, increased prices associated with converting from tax inclusive pricing to tax on top pricing effective at the start of the fourth quarter of calendar 2014 and refunds of sales taxes paid in prior periods recorded as food and beverage revenue during the fourth quarter of calendar 2014. The increase in total food and beverage revenues also benefited from rewards redeemed, net of deferrals of $346,000 during the twelve months ended December 31, 2014 related to rewards accumulated under AMC Stubs compared to a decrease of $2,749,000, during the twelve months ended December 31, 2013 for revenue deferrals, net of rewards redeemed.

        Other theatre revenues increased 14.8%, or $17,078,000, during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013, primarily due to increases in income from package ticket sales, internet ticket fees related to our comfort and convenience initiatives and our recently launched AMC Online E-commerce website, income from gift card sales and AMC Stubs membership fees earned. The increase in income on packaged tickets of $11,710,000 was due to fair value accounting as a result of the Merger on August 30, 2012. We did not recognize any income on packaged ticket sales until 18 months after the date of the Merger. We began recognizing income on packaged tickets in March of 2014 and expect to continue recording income prospectively.

        Operating costs and expenses.    Operating costs and expenses decreased 1.6%, or $40,096,000, during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013. Film exhibition costs decreased 4.4%, or $42,666,000, during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013, primarily due to the decrease in admissions revenues. As a percentage of admissions revenues, film exhibition costs were 52.9% for the twelve months ended December 31, 2014 and December 31, 2013.

        Food and beverage costs increased 4.3%, or $4,666,000, during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013 due to the increase in food and beverage costs as a percentage of food and beverage revenues and the increase in food and beverage revenues. As a percentage of food and beverage revenues, food and beverage costs were 14.0% for the twelve months ended December 31, 2014 and 13.6% for the twelve months ended

December 31, 2013, primarily due to food and beverage cost increases and a shift in product mix to premium items that generate higher sales at lower profit margin percentages. Our food and beverage costs as a percentage of food and beverage revenues benefited during the year from increased prices associated with converting from tax inclusive pricing to tax on top pricing effective at the start of the fourth quarter of calendar 2014 and refunds of sales taxes paid in prior periods recorded as food and beverage revenue during the fourth quarter of calendar 2014.

        As a percentage of revenues, operating expense was 27.2% in the current period as compared to 26.4% in the prior period, primarily due to increases in preopening expense related to our theatre renovation initiatives, theatre and other closure expense resulting from a permanent closure of one theatre in Canada, utility expenses due to colder weather during the three months ended March 31, 2014, partially offset by decreases in deferred digital equipment rent. Rent expense increased 0.8%, or $3,411,000, during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013, primarily from increases in common area maintenance and other expenses associated with snow removal.

General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs were $1,161,000 during the twelve months ended December 31, 2014 compared to $2,883,000 during the twelve months ended December 31, 2013, primarily due to a decrease in professional and consulting costs related to the Merger and the acquisition of 10 theatres and 156 screens from Rave Review Cinemas, LLC and Rave Digital Media, LLC recorded during the twelve months ended December 31, 2013.

        Other.    Other general and administrative expense decreased 33.3%, or $32,415,000, during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013, due primarily to decreases in expenses related to a discontinued cash-based management profit sharing plan, annual incentive compensation expense related to declines in operating performance compared to target, net periodic benefit costs for our pension and postretirement medical plans, legal expenses, theatre support center rent, and expenses related to abandoned projects.

        Depreciation and amortization.    Depreciation and amortization increased 9.5%, or $18,784,000, during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013, primarily due to the increase in depreciable assets resulting from capital expenditures of $270,734,000 and $260,823,000, during the twelve months ended December 31, 2014 and the twelve months ended December 31, 2013, respectively.

        Impairment of long-lived assets.    During the twelve months ended December 31, 2014, we recognized non-cash impairment losses of $3,149,000 on eight theatres with 94 screens (in the District of Columbia, Florida, Georgia, Maryland, Michigan, New York and Oklahoma) in property, net.

Other Expense (Income):

        Other expense (income).    Other income increased $6,929,000 for the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013, due to a gain on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2019 of $8,544,000, partially offset by other expenses of $158,000 recorded during the twelve months ended December 31, 2014. Other income of $1,415,000 recorded during the twelve months ended December 31, 2013 was primarily comprised of business interruption insurance recoveries.

        Interest expense.    Interest expense decreased 13.8%, or $19,288,000, for the twelve months ended December 31, 2014, compared to the twelve months ended December 31, 2013, primarily due to the decrease in interest rates for corporate borrowings and the decrease in aggregate principal amounts of borrowings. In February 2014, AMCE completed an offering of $375,000,000 principal amount of its 5.875% Senior Subordinated Notes due 2022. In February 2014, AMCE extinguished $463,964,000 of its 8.75% Senior Fixed Rate Notes due 2019 and in June 2014, extinguished the remaining outstanding principal of $136,036,000 of its 8.75% Senior Fixed Rate Notes due 2019. See Note 9—Corporate Borrowings and Capital and Financing Lease Obligations of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 for further information.

        Equity in earnings of non-consolidated entities.    Equity in earnings of non-consolidated entities were $26,615,000 during the twelve months ended December 31, 2014 compared to $47,435,000 during the twelve months ended December 31, 2013. The decrease in equity in earnings of non-consolidated entities was primarily due to increases in equity in losses from Open Road Releasing, LLC and decreases in equity in earnings from NCM, partially offset by increases in equity in earnings from DCIP and AC JV LLC. The increase in equity in losses from Open Road Releasing, LLC was primarily due to higher cost of revenues resulting from timing and structure of theatrical releases and film participation costs during the twelve months ended December 31, 2014 compared to the same period for the prior year. The decrease in equity in earnings from NCM was primarily due to a decrease in advertising revenues primarily caused by an increasingly competitive advertising environment during the twelve months ended December 31, 2014 compared to the same period for the prior year. Cash distributions from non-consolidated entities were $35,243,000 during the twelve months ended December 31, 2014 and $31,501,000 during the twelve months ended December 31, 2013 and include payments related to the NCM tax receivable agreement recorded in investment income. See Note 7—Investments of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 for further information.

        Investment expense (income).    Investment income was $8,154,000 for the twelve months ended December 31, 2014 compared to $2,084,000 for the twelve months ended December 31, 2013. The investment income for the twelve months ended December 31, 2014 includes payments received of $8,730,000 related to the NCM tax receivable agreement compared to payments received of $3,677,000 during the twelve months ended December 31, 2013.

        Income tax provision (benefit).    The income tax provision from continuing operations was $33,470,000 for the twelve months ended December 31, 2014 and a benefit of $(263,383,000) for the twelve months ended December 31, 2013. We reversed our recorded valuation allowance for deferred tax assets during the twelve months ended December 31, 2013. See Note 11—Income Taxes of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 for further information.

        Earnings from discontinued operations, net of income taxes.    In July and August of 2012, we sold or closed 7 of the 8 theatres located in Canada and sold one theatre with 12 screens in the UK. The results of operations of the 7 Canada theatres and the one UK theatre have been classified as discontinued operations for all periods presented. During the twelve months ended December 31, 2013, we received $4,666,000 for a sales price adjustment from the sale of theatres located in Canada. The sales price adjustment was related to tax attributes of the theatres sold in Canada which were not determinable or probable of collection at the date of the sale. We completed our tax returns, for periods prior to the date of sale, during the twelve months ended December 31, 2013, at which time the buyer was able to determine amounts due pursuant to the sales price adjustment and remit payment to us. We recorded the additional gain on sale at the time the gain was realizable. The earnings from discontinued operations were partially offset by income taxes, legal and professional fees, and contractual repairs and maintenance expenses.

        Net earnings.    Net earnings were $64,080,000 and $364,400,000 for the twelve months ended December 31, 2014 and the twelve months ended December 31, 2013, respectively. Net earnings during the twelve months ended December 31, 2014 compared to the twelve months ended December 31, 2013 were negatively impacted by the increase in income tax provision as a result of the reversal of valuation allowance during the twelve months ended December 31, 2013, the decrease in attendance, the decrease in equity in earnings of non-consolidated entities, the increase in depreciation and amortization, the increase in preopening expense, the decrease in gain from discontinued operations and the increase in theatre closure expense. Net earnings were positively impacted by the decrease in interest expense, the decrease in general and administrative: other expense, the increase in income from packaged tickets and gift card sales, the net gain on extinguishment of Notes due 2019, and the increase in payments received from NCM related to the tax receivable agreement.

Results of Operations—For the Twelve Months Ended December 31, 2013 (Successor)

        Revenues.    Total revenues were $2,749,428,000 during the twelve months ended December 31, 2013. Revenues consisted of (i) admission revenues of $1,847,327,000, or 67.2% of total revenues, (ii) food and beverage revenues of $786,912,000, or 28.6% of total revenues, and (iii) other theatre revenues of $115,189,000, or 4.2% of total revenues. Other theatre revenues were primarily comprised of advertising revenues, AMC Stubs membership fees earned, income from gift card sales, and theatre rentals. Attendance at our theatres was 199,270,000 patrons during this period.

        Operating costs and expenses.    Operating costs and expenses were $2,560,414,000 during the twelve months ended December 31, 2013. Film exhibition costs were $976,912,000, or 52.9% of admission revenues, and food and beverage costs were $107,325,000, or 13.6% of food and beverage revenues, during the twelve months ended December 31, 2013. As a percentage of revenues, operating expense was 26.4% during the twelve months ended December 31, 2013. Rent expense was $451,828,000 during the twelve months ended December 31, 2013.

General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs were $2,883,000 during the twelve months ended December 31, 2013, primarily due to the professional and legal fees, acquisition of the Rave theatres, and costs related to our IPO.

        Other.    Other general and administrative expense was $97,288,000 during the twelve months ended December 31, 2013. Other general and administrative expense includes both the annual incentive compensation expense of $19,563,000 and the management profit sharing plan expense of $11,300,000 related to improvements in net earnings, an IPO stock award of $12,000,000 to certain members of management, and early retirement and severance expense of $3,279,000 during calendar 2013. For calendar 2014, the cash management profit sharing plan will be replaced with stock-based compensation.

        Depreciation and amortization.    Depreciation and amortization was $197,537,000 during the twelve months ended December 31, 2013.

Other Expense (Income):

        Other income.    Other income of $1,415,000 during the twelve months ended December 31, 2013, was primarily due to business interruption insurance recoveries.

        Interest expense.    Interest expense was $140,227,000 during the twelve months ended December 31, 2013. On April 30, 2013, we entered into a new Senior Secured Credit Facility. The applicable rate for borrowings of $775,000,000 under the new Senior Secured Credit Facility Term Loan due 2020 at April 30, 2013 was 3.5% based on LIBOR. Prior to their redemption with proceeds of the Term Loan due 2020, the applicable rate for borrowings of $464,088,000 under the Term Loan due 2016 at April 30, 2013 was 4.25% based on LIBOR and the applicable rate for borrowings of

$296,250,000 under the Term Loan due 2018 was 4.75%. Interest expense during the twelve months ended December 31, 2013, was impacted by the decrease in interest rates for corporate borrowings, offset by the increase in aggregate principal amounts of borrowings. In addition, interest expense was partially offset by the amortization of premiums of $12,873,000 during the twelve months ended December 31, 2013. See Note 9—Corporate Borrowings and Capital and Financing Lease Obligations of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 for further information.

        Equity in earnings of non-consolidated entities.    Equity in earnings of non-consolidated entities were $47,435,000 during the twelve months ended December 31, 2013 and was primarily due to equity in earnings from NCM of $23,196,000, DCIP of $18,660,000, and Open Road Releasing of $4,861,000. See Note 7—Investments of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information.

        Investment income.    Investment income was $2,084,000 during the twelve months ended December 31, 2013. The investment income includes payments received of $3,677,000 related to the NCM tax receivable agreement and gains on investments of $587,000, partially offset by an impairment loss of $1,370,000 related to our investment in a marketable equity security when it was determined that its decline in value was other than temporary and the intangible asset amortization of the NCM tax receivable agreement of $835,000.

        Income tax benefit.    The income tax benefit from continuing operations was $263,383,000 for the twelve months ended December 31, 2013. We reversed our recorded valuation allowance for deferred tax assets. The valuation allowance had been previously provided based on our cumulative loss history, which was primarily incurred during predecessor periods prior to the Merger. The principal positive evidence that led to the reversal of the valuation allowance included: (1) prudent and feasible tax planning strategies; (2) a successful public offering of our common stock during December 2013; (3) the Company's projected emergence from a three-year cumulative loss in March 2014; (4) the significant positive income generated during 2013; (5) the Company's forecasted future profitability; and (6) improvement in the Company's financial position, including over $500,000,000 of cash on hand at December 31, 2013. We experienced an improvement in operating results over the past year and made changes to reduce our debt leverage significantly due to use of a portion of the net IPO proceeds of approximately $355,580,000 raised in the fourth quarter of calendar 2013. These factors have enabled us to conclude that it is more likely than not that we realize deferred tax assets related to our net operating loss carryforwards.

        Earnings from discontinued operations, net.    In July and August of 2012, we sold or closed 7 of the 8 theatres located in Canada and sold one theatre with 12 screens in the UK. The results of operations of the 7 Canada theatres and the one UK theatre have been classified as discontinued operations for all periods presented. During the twelve months ended December 31, 2013, we received $4,666,000 for a sales price adjustment from the sale of theatres located in Canada. The sales price adjustment was related to tax attributes of the theatres sold in Canada which were not determinable or probable of collection at the date of the sale. See Note 4—Discontinued Operations of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information. We completed our tax returns, for periods prior to the date of sale, during the twelve months ended December 31, 2013, at which time the buyer was able to determine amounts due pursuant to the sales price adjustment and remit payment to us. We recorded the additional gain on sale following the guidance for gain contingencies in ASC 450-30-25-1 when gains were realizable. The earnings from discontinued operations were partially offset by income taxes, legal and professional fees and contractual repairs and maintenance expenses.

        Net earnings.    Net earnings of $364,400,000 were comprised primarily of deferred tax benefit, operating income, and equity in earnings from non-consolidated entities for the twelve months ended December 31, 2013, partially offset by interest expense.

Results of Operations—For the Period August 31, 2012 through December 31, 2012 (Successor)

        Revenues.    Total revenues were $811,492,000 during the period August 31, 2012 through December 31, 2012. Revenues consisted of (i) admission revenues of $548,632,000, or 67.6% of total revenues, (ii) food and beverage revenues of $229,739,000, or 28.3% of total revenues, and (iii) other theatre revenues of $33,121,000, or 4.1% of total revenues. Attendance at our theatres was 60,336,000 patrons during this period.

        Operating costs and expenses.    Operating costs and expenses were $800,023,000 during the period August 31, 2012 through December 31, 2012. Film exhibition costs were $291,561,000, or 53.1% of admission revenues, and food and beverage costs were $30,545,000, or 13.3% of food and beverage revenues, during the period August 31, 2012 through December 31, 2012. As a percentage of revenues, operating expense was 28.4% during the period August 31, 2012 through December 31, 2012. Rent expense was $143,374,000 during the period August 31, 2012 through December 31, 2012.

General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs were $3,366,000, during the period August 31, 2012 through December 31, 2012, primarily due to the Merger.

        Management fees.    Management fees were $0 during the period August 31, 2012 through December 31, 2012. Management fees ceased subsequent to the Merger.

        Other.    Other general and administrative expense was $29,110,000 during the period August 31, 2012 through December 31, 2012.

        Depreciation and amortization.    Depreciation and amortization was $71,633,000 during the period August 31, 2012 through December 31, 2012.

Other Expense:

        Other expense.    Other expense was $49,000 during the period August 31, 2012 through December 31, 2012.

        Interest expense.    Interest expense was $47,132,000 during the period August 31, 2012 through December 31, 2012.

        Equity in losses of non-consolidated entities.    Equity in losses of non-consolidated entities were $2,480,000 during the period August 31, 2012 through December 31, 2012 and was primarily due to equity in losses from Open Road Releasing of $10,691,000, largely offset by equity in earnings from DCIP of $4,436,000 and NCM of $4,271,000. See Note 7—Investments of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information.

        Investment expense.    Investment expense was $290,000 during the period August 31, 2012 through December 31, 2012.

        Income tax provision.    The income tax provision from continuing operations was $3,500,000 for the period August 31, 2012 through December 31, 2012. See Note 11—Income Taxes of the Notes to

Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information.

        Earnings from discontinued operations, net.    In July and August of 2012, we sold or closed 7 of the 8 theatres located in Canada and sold one theatre with 12 screens in the UK. The results of operations of the 7 Canada theatres and the one UK theatre have been classified as discontinued operations for all periods presented. See Note 4—Discontinued Operations of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information.

        Net loss.    Net loss was $42,670,000 for the period August 31, 2012 through December 31, 2012.

Results of Operations—For the Period March 30, 2012 through August 30, 2012 (Predecessor)

        Revenues.    Total revenues were $1,206,072,000 during the period March 30, 2012 through August 30, 2012. Revenues consisted of (i) admission revenues of $816,031,000, or 67.7% of total revenues, (ii) food and beverage revenues of $342,130,000, or 28.4% of total revenues, and (iii) other theatre revenues of $47,911,000, or 3.9% of total revenues. Attendance at our theatres was 90,616,000 patrons during this period.

        Operating costs and expenses.    Operating costs and expenses were $1,080,947,000 during the period March 30, 2012 through August 30, 2012. Film exhibition costs were $436,539,000, or 53.5% of admission revenues, and food and beverage costs were $47,326,000, or 13.8% of food and beverage revenues, during the period March 30, 2012 through August 30, 2012. As a percentage of revenues, operating expense was 24.7% during the period March 30, 2012 through August 30, 2012. Rent expense was $189,086,000 during the period March 30, 2012 through August 30, 2012.

General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs were $172,000, during the period March 30, 2012 through August 30, 2012, primarily due to the Merger.

        Management fees.    Management fees were $2,500,000 during the period March 30, 2012 through August 30, 2012. Management fees of $1,250,000 were paid quarterly, in advance, to the former sponsors in exchange for consulting and other services through the date of the Merger.

        Other.    Other general and administrative expense was $27,025,000 during the period March 30, 2012 through August 30, 2012.

        Depreciation and amortization.    Depreciation and amortization was $80,971,000 during the period March 30, 2012 through August 30, 2012.

Other Expense (Income):

        Other expense.    Other expense of $960,000 was comprised of expenses related to the redemption of our Notes due 2014 of $1,297,000, partially offset by business interruption insurance recoveries and other income of $337,000, during the period March 30, 2012 through August 30, 2012.

        Interest expense.    Interest expense was $70,004,000 during the period March 30, 2012 through August 30, 2012.

        Equity in earnings of non-consolidated entities.    Equity in earnings of non-consolidated entities were $7,545,000 during the period March 30, 2012 through August 30, 2012 and was primarily due to equity in earnings NCM of $7,473,000 and DCIP of $4,941,000, partially offset by equity in losses from Open Road Releasing of $6,416,000. See Note 7—Investments of the Notes to Consolidated Financial

Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information.

        Investment income.    Investment income was $41,000 during the period March 30, 2012 through August 30, 2012.

        Income tax provision.    The income tax provision from continuing operations was $2,500,000 for the period March 30, 2012 through August 30, 2012. See Note 11—Income Taxes of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information.

        Earnings from discontinued operations, net.    In July and August of 2012, we sold or closed 7 of the 8 theatres located in Canada and sold one theatre with 12 screens in the UK. The results of operations of the 7 Canada theatres and the one UK theatre have been classified as discontinued operations for all periods presented. Gains, net of lease termination expense, on the sales and closure of these theatres of $39,382,000 were included in discontinued operations during the period March 30, 2012 through August 30, 2012.

        Net earnings.    Net earnings of $94,400,000 were driven by attendance and gains, net of lease termination expense, recorded on the disposition of the Canada and UK theatres recorded in discontinued operations for the period March 30, 2012 through August 30, 2012.

Liquidity and Capital Resources

        Our consolidated revenues are primarily collected in cash, principally through box office admissions and food and beverage sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 20 to 45 days following receipt of box office admissions revenues. Film distributors generally release the films which they anticipate will be the most successful during the summer and year-end holiday seasons. Consequently, we typically generate higher revenues during such periods.

        We had working capital deficit as of March 31, 2015 and December 31, 2014 of $168,282,000 and $128,689,000, respectively. Working capital included $183,374,000 and $213,882,000 of deferred revenues and income as of March 31, 2015 and December 31, 2014, respectively. We have the ability to borrow under our Senior Secured Credit Facility to meet obligations as they come due (subject to limitations on the incurrence of indebtedness in our various debt instruments). As of March 31, 2015, we had $137,048,000 available for borrowing, net of letters of credit, under our revolving Senior Secured Credit Facility.

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures and acquisitions currently and for at least the next 12 months and enable us to maintain compliance with covenants related to the Senior Secured Credit Facility, the Notes due 2020, and the Notes due 2022. We are considering various options with respect to the utilization of cash and equivalents on hand in excess of our anticipated operating needs. Such options may include, but are not limited to, capital expenditures to fund strategic initiatives, acquisition of theatres or theatre companies, repayment of corporate borrowings of AMCE, and payment of dividends.

        As of March 31, 2015, we were in compliance with all financial covenants relating to the Senior Secured Credit Facility, the Notes due 2020, and the Notes due 2022.

Holdings' Company Status

        Holdings is a holding company with no operations of its own and has no ability to service interest or principal on AMCE's indebtedness or pay dividends other than through any dividends it may receive from its subsidiaries. AMCE's Senior Secured Credit Facility and note indentures contain provisions which limit the amount of dividends and advances, which it may pay or make to Holdings.

Cash Flows from Operating Activities

        Cash flows provided by (used in) operating activities, as reflected in the Consolidated Statements of Cash Flows, were $21,563,000 and $(1,575,000) during the three months ended March 31, 2015 and the three months ended March 31, 2014, respectively. The increase in cash flows provided by operating activities for the three months ended March 31, 2015 was primarily due to decreases in payments for accrued bonuses and accrued payroll, partially offset by increases in payments for accrued interest and accounts payable due to timing of the payments.

        Cash flows provided by operating activities, as reflected in the Consolidated Statements of Cash Flows, were $297,302,000, $357,342,000, $73,892,000, and $79,497,000 during the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, respectively. The decrease in cash flow provided by operating activities during 2014 compared to 2013 was primarily due to decreases in net earnings, film payables, accrued bonuses, equity in earnings of non-consolidated entities, deferred revenues for packaged tickets, and accrued payroll, partially offset by increases in landlord contributions and accounts payable.

Cash Flows from Investing Activities

        Cash flows used in investing activities, as reflected in the Consolidated Statements of Cash Flows, were $71,378,000 and $58,231,000, during the three months ended March 31, 2015 and the three months ended March 31, 2014, respectively. Cash outflows from investing activities include capital expenditures of $69,590,000 and $55,599,000 during the three months ended March 31, 2015 and the three months ended March 31, 2014, respectively. Our capital expenditures primarily consisted of strategic growth initiatives and remodels, maintaining our theatre circuit, and technology upgrades. We expect that our gross cash outflows for capital expenditures will be approximately $320,000,000 to $340,000,000 for 2015, before giving effect to expected landlord contributions of approximately $65,000,000 to $85,000,000.

        Cash used in investing activities, as reflected in the Consolidated Statement of Cash Flows, were $271,691,000, $268,784,000, $158,898,000, and $31,031,000 during the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, respectively. Cash outflows from investing activities include capital expenditures during the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012 of $270,734,000, $260,823,000, $72,774,000, and $40,116,000, respectively. Our capital expenditures primarily consisted of strategic growth initiatives and remodels, maintaining our theatre circuit, and technology upgrades.

        During the twelve months ended December 31, 2013, we received $4,666,000 for a sales price adjustment from the sale of theatres located in Canada, proceeds of $305,000 for the disposition of other long-term assets, and paid legal and professional fees of $1,091,000.

        During the twelve months ended December 31, 2013 and the period August 31, 2012 through December 31, 2012, we paid $1,128,000 and $87,555,000, respectively, for the purchase of the Rave theatres, net of cash acquired. The amounts paid included working capital and other purchase price adjustments.

        Cash flows from investing activities during the period August 31, 2012 through December 31, 2012, include cash received related to the Merger of $3,110,000.

        We fund the costs of constructing, maintaining and remodeling our theatres through existing cash balances, cash generated from operations, landlord contributions, or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for the construction costs. We may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases.

Cash Flows from Financing Activities

        Cash flows used in financing activities, as reflected in the Consolidated Statement of Cash Flows, were $23,645,000 and $133,362,000 during the three months ended March 31, 2015 and the three months ended March 31, 2014, respectively. Financing activities for the current period consisted of dividend payments and payments related to the Senior Secured Credit Facility and capital and financing lease obligations. On February 3, 2015, Holdings' Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on March 23, 2015 to stockholders of record on March 9, 2015. We paid dividends and dividend equivalents to Holdings of $19,821,000 during the three months ended March 31, 2015.

        On February 7, 2014, AMCE issued $375,000,000 aggregate principal amount of its Notes due 2022 and used the net proceeds, together with a portion of the net proceeds from the initial public offering, to pay the consideration and consent payments for the tender offer for the Notes due 2019, plus any accrued and unpaid interest and related transaction fees and expenses. The deferred financing costs paid related to the issuance of the Notes due 2022 were $7,568,000, during the three months ended March 31, 2014. AMCE repurchased a portion of the Notes due 2019 during the three months ended March 31, 2014 for $496,903,000. See Note 9—Corporate Borrowings and Capital and Financing Lease Obligations of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012, and Consolidated Statements of Cash Flows—Three months ended March 31, 2015 and March 31, 2014 included elsewhere in this prospectus for further information.

        On April 25, 2014, Holding's Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on June 16, 2014 to stockholders of record on June 6, 2014. On July 29, 2014, Holding's Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on September 15, 2014 to stockholders of record on September 5, 2014. On October 27, 2014, Holding's Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on December 15, 2014 to stockholders of record on December 5, 2014. AMCE paid dividends and dividend equivalents of $58,504,000 to Holdings during the twelve months ended December 31, 2014 related to the declarations above.

        On April 30, 2013, AMCE entered into a new $925,000,000 Senior Secured Credit Facility pursuant to which it borrowed the Term Loan due 2020, and used the proceeds to fund the redemption of both the former Senior Secured Credit Facility Term Loan due 2016 and the former Senior Secured Credit Facility Term Loan due 2018. The new Senior Secured Credit Facility is comprised of a $150,000,000 Revolving Credit Facility, which matures in 2018, and a $775,000,000 term loan, which matures in 2020. Proceeds from the issuance of Term Loan due 2020 were $773,063,000 and deferred financing costs paid related to the issuance of the new Senior Secured Credit Facility were $9,126,000 during the twelve months ended December 31, 2013. We repurchased the principal balance on both our

Term Loan due 2016 of $464,088,000 and our Term Loan due 2018 of $296,250,000 during the twelve months ended December 31, 2013. See Note 9—Corporate Borrowings and Capital and Financing Lease Obligations of the Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information.

        On December 23, 2013, Holdings completed its IPO and contributed the net proceeds to AMCE of $355,580,000, after deducting underwriting discounts and commissions and other paid offering expenses.

        During the period August 31, 2012 through December 31, 2012, we received $100,000,000 in additional capital contributions from Wanda subsequent to the Merger. During the period March 30, 2012 through August 30, 2012, we made principal payments of $191,035,000 related to our Notes due 2014.

        During the twelve months ended December 31, 2013, we used cash on hand to make a dividend distribution to Holdings to purchase treasury stock of $588,000. As a result of the IPO, members of management incurred a tax liability associated with Holdings' common stock owned since the date of the Merger. Management elected to satisfy $588,000 of tax withholding obligation by tendering shares of Class A common stock to Holdings. During fiscal 2012, we used cash on hand to make dividend distributions to Holdings in an aggregate amount of $109,581,000. Holdings used the available funds to pay corporate overhead expenses incurred in the ordinary course of business and, on January 25, 2012, to redeem its Term Loan Facility due June 2012, plus accrued and unpaid interest.

Commitments and Contingencies

        Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, committed capital expenditures, investments and betterments, including furniture, fixtures, equipment and leasehold betterments and ADA related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year as of December 31, 2014 are as follows:

(In thousands) Calendar Year	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings(1)	Interest Payments on Corporate Borrowings(2)	Minimum Operating Lease Payments	Capital Related Betterments(3)	Pension Funding(4)	Total Commitments
2015	$16,933	$15,914	$100,652	$419,273	$47,841	$4,300	$604,913
2016	16,943	16,473	99,752	428,133	—	—	561,301
2017	16,951	17,067	98,818	408,851	—	—	541,687
2018	17,112	17,713	97,831	366,120	—	—	498,776
2019	15,530	18,407	96,796	328,409	—	—	459,142
Thereafter	81,042	1,706,849	99,705	1,542,618	—	—	3,430,214

Total	$164,511	$1,792,423	$593,554	$3,493,404	$47,841	$4,300	$6,096,033

(1)
Represents cash requirements for the payment of principal on corporate borrowings. Total amount does not equal carrying amount due to unamortized discounts. We consider the amount recorded for corporate borrowings issued or acquired at a premium above the stated principal balance to be part of the amount borrowed and classify the related cash inflows and outflows up to but not exceeding the borrowed amount as financing activities in the Consolidated Statements of Cash Flows. For amounts borrowed in excess of the stated principal amount, a portion of the semi-annual interest payment is considered to be a repayment of the amount borrowed and the remaining portion of the semi- annual coupon payment is considered to be an interest payment flowing through operating activities based on the level yield to maturity of the debt.

(2)
Interest expense on the term loan portion of our Senior Secured Credit Facility was estimated at 3.5% based upon the interest rate in effect as of December 31, 2014.

(3)
Includes committed capital expenditures, investments, and betterments to our circuit. Does not include planned, but non-committed capital expenditures.

(4)
We fund our pension plan such that the plan is in compliance with Employee Retirement Income Security Act ("ERISA") and the plan is not considered "at risk" as defined by ERISA guidelines. The plan has been frozen effective December 31, 2006. On January 12, 2014, the retiree health plan was terminated effective March 31, 2015, with an expected payment to associates of $4,300,000. See Note 21—Subsequent Events to the Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus for further information.

        On May 26 , 2015, we launched a cash tender offer and consent solicitation for any and all of our then outstanding $600,000,000 principal amount of Notes due 2020. On June 5, 2015, we completed the private offering of $600,000,000 aggregate principal amount of the Notes due 2025. We used the net proceeds from the private offering to pay the consideration for the tender offer, plus any accrued and unpaid interest and related transaction fees and expenses, for the Notes due 2020. The annual cash interest savings from redeeming the Notes due 2020 less the interest associated with the notes is estimated at $22,000,000.

        As discussed in Note 11—Income Taxes to the Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012 included elsewhere in this prospectus, we adopted accounting for uncertainty in income taxes per the guidance in ASC 740, Income Taxes, ("ASC 740"). As of March 31, 2015, our recorded obligation for unrecognized benefits is $30,600,000. There are currently unrecognized tax benefits which we anticipate will be resolved in the next 12 months; however, we are unable at this time to estimate what the impact on our effective tax rate will be. Any amounts related to these items are not included in the table above.

Investment in NCM

        We hold an investment of 15.05% in NCM LLC accounted for using the equity method as of March 31, 2015. The estimated fair market value of these units was approximately $296,921,000, based upon the publically quoted price per share of NCM, Inc. on March 31, 2015 of $15.10 per share. We have little tax basis in these units, therefore the sale of all these units at March 31, 2015 would require us to report taxable income of approximately $444,219,000, including distributions received from NCM LLC that were previously deferred. Our investment in NCM LLC is a source of liquidity for us and we expect that any sales we may make of NCM LLC units would be made in such a manner to most efficiently manage any related tax liability. We have available net operating loss carryforwards which could reduce any related tax liability.

Impact of Inflation

        Historically, the principal impact of inflation and changing prices upon us has been to increase the costs of the construction of new theatres, the purchase of theatre equipment, rent and the utility and labor costs incurred in connection with continuing theatre operations. Film exhibition costs, our largest cost of operations, are customarily paid as a percentage of admissions revenues and hence, while the film exhibition costs may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on our total revenues and results of operations during the last three years.

Off-Balance Sheet Arrangements

        Other than the operating leases detailed above in this prospectus, under the heading "Commitments and Contingencies," we have no other off-balance sheet arrangements.

New Accounting Pronouncements

        See Note 1—The Company and Significant Accounting Policies to the Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013, December 31, 2012, and March 29, 2012 and Note 10—New Acccounting Pronouncements to the Consolidated Financial Statements—Three months ended March 31, 2015 and March 31, 2014 included elsewhere in this prospectus for information regarding recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks.

        Market risk on variable-rate financial instruments.    At March 31, 2015, we maintained a Senior Secured Credit Facility comprised of a $150,000,000 revolving credit facility and $775,000,000 of Senior Secured Term Loans due 2020. The Senior Secured Credit Facility provides for borrowings at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR, with a minimum base rate of 1.75% and a minimum rate for LIBOR borrowings of 0.75%. The rate in effect at both March 31, 2015 and December 31, 2014 for the outstanding Senior Secured Term Loan due 2020 was a LIBOR-based rate of 3.50% per annum. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease. The change in interest expense and earnings before income taxes would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. At March 31, 2015 and December 31, 2014, we had no variable-rate borrowings under its revolving credit facility and had an aggregate principal balance of $758,146,000 and $761,438,000, respectively, outstanding under the Senior Secured Term Loan due 2020. A 100 basis point change in market interest rates would have increased or decreased interest expense on the Senior Secured Credit Facility by $1,904,000 and $7,663,000, respectively, during the three months ended March 31, 2015 and the twelve months ended December 31, 2014.

        Market risk on fixed-rate financial instruments.    Included in long-term corporate borrowings at March 31, 2015 and December 31, 2014 were principal amounts of $600,000,000 of AMCE's Notes due 2020 and $375,000,000 of our Notes due 2022. Increases in market interest rates would generally cause a decrease in the fair value of the Notes due 2020 and Notes due 2022 and a decrease in market interest rates would generally cause an increase in fair value of the Notes due 2020 and Notes due 2022.

 BUSINESS

        We are one of the world's largest theatrical exhibition companies and an industry leader in innovation and operational excellence. We introduced Multiplex theatres in the 1960s and the North American stadium-seated Megaplex theatre format in the 1990s. Our field operations teams win recognition from national organizations like the Motion Picture Association of America and local groups in "Best of" competitions, while maintaining almost 60% top-box customer satisfaction and industry leading theatre productivity metrics.

        As of March 31, 2015, we owned, operated or held interests in 347 theatres with a total of 4,972 screens primarily in North America. During the three months ended March 31, 2015, we acquired 8 screens in the United States, temporarily closed 119 screens and reopened 123 screens in the United States to implement our strategy and install consumer experience upgrades. Our theatres are predominantly located in major metropolitan markets, which we believe give our circuit a unique profile and offer strategic and operational advantages. Approximately 40% of the U.S. population lives within 10 miles of one of our theatres. Our top five markets, in each of which we hold the #1 or #2 share position, are New York (44% share), Los Angeles (27%), Chicago (42%), Philadelphia (29%) and Dallas (29%). For the twelve months ended March 31, 2015, these five metro markets comprised 40% of our revenues and 38% of our attendance. Additionally we hold the #1 or #2 position by market share in the next five largest markets (San Francisco, Boston, Washington D.C., Atlanta and Houston). Strategically, these markets and our theatres in them are diverse, operationally complex, and, in many cases, the scarcity of new theatre opportunities creates a significant competitive advantage for established locations against newcomers or alternative entertainment options.

        Across our entire circuit, approximately 190 million and 200 million customers visited our theatres during calendar year 2014 and 2013, respectively. For the three months ended March 31, 2015, we had total revenues of $653.1 million, Adjusted EBITDA of $115.7 million and earnings from continuing operations of $6.1 million and for the twelve months ended March 31, 2015, we generated total revenues of $2.7 billion, Adjusted EBITDA of $477.6 million and earnings from continuing operations of $74.7 million. According to publicly available information for our peers, during the calendar year ended December 31, 2014, our circuit led in revenues per patron ($14.40), average ticket price ($9.43), food and beverage per patron ($4.26) and gross profit per patron ($8.81). For the same period, our admission revenues per screen ($362,400) and admissions gross profit per screen ($170,600) were among the highest of our peers. According to publicly available information for our peers, during the three months ended March 31, 2015, our circuit led in revenues per patron ($14.59), average ticket price ($9.35), food and beverage per patron ($4.48) and gross profit per patron ($8.97). For the same period, our annualized admission revenues per screen ($347,000) and annualized admissions gross profit per screen ($162,400) were among the highest of our peers. We believe that it is the quality of our theatre locations and our customer-focused innovation that continue to drive improved productivity per location (which we measure as increases in admissions revenues per screen relative to the industry and/or food and beverage revenues per patron).

        We believe that our size, reputation, financial performance, history of innovation, strong major market presence and highly productive theatre circuit position us well for the future. A future where, after more than nine decades of business models driven by quantity of theatres, screens and seats, we believe the quality of the movie-going experience will determine long term, sustainable success. We are improving the quality of the movie-going experience in ways that extend stay and capture a greater proportion of total movie-going spending in order to maximize the economic potential of each customer visit, create sustainable growth and deliver shareholder value.

        We believe our competitive strengths allow us to invest more effectively. Relative to our peers, we are investing more capital and over the period from 2011 to March 2015 have experienced higher Adjusted EBITDA growth and higher margins on incremental revenue.

        We plan to continue investing in our theatres and upgrading the consumer experience to take greater advantage of incremental revenue generating opportunities, primarily through an array of improved and differentiated customer experiences in (1) more comfort & convenience; (2) enhanced food and beverage; (3) greater engagement & loyalty; (4) premium sight & sound and (5) targeted programming.

        For the three months ended March 31, 2015, the three months ended March 31, 2014, the twelve months ended March 31, 2015, the year ended December 31, 2014 and the year ended December 31, 2013, we generated revenues of approximately $653.1 million, $622.8 million, $2.7 billion, $2.7 billion and $2.7 billion, respectively, Adjusted EBITDA of $115.7 million, $102.0 million, $477.6 million, $463.9 million and $448.1 million, respectively, and earnings (loss) from continuing operations of $6.1 million, $(4.8) million, $74.7 million, $63.8 million and $363.1 million, respectively.

        The following table provides detail with respect to digital delivery, 3D enabled projection, large screen formats, such as IMAX and PLF, and deployment of our enhanced food and beverage offerings as deployed throughout our circuit on March 31, 2015.

Format	Theatres	Screens
Digital	347	4,958
3D enabled (including PLF)	346	2,277
IMAX (3D enabled)	149	150
PLF (3D enabled)	20	20
Dine-in theatres	17	285
Premium seating	60	700

        The following table provides detail with respect to the geographic location of our Theatrical Exhibition circuit as of March 31, 2015:

Theatrical Exhibition	Theatres(1)	Screens(1)
California	46	673
Illinois	39	469
Texas	22	399
Florida	21	363
New Jersey	22	296
New York	23	254
Indiana	20	251
Georgia	12	179
Michigan	9	178
Arizona	10	171
Colorado	12	166
Washington	11	137
Missouri	10	127
Ohio	8	126
Pennsylvania	10	126
Massachusetts	9	119
Virginia	7	113
Maryland	9	108
Louisiana	7	99
Minnesota	6	96
North Carolina	4	77
Oklahoma	4	70
Wisconsin	4	63
Kansas	2	48
Nebraska	2	38
Connecticut	2	36
Iowa	2	31
District of Columbia	4	31
Nevada	2	24
Kentucky	1	20
Alabama	1	16
Arkansas	1	16
South Carolina	1	14
Utah	1	9
China (Hong Kong)(2)	2	13
United Kingdom	1	16

Total Theatrical Exhibition	347	4,972

(1)
Included in the above table are 7 theatres and 84 screens that we manage or in which we have a partial interest. We manage 3 theatres where we receive a fee from the owner and where we do not own any economic interest in the theatre. We manage and own 50% economic interests in 2 theatres accounted for following the equity method and own a 50% economic interest in 1 IMAX screen accounted for following the equity method.

(2)
In Hong Kong, we maintain a partial interest represented by a license agreement for use of our trademark.

        We were founded in 1920 and since then have pioneered many of the theatrical exhibition industry's most important innovations. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews, General Cinema and Kerasotes. Our historic growth has been driven by a combination of organic growth and acquisition strategies, in addition to strategic alliances and partnerships that highlight our ability to capture innovation and value beyond the traditional exhibition space. For example:

  •
  In March 2005, we formed a joint venture with Regal Entertainment Group ("Regal") and combined our respective cinema screen advertising businesses into a company called NCM. In July 2005, Cinemark Holdings, Inc. ("Cinemark") joined NCM by contributing its cinema screen advertising business and, together with us and Regal, became "Founding Members" of NCM. As of March 31, 2015, we owned 19,663,664 common units in NCM, or a 15.05% ownership interest in NCM. All of our NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of National CineMedia, Inc. ("NCM, Inc."), on a share-for-share basis. The estimated fair market value of our units in NCM was approximately $296.9 million based on the closing price per share of NCM, Inc. on March 31, 2015 of $15.10 per share. NCM operates an in-theatre digital network in the United States. NCM's primary activities that impact our theatres include advertising through its branded "First Look" pre-feature entertainment program, lobby promotions and displays.

    We believe that the reach, scope and digital delivery capability of NCM's network provides an effective platform for national, regional and local advertisers to reach an engaged audience. We receive a monthly theatre access fee for participation in the NCM network. In addition, we are entitled to receive mandatory quarterly distributions of excess cash from NCM.

  •
  In March 2011, we announced the launch of an innovative distribution company called Open Road Films along with another major theatrical exhibition chain. Open Road Films is a dynamic acquisition-based domestic theatrical distribution company that concentrates on wide-release movies. Their first film, Killer Elite, was released in September 2011. Subsequent releases through December 31, 2014 include The Grey, Silent House, Hit and Run, End of Watch, Silent Hill: Revelation, A Haunted House, Side Effects, the Host, Jobs, Machete Kills, Homefront, Justin Bieber's Believe, The Nut Job, Sabotage, A Haunted House 2, Chef, the Fluffy Movie, Nightcrawler and Rosewater.

  •
  In October 2011, we entered into an agreement with Union Square Events (a division of Union Square Hospitality Group) to develop service concepts, menu offerings, recipes and throughput processes for our Enhanced Food and Beverage strategic initiative. In addition to expanding menu options, this collaborative arrangement conceived our emerging concept, AMC Red Kitchen. AMC Red Kitchen emphasizes freshness, speed and convenience. Customers place their orders at a central station and the order is delivered to our customers at their reserved seats. We believe AMC Red Kitchen will become an important part of our food and beverage offerings.

  •
  In December 2013, NCM spun-off its Fathom Events business to a newly formed limited liability company AC JV, LLC ("AC JV"), owned 32% by each of the Founding Members and 4% by NCM. AC JV focuses exclusively on alternative content programming, including live and pre-recorded concerts, sporting events and other non-film entertainment.

  •
  We hold a 29% interest in Digital Cinema Implementation Partners, LLC ("DCIP"), a joint venture charged with implementing digital cinema in our theatres, which has allowed us to substantially complete our planned digital deployments. Future digital cinema developments will be managed by DCIP, subject to certain approvals.

  •
  We own a 15.45% interest in Digital Cinema Distribution Coalition, LLC ("DCDC"), a joint venture with certain other exhibitors and film distributors. DCDC was formed to develop a satellite distribution network for feature films and other digital cinema content. As of December 31, 2014, 307 of our theatre locations are equipped to receive content via the DCDC network with an additional 32 locations awaiting landlord approvals.

  •
  On April 9, 2015, we, along with Dolby Laboratories, Inc., announced Dolby Cinema at AMC Prime, a premium cinema offering for moviegoers that combines spectacular image and sound technologies with design and comfort. Dolby Cinema at AMC Prime will include Dolby Vision™ laser projection and Dolby Atmos© sound, as well as AMC Prime power reclining seats with seat transducers that vibrate with the action on the screen. We currently have fully installed Dolby Cinema at AMC Prime in 3 AMC locations and expect a minimum of 8 screens to be operational by the end of 2015. We intend to expand to operating 50 Dolby Cinema at AMC Prime locations by December 2018 and up to 100 Dolby Cinema at AMC Prime locations by December 2024.

        Consistent with our history and culture of innovation, we believe we have pioneered a new way of thinking about theatrical exhibition: as a consumer entertainment provider. This vision, which introduces a strategic and marketing overlay to traditional theatrical exhibition, has been instrumental in driving and redirecting our future strategy.

        The following table sets forth our historical information, on a continuing operations basis, concerning new builds (including expansions), acquisitions and dispositions and end-of-period operated theatres and screens through March 31, 2015:

	New Builds		Acquisitions		Closures/Dispositions/ (Additions)		Total Theatres
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
Beginning balance							299	4,446
2010	1	6	—	—	11	105	289	4,347
2011	1	14	95	960	33	359	352	4,962
2012	1	12	—	—	15	106	338	4,868
Transition period ended December 31, 2012	—	—	11	166	5	46	344	4,988
2013	1	12	4	37	4	61	345	4,976
2014	3	29	4	36	4	81	348	4,960
December 31, 2014 through March 31, 2015	—	—	1	8	2	(4)	347	4,972

	7	73	115	1,207	74	754

        We have created and invested in a number of allied businesses and strategic initiatives that have created differentiated viewing formats and experiences, greater variety in food and beverage options and value appreciation for our company. We believe these initiatives will continue to generate incremental value for our Company in the future. For example:

  •
  To complement our deployment of digital technology, in 2006 we partnered with RealD to install its 3D enabled systems in our theatres. As of March 31, 2015, we had 2,277 RealD screens, including 20 PLF 3D enabled screens. Additionally, we have 150 IMAX screens that are 3D enabled. During the year ended December 31, 2014, 3D films licensed by us in the United States have generated approximately 38% greater admissions revenue per person than the standard 2D versions of the same film, or approximately $3.39 additional revenue per ticket.

  •
  We are the world's largest IMAX exhibitor with 150 screens (all 3D- enabled) as of March 31, 2015. With a 45% market share in the United States (as of March 31, 2015), our IMAX screen count is nearly twice the screen count of the second largest U.S. IMAX exhibitor.

  •
  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, and as of December 31, 2014 we operated at 11 locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and 3D-enabled digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which for the year ended December 31, 2014, produced approximately 53% greater admissions revenue than standard 2D versions of the same movie, or approximately $4.76 additional revenue per ticket.

  •
  In our ongoing effort to provide a premium sight and sound experience, in 2013 we developed AMC Prime—a concept that further enhances the movie- going experience on all sensory levels: state of the art sound design, a crisp, clear picture, and a comfortable power recliner complete with transducers that allow the guest to "feel" the action. This second generation PLF format takes the best of ETX and makes it better. We believe that the sight, sound, and aesthetic upgrades, including the power recliner, command a premium ticket price that during the fourth quarter of 2014, was on average $0.90 higher per ticket than ETX. AMC Prime was introduced in three locations in 2013 with an additional six locations in 2014.

  •
  Our tickets are currently on sale over the Internet at the AMC website, Fandango®, Movietickets.com®, and Flixster®. During the year ended December 31, 2014, our Internet ticketing services sold approximately 27 million tickets for us. We believe there is additional upside in our future Internet ticketing service alliances which would provide consumers with mobile ticketing applications and integration with our digital marketing programs.

Our Strategy: The Customer Experience Leader

        Through most of its history, movie-going has been defined by product—the movies themselves. Yet, long term significant, sustainable changes in the economics of the business and attendance patterns have been driven by improvements to the movie-going experience, not the temporary ebb and flow of product. The introduction of Multi- and then Megaplexes, with their then- modern amenities and stadium seats, for example, changed the landscape of the industry. During the late 1990's and early 2000's, the pace of new Megaplex construction added screen capacity far faster than guest attendance, leading to declining productivity per screen. Over the period from 1995 to 2013, the industry's screen count has seen a compound annual growth rate of approximately 2.1%, while industry attendance per screen over that same period has seen a compound annual decline of approximately 1.5%.

        We believe the industry is in the early stages of once again significantly upgrading the movie-going experience, and this shift towards quality presents opportunities to those who are positioned to capitalize on it. As is our custom, we intend to be a leader in this change, with consumer-focused innovations that improve productivity, maximize revenue-generation per patron visit and, in turn, drive shareholder value.

        Our strategic objective is very straightforward: we intend to be the customer experience leader. We aim to maintain and increase our leadership position and competitive advantage through the following five tightly defined strategies:

        1) More Comfort & Convenience—We believe that in an era of jam-packed, busy schedules and stressful lives, movie-going more than ever represents an easy, familiar escape. Against that reality, we believe that maximizing comfort and convenience for our customers will be increasingly necessary to maintain and improve our relevance.

        Three specific initiatives help us deliver more comfort and convenience to our customers. The most impactful so far, as measured by improved customer satisfaction, economic and financial metrics, is recliner seating. Along with these physical plant enhancements, open-source internet ticketing and reserved seating help us shape and adapt our circuit to meet and exceed our customers' expectations.

        Recliner seating is the key feature of existing theatre and spot acquisition renovations. These exhaustive theatre renovations involve stripping theatres to their basic structure in order to replace finishes throughout, upgrade the sight and sound experience, install modernized points of sale and, most importantly, replace traditional theatre seats with plush, electric recliners that allow customers to deploy a leg rest and fully recline at the push of a button. On average, the renovation process involves losing 61% seating capacity. In the process of installing recliner seating, where two to three rows of seats may have existed in the past, only one will exist now, and as the recliners are typically six to ten inches wider than a conventional seat, more seats are lost. For an industry historically focused on quantity, this reduction in seating capacity could be viewed as counter-intuitive and harmful to revenues. However, the quality improvement in the customer experience is driving a 75% increase in attendance, a 10% increase in average ticket price, and a 97% increase in total revenues in the first year after conversion as compared to the year prior to conversion at the first 32 locations converted prior to April 1, 2014, excluding screens acquired. Our customers have responded favorably to the significant personal space gains from ample row depths, ability to recline or stretch their legs, extra-wide pillowed chaise and oversized armrests. For the three months ended March 31, 2015, recliner reseat admission revenue per screen grew more than 11%, compared to the same period a year ago, outperforming the industry by nearly eight percentage points. In addition to existing theatre and spot acquisition renovations, we are also including recliner seating in many of our new build theatres. Starting with one 12-screen theatre renovated almost 4 years ago, as of March 31, 2015 we now feature recliner seating in 60 theatres, or 700 screens. During the remainder of 2015, we expect to convert an additional 30 to 35 locations. Over the next several years, we anticipate growing the number of screens with recliners from approximately 14% of total screens as of March 31, 2015 to approximately 35% of total screens.

        Rebalancing of the new supply-demand relationship created by recliner seating presents us two further opportunities to improve customer convenience and maximize operating results: open-source internet ticketing and reserved seating.

        Open-source internet ticketing makes all our seats (over 850,000) in all our theatres and auditoriums for all our showtimes (approximately 21,000 per day), as available as possible, on as many websites as possible. This is a significant departure from the prior ten-year practice, when tickets to any one of our buildings were only available on one website. In the three years since we exercised our right to end exclusive contracts, internet tickets sold as a percentage of total tickets sold has increased significantly from approximately 5.5% to 18.5%. We believe increased online access is important because it captures customers' purchase intent more immediately and directly than if we had to wait until they showed up at the theatre box office to make a purchase. Once our customers buy a ticket, they are less likely to change their mind. Carefully monitoring internet pre-sales also lets us adjust capacity in real time, moving movies that are poised to perform to larger capacity or more auditoriums, thereby maximizing yield.

        Reserved seating, now fully implemented in 120 of our busiest theatres as of March 31, 2015, allows our customers to choose a specific seat in advance of the movie. We believe that knowing there is a specifically chosen seat waiting for a show that promises to be a sellout is comforting to our customers, and removes anxiety around the experience. We believe reserved seating will become increasingly prevalent to the point of being a pre-requisite in the medium-term future.

        We believe the comfort and personal space gains from recliner seating, coupled with the immediacy of demand captured from open-source internet ticketing and the anxiety removal of reserved seating make a powerful economic combination for us that none of our peer set is exploiting as aggressively as we are.

        2) Enhanced Food and Beverage—Popcorn and soft drinks are as integral a part of the movie-going experience as the movies themselves. Yet as recently as 2011, only approximately 64% of our 190 million annual customers purchased food or a beverage. At AMC, our food and beverage program is designed to address this opportunity. In order to increase the percentage of customers purchasing food or a beverage as well as increase sales per patron, we have developed food and beverage concepts that expand selection and service offerings. These concepts range from the simple and traditional (Food and Beverage Kiosks) to a broader range of post-pay shopping (Marketplace and Marketplace Express) to liquor (MacGuffins) to the vastly innovative and complex (Dine-In Theatres). This array of concepts, progressively more innovative and capital intensive, creates further service and selection across a range of theatre types and attendance levels and allows us to satisfy more customers and more different customer needs and generate additional revenues. In the year ended December 31, 2014, we have seen the number of customers purchasing food or a beverage increase 3.5% to approximately 67.8% of attendance compared to the 52 weeks ended December 29, 2011, representing approximately 6.6 million incremental food and beverage consumers. Likewise, total food and beverage revenue as a percentage of total revenue has grown approximately 2% from approximately 27.6% for the 52 weeks ended December 29, 2011 to approximately 29.6% for the year ended December 31, 2014. With food and beverage revenue for the last twelve months ended March 31, 2015 totaling approximately $816.5 million and food and beverages gross profit of 85.9% for the same time period, the innovative concepts like those about to be described are increasingly important.

  •
  The most broadly deployed concept is Food and Beverage Kiosks, which supplements the traditional menu with made-to-order hot foods, espresso drinks, smoothies, better-for-you products and an expanded range of candies and frozen novelty treats. Food and Beverage Kiosks capitalize on food and beverage trends that our customers have adopted in other quick-eat venues. As of March 31, 2015, we have implemented 139 Food and Beverage Kiosks where we enjoy average incremental food and beverage per patron of $0.04, with plans to install 20 to 25 more in 2015.

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  Designed for higher volume theatres, Marketplace vastly expands menu offerings as well as delivers a more customer engaging, post- pay shopping experience. Today we operate these flexible, highly popular concepts across a wide range of asset types and attendance levels, Marketplaces feature grab-and-go and self-serve food and beverages, including Coke Freestyle®, which puts our customers in charge with over 120 drink flavor options in a compact footprint AMC's operational excellence and history of innovation allowed us first-mover advantage on this new technology, which as of March 31, 2015 was deployed in 186 of our theatres and we anticipate will be in all of our circuit by the end of 2016. We find that when customers are allowed to browse and choose, overall satisfaction goes up and they spend more. As of March 31, 2015, we operate 20 Marketplaces with plans to install six to eight more in 2015.

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  MacGuffins Bar & Lounges give us a fresh opportunity to engage our over-21 customers. We believe that few innovations have won over the adult movie goer more decisively than our full service bars featuring premium beers, wines and liquors. Extremely versatile in design with a significant impact on theatre economics, MacGuffins is our fastest growing idea in the enhanced food and beverage space. As of March 31, 2015, we have deployed 96 MacGuffins and we are moving quickly and expect to install an additional 15 to 20 MacGuffins during 2015. Due to our success in operating MacGuffins, we believe we can leverage our substantial experience when it comes to permitting, installing and commissioning these improvements.

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  At the top of the scale are our Dine-In Theatres. Dine-In Theatres are full restaurant operations, giving our customers the ultimate dinner-and-a-movie experience all at a single seat.

    Compressing by almost half what would otherwise be a four or five hour, multi-destination experience, young people and adults alike are afforded a huge convenience, which puts the idea of going to a movie much more in play. As of March 31, 2015, we operated 17 full-service Dine-In Theatres, with 285 screens, in any combination of two formats: Cinema Suites, with a full chef-inspired menu and seat-side service in plush, mechanical recliners and Fork and Screens, with a casual menu in a more family-friendly atmosphere. Today, Dine-In Theatres represent approximately 6% of our total screens but generate approximately 12% of our circuit-wide food and beverage revenues. The quality improvement in the Dine-in Theatres customer experience is driving a 4% increase in attendance, a 174% increase in food and beverage per patron, and a 73% increase in total revenues in the second year after conversion as compared to the year prior to conversion at the first 11 locations open prior to April 1, 2013. We plan to add one Dine-In Theatre location in 2015. Over the next several years, we anticipate growing the number of Dine-In Theatre screens from approximately 6% of total screens as of March 31, 2015 to approximately 9% of total screens.

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  Building on the success of our full-service Dine-In Theatres, in 2014 we launched our latest innovative concept, AMC Red Kitchen. AMC Red Kitchen emphasizes freshness, speed and convenience. Customers place their orders at a central station and the order is delivered to our customers at their reserved seat. AMC Red Kitchen was developed in conjunction with Union Square Events (a division of Union Square Hospitality Group). Like our other food and beverage concepts, we believe that AMC Red Kitchen will become an important part of our toolkit. We now operate 2 AMC Red Kitchens. We will continue to evaluate and optimize AMC Red Kitchen in 2015 with an eye on how it fits best in our vast food and beverage portfolio.

        In this important area of profitability for any exhibition circuit, we believe that our ability to innovate concepts, adapt those concepts to specific buildings and generate incremental revenue differentiates us from our peers and provides us with a competitive advantage. This is in part due to our core geographic markets' larger, more diverse and more affluent customer base; in part due to our management team's demonstrated and extensive experience in food, beverage and hospitality; and in part due to our considerable year head start in this difficult to execute space.

        During the three months ended March 31, 2015, we grew our food and beverage revenues per patron by 10.6% to a company record of $4.48 and our food and beverage gross profit per patron by 10.0% to $3.84 from the same period in the prior year. More than 50% of the growth in food and beverage revenues per patron, or approximately $0.22, was attributable to the successful deployment of our enhanced food and beverage offerings.

        We believe significant financial opportunities exist as we have a substantial pipeline of investments to take advantage of incremental attendance-generating and revenue-generating prospects by deploying building-by-building solutions from a proprietary menu of proven, customer-approved food and beverage concepts.

        3) Greater Engagement & Loyalty—We believe that in the theatrical exhibition business, as in all consumer-oriented businesses, engagement and loyalty are the hallmarks of winning organizations.

        Our brand is the most recognizable in the business, with over 80% awareness in the United States according to an Ipsos Omnibus survey completed July 2013—far above any competitor. We build on that strength by seeking engagement and loyalty from our customers in four measurable, specific and inter-related ways. At the top of the pyramid is AMC Stubs®, the industry's most sophisticated loyalty program. At the base of the pyramid are our mobile apps, website (www.amctheatres.com) and social media outreach, which combined seek to drive engagement to levels unprecedented in the movie exhibition industry. We believe there is incremental attendance potential to be gained from avid movie-goers who generate a disproportionate share of industry revenues and who state that the quality of the movie-going experience directly influences their movie-going habits.

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  AMC Stubs® is the industry's first program of its kind. Fee-based (consumers pay $12/year to belong), it rewards loyalists with in-theatre value ($10 for every $100 spent) instead of hard to track "points". The program is fully automated and user-friendly from a customer perspective. As of March 31, 2015 we had 2.4 million member households, which represent approximately 20% of our total weekly box office revenues. Transaction data from this loyal customer base are mined for consumer insights that are used to develop targeted, relevant customer offers, leading to increased attendance and sales. The program increases switching costs (the negative monetary (annual fee) and psychological (lost reward potential) costs associated with choosing a competitive theatre exhibitor), especially for those patrons located near competitors' theatres. We believe that increased switching costs dissuade customers from choosing a competitor's theatre and lead to higher loyalty.

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  Our www.amctheatres.com state-of-the-art website leverages Responsive Web Design technology that optimizes the users' experience regardless of platform (phone, tablet, laptop, etc.) and for 2014 had over 11.5 million visits per month, with peak months over 13 million. Our website generated over 350 million page visits for the year ended December 31, 2014 and 106 million page visits for the three months ended March 31, 2015. The website generates ticket sales and higher conversion rates by simplifying customers' purchasing decision and process.

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  The AMC mobile apps, available for iOS, Android and Windows devices have been downloaded over 4.6 million times since launch, generating almost a half million sessions per week. This convenient way to purchase tickets also features Enhanced Maps, which allows customers to browse for their nearest AMC theatre or favorite AMC theatre amenity, Mobile Gift Cards, which allows for last minute gifting directly from the mobile phone, and My AMC, which allows customers to generate a personalized movie queue of coming releases.

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  On the social media front, our Facebook 'Likes', recently at 4.4 million and growing, are more than all our peer competitors' counts combined. We are similarly engaged on Twitter (over 275,000 followers), Pinterest (6,800 followers), Instagram (25,100 followers) and YouTube (293,000 subscribers). Our participation in these social networks keeps movie-going top of mind and allows targeted campaigns and offers with clear 'calls to action' that generate incremental attendance and incremental revenues per patron.

        The competitive advantage in greater customer engagement and loyalty includes the ability to use market intelligence to better anticipate customers' needs and desires and to capture incremental share of entertainment dollars and time. Observing actual (not self-reported or aspirational) behaviors through AMC Stubs® is an asset leveraged by AMC, its suppliers and partners.

        4) Premium Sight & Sound—At its core, our business is a visual and aural medium. The quality of projection and sound is therefore mission critical, and has improved significantly with the advent of digital systems. As of March 31, 2015, our conversion to these digital systems is substantially complete and essentially all screens employ state-of- the-art Sony 4K or similar digital projectors. Importantly, the digital conversions enabled 3D exhibition, and as of March 31, 2015, 2,427 screens (49% of total) are so enabled with at least one 3D enabled screen in 99% of our locations.

        In sight and sound, we believe that size is critical in our customers' decision-making. Consistent with this belief, as of March 31, 2015, we are the world's largest IMAX exhibitor, with 150 screens, all 3D-enabled, with nearly twice the screen count of our closest competitor and representing a 45% market share in the United States. In addition, our own PLF concept has continued to evolve. We recently announced the launch of Dolby Cinema at AMC Prime with plans to deploy 50 locations by December 2018, including the upgrade of our existing 11 ETX locations and 9 AMC Prime locations.

        The premium sight and sound experiences—3D, PLF and IMAX—give our customers more options and earn incremental pricing from our customers. On average, pricing premiums currently amount to $4.55 per patron, driving better economics for us and the Hollywood studios while also delivering our audience a superior experience. For context, box office gross profit per patron on premium formats averages 17% more than gross profit per patron for conventional 2D formats. We anticipate increasing our PLF screen count by 1 new IMAX screen and expect a minimum of 8 Dolby Cinema at AMC Prime screens to be operational by the end of 2015. We intend to operate 50 Dolby Cinema at AMC Prime locations by December 2018 and up to 100 Dolby Cinema at AMC Prime locations by December 2024.

        Ongoing technical advances in the areas of projection and sound, specifically in the large format platform, will require some level of capital investment, with laser based projection technology and multi-dimensional audio solutions being tested and deployed where competition and customer relevance are in play.

        5) Targeted Programming—The core of our business, historically and now, is Hollywood movies. We play all varieties, from adrenaline-filled action movies to heart-warming family films, laugh out loud comedies and terrifying horror flicks. We play them in 2D, 3D, IMAX, PLF and even closed captioned and sometimes with subtitles. If a movie is commercially available, it is likely to be playing at an AMC theatre today or tonight, because we schedule shows in the morning, afternoon and even at midnight or later, just to make sure it is convenient for our customers.

        Increasingly, we are playing movies and other content originating from more sources. We believe that as diversity grows in the United States, the ability to adapt and target programming for a fragmented audience will grow increasingly critical. We believe this is something we already do very well. As measured by an Insight Strategy Group survey conducted November 2011, approximately 51% of our audience was Latino or African American. Latino families are Hollywood's, and our, best customers. They go to the movies 6.4x per year (56% more than average), and as of December 31, 2014, 64% of Latinos live within 20 miles of an AMC theatre.

        For movies targeted at these diverse audiences, we frequently experience attendance levels greater than our average, national market share. For example, AMC recently captured 44% market share of the 2014 Asian Pacific-titled movie Somewhere Only We Know. AMC produced a box office of $4.2 million and an average market share for AMC over 26% during the twelve months ended December 31, 2014 for films made for Hispanic audiences. During the three months ended March 31, 2015, we exhibited 33 Bollywood movies capturing an above average 29% market share and generating $1.2 million in box office revenues. Additionally, during the twelve months ended December 31, 2014, we exhibited 105 Bollywood movies in up to 66 theatres capturing an above average 58% market share and generating $12.8 million in box office revenues.

        Through AMC Independent, we have also reached into the independent (or "indie") production and distribution community. Growing quickly, from its inception five years ago, we played 86 and 462 films (excluding community programming and film festivals) during the three months ended March 31, 2015 and the twelve months ended December 31, 2014, respectively, from this very creative community, generating $9 million and $84 million in U.S. box office revenue, respectively.

        Open Road Releasing operator, of Open Road Films, our joint venture with another major exhibitor, is similarly an effort to grow our sources of content and provide access to our screens for content that may not otherwise find its way there.

        We believe AMC is a vital exhibitor for Hollywood studios and for independent distributors because we generate more box office revenue per theatre and provide stronger in-theatre and online promotional exposure for movies. Theatres are a content owner's highest quality revenue stream, because every customer pays every time they watch the content. Among all theatres, AMC's venues are the most valuable to content owners. Due to the studios' fixed distribution cost per licensed film, their product is never more productive than at an AMC theatre. When our scale and Wanda's growth are taken into account, we believe AMC is the most efficient and effective partner a content owner has.

Our Competitive Strengths

        We believe we have the following competitive strengths:

  Leading Market Share in Important, Affluent & Diverse Markets

        Across the country's three biggest metropolitan markets—New York, Los Angeles and Chicago, representing almost 20% of the country's total box office—we hold a 36% combined market share. As of March 31, 2015, we had theatres located in 24 of the top 25 U.S. markets, holding the #1 or #2 position in 20 of those markets based on box office revenue. During the twelve months ended March 31, 2015, we operated six of the top ten highest grossing theatres in the United States. We believe our strong presence in these top markets makes our theatres highly visible and therefore strategically more important to content providers, who rely on the large audiences and marketing momentum provided by major markets to drive opinion-making and deliver a movie's overall box office results.

        Our customers are concentrated in major metropolitan markets and are generally more affluent and culturally diverse than those in smaller markets. There are inherent complexities in effectively and efficiently serving them. In some of our more densely populated major metropolitan markets, there is also a scarcity of attractive retail real estate opportunities. Taken together, these factors solidify our market share position. Further, our history and strong presence in these markets have created a greater opportunity to introduce our enhanced customer experience concepts and exhibit a broad array of programming and premium formats, all of which we believe drive higher levels of attendance and higher revenues at our theatres.

  Well Located, Highly Productive Theatres

        Our theatres are generally located in the top retail centers across the United States. We believe this provides for long-term visibility and higher productivity, and is a key element in the success of our Enhanced Food and Beverage and More Comfort & Convenience initiatives. Our location strategy, combined with our strong major market presence and our focus on a superior customer experience, enable us to deliver industry-leading theatre-level productivity. During the twelve months ended March 31, 2015, six of the ten highest grossing theatres in the United States were AMC theatres. During the same period, our average total revenues per theatre were $7.9 million. This per unit productivity is important not only to content providers, but also to developers and landlords, for whom per location and per square foot sales numbers are critical measures. The net effect is a close relationship with the commercial real estate community, which gives us first-look and preferred tenant status on emerging opportunities.

  Selectively Participating in a Consolidating Industry

        Throughout the last two decades, AMC has been an active participant in our industry's consolidation. In that span, we have acquired and successfully integrated Loews, General Cinema, Kerasotes, and select operations of Rave Digital Media and Rave Review Cinemas. We intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio.

        Additionally, our focus on improving the customer experience and our strong relationships with landlords and developers have provided opportunities to expand our footprint in existing markets by acquiring competitors' existing theatres at the end of their lease term at little or no cost. We believe that our More Comfort & Convenience and Enhanced Food and Beverage concepts have high appeal to landlords wanting to increase traffic and sales in their retail centers. These "spot acquisitions" have given us the ability to bolster our presence in existing markets at relatively low cost and more quickly (weeks, months) as compared to new builds (months, years).

  Substantial Operating Cash Flow

        For the three months ended March 31, 2015, the year ended December 31, 2014, the year ended December 31, 2013, the Successor period from August 31, 2012 to December 31, 2012, and the Predecessor period from March 30, 2012 through August 30, 2012, our net cash provided by operating activities totaled $21.6 million, $297.3 million, $357.3 million, $73.9 million and $79.5 million, respectively. We believe that our strategic initiatives, highly productive theatre circuit and continued focus on cost control will enable us to generate sufficient cash flow provided by operating activities to execute our strategy, to grow our revenues, maintain our facilities, service our indebtedness and pay dividends to our stockholders.

  Experienced and Dynamic Team

        Our senior management team, led by Gerardo (Gerry) Lopez, President and Chief Executive Officer, has the expertise that will be required to transform movie- going from a commodity to a differentiated entertainment experience. A dynamic and balanced team of executives combines long-tenured leaders in operations, real estate and finance who contributed to building AMC's hard earned reputation for operations excellence with creative entertainment and restaurant industry executives in marketing, programming and food and beverage who bring to AMC business acumen and experience that support innovation in theatrical exhibition.

        In connection with our IPO, we implemented a significant equity based compensation plan that intends to align management's interests with those of our shareholders and will provide additional retention incentives.

        In July 2013, we relocated our Theatre Support Center to a new, state- of-the-art facility in Leawood, Kansas. With a technology platform that provides for real-time monitoring of AMC screens across the country and a workplace conducive to collaboration and teamwork, our management team has the organization well aligned with its strategy.

        Furthermore, we believe that our people, the nearly 19,800 AMC associates, as of March 31, 2015, constitute an essential strength of our Company. They strive to make movie-going experiences at AMC always a treat. Our auditoriums offer clear and bright projection, our food is hot and our drinks are cold. Our doors, lobbies, hallways and bathrooms are clean and we select and train our people to make smiles happen. We create events and want our customers to always feel special at an AMC theatre. This is an experience delivered almost 190 million times a year.

        Over the past four years together, this group has enhanced quality and increased variety at our food and beverage stands, introduced in-theatre dining options in many markets, launched our industry-leading loyalty program, AMC Stubs, and achieved our Company's highest ever ratings for top-box overall customer satisfaction. We feel like this is only the beginning.

  Key Strategic Shareholder

        In August 2012, Holdings was acquired by Wanda, one of the largest, privately- held conglomerates in China and post IPO remains our single largest shareholder with a 77.85% ownership stake. In addition to its core business as a prominent developer and owner of commercial real estate, Wanda also owns related businesses in entertainment, hospitality and retail. Wanda is the largest theatre exhibition operator in China through its controlling ownership interest in Wanda Cinema Line and recently acquired Hoyts Group, the second largest theater operator in Australia. The combined ownership and scale of AMC and Wanda Cinema Line, has enabled us to enhance relationships and obtain better terms from important food and beverage, lighting and theatre supply vendors, and to expand our strategic partnership with IMAX. When our scale and Wanda's growth are taken into account, we believe AMC is the most efficient and effective partner a content owner has. Wanda is controlled by its chairman, Mr. Jianlin Wang.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        During the period from 1990 to 2014, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 707 in 2014, according to the Motion Picture Association of America 2014 Theatrical Market Statistics and prior reports.

        North American film distributors typically establish geographic film licensing zones and license on a film-by-film basis to one theatre in each zone. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. In competitive zones, where we compete with one or more exhibitors to secure film, distributors generally allocate their films to the exhibitors located in that area based on screen capacity, grossing potential and licensing terms. As of December 31, 2014, approximately 93% of our screens in the United States were located in film licensing zones where we are the sole exhibitor and we generally have access to all widely distributed films.

        Our licenses typically state that rental fees are based on aggregate terms established prior to the opening of the picture. In certain circumstances and less frequently, our rental fees are based on a mutually agreed settlement upon the conclusion of the picture. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Twentieth Century Fox, Buena Vista Pictures (Disney), Warner Bros. Distribution, Sony Pictures Releasing, Universal Pictures, Paramount Pictures, and Lionsgate. Films licensed from these distributors accounted for approximately 89% of our admissions revenues for the year ended December 31, 2014. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In 2014, our largest single distributor accounted for 17.2% of our box office admissions.

Food and Beverage

        Food and beverage sales are our second largest source of revenue after box office admissions. Food and beverage items include popcorn, soft drinks, candy, hot dogs, premium food and beverage items, specialty drinks (including premium beers, wine and mixed drinks), healthy choice items and made to order hot foods including menu choices such as curly fries, chicken tenders and mozzarella sticks. Different varieties of food and beverage items are offered at our theatres based on preferences in that particular geographic region. As of March 31, 2015, we have successfully implemented dine-in theatre concepts, including AMC Red Kitchen, at 17 locations, which feature full kitchen facilities, seat-side servers and a separate bar and lounge area.

        Our strategy emphasizes prominent and appealing food and beverage counters designed for rapid service and efficiency, including a customer friendly grab and go experience. We design our theatres to have more food and beverage capacity to make it easier to serve larger numbers of customers. Strategic placement of large food and beverage stands within theatres increases their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the food and beverage stands.

        We negotiate prices for our food and beverage products and supplies directly with food and beverage vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our entertainment and dining experience at certain theatres features casual and premium upscale dine-in theatre options as well as bar and lounge areas.

Properties

        The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures and managed theatres, as of March 31, 2015:

Property Holding Classification	Theatres	Screens
Owned	17	162
Leased pursuant to ground leases	6	73
Leased pursuant to building leases	317	4,653

Total	340	4,888

        Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the leases for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre's revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances, our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

        We lease our corporate headquarters in Leawood, Kansas.

        Currently, the majority of the food and beverage, seating and other equipment required for each of our theatres are owned. The majority of our digital projection equipment is leased from DCIP.

Employees

        As of March 31, 2015, we employed approximately 900 full-time and 18,900 part-time employees. Approximately 48% of our U.S. theatre associates were paid the minimum wage.

        Fewer than 2% of our U.S. employees are represented by unions. We believe that our relationships with these unions are satisfactory. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

        Movie going is embedded in the American social fabric. For over 100 years people young and old, of all races and socio-economic levels, have enjoyed the entertainment that motion pictures offer.

        In the United States, the movie exhibition business is large, stable and mature. While in any given calendar quarter the quantity and quality of movies can drive volatile results, box office revenues have increased from 2011 to 2013. Calendar year 2013 was the industry's best ever, in terms of revenues, with box office revenues of $10.9 billion. Calendar 2014 box office revenues declined 5.2% from 2013 to $10.4 billion with over 1.2 billion admissions in the United States and Canada. Industry box office revenues for the three months ended March 31, 2015 and year-to-date through May 28, 2015 increased approximately 3.2% and 3.6%, respectively, compared to the same periods in the prior year.

        The movie exhibition business has survived the booms and busts of economic cycles and has adapted to myriad changes in technology and customer behavior. There is great value for the entertainment dollar in movie going, and no replacement has been invented for the escape and fun that a night at the movies represents.

        We believe the exhibition business is in the early stages of a transition. After decades of economic models driven by quantity (number of theatres, screens and seats), we believe it is the quality of the movie going experience that will define future success. Whether through enhanced food and beverage options (Food and Beverage Kiosks, Marketplaces, Coke Freestyle, MacGuffins or Dine-in Theatres), more comfort and convenience (recliner seating, open-source internet ticketing, reserved seating), engagement and loyalty (AMC Stubs, open-source internet ticketing, mobile apps, social media) or sight and sound (digital projectors, 3D, our PLF format or IMAX), it is the ease of use and the amenities that these innovations bring to customers that we believe will drive sustained profitability in the years ahead. As this transition accelerates, we believe movie exhibition's attraction as an investment will grow.

        The following table represents information about the exhibition industry obtained from NATO and Rentrak.

Calendar Year	Box Office Revenues (in millions)	Attendance (in millions)	Average Ticket Price	Number of Theatres	Indoor Screens
2014	$10,353	1,267	$8.17	5,362	39,300
2013	10,921	1,343	8.13	5,359	39,424
2012	10,837	1,361	7.96	5,317	39,056
2011	10,174	1,283	7.93	5,331	38,974
2010	10,566	1,339	7.89	5,399	38,902
2009	10,596	1,413	7.50	5,561	38,605
2008	9,631	1,341	7.18	5,403	38,201
2007	9,664	1,405	6.88	5,545	38,159
2006	9,210	1,406	6.55	5,543	37,765

        According to the most recently available information from NATO, there are approximately 1,400 companies competing in the United States/Canada theatrical exhibition industry, approximately 676 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from Rentrak, we believe that the four largest exhibitors, in terms of box office revenue (Regal Entertainment Group, AMC Entertainment Inc., Cinemark Holdings, Inc. and Carmike Cinemas, Inc.) generated approximately 61% of the box office revenues in 2014. This statistic is up from 35% in 2000 and is evidence that the theatrical exhibition business in the United States has been consolidating.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, it is easier to open a theatre near one of our theatres, which may adversely affect operations at our theatre. However, in certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay-per-view and home video systems, as well as from all other forms of entertainment.

        Movie-going is a compelling consumer out-of-home entertainment experience. Movie theatres currently garner a relatively small share of overall consumer entertainment time and spend, leaving significant room for further expansion and growth in the United States. In addition, our industry benefits from available capacity to satisfy additional consumer demand without capital investment.

        As major studio releases have declined in recent years, we believe companies like Open Road Films could fill an important gap that exists in the market today for consumers, movie producers and theatrical exhibitors by providing a broader availability of movies to consumers. Theatrical exhibitors are uniquely positioned to not only support, but also benefit from new distribution companies and content providers.

Regulatory Environment

        The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees, resulting from one of those cases to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

        Our theatres must comply with Title III of the Americans with Disabilities Act, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

        Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

        We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Significant Acquisitions and Dispositions

        In December 2012, we completed the acquisition of 4 theatres and 61 screens from Rave Review Cinemas, LLC and 6 theatres and 95 screens from Rave Digital Media, LLC. On May 24, 2010, we completed the acquisition of 92 theatres and 928 screens from Kerasotes. Additionally, during the fourth quarter of our fiscal year ended March 31, 2011, management decided to permanently close 73 underperforming screens and auditoriums. For more information on both of these acquisitions and the screen closures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Significant Events."

        We have divested of the majority of our investments in international theatres in Canada, UK, Japan, Hong Kong, Spain, Portugal, France, Argentina, Brazil, Chile, and Uruguay over the past several years as part of our overall business strategy.

Seasonality

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is highly seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

        In the normal course of business, we are a party to various ordinary course claims from vendors (including food and beverage suppliers and film distributors), landlords, competitors, and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes can occur. An unfavorable outcome might include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

        On May 28, 2015, we received a CID from the Antitrust Division of the United States Department of Justice in connection with an investigation under Sections 1 and 2 of the Sherman Antitrust Act. On May 29, 2015, we also received a CID from the Antitrust Section of the Office of Attorney General of the State of Ohio regarding a similar inquiry under Ohio's antitrust laws and on June 12, 2015, we received a CID from the Antitrust Section of the Consumer Protection Division of the Office of the Attorney General of Texas regarding a similar inquiry under Texas's antitrust laws.The CIDs request the production of documents and answers to interrogatories concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures. We may receive additional CIDs from antitrust authorities in other jurisdictions in which we operate. We do not believe we have violated federal or state antitrust laws and are cooperating with the relevant governmental authorities. However, we cannot predict the ultimate scope, duration or outcome of these investigations.

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information regarding our current members of our board of directors ("Board") and executive officers as of March 31, 2015:

Name	Age	Position(s) Held
Lin Zhang	43	Chairman of the Board and Director (Holdings and AMCE)
Gerardo I. Lopez	55	Chief Executive Officer, President and Director (Holdings, AMCE and American Multi-Cinema, Inc.)
Anthony J. Saich	61	Director (Holdings and AMCE)
Howard Koch, Jr.	69	Director (Holdings and AMCE)
Chaohui Liu	43	Director (Holdings and AMCE)
Ning Ye	42	Director (Holdings and AMCE)
Lloyd Hill	71	Director (Holdings and AMCE)
Jian Wang	44	Director (Holdings and AMCE)
Kathleen Pawlus	54	Director (Holdings and AMCE)
Craig R. Ramsey	63	Executive Vice President and Chief Financial Officer (Holdings, AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
Elizabeth Frank	45	Executive Vice President, Chief Content & Programming Officer (Holdings, AMCE and American Multi-Cinema, Inc.)
John D. McDonald	57	Executive Vice President, U.S. Operations (Holdings, AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
Mark A. McDonald	56	Executive Vice President, Development (Holdings, AMCE and American Multi-Cinema, Inc.)
Stephen A. Colanero	48	Executive Vice President and Chief Marketing Officer (Holdings, AMCE and American Multi-Cinema, Inc.)
Kevin M. Connor	52	Senior Vice President, General Counsel and Secretary (Holdings, AMCE and American Multi-Cinema, Inc.)
Chris A. Cox	49	Senior Vice President and Chief Accounting Officer (Holdings, AMCE and American Multi-Cinema, Inc.)
Christina Sternberg	43	Senior Vice President, Corporate Strategy and Communications (Holdings, AMCE and American Multi-Cinema, Inc.)
Carla Sanders	49	Senior Vice President, Human Resources (Holdings, AMCE and American Multi-Cinema, Inc.)

        All our current executive officers hold their offices at the pleasure of our Board, subject to rights under their respective employment agreements in some cases. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

        Mr. Lin Zhang has served as Chairman and a director of the Company since August 2012. Mr. Zhang also serves as a board member of Wanda, and President of Wanda Culture Industry Group with $7.9 billion in assets. Since March 2000, Mr. Zhang had been assigned in the positions of General Manager of Nanjing Wanda Project Company, General Manager of Shenyang Wanda Project Company, General Manager of Chengdu Wanda Project Company, Financial Director of Wanda, consecutively. Prior to joining Wanda, Mr. Zhang served as Vice President of Dalian Tax Exempt-zone Accounting Firm and Vice President of Dalian North Tax Agency. Mr. Zhang received an M.B.A. from Beijing University and a bachelor degree in accounting from Northeast University of Economics. Mr. Zhang is a non-practicing member of the Chinese Institute of Certified Public Accountants and a non-practicing member of the Chinese Charted Tax Agent Association. Mr. Zhang has over 15 years of experience in financial management and operation management of large companies, especially in corporate strategy and investment, which makes him well-positioned to serve as a director for the Company.

        Mr. Gerardo I. Lopez has served as Chief Executive Officer, President and a director of the Company and its subsidiary, AMC Entertainment Inc., since March 2009. Prior to joining the Company, Mr. Lopez served as Executive Vice President of Starbucks Coffee Company and President of its Global Consumer Products, Seattle's Best Coffee and Foodservice divisions from September 2004 to March 2009. Prior thereto, Mr. Lopez served as President of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez also serves on the boards of directors of Brinker International, Digital Cinema Implementation Partners, LLC and Open Road Releasing, LLC and on the Board of Trustees of the International Council of Shopping Centers. Mr. Lopez holds a bachelor degree in marketing from George Washington University and an M.B.A. in finance from Harvard Business School. Mr. Lopez has over 31 years of experience in marketing, sales and operations and management in public and private companies. Mr. Lopez's experience overseeing the operations of numerous private and public companies makes him well-positioned to serve in his capacities as Chief Executive Officer, President and director.

        Mr. Anthony J. Saich has served as a director of the Company since August 2012. Mr. Saich currently serves as the Director of the Ash Center for Democratic Governance and Innovation and Daewoo Professor of International Affairs at Harvard University. In his capacity as Ash Center Director, Mr. Saich also serves as the director of the Rajawali Foundation Institute for Asia and the faculty chair of the China Public Policy Program, the Asia Energy Leaders Program and the Leadership Transformation in Indonesia Program. Mr. Saich also serves as the Chairman of the Board of Trustees of the China Medical Board and International Bridges to Justice and is also the U.S. Secretary-General of the China United States Strategic Philanthropy. Mr. Saich sits on the executive committees of the John King Fairbank Center for Chinese Studies and the Asia Center, both at Harvard University, and serves as the Harvard representative of the Kennedy Memorial Trust. Mr. Saich previously served as the representative for the Ford Foundations China Office from 1994 to 1999. Prior to this, he was director of the Sinological Institute at Leiden University in the Netherlands. Mr. Saich holds a bachelor degree in politics and geography from the University of Newcastle, United Kingdom, a masters degree in politics with special reference to China from the School of Oriental and African Studies, London University, and has a Ph.D. from the Faculty of Letters, University of Leiden, the Netherlands. Mr. Saich has over 35 years of experience in international affairs, and will provide valuable international insights to the Company.

        Mr. Howard W. "Hawk" Koch, Jr. has served as a director of the Company since October 2014. Mr. Koch is a veteran movie producer, the former president of the Academy of Motion Picture Arts and Sciences ("AMPAS"), and President Emeritus of the Producers Guild of America. Mr. Koch currently serves on the Board of Directors of the Motion Picture & Television Fund and the National Film Preservation Foundation. Mr. Koch previously served on the Board of Governors of AMPAS from 2004 to 2013 and the Board of Directors of the Producers Guild of America from 1999 to 2012. Mr. Koch has been intimately involved with the making of over 60 major motion pictures, among them such films as "Source Code", "Fracture", "Primal Fear", "Marathon Man," "Chinatown," "Wayne's World," "Peggy Sue Got Married," "The Idolmaker," "Heaven Can Wait," "The Way We Were" and "Rosemary's Baby." Mr. Koch continues to develop and produce movies. Mr. Koch has over 50 years of experience in the motion picture industry and provides our Board with a unique insight of the production of movies that are exhibited on our screens.

        Mr. Chaohui Liu has served as a director of the Company since August 2012. Mr. Liu also serves as Vice President and General Manager of Financial Center of Wanda Group. Since October 2002, Mr. Liu had been assigned in the positions of Financial Manager of Dalian Wanda Commercial Real Estate Co., Financial Director, General Manager of Investment Department of Wanda, General Manager of International Real Estate Center and General Manager of Financial Center consecutively.

Prior to joining Wanda, Mr. Liu worked at China Construction Bank, Xiamen Branch, from 1996-2001. Mr. Liu holds a Ph.D. degree in management from Xiamen University. He is also a non-practicing member of Chinese Institute of Certified Public Accountants. Mr. Liu has over ten years of experience in financial analysis and investment in public and private companies and led the negotiations and transition of Wanda's acquisition of AMC, and he provides our Board with insight into strategic and financial matters of interest to AMC's management and stockholders.

        Mr. Ning Ye has served as a director of the Company since August 2012. Mr. Ye also serves as Vice President of Wanda Culture Industry Group. Mr. Ye has sat on the board of directors of Wanda Cinema Line Co., Ltd since 2008. Since he joined Wanda in 2001, Mr. Ye has been assigned in the positions of General Manager of the Development Department in Dalian Wanda Commercial Development Co. and General Manager of Wanda Cinema Company. Prior to that, Mr. Ye served at Shenzhen Nanyou Real Estate Company since 1998. Mr. Ye has extensive experience with corporate operations and management, market insights and industry judgment, and has led Wanda Cinema Line Co., Ltd to become the No. 1 movie exhibitor in Asia. Mr. Ye obtained a masters degree in economics and management from Chongqing University of Architecture and he is also a Registered Cost Engineer. Mr. Ye brings experience in a broad array of sectors relevant to the Company's business and a long track record of expanding the business through multiple market cycles.

        Mr. Lloyd Hill has served as a director of the Company since December 2013. Prior to his retirement in 2006, Mr. Hill served as the Chief Executive Officer and Chairman of Applebee's International, Inc. Mr. Hill serves on the board of directors and as chairman of the compensation committee of Red Robin Gourmet Burgers, Inc. and on the board of directors of E.E. Newcomer Enterprises, Inc. Mr. Hill also serves on the board of directors of Saint Luke's South Hospital, the audit committee for the Saint Luke's Health System and the development board for the University of Texas Medical Branch. Mr. Hill holds a masters degree in business administration from Rockhurst University in Kansas City, Missouri. Mr. Hill has extensive experience and knowledge of public company operations, as well as experience serving on the boards of other public companies.

        Mr. Jian Wang has served as a director of the Company since December 2013. Mr. Wang also serves as Assistant to the President and Board Secretary of Dalian Wanda Commercial Properties Co Ltd. Prior to joining Wanda, Mr. Wang held positions at Bank of America Merrill Lynch and CITIC Securities International in Hong Kong from 2008 to 2012. From 1999 to 2006, Mr. Wang worked in the mainland China's Capital Markets at CITIC Securities and as the Secretary of the board for Central Brilliance S&T Co., Ltd. Mr. Wang has over ten years of experience in cross border capital market transactions and public company operations. Mr. Wang holds an M.B.A from the Schulich School of Business at York University in Toronto, Canada. Mr. Wang's considerable experience with financial organizations, as well as his experience in international and cross-border capital markets transactions, provide him with valuable expertise to assist the Company.

        Ms. Kathleen M. Pawlus has served as a director of the Company since December 2014. Ms. Pawlus, retired partner of Ernst and Young, LLP ("EY"), served as the Global Assurance Chief Financial Officer and Chief Operating Officer from 2012 to 2014. EY's Assurance practice is the largest of EY's four service lines and includes its Audit Practice, Fraud, Investigation and Dispute Services Practice, Climate Change and Sustainability Services Practice and its Financial Accounting Advisory Services Practice. Prior to this, from 2006 to 2012, Ms. Pawlus served as EY's Americas Chief Financial Officer, Global PBFA Function Leader and US Firm Chief Financial Officer responsible for finance, IT operations, treasury, purchasing and facilities. From 2004 to 2006 Ms. Pawlus served as EY's Midwest Region Assurance & Advisory Business Services ("AABS") Managing Partner, responsible for all aspects of the AABS for EY's Midwest Region. Prior to 2004, Ms. Pawlus held various leadership positions principally within the Transaction Advisory Services Service Line ("TAS"), including the Quality Leader for Americas TAS and private Equity Leader for the Midwest Region. She also provided due diligence services, primarily to Private Equity. Ms. Pawlus served on EY's U.S.

Executive Board from 2006 to 2012. Ms. Pawlus earned her bachelor's of science degree from Indiana University and is a Certified Public Accountant. Ms. Pawlus brings to the Board extensive financial, operational and management experience in various capacities with more than 30 years of experience.

        Mr. Craig R. Ramsey has served as Executive Vice President and Chief Financial Officer of AMC since April 2002. Mr. Ramsey served as Secretary of the Company from April 2002 until April 2003. Mr. Ramsey served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer from August 1998 until May 2002. Mr. Ramsey served as Vice President, Finance from January 1997 to August 1998, and prior thereto, Mr. Ramsey had served as Director of Information Systems and Director of Financial Reporting since joining AMC in February 1995. Mr. Ramsey has over 30 years of experience in finance in public and private companies. Mr. Ramsey serves on the board of directors for Open Road Releasing and NCM. Mr. Ramsey holds a B.S. degree in Accounting and Business Administration from the University of Kansas.

        Ms. Elizabeth Frank has served as Executive Vice President, Chief Content & Programming Officer for AMC since July 2012. Between August 2010 and July 2012, Ms. Frank served as Senior Vice President, Strategy and Strategic Partnerships. From 2006 to 2010, Ms. Frank served as Senior Vice President of Global Programs for AmeriCares. From 2003 to 2006, Ms. Frank served as Vice President of Corporate Strategic Planning for Time Warner Inc. Prior to Time Warner Inc., Ms. Frank was a partner at McKinsey & Company for nine years. Ms. Frank serves on the board of directors of Open Road Releasing. Ms. Frank holds a Bachelor of Business Administration degree from Lehigh University and a Masters of Business Administration from Harvard University.

        Mr. John D. McDonald has served as Executive Vice President, U.S. Operations of AMC since July 2009. Prior to July 2009, Mr. McDonald served as Executive Vice President, U.S. and Canada Operations effective October 1998. Mr. McDonald served as Senior Vice President, Corporate Operations from November 1995 to October 1998. Mr. McDonald is a member of the National Association of Theatre Owners Advisory board of directors, Chairman of the Technology Committee for the National Association of Theatre Owners, and member of the board of directors for DCIP. Mr. McDonald has successfully managed the integration for the Gulf States, General Cinema, Loews, and Kerasotes mergers and acquisitions. Mr. McDonald attended California State Polytechnic University where he studied economics and history.

        Mr. Mark A. McDonald has served as Executive Vice President, Development since August 2012. Prior to August 2012, Mr. McDonald served as Executive Vice President, Global Development from July 2009 to August 2012. Prior thereto, Mr. McDonald served as Executive Vice President, International Operations from December 1998 to July 2009. Prior thereto, Mr. McDonald had served as Senior Vice President, Asia Operations since November 1995. Mr. McDonald holds a B.A. degree from the University of Southern California and a M.B.A. from the Anderson School at University of California Los Angeles.

        Mr. Stephen A. Colanero has served as Executive Vice President and Chief Marketing Officer of AMC since December 2009. Prior to joining AMC, Mr. Colanero served as Vice President of Marketing for RadioShack Corporation from April 2008 to December 2009. Mr. Colanero also served as Senior Vice President of Retail Marketing for Washington Mutual Inc. from February 2006 to August 2007 and as Senior Vice President, Strategic Marketing for Blockbuster Inc. from November 1994 to January 2006. Mr. Colanero holds a B.S. degree in Accounting from Villanova University and a M.B.A. in Marketing and Strategic Management from The Wharton School at the University of Pennsylvania.

        Mr. Kevin M. Connor has served as Senior Vice President, General Counsel and Secretary of AMC since April 2003. Prior to April 2003, Mr. Connor served as Senior Vice President, Legal beginning November 2002. Prior thereto, Mr. Connor was in private practice in Kansas City, Missouri as a partner with the firm Seigfreid, Bingham, Levy, Selzer and Gee from October 1995. Mr. Connor holds a Bachelor of Arts degree in English and History from Vanderbilt University, a Juris Doctorate degree from the University of Kansas School of Law and a LLM in Taxation from the University of Missouri—Kansas City.

        Mr. Chris A. Cox has served as Senior Vice President and Chief Accounting Officer of AMC since June 2010. Prior thereto Mr. Cox served as Vice President and Chief Accounting Officer since May 2002. Prior to May 2002, Mr. Cox had served as Vice President and Controller since November 2000. Previously, Mr. Cox had served as Director of Corporate Accounting for the Dial Corporation from December 1999 until November 2000. Mr. Cox holds a Bachelor's of Business Administration in Accounting and Finance degree from the University of Iowa.

        Ms. Christina Sternberg has served as Senior Vice President, Corporate Strategy and Communications of AMC since August 2012. Previously, Ms. Sternberg served as Senior Vice President, Domestic Development from July 2009 to August 2012. Ms. Sternberg served as Vice President, Design, Construction and Facilities of AMC from April 2005 to April 2009. Ms. Sternberg began her career at AMC in 1998 as a controller. Ms. Sternberg is a member of the International Council of Shopping Centers and the Urban Land Institute. Ms. Sternberg holds a B.S. from the University of California-Davis and an MBA from the Kellogg School of Management at Northwestern University.

        Ms. Carla Sanders has served as Senior Vice President, Human Resources of AMC since January 2014. Ms. Sanders served as Vice President, Human Resources Services from September 2006 to January 2014. Prior thereto, Ms. Sanders served as Vice President, Recruitment and Development from April 2005 to September 2006. Ms. Sanders' prior experience includes human resources manager and director of employment practices. Ms. Sanders began her career at AMC in 1988 as a theatre manager in Philadelphia. Ms. Sanders serves as co-chair for the AMC Cares Invitational and is a member of the AMC Investment Committee. She is currently a board member for the Quality Hill Playhouse, Big Brothers Big Sisters of Kansas City, Friends of the Zoo Kansas City and the Negro Leagues Baseball Museum. Ms. Sanders has 20 years of human resources experience. Ms. Sanders holds a B.S. from The Pennsylvania State University.

Composition of the Board of Directors

        Our business and affairs are managed by our Board, which currently consists of nine members.

        We avail ourselves of the "controlled company" exception under the rules of the New York Stock Exchange ("NYSE"), which permits a listed company of which more than 50% of the voting power for election of directors is held by an individual, a group or another company to not comply with certain of the NYSE's governance requirements. Because more than 50% of our voting power is held by Wanda, we are not required to have a majority of independent directors on our Board. We currently have three independent directors, Mr. Hill, Mr. Saich, and Ms. Pawlus. In addition, while we are not required to have a compensation committee or a nominating and corporate governance committee, we have established such committees, each of which is composed of three directors, one of whom is independent.

        Our Board has determined that Mr. Hill, Mr. Saich, and Ms. Pawlus are independent in accordance with NYSE rules and within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act") for purposes of serving on our Audit Committee. The remaining members of the Board, Mr. Wang, Mr. Ye, Mr. Liu, Mr. Lopez, Mr. Zhang, and Mr. Koch, are not independent under the NYSE rules or within the meaning of the Exchange Act.

        Pursuant to our amended and restated certificate of incorporation, our Board is divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

  •
  Mr. Hill, Mr. Ye, and Mr. Koch are Class II directors, whose terms will expire at the 2015 annual meeting of stockholders;

  •
  Mr. Liu, Mr. Lopez and Mr. Zhang are Class III directors, whose terms will expire at the 2016 annual meeting of stockholders; and

  •
  Mr. Saich, Mr. Wang, and Ms. Pawlus are Class I directors, whose terms will expire at the 2017 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Board Committees

        Our Board has established three standing committees. The standing committees consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The standing committees are comprised of directors as provided in the table below:

Board Member	Audit	Compensation	Nominating and Corporate Governance
Lin Zhang(2)			Member
Gerardo I. Lopez
Anthony J. Saich	Member		Chair
Chaohui Liu		Chair
Ning Ye		Member
Lloyd Hill	Chair	Member
Jian Wang			Member
Howard W. Koch(1)
Kathleen M. Pawlus(1)(2)	Member
Meetings Held in 2014	4	4	4

(1)
Mr. Koch and Ms. Pawlus were elected as directors effective October 22, 2014 and December 17, 2014, respectively, to fill the remaining vacant positions created by the expansion of the Board.

(2)
Ms. Pawlus was appointed to serve on the Audit Committee, effective as of December 17, 2014. Mr. Zhang, who served on the Audit Committee prior to the appointment of Ms. Pawlus, resigned from the Audit Committee, effective as of December 16, 2014. As of December 17, 2014, our Audit Committee is comprised of three independent members, all of whom are financially literate as defined in the NYSE rules.

        Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a charter, which are available on our website at www.amctheatres.com under "Investor Relations"—"Governance Documents." The functions performed by each of the committees of the Board are briefly described below.

Audit Committee

        Our Audit Committee consists of Mr. Hill, Mr. Saich and Ms. Pawlus. The Board has determined that Mr. Hill and Ms. Pawlus qualify as Audit Committee financial experts as defined in Item 407(d)(5)

of Regulation S-K and that each member of our Audit Committee is financially literate as defined in the NYSE rules and each member is independent within the meaning of Rule 10A-3 of the Exchange Act and the NYSE rules.

        The principal duties and responsibilities of our Audit Committee are as follows:

  •
  to oversee our financial reporting process and internal control system;

  •
  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement, oversee their work and perform an annual evaluation;

  •
  to oversee the performance of our internal audit function; and

  •
  to oversee our compliance with legal, ethical and regulatory matters.

        The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        Our Compensation Committee consists of Mr. Liu, Mr. Ye and Mr. Hill. Despite the exception as a "controlled company" under the NYSE rules, our Compensation Committee charter provides that one member of the Compensation Committee will be independent in accordance with NYSE rules, and Mr. Hill is that member. The principal duties and responsibilities of our Compensation Committee are as follows:

  •
  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

  •
  to review and approve the compensation of our CEO and our other executive officers; and

  •
  to provide oversight concerning the compensation of our CEO, succession planning, performance of our CEO and related matters.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee consists of Mr. Saich, Mr. Wang and Mr. Zhang. Despite the exception as a "controlled company" under the NYSE rules, our Nominating and Corporate Governance Committee charter provides that one member of the Nominating and Corporate Governance Committee will be independent in accordance with NYSE rules, and Mr. Saich is that member. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

  •
  to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board; and

  •
  to make recommendations to our Board regarding board governance matters and practices.

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Nominating and Corporate Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, courage and diversity of experience (for example, in relation to finance and accounting, strategy, risk, technical expertise, policy-making, etc.).

        The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. Stockholders may submit recommendations by providing the person's name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee at: Company Secretary, One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 or by emailing: KConnor@amctheatres.com. Invitations to serve as a nominee are extended by the Board itself via the Chairman and the Chairman of the Nominating and Corporate Governance Committee.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics that applies to all of our associates, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics, which address the subject areas covered by the SEC's rules, may be obtained free of charge through our website: www.amctheatres.com/corporate under "Investor Relations—Governance Documents." Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer shall be posted on this website. The information contained on our website is not part of this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy, Program Objectives and Overview

        The goals of the Compensation Committee with respect to executive compensation are:

  •
  to attract, retain, motivate and reward talented executives;

  •
  to tie annual compensation incentives to the achievement of specified performance objectives; and

  •
  to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders.

        To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals and other non-financial goals that the Compensation Committee deems important. The Compensation Committee evaluates our compensation programs on an annual basis to ensure they are supportive of these goals, and our business strategy and align the interests of our executives with those of our stockholders.

        Total compensation opportunity must serve to attract and retain top performing executives. One factor in establishing our executive compensation target pay levels is relative competitiveness in relation to relevant market data. The Committee reviews data ranging from the 25th to the 75th market percentile and generally sets target pay opportunity with reference to market median.

Executive Compensation Changes Related to the IPO

        In light of the IPO, the Compensation Committee implemented a number of changes to our 2014 compensation programs in order to ensure their efficacy in aligning the interests of management with those of Holdings' stockholders as we transitioned to a publicly traded company, including:

  •
  shifted the focus of our annual incentive performance objectives to adjusted EBITDA from adjusted net income;

  •
  terminated our pre-IPO cash-based management profit sharing plan;

  •
  introduced an equity-based incentive program;

  •
  established incentive performance objectives for equity awards utilizing free cash flow in some instances and cash flow from operating activities in others;

  •
  introduced stock ownership guidelines for our top executives;

  •
  adopted a peer group of 13 film/entertainment/restaurant industry competitors; and

  •
  adjusted Named Executive Officer target incentive opportunities to be more consistent with publicly traded peers.

Executive Compensation Program Elements

        Our executive compensation program consists of the elements described below. The Compensation Committee determines the portion of compensation allocated to each element for each individual Named Executive Officer.

        The Compensation Committee believes that the use of the combination of base salary, annual incentive compensation, and equity participation offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business. To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals such as achievement of target levels of adjusted EBITDA, free cash flow, operating cash flows, and other non-financial goals that the Compensation Committee deems important.

Base Salaries

        Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Base salaries for our Named Executive Officers are reviewed from time to time by the Compensation Committee and may be increased pursuant to such review and/or in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries for our Named Executive Officers increased between 1.5% and 18.5% from December 31, 2013 to December 31, 2014.

Annual Incentive Compensation Program

        The Compensation Committee has the authority to award annual incentive bonuses to our Named Executive Officers pursuant to our annual incentive compensation program ("AIP"), which historically have been paid in cash and traditionally have been paid in a single installment in the first quarter of the subsequent year upon certification of performance by the Compensation Committee. Under employment agreements with our Named Executive Officers, each Named Executive Officer is eligible for an annual bonus, as it may be determined by the Compensation Committee from time to time. We believe that annual bonuses based on performance serve to align the interests of management and stockholders. Individual bonuses are performance based and, as such, can be highly variable from year to year. The annual incentive bonuses for our Named Executive Officers are determined by our Compensation Committee, taking into account the recommendation of our CEO (except with respect to his own bonus).

        Commencing in 2014, we increased the target incentive under the AIP for certain Named Executive Officers. In the case of Mr. Lopez, his target incentive under the AIP is 90% of his base salary. With respect to each of Mr. Ramsey and Mr. John McDonald, the target incentive under the AIP is 70% of base salary and, with respect to each of Ms. Frank and Mr. Mark McDonald, the target incentive under the AIP is 65% of base salary.

        In 2014, we adjusted how we measured performance for purposes of the AIP. We changed the company component of the performance measures from net income targets to adjusted EBITDA targets, and we included an annual industry attendance adjustment to the extent that actual industry attendance differs from expectations used in setting our adjusted EBITDA target so that participants will not be penalized or rewarded for non-controllable industry results.

        The aggregate bonus under our AIP for each Named Executive Officer was apportioned to a company component and an individual component. The company component was based on attainment of 2014 targeted adjusted EBITDA (Adjusted EBITDA less cash distributions of earnings from our equity method investees, and decreased by the industry attendance adjustment) of $420,735,000 at which the Company component of the AIP would be paid at 100%. The industry attendance adjustment mechanism is objective in nature and was established at the time the target was set by the Compensation Committee. The industry attendance adjustment provides for a 2.6% increase or decrease to the initial adjusted EBITDA target for each 1% variance in industry attendance as compared to the assumed level of industry attendance used to determine the initial adjusted EBITDA target under the AIP for 2014, up to a maximum of 5% variance from assumed industry attendance for 2014. Under the AIP, the company component payout is on a scale ranging from 0% to 200% of target based on attained industry attendance adjusted EBITDA ranging from a threshold of $336,588,000 to a maximum of $504,882,000. The following table presents the AIP payout scale for the company component:

        The individual component of the bonus is based on achievement of individual key performance objectives and overall individual performance and contribution to our strategic and financial goals. Under the AIP, our Compensation Committee and, except with respect to his own bonus, CEO, retain certain discretion to decrease or increase individual component bonuses relative to the targets based on qualitative or other subjective factors deemed relevant by the Compensation Committee.

        Our Compensation Committee and the Board have approved bonus amounts to be paid in calendar 2015 for the performance during calendar 2014. The Company attained adjusted EBITDA of $428,682,000 for the twelve months ended December 31, 2014, which was equivalent to a 109.5% payout of the company component. The individual component of the bonus, which was subject to the approval by the Compensation Committee, was approved following a review of each Named Executive Officer's individual performance and contribution to our strategic and financial goals. Individual component bonuses of the AIP attained by the Named Executive Officers ranged from 109.5% to 120.0% of target.

        The following table summarizes the AIP bonus for our Named Executive Officers for calendar 2014:

	2014 Base Salary	Target AIP Bonus as % of Base Salary	Target Bonus Amount	% Allocated to Company Component	% Allocated to Individual Component	Company Component Achievement (109.5% Target)	Individual Component Achievement (109.5% to 120.0% Target)	Total AIP Bonus Amount
Gerardo I. Lopez	$897,625	90	$807,850	80	20	$707,699	$176,897	$884,596
Craig R. Ramsey	492,275	70	344,600	80	20	301,892	75,446	377,338
John D. McDonald	475,020	70	332,500	80	20	291,270	79,800	371,070
Elizabeth Frank	482,125	65	313,400	60	40	205,915	137,885	343,800
Mark A. McDonald	429,563	65	279,200	60	40	183,413	134,040	317,453

Pre-IPO Cash-Based Management Profit Sharing Plan

        In connection with the IPO, the cash-based management profit sharing plan ("MPSP") was terminated and the Company adopted an equity-based incentive program for calendar year 2014. See "Equity-Based Incentive Compensation Program" below. For 2013, awards under the MPSP were payable in cash and were subject to the Company achieving a predetermined adjusted net income target (as defined in the plan) for the applicable plan year. The calculation of net income, as described in the MPSP, could be adjusted for certain predefined exclusions and transactions ("adjusted net income") resulting from any interest charge on capital contributions, interest reductions, disposition of certain equity method investments or strategic assets, push down accounting adjustments directly related to the Merger, MPSP bonuses, and increased by 20% of dividends paid by the Company. If the adjusted net income was equal to or exceeded 100% of targeted adjusted net income, the Company paid MPSP participants an aggregate amount equal to 10% of the adjusted net income and each Named Executive Officer received an allocated portion of the total bonus amount. No MPSP incentive bonus could be paid below attainment of 100% of targeted adjusted net income.

        For calendar 2013, the MPSP was based on attainment of an adjusted net income target of $50,000,000. For the MPSP year ended December 31, 2013, the Company obtained an adjusted net income of $109,404,000. The Compensation Committee approved the MPSP bonus of 10% of such adjusted net income and each Named Executive Officer received an approved allocation of the aggregate MPSP bonus.

Equity-Based Incentive Compensation Program

        In December of 2013, in conjunction with the IPO, the Board adopted and Holdings's then-sole stockholder approved the 2013 Equity Incentive Plan. The 2013 Equity Incentive Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units ("RSU"), performance stock units ("PSU"), stock awards, and cash performance awards. We believe that the equity-based incentive compensation program furthers our goal to attract, retain and motivate talented executives by enabling such executives to participate in the Company's long-term growth and financial success and aligns the interests of management and stockholders. The maximum number of shares of Class A common stock available for delivery pursuant to awards granted under the 2013 Equity Incentive Plan is 9,474,000 shares. As of December 31, 2014, there were 8,608,822 shares remaining available for issuance.

        The 2013 Equity Incentive Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 2013 Equity Incentive Plan, the Compensation Committee has the authority to determine the persons to whom awards are to be granted, prescribe the restrictions, terms and conditions of all awards, interpret the 2013 Equity Incentive Plan and adopt rules for the administration, interpretation and application of the 2013 Equity Incentive Plan.

Equity Awards Granted in 2014

        On January 2, 2014, the Board approved grants of RSUs and PSUs to certain of the Company's employees under the 2013 Equity Incentive Plan. Each RSUs and PSUs represented the right to receive one share of Class A common stock on a future settlement date. Settlement of the RSUs and PSUs may be accelerated under certain circumstances. See "Potential Payments Upon Termination or Change of Control."

        RSUs.    With respect to our Named Executive Officers, 50% of the grant consisted of RSUs. The RSUs would vest if the Company achieved the cash flow from operating activities target of $100,000,000 for the twelve months ended December 31, 2014. These awards did not contain a service condition. The RSUs will not be settled, and will be non-transferable, until the third anniversary of the grant date. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the RSUs began to accrue with respect to the RSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon certification by the Compensation Committee that the cash flow from operating activities target has been met. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock. The Company attained cash flow from operating activities of $297,302,000 during the twelve months ended December 31, 2014, therefore, the RSUs vested.

        PSUs.    The remaining 50% of the grant with respect to our Named Executive Officers consisted of PSUs. The PSUs would vest on December 31, 2014, subject to the holder's continuous service for the Company through such vesting date and certification of achievement of a free cash flow performance target. The PSUs would vest ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%. Once vested, the PSUs will be settled without regard to the holder's continued service with the Company. The PSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the PSUs began to accrue with respect to the PSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon vesting of the PSUs. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock.

        The Board and Compensation Committee approved a modification to the performance target of the original PSU grant, which resulted in re- measurement of the fair value of the PSU awards as of September 15, 2014. In September 2014, the Board approved an increase in authorized capital expenditures for 2014 of $38,800,000 to accelerate deployment of certain customer experience enhancing strategic initiatives. This increase in capital expenditures was not contemplated at the time the free cash flow target for the PSU awards was established. To prevent the incremental capital expenditures from negatively impacting the PSU grant, the Compensation Committee adjusted the performance target by the amount of the additional capital expenditures authorized in September of 2014. The fair value of the stock at the modification date of September 15, 2014 was $24.60 per share and was based on the closing price of the Company's common stock.

        The PSUs vest ratably based on a modified free cash flow threshold of $56,318,000, a modified free cash flow target of $70,397,000, and a modified free cash flow maximum of $84,476,000, with the vested amount of PSUs ranging from 30% to 150% of the award. The following table presents the PSU performance and payout scale:

        The Company achieved the modified free cash flow performance at target of $70,397,000 during the twelve months ended December 31, 2014 and each Named Executive Officers met his/her one-year service condition, therefore, 100% of the PSUs vested on December 31, 2014.

Special Incentive Bonuses

        Pursuant to Mr. Lopez's previous employment agreement, Mr. Lopez was entitled to a special incentive bonus (the "Prior Special Incentive Bonus") of an aggregate of $2,000,000 that vests at the rate of $400,000 per year over five years, effective March 2009, provided that he remains employed on each vesting date. The fifth and final installment of the Prior Special Incentive Bonus was paid in March 2014.

        Effective December 23, 2013, Mr. Lopez's new employment agreement provides for a special incentive bonus (the "Special Incentive Bonus") of an aggregate of $1,200,000 that vests and is payable at the rate of $400,000 per year over three years, provided he remains employed on each applicable vesting date, December 23rd. We believe the bonus is an incentive for the Named Executive Officer to remain employed with the Company through the three year vesting period. The first installment of the Special Incentive Bonus was paid in December 2014 and the second and third installments are payable upon vesting. The new employment agreement is discussed below under "Description of Employment Agreements—Salary and Bonus Amounts." See also, "Potential Payments Upon Termination or Change of Control" for further information.

Changes to Compensation Program for 2015

        Commencing in 2015, the Company changed the target incentive mix under the AIP for certain Named Executive Officers. In the case of Mr. Lopez and Mr. Ramsey, their target incentives under the AIP for the company component will be 100% and the individual component will be 0%. Previously, their target incentives for the company component was 80% and the individual component was 20%. In addition, the Company increased the target incentive under the AIP for Mr. Lopez to 100% of his base salary. Also, commencing in 2015, the Compensation Committee may reduce the AIP incentive otherwise payable to Mr. Lopez and Mr. Ramsey in the event the Company fails to achieve a net income threshold established by the Compensation Committee.

Retirement Benefits

        We provide retirement benefits to the Named Executive Officers under both qualified and non-qualified defined benefit and defined contribution retirement plans. The Defined Benefit Retirement Income Plan for Certain Employees of American Multi Cinema, Inc. ("AMC Defined Benefit Retirement Income Plan") and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. Due to limitations on benefits imposed by ERISA, we established a non-qualified supplemental defined benefit plan (the "AMC Supplemental Executive Retirement Plan"). On November 7, 2006, our Board approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. Benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan or the AMC Supplemental Executive Retirement Plan for our Named Executive Officers or for other participants.

        The "Pension Benefits" table and related narrative section "Pension and Other Retirement Plans" below describes our qualified and non-qualified defined benefit plans in which our Named Executive Officers participate.

Non-Qualified Deferred Compensation Program

        Named Executive Officers are permitted to elect to defer base salaries and their cash bonuses under the AMC Non-Qualified Deferred Compensation Plan. Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. The Company may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by the Company. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Companies is also deferred.

        The "Non-Qualified Deferred Compensation" table and related narrative section below describe the non-qualified deferred compensation plan and the benefits thereunder.

Severance and Other Benefits Upon Termination of Employment

        We believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within a certain number of days following specified changes in their compensation, responsibilities or benefits following a change of control. Accordingly, we provide such protections for each of the Named Executive Officers and for other of our senior officers in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to our executive officers on a case-by-case basis. We consider these severance protections consistent with competitive practices.

        As described in more detail below under "Potential Payments Upon Termination or Change of Control," pursuant to their employment agreements, each of the Named Executive Officers is entitled to severance benefits in the event of termination of employment without cause and certain Named Executive Officers are entitled to severance benefits upon death or disability. In the case of Mr. Lopez and Ms. Frank, resignation for good reason also entitles him/her to severance benefits.

All Other Compensation

        The other compensation provided to each Named Executive Officer is reported in the All Other Compensation column of the "Summary Compensation Table" below, and is further described in footnote (9) to that table. All other compensation during the twelve months ended December 31, 2014 consists of Company matching contributions under our 401(k) savings plan, which is a qualified defined contribution plan, life insurance premiums, and personal use of corporate aircraft and other perquisites. On occasion, our Named Executive Officers receive event tickets from the Company, amusement park passes, event tickets and gifts from vendors for personal use and there is no incremental cost associated with these items.

Independent Compensation Consultant

        Since August, 2013, the Compensation Committee retained the services of Pay Governance LLC ("Pay Governance") as independent executive compensation consultant to advise the Compensation Committee on compensation matters related to the executive and director compensation programs. Pay Governance also advised the Compensation Committee on changes to be made to the Company's executive and director pay programs that would be effective following the IPO. In 2014, Pay Governance assisted the Compensation Committee with, among other things:

  •
  executive and director market pay analysis;

  •
  reviewing and making changes to the compensation peer group;

  •
  development of 2014 and 2015 executive and director pay programs;

  •
  CEO Pay Recommendations; and

  •
  drafting the 2014 Proxy Statement and Compensation, Discussion and Analysis disclosures.

        Pay Governance reports to the Compensation Committee and has direct access to the Chairman and the other members of the Compensation Committee. Beyond advice related to the executive and director compensation programs, Pay Governance did provide other services to the Company in 2014, but the amount paid to Pay Governance was immaterial. The Compensation Committee reviewed the nature of its relationship with Pay Governance and has concluded that Pay Governance's work for the Compensation Committee does not raise any conflicts of interest with respect to Pay Governance's independence.

Adoption of a Peer Group

        In connection with the IPO, the Company adopted a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. Based on recommendations from Pay Governance, the Company's peer group consists of the following companies: Brinker International, Inc., Carmike Cinemas Inc., The Cheesecake Factory Incorporated, Chipotle Mexican Grill, Inc., Cinemark Holdings Inc., DreamWorks Animation SKG Inc., IMAX

Corporation, Lions Gate Entertainment Corp., Netflix, Inc., Panera Bread Co., Regal Entertainment Group, SIRIUS XM Radio Inc. and Wynn Resorts LTD.

Compensation Claw-back Under Certain Circumstances

        For a period of three years following termination of the MPSP, any payment under the MPSP is subject to mandatory repayment to the extent that such payment was based upon materially inaccurate financial statements. In addition, pursuant to the terms of the 2013 Equity Incentive Plan, for a period of one year following the date on which the value of an award under the 2013 Equity Incentive Plan is realized, such value must be repaid in the event (i) the Named Executive Officer is terminated for "Cause" (as defined in the Named Executive Officer's respective employment agreement), or (ii) after termination for any other reason it is determined that such Named Executive Officer (a) engaged in an act during his or her employments that would have warranted termination for "Cause", or (b) engaged in conduct that violated a continuing obligation to the Company. Mr. Lopez's and Ms. Frank's employment agreements require repayment of any bonus compensation based on materially inaccurate financial statements or performance metrics.

Executive Stock Ownership Guidelines

        The Company has adopted stock ownership guidelines for our executives, including our Named Executive Officers. Our CEO is required to acquire and hold shares of our Class A common stock with a fair value at least equal to three times his base salary, and the other Named Executive Officers are required to acquire and hold shares of our Class A common stock with a fair value at least equal to two times their respective base salaries. Each Named Executive Officer is required to achieve the applicable guideline ownership amount within three years following the IPO. Further, our Insider Trading Policy prohibits the Named Executive Officers from entering into hedging positions with respect to their stock ownership. Pursuant to the Management Stockholders Agreement, our Named Executive Officers may not transfer shares of the Company acquired in connection with the Merger without the written consent of Wanda prior to January 1, 2016, after which certain limitations on transfer continue for a period of two years.

Limitation of Liability and Indemnification of Directors and Officers

        In 2013, we entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

IRS Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows publicly held companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) unless such compensation qualifies for an exemption for certain compensation that is based on performance. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program satisfies the requirements for exemption from the $1,000,000 deduction limitation, to the extent applicable, taking into account the special rules that apply to compensation provided pursuant to agreements in effect prior to an IPO. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance based and consistent with the goals of the Company and its stockholders.

Summary Compensation Table

        The following table presents information regarding compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for services rendered during the twelve months ended December 31, 2014. These individuals are referred to as "Named Executive Officers."

Name and Principal Position(1)	Year(2)	Salary ($)(3)	Bonus ($)(4)	Stock Awards ($)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)(8)	All Other Compensation ($)(9)	Total ($)
Gerardo I. Lopez	CY2014	$930,222	$800,000	$2,258,032	$—	$884,596	$28,216	$75,908	$4,976,974
Chief Executive Officer,	CY2013	833,414	400,000	2,160,000	—	3,247,350	43,218	72,047	6,756,029
President and Director	T2012	567,150	1,750,000	—	—	1,520,698	7,387	283,592	4,128,827
Craig R. Ramsey	CY2014	510,985	—	875,628	—	377,338	103,441	15,548	1,882,940
Executive Vice President	CY2013	483,923	—	1,007,604	—	1,427,579	19,777	21,763	2,960,646
and Chief Financial Officer	T2012	325,192	1,500,000	—	—	734,298	32,771	163,682	2,755,943
John D. McDonald	CY2014	493,074	—	875,628	—	371,070	248,446	6,774	1,994,992
Executive Vice President	CY2013	467,112	—	837,612	—	1,406,579	57,981	16,262	2,785,546
North American Operations	T2012	317,885	350,000	—	—	722,338	131,409	161,784	1,683,416
Elizabeth Frank	CY2014	500,449	—	875,628	—	343,800	—	11,570	1,731,447
Executive Vice President	CY2013	474,327	—	837,612	—	1,341,604	—	13,916	2,667,459
and Chief Content and	T2012	328,846	1,000,000	—	—	655,678	—	60,286	2,044,810
Programming Officer
Mark A. McDonald	CY2014	444,167	—	875,628	—	317,453	217,612	6,003	1,860,863
Executive Vice President,	CY2013	361,490	—	837,612	—	1,312,104	65,641	10,456	2,587,303
Global Development	T2012	237,500	350,000	—	—	529,678	87,794	59,020	1,263,992

(1)
The principal positions shown are at December 31, 2014.

(2)
CY2014 and CY2013 represent the twelve months ended December 31, 2014 and the twelve months ended December 31, 2013, respectively. The Transition Period ("T2012") represents the period from March 30, 2012 through December 31, 2012.

(3)
For CY2014, the base salary amounts included an additional pay period as a result of the timing and cut-off of the payroll calendar year.

(4)
The bonus activity for Mr. Lopez for 2014 reflects payment of his Special Incentive Bonus and final payment for his Prior Special Incentive Bonus. See "Executive Compensation Program Elements—Special Incentive Bonuses" above for further information.

(5)
As required by SEC Rules, amounts shown in this column, "Stock Awards," presents the aggregate grant date fair value of RSUs, PSUs, and stock awards granted in each year in accordance with ASC 718, Compensation—Stock Compensation. These awards were made under the provisions of the equity- based incentive compensation program. See "Executive Compensation Program Elements—Equity Awards Granted in 2014" above for information regarding the awards and the performance criteria.

For CY2014, the fair value of the RSUs and PSUs at the January 2, 2014 date of grant was $20.18 per share and was based on the closing price of the Company's common stock on January 2, 2014. The Board and Compensation Committee approved a modification to the performance target of the original PSU grant, which resulted in re-measurement of the fair value of the PSU awards as of September 15, 2014. The re-measured fair value at the PSU modified grant date was $24.60 per share and was based on the closing price of the Company's common stock on September 15, 2014. The amounts reported in this column were based on the grant date fair value of $20.18 for the RSUs and the modified grant date fair value of $24.60 for the PSUs. See "Executive Compensation Program Elements—Equity Awards Granted in 2014" above for information regarding the modification of the PSU performance target.

(6)
See "Executive Compensation Program Elements—Annual Incentive Compensation Program" above for a discussion of the terms of our AIP.

(7)
This column includes the aggregate increases and decreases in actuarial present value of each Named Executive Officer's accumulated benefit amounts. The aggregate decreases in actuarial present value in calendar 2013 amounts have been omitted from the Summary Compensation Table:

		Defined Benefit Plan	Supplemental Executive Retirement Plan
Craig R. Ramsey	CY2014	$54,746	$28,385
	CY2013	(5,309)	(2,753)
	T2012	21,581	11,190
John D. McDonald	CY2014	149,880	77,711
	CY2013	(25,292)	(13,113)
	T2012	84,072	43,591
Mark A. McDonald	CY2014	129,158	62,643
	CY2013	(24,335)	(11,803)
	T2012	53,717	26,053
(8)
This column also includes the nonqualified deferred compensation above market earnings for the difference between market interest rates determined pursuant to SEC rules and the interest contingently credited by the Company on salary deferred by the Named Executive Officers. For CY2014, the above market earnings of 6.0% to 9.5% for, Mr. Gerardo Lopez, Mr. Craig Ramsey, Mr. John McDonald, and Mr. Mark McDonald were $28,216, $20,310, $20,855, and $25,811 respectively. For CY2013, the above market earnings of 11.1% to 21.7% for, Mr. Gerardo Lopez, Mr. Craig Ramsey, Mr. John McDonald, and Mr. Mark McDonald were $43,218, $19,777, $57,981, and $65,641 respectively. For T2012, the above market earnings of 4.9% to 7.8% for Mr. Gerardo Lopez, Mr. John McDonald, and Mr. Mark McDonald were $7,387, $3,746, and $8,024, respectively. Further discussion on the nonqualified deferred compensation for the Named Executive Officers can be found in the "Compensation Discussion and Analysis—Nonqualified Deferred Compensation" section.

(9)
All Other Compensation is comprised of Company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, life insurance premiums, and personal use of the corporate aircraft and other perquisities. The following table summarizes "All Other Compensation" provided to the Named Executive Officers for the twelve months ended December 31, 2014:

	Company Matching Contributions to 401(k) Plan	Life Insurance Premiums	Personal Use of Corporate Aircraft and other Perquisites(a)	Total
Gerardo I. Lopez	$10,400	$3,294	$62,214	$75,908
Craig R. Ramsey	10,400	5,148	—	15,548
John D. McDonald	3,420	3,354	—	6,774
Elizabeth Frank	10,400	1,170	—	11,570
Mark A. McDonald	2,649	3,354	—	6,003

(a)
The Company has acquired a fractional share of an aircraft for use in conducting the Company's business. Our CEO is occasionally permitted to use the aircraft for personal use. In addition, from time to time business travel on the Company's aircraft requires multi-leg flights, a portion of which are deemed personal to the extent they involve commuting. The incremental cost for the personal use and the commuting aspect of multi-leg business trips includes variable costs incurred, such as hourly charges, fuel charges, applicable taxes and miscellaneous fees and excludes non-variable costs such as the Company's monthly management fee for the corporate aircraft. Infrequently, family of Named Executive Officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. To the extent there is additional incremental cost associated with the family member's use, such amount is included in perquisites. The incremental costs associated with Mr. Lopez's use of the Company aircraft in 2014 totaled $59,414. Other perquisites includes costs related to personal aspects of attendance of Mr. Lopez and his spouse at certain Company business functions at the request of the Company, and event tickets from the Company and amusement park passes, event tickets and gifts from vendors for personal use for which there is no incremental cost. Our Other Named Executive Officers also receive such event tickets from the Company and amusement park passes, event tickets and gifts from vendors. The Company does not provide any of our other Named Executive Officers with perquisites for which the aggregate value exceeds $10,000.

Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of our Named Executive Officers. Change of control, severance arrangements and restrictive covenants in each of NEO's employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change of Control."

        Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information about the Company at any time during or after his/her employment with the Company.

        Gerardo I. Lopez.    We entered into an employment agreement with Mr. Lopez that became effective on December 23, 2013. Mr. Lopez's employment agreement includes a three-year initial term, with automatic one-year extensions each year unless the Company or Mr. Lopez provides notice not to extend. The agreement provides that Mr. Lopez will receive an annual base salary of no less than $835,000, and a target incentive bonus was determined by the Board (or a committee thereof) under the terms of the annual incentive plan in effect for the applicable fiscal year. The Board or Compensation Committee, based on its review, has discretion to increase (but not reduce) the base salary each year. In addition, Mr. Lopez's agreement provides for a Special Incentive Bonus of $1,200,000 that vests at the rate of $400,000 per year over three years, provided he remains employed on each applicable vesting date.

        Craig R. Ramsey.    We entered into an employment agreement with Mr. Ramsey on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels under the agreement, the Compensation Committee considers the factors discussed in "Executive Compensation Program Elements" above.

        Elizabeth Frank.    We entered into an employment agreement with Ms. Frank on August 18, 2010. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Ms. Frank will receive an annual base salary that is subject to annual review by the Compensation Committee and can be increased but not decreased. The employment agreement provides that Ms. Frank's target incentive bonus shall be determined by the Board (or a committee thereof) and equal to at least 60% of the base salary. See "Executive Compensation Program Elements"—Annual Incentive Compensation Program "above for information regarding the increase in the target incentive bonus under the AIP. In making its determination with respect to salary and bonus payout levels, the Committee considers the factors discussed in "Executive Compensation Program Elements" above.

        John D. McDonald.    We entered into an employment agreement with Mr. McDonald on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels, the Compensation Committee considers the factors discussed in "Executive Compensation Program Elements" above.

        Mark A. McDonald.    We entered into an employment agreement with Mr. McDonald on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels, the Committee considers the factors discussed in "Executive Compensation Program Elements" above.

 Grants of Plan-Based Awards—Calendar 2014

        The following table summarizes plan-based awards granted to Named Executive Officers during the twelve months ended December 31, 2014:

			Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gerardo I. Lopez
AIP—Company(1)	N/A	N/A	$0	$646,300	$1,292,600	—	—	—	$—
AIP—Individual(2)	N/A	N/A	0	161,550	242,325	—	—	—	—
2013 EIP-RSU(3)	01/02/2014	01/02/2014	—	—	—	—	50,425	—	1,017,577
2013 EIP-PSU(4)	09/15/2014	09/15/2014	—	—	—	15,128	50,425	75,638	1,240,455
Craig R. Ramsey
AIP—Company(1)	N/A	N/A	0	275,700	551,400	—	—	—	—
AIP—Individual(2)	N/A	N/A	0	68,900	103,350	—	—	—	—
2013 EIP-RSU(3)	01/02/2014	01/02/2014	—	—	—	—	19,554	—	394,600
2013 EIP-PSU(4)	09/15/2014	09/15/2014	—	—	—	5,866	19,554	29,331	481,028
John D. McDonald
AIP—Company(1)	N/A	N/A	0	266,000	532,000	—	—	—	—
AIP—Individual(2)	N/A	N/A	0	66,500	99,750	—	—	—	—
2013 EIP-RSU(3)	01/02/2014	01/02/2014	—	—	—	—	19,554	—	394,600
2013 EIP-PSU(4)	09/15/2014	09/15/2014	—	—	—	5,866	19,554	29,331	481,028
Elizabeth Frank
AIP—Company(1)	N/A	N/A	0	188,050	376,100	—	—	—	—
AIP—Individual(2)	N/A	N/A	0	125,350	188,025	—	—	—	—
2013 EIP-RSU(3)	01/02/2014	01/02/2014	—	—	—	—	19,554	—	394,600
2013 EIP-PSU(4)	09/15/2014	09/15/2014	—	—	—	5,866	19,554	29,331	481,028
Mark A. McDonald
AIP—Company(1)	N/A	N/A	0	167,500	335,000	—	—	—	—
AIP—Individual(2)	N/A	N/A	0	111,700	167,550	—	—	—	—
2013 EIP-RSU(3)	01/02/2014	01/02/2014	—	—	—	—	19,554	—	394,600
2013 EIP-PSU(4)	09/15/2014	09/15/2014	—	—	—	5,866	19,554	29,331	481,028

(1)
These awards were made under the provisions of the Annual Incentive Compensation Program. The company component payout was on a scale ranging from 0% to 200% of target based on targeted adjusted EBITDA ranging from a threshold of $336,588,000 to a maximum of $504,882,000. No company performance component of the AIP would be paid below attainment of $336,588,000 of threshold adjusted EBITDA; upon attainment of $420,735,000 of targeted adjusted EBITDA, the Company would pay 100% of target payout; and upon attainment of $504,882,000 of maximum adjusted EBITDA, each Named Executive Officer would receive the maximum potential bonus of 200% of target payout. See "Executive Compensation Program Elements—Annual Incentive Compensation Program" above.

(2)
The individual component bonus of the AIP for the twelve months ended December 31, 2014 was approved during the first quarter of calendar 2015 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals. Individual component bonuses of the AIP attained by the Named Executive Officers ranged from 109.5% to 120.0% of target. See "Executive Compensation Program Elements—Annual Incentive Compensation Program" above for the amounts achieved by each Named Executive Officer.

(3)
Amounts shown in this row represent the number and aggregate grant date fair value of RSU awards granted by the Board and the Compensation Committee, in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The grant date fair value of the RSUs was based on the closing price of the Company's common stock on January 2, 2014 of $20.18 per share. See "Executive Compensation Program Elements—Equity Awards Granted in 2014" above.

(4)
Amounts shown in this row represents the number and aggregate grant date fair value of the PSU awards granted in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The fair value of the PSUs at the original grant date was $20.18 per share and was based on the closing price of the Company's common stock on January 2, 2014. The Board and Compensation Committee approved a modification to the performance target of the original PSU grant, which resulted in re-measurement of the fair value of the PSU awards as of September 15, 2014. The re-measured fair value at the PSU modified grant date was $24.60 per share and was based on the closing price of the Company's common stock on September 15, 2014. The amounts reported as fair value were based on the modified grant date fair value of $24.60 for the PSUs. The PSUs vested ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%. No PSUs would vest if the Company did not achieve the modified free cash flow threshold performance target of $56,318,000 or the Named Executive Officer's service did not continue through the last day of the performance period, during the twelve months ended December 31, 2014; upon attainment of $56,318,000 of modified free cash flow performance target, the number of PSUs awarded would be at 30%; upon attainment of

  $70,397,000 of modified free cash flow performance target, the number of PSUs awarded would be at 100% of target; and upon attainment of $84,476,000 of modified free cash flow performance target, each Named Executive Officer would receive the maximum potential award of 150% of targeted PSUs. See "Executive Compensation Program Elements—Equity Awards Granted in 2014" above for information regarding the grant and the modification of the PSU performance target.

Outstanding Equity Awards at December 31, 2014

        There were no outstanding equity awards of Common Stock held by our Named Executive Officers as of December 31, 2014.

Option Exercises and Stock Vested—Calendar 2014

        There were no options exercised during the twelve months ended December 31, 2014. The following table sets forth information on the vesting of the RSUs and PSUs for each Named Executive Officer during 2014.

	Number of Shares Acquired on Vesting (#)(1)	Value on Vesting ($)(2)
Gerardo I. Lopez	100,850	$2,640,253
Craig R. Ramsey	39,108	1,023,847
John D. McDonald	39,108	1,023,847
Elizabeth Frank	39,108	1,023,847
Mark A. McDonald	39,108	1,023,847

(1)
The amount in this column reflects the number of shares underlying the RSUs and PSUs that vested during the twelve months ended December 31, 2014.

(2)
The aggregate value upon vesting was calculated by multiplying the closing price of the Company's common stock of $26.18 on the vesting date of December 31, 2014 by the number of shares acquired on vesting. See "Executive Compensation Program Elements—Equity Awards Granted in 2014" above.

Pension Benefits

        The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Gerardo I. Lopez	—	—	$—
Craig R. Ramsey	Defined Benefit Retirement Income Plan	12.00	307,379
	Supplemental Executive Retirement Plan	12.00	159,373
John D. McDonald	Defined Benefit Retirement Income Plan	31.05	668,701
	Supplemental Executive Retirement Plan	31.05	346,716
Elizabeth Frank	—	—	—
Mark A. McDonald	Defined Benefit Retirement Income Plan	26.60	534,383
	Supplemental Executive Retirement Plan	26.60	259,182

(1)
The number of years credited service represents the numbers of years of service through December 31, 2006, the date the plans were frozen.

(2)
The accumulated benefit was based on service and earnings considered by the plans for the period through December 31, 2014. The present value has been calculated assuming the Named Executive Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption was 3.80%. The post- retirement mortality assumption was based on the RP-2014 Mortality Table with Generational Improvement Projection.

Pension and Other Retirement Plans

        We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which certain of the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have a non-qualified supplemental defined-benefit plan that permits the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. The material terms of the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan are described below.

        AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

        The plan provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. The plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

        Subject to the forgoing, any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan.

        The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan, each as calculated as of December 31, 2006. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum (in certain limited circumstances, specified in the plan) or equal semi-annual installments over a period of two to ten years, with such form, and, if applicable, period, having been irrevocably elected by the participant.

        If a participant's employment with AMC terminates for any reason before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

        AMC permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during the twelve months ended December 31, 2014 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan. Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. AMC may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by AMC. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals under certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

        The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during the twelve months ended December 31, 2014:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Gerardo I. Lopez	$311,680	$2,640,253	$55,084	$3,511,982
Craig R. Ramsey	19,682	1,023,847	31,103	1,382,991
John D. McDonald	375,385	1,023,847	46,287	1,843,178
Elizabeth Frank	—	1,023,847	—	1,023,847
Mark A. McDonald	283,803	1,023,847	53,965	1,933,541

(1)
These amounts represent payroll deductions for the applicable executive and are therefore included in the Summary Compensation Table.

(2)
Due to their deferred settlements, these amounts represents the RSUs and PSUs that vested during the twelve months ended December 31, 2014. The RSUs and PSUs will not be settled, and will be non-transferable, until the third anniversary of the grant date of January 2, 2014. The fair value upon vesting was calculated by multiplying the closing price of the Company's common stock of $26.18 on the vesting date of December 31, 2014 by the number of shares vested.

(3)
Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table: Mr. Gerardo Lopez—$28,216, Mr. Craig Ramsey—$20,310, Mr. John McDonald—$20,855 and Mr. Mark McDonald—$25,811.

(4)
The amounts reported include amounts included in Summary Compensation Table for current and prior years.

Potential Payments Upon Termination or Change of Control

        The following tables describe potential payments and other benefits that would have been received or receivable by each Named Executive Officer or his or her estate under the officer's employment agreement or related plans and agreements if employment had been terminated under various circumstances on December 31, 2014:

	Termination Following A Change of Control ($)	Death or Disability ($)	Termination with Good Reason by Employee ($)	Termination Without Cause by Company ($)	Retirement ($)
Gerardo I. Lopez
Base Salary	1,795,250	—	1,795,250	1,795,250	—
Special Incentive Bonus	800,000	—	—	—	—
AIP	2,110,130	—	2,110,130	2,110,130	—

Total	4,705,380	—	3,905,380	3,905,380	—

Craig R. Ramsey
Base Salary	984,550	984,550	—	984,550	—
AIP	—	—	—	—	344,600

Total	984,550	984,550	—	984,550	344,600

John D. McDonald
Base Salary	950,040	950,040	—	950,040	—
AIP	—	—	—	—	332,500

Total	950,040	950,040	—	950,040	332,500

Elizabeth Frank
Base Salary	—	—	964,250	964,250	—
AIP	—	—	—	—	—

Total	—	—	964,250	964,250	—

Mark A. McDonald
Base Salary	859,126	859,126	—	859,126	—
AIP	—	—	—	—	279,200

Total	859,126	859,126	—	859,126	279,200

        In the event Mr. Lopez's employment is terminated by the Company without "Cause" or by Mr. Lopez for "Good Reason" (as those terms are defined in the paragraph below and in the employment agreement), Mr. Lopez is entitled to severance pay equal to two times the sum of his base salary plus two times the average of each AIP bonus paid to him during the 24 months preceding the severance date to be paid in equal installments over a period of twenty-four consecutive months. If either of these termination events occurs following a "Change of Control" (as defined in the paragraph below and in the employment agreement), Mr. Lopez is entitled to receive an amount equal to two times the sum of his base salary, plus two times the average of each AIP bonus paid to him during the 24 months preceding the severance date and any remaining unpaid Special Incentive Bonus shall immediately vest in full and become payable.

        Cause, defined in Mr. Lopez' employment agreement, shall mean, as reasonably determined by the Board based on information that one or more of the following has occurred, the executive has; (i) committed a felony or similar crime; (ii) engaged in acts of fraud, dishonesty, gross negligence or other misconduct; (iii) willfully failed to perform his duties under the agreement; or (iv) breached any provision, materially breached any contract or breached any material written Company policy. Good Reason shall mean a termination of the executive's employment by means of resignation by the executive after the occurrence of any one of of the following conditions; (i) a material diminution in the executive's rate of base salary; (ii) a material diminution in the executive's authority, duties, or responsibilities; (iii) a material change in the geographic location of the executive's principal office with the Company; or (iv) a material beach of the employment agreement by the Company. Per Mr. Lopez's employment agreement, Change of Control is defined as one of the following events; (i) any Person, other than Wanda or any of its subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 35% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors; (ii) during any period of two consecutive years, individuals who constitute the Board as of the beginning of such period, (the "Incumbent Director") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election to the Board was approved by a vote of at least a majority of the Incumbent Directors, provided further that any member of the Board who was designated as a Board member by Wanda shall be considered as though such individual was an Incumbent Director; or (iii) consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company.

        In the event Mr. Ramsey's, Mr. John McDonald's, or Mr. Mark McDonald's employment is terminated as a result of the executive's death, "Disability", or by the Company without "Cause" (as those terms are defined in the paragraph below and in the applicable employment agreement) the executive is entitled to a lump cash severance payment equal to two years of his base salary then in effect. Following a Change in Control (as defined in the paragraph below and in the applicable employment agreement), if the executive resigns in response to a substantial adverse alteration in responsibilities, reduction in base salary, or a material reduction in benefits, the executive is entitled to a lump cash severance payment equal to two years of his base salary then in effect. If the executive retires, he is entitled to a payment equal to a pro rata share of his AIP at target for the year in which he retires.

        The employment agreements for Mr. Ramsey, Mr. John McDonald and Mr. Mark McDonald define Disability as the executive's incapacity due to physical or mental illness and the executive has not been regularly performing his duties and obligations for a period of 120 consecutive days. Cause is defined as a willful and continued failure by the executive to perform substantially his duties with the Company or the willful engaging by the executive in misconduct which is materially and demonstrably injurious to the Company. Change of Control is defined as a merger or similar transaction, provided the executive terminates his employment subsequent to a Change of Control within 60 days of the occurrence of any such event; (i) a substantial adverse alteration in executive's responsibilities from those in effect immediately prior to the Change of Control; (ii) a reduction in base salary below the rate that is in effect immediately prior to the Change of Control; or (iii) a material reduction in the benefits provided to the Executive by the Company prior to the Change of Control.

        Ms. Frank is entitled to receive cash severance payments equal to two years of her base salary in the event of termination by the Company without "Cause" or by Ms. Frank for "Good Reason" (as such term is defined in the her employment agreement).

        Per Ms. Frank's employment agreement, Cause shall mean, as reasonably determined by the Board based on information that one or more of the following has occurred, the executive has; (i) committed a felony or similar crime; (ii) engaged in acts of fraud, dishonesty, gross negligence or other misconduct; (iii) willfully failed to perform her duties under the agreement; or (iv) breached any provision, materially breached any contract or breached any material written Company policy. Good Reason shall mean a termination of the executive's employment by means of resignation by the executive after the occurrence of any one of the following conditions; (i) a material diminution in the executive's rate of base salary; (ii) a material diminution in the executive's authority, duties, or responsibilities; (iii) a material change in the geographic location of the executive's principal office with the Company; or (iv) a material beach of the employment agreement by the Company.

        Acceleration of RSU and PSU Settlements.    The vested RSUs and the vested PSUs granted to Mr. Lopez and Ms. Frank shall be settled within 60 days following the occurrence of any one of the following conditions; (i) termination by the Company, other than for Cause; (ii) resignation with Good Reason; (iii) death; or (iv) disability. For Mr. Ramsey, Mr. John McDonald, and Mr. Mark McDonald, the vested RSUs and the vested PSUs, shall be settled within 60 days following the occurrence of any one of the following conditions; (i) termination by the Company, other than for Cause; (ii) resignation, other than following a Change of Control; (iii) death; (iv) disability; or (v) retirement.

        Because these amounts are already earned, they are not included in the table above. See "Summary Compensation Table" and "Non-Qualified Deferred Compensation Table" for a discussion of these awards.

        Postretirement Medical Benefits.    As of December 31, 2014, Mr. Ramsey, Mr. John McDonald, and Mr. Mark McDonald were eligible for future retiree medical coverage under the AMC Postretirement Medical Plan. The eligibility for these subsidized benefits was based upon a participant's age and service as of January 1, 2009, the date the plan was frozen. On January 12, 2015, the Compensation Committee and all of the Board of Directors of the Company adopted resolutions to terminate the AMC Postretirement Medical Plan with a targeted effective date of March 31, 2015. On January 23, 2015, we notified the eligible Named Executive Officers that their retiree medical coverage under the plan will be terminated after March 31, 2015. Payments to Mr. Ramsey, Mr. John McDonald, and Mr. Mark McDonald will be approximately $25,000, $5,000, and $5,000, respectively, with a targeted payment date by March 31, 2015.

Director Compensation

        The following section presents information regarding the compensation paid during the twelve months ended December 31, 2014 to members of our Board who were not employees of Wanda or the Company ("non-employee directors"). The other members of our Board do not receive any compensation from the Company. Mr. Lopez's compensation is presented in the Summary Compensation Table and the related explanatory tables. Mr. Lopez did not receive additional compensation for his service as a director. We reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

Non-Employee Director Compensation

        In order to attract and retain qualified non-employee directors, the Company adopted a Non-Employee Director Compensation Plan, effective January 1, 2014, pursuant to which non-employee directors are compensated for their service to the Company. Each non-employee director receives the following annual compensation for services as a Board member:

  a)
  an annual cash retainer of $50,000 for non-employee directors who serve as a Board member;

  b)
  annual stock award with a value of $100,000 for non-employee directors who serve as a Board member. Stock awards are made pursuant to the Company's 2013 Equity Incentive Plan and are fully vested at the date of grant. The number of shares awarded to each non-employee director is determined by dividing $100,000 by the average closing price of the stock for the five trading days prior to the date of the stock award; and

  c)
  an annual cash retainer for non-employee directors who serve on a committee as follows:

Committee	Chairperson	Member
Audit	$15,000	$5,000
Compensation	10,000	5,000
Nominating and Corporate Governance	10,000	5,000

        The following table presents information regarding the compensation of our non-employee directors during the twelve months ended December 31, 2014:

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Anthony J. Saich	$65,000	$100,940	$165,940
Lloyd Hill	70,000	100,940	170,940
Howard W. Koch	9,725	19,388	29,113
Kathleen M. Pawlus	2,055	4,242	6,297

(1)
Includes the annual cash retainer for services as a board member, the annual cash retainer for services as a member of a committee, and the annual cash retainer for services as a chairman of a committee. The Board of Directors appointed Mr. Koch and Ms. Pawlus to serve as a director of the Board on October 22, 2014 and December 17, 2014, respectively, therefore, their annual cash retainers were prorated for their partial year of service.

(2)
Represents the aggregate grant date fair values, as computed in accordance with Financial Accounting Standards Board's Accounting Standard Codification Topic 718, Compensation—Stock Compensation, calculated based upon the closing price of the Company's Class A common stock on January 2, 2014 of $20.18 per share for Mr. Saich and Mr. Hill, the closing stock price on October 22, 2014 of $22.44 for Mr. Koch, and the closing stock price on December 17, 2014 of $25.40 for Ms. Pawlus. The Board of Directors appointed Mr. Koch and Ms. Pawlus to serve as a director of the Board on October 22, 2014 and December 17, 2014, respectively, therefore, their annual stock award was prorated for their partial year of service.

Compensation Committee Interlocks and Insider Participation

        Mr. Liu, Mr. Ye, and Mr. Hill were members of the Compensation Committee during the twelve months ended December 31, 2014. During the period January 1, 2014 through December 31, 2014, no member of the Compensation Committee had a relationship required to be described under the SEC rules relating to disclosure of related person transactions (other than as described below in "Related Person Transactions" with respect to agreements with Wanda) and none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

Compensation Policies and Practices as They Relate to Risk Management

        We do not believe that any risks arising from our compensation policies or practices create or encourage the taking of excessive risks that are reasonably likely to have a material adverse effect on the Company.

Certain Relationships and Related Person Transactions

Policies and Procedures with Respect to Related Transactions

        The Board has adopted the Compliance Plan for AMC Entertainment Holdings, Inc. and Certain Subsidiaries and Related Companies, which serves as our policy for the review, approval or ratification of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant, where the amount involved exceeds $120,000 and one of the Company's executive officers, directors, director nominees, 5% stockholders (or their immediate family or household members) or any firm, corporation or other entity in which any of the foregoing persons has a position or relationship (or, together with his or her immediate family members, a 10% or greater beneficial ownership interest) (each, a "Related Person") has a direct or indirect material interest.

        This policy is administered by the Audit Committee. As appropriate for the circumstances, the Audit Committee will review and consider relevant facts and circumstances in determining whether or not to approve or ratify such transaction. Our policy includes certain factors that the Audit Committee takes into consideration when determining whether to approve a related person transaction as follows:

  •
  the position within or relationship of the related person with the Company;

  •
  the materiality of the transaction to the related person and the Company, including the dollar value of the transaction, without regard to profit or loss;

  •
  the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

  •
  whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not related persons;

  •
  whether the transaction is in the ordinary course of the Company's business and was proposed and considered in the ordinary course of business; and

  •
  the effect of the transaction on the Company's business and operations, including on the Company's internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Related Person Transactions

Management Stockholders Agreement

        On the closing of the Merger, the Company and Wanda entered into a management stockholders agreement (the "Management Stockholders Agreement") with members of management, including our Named Executive Officers. The Management Stockholders Agreement was amended in connection with the IPO, and it continued in effect following the completion of the IPO although the occurrence of the IPO caused certain provisions of the agreement to cease to be in effect.

        Transfer Restrictions.    Under the Management Stockholders Agreement, each Management Member agreed, subject to customary exceptions, not to transfer any shares of the Company acquired in connection with the Merger without the written consent of Wanda prior to January 1, 2016 (the "Release Date"). Until the second anniversary following the Release Date, each Management Member agreed to restrictions on the number of such shares of the Company's Common Stock they may transfer.

        Put Rights.    Beginning on January 1, 2016 (or upon the termination of a Management Member's employment by the Company without cause, by the Management Member for good reason, or due to the Management Member's death or disability) the Management Members will have the right to require the Company to purchase shares of the Company acquired in connection with the Merger if and only if such shares are not fully and freely tradeable at a price equal to the price per share paid by such Management Member with appropriate adjustments for any subsequent events such as dividend, splits, combinations and the like.

        Piggyback Registration Rights.    Subject to specified limitations, all Management Members have unlimited piggyback registration rights. The Company has agreed to pay all registration expenses relating to these registrations.

Registration Rights Agreement

        In connection with the IPO, we entered into a registration rights agreement with Wanda (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to effect registered offerings upon request from Wanda and to grant incidental or "piggyback" registration rights with respect to any Class A common stock held by Wanda. The Class B common stock converts to Class A common stock in certain circumstances.

        The obligation to effect any demand for registration by Wanda is subject to certain conditions, including limitations on the number of demand registrations and limitations on the minimum value of securities to be registered. In connection with any registration effected pursuant to the terms of the Registration Rights Agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by Wanda. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the Registration Rights Agreement.

Tax Sharing Agreement

        In connection with the IPO, we entered into a tax agreement with a U.S. subsidiary of Wanda. Pursuant to the tax agreement, for any period that we were members of any consolidated or other tax group of which the Wanda subsidiary was the common parent, we will pay the group's tax liabilities attributable to our activities up to the amount that would be payable by us if the Company was the common parent of the consolidated or other tax group and, in addition, we will have the right to control the filing of tax returns, audits and other tax matters of any such consolidated or other tax group.

Receivables

        As of December 31, 2014, the Company recorded a receivable due from Wanda of $156,000 for reimbursement of general administrative and other expense incurred on behalf of Wanda.

Other

        Ms. Pawlus was elected to the Board of Directors effective December 17, 2014. Ms. Pawlus was a former partner of and the former Global Assurance Chief Financial Officer and Chief Operating Officer for Ernst & Young, LLP. During the period from January 1, 2013 through February 27, 2015, the Company paid Ernst & Young, LLP approximately $4,789,000 for professional services. As a result of her relationship with Ernst & Young, LLP, Ms. Pawlus had an indirect interest in the payments made by the Company to Ernst & Young, LLP. Ms. Pawlus retired from Ernst & Young, LLP effective as of December 16, 2014.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

        The Senior Secured Credit Facility is with a syndicate of banks and other financial institutions and, as a result of the third amendment on December 15, 2010, the term loan maturity was extended from January 26, 2013 to December 15, 2016 (the "Term Loan due 2016") for the then aggregate principal amount of $476,597,000 held by lenders who consented to the amendment. The remaining then aggregate term loan principal amount of $142,528,000 (the "Term Loan due 2013") was scheduled to mature on January 26, 2013. The Senior Secured Credit Facility also provided for a revolving credit facility of $192,500,000 that would mature on December 15, 2015. The revolving credit facility included borrowing capacity available for letters of credit and for swingline borrowings on same-day notice.

        Incremental Amendment.    On February 22, 2012, AMCE entered into an amendment to its Senior Secured Credit Facility pursuant to which AMCE borrowed term loans (the "Term Loan due 2018"), and used the proceeds, together with cash on hand, to repay the existing Term Loan due 2013. The Term Loan due 2018 was issued under the Senior Secured Credit Facility for $300,000,000 aggregate principal amount and the net proceeds received were $297,000,000. The 1% discount was amortized to interest expense over the term of the loan until the Merger date of August 30, 2012, when the debt was re-measured at fair value. The Term Loan due 2018 required repayments of principal of 1%, or $3,000,000, per annum and the remaining principal payable upon maturity on February 22, 2018.

        Fourth Amendment.    On July 2, 2012, AMCE entered into a waiver and fourth amendment to its Senior Secured Credit Facility dated as of January 26, 2006 to, among other things: (i) waive a certain specified default that would otherwise occur upon the change of control effected by the Merger, (ii) permit the Company to change its fiscal year after completion of the Merger, (iii) reflect the change in ownership going forward by restating the definition of "Permitted Holder" to include only Wanda and its affiliates under the Senior Secured Credit Facility in connection with the Merger, (iv) provide for a minimum LIBOR percentage of 1.00%, from, and only after, the completion of the Merger, in determining the interest rate to the Term Loan due 2016, and (v) provide for an interest rate of LIBOR plus 375 basis points to the Term Loan due 2018, from and only after, the completion of the Merger.

        In connection with the waiver and fourth amendment, AMCE paid consent fees to lenders equal to 0.25% of the sum of the revolving credit commitment of such consenting lender and the aggregate outstanding principal amount of term loans held by such consenting lender. AMCE made total consent fee payments to lenders for the fourth amendment of $2,256,000 and recorded it as deferred charges to be amortized as an adjustment to interest expense over the remaining term of the related term loan or revolving credit facility. AMCE recorded deferred charges for the consent fees of $438,000 on the Revolving Credit Facility pursuant to ASC 470-50-40-21 and recorded deferred charges of $1,108,000 for the Term Loan due 2016 and $710,000 for the Term Loan due 2018 pursuant to ASC 470-50-40-17b.

        New Senior Secured Credit Facility.    On April 30, 2013, AMCE entered into a new $925,000,000 Senior Secured Credit Facility pursuant to which AMCE borrowed term loans and used the proceeds to fund the redemption of both the Term Loan due 2016 and the Term Loan due 2018. The Senior Secured Credit Facility is comprised of a $150,000,000 Revolving Credit Facility, which matures on April 30, 2018 (the "Revolving Credit Facility"), and a $775,000,000 term loan, which matures on April 30, 2020 (the "Term Loan due 2020"). The Term Loan due 2020 requires repayments of principal of 0.25% of the original principal amount, or $1,937,500, per quarter, with the remaining principal payable upon maturity. The term loan was issued at a 0.25% discount, which will be amortized to interest expense over the term of the loan. AMCE capitalized deferred financing costs of approximately $6,909,000 related to the issuance of the Revolving Credit Facility and approximately $2,217,000 related to the issuance of the Term Loan due 2020 during calendar 2013. Concurrently with the Term Loan due 2020 borrowings on April 30, 2013, AMCE redeemed all of the outstanding Term Loan due 2016 and the Term Loan due 2018 at a redemption price of 100% of the outstanding aggregate principal balance of $464,088,000 and $296,250,000, respectively, plus accrued and unpaid interest. AMCE recorded a net gain of approximately $(130,000) in other expense (income), which consisted of the Term Loan due 2016 premium write-off, partially offset by the expense for the third-party costs incurred in connection with the repurchase of the Term Loan due 2016 and the Term Loan due 2018, during the twelve months ended December 31, 2013. At December 31, 2014, the aggregate principal balance of the Term Loan due 2020 was $761,438,000 and there were no borrowings under the Revolving Credit Facility. As of December 31, 2014, AMCE had approximately $136,798,000 available for borrowing, net of letters of credit, under its Revolving Senior Credit Facility.

        Borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at the Company's option, either a base rate or LIBOR. The minimum rate for base rate borrowings is 1.75% and the minimum rate for LIBOR-based borrowings is 0.75%. The applicable margin for the Term loan due 2020 is 1.75% for base rate borrowings and 2.75% for LIBOR based loans. The applicable margin for the Revolving Credit Facility ranges from 1.25% to 1.5% for base rate borrowings and from 2.25% to 2.5% for LIBOR based borrowings. The Revolving Credit Facility also provides for an unused commitment fee of 0.50% per annum and for letter of credit fees of up to 0.25% per annum plus the applicable margin for LIBOR-based borrowings on the undrawn amount of the letter of credit. The applicable rate for borrowings under the Term Loan due 2020 at December 31, 2014 was 3.5% based on LIBOR (2.75% margin plus 0.75% minimum LIBOR rate). Prior to redemption, the applicable rate for borrowings under the Term Loan due 2016 at April 30, 2013 was 4.25% based on LIBOR (3.25% margin plus 1.00% minimum LIBOR rate) and the applicable rate for borrowings under the Term Loan due 2018 was 4.75% (3.75% margin plus 1.00% minimum LIBOR rate). AMCE is obligated to repay $7,750,000 of the Term Loan due 2020 per annum through April 30, 2019, with any remaining balance due on April 30, 2020. AMCE may voluntarily repay outstanding loans under the Senior Secured Credit Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

        The Senior Secured Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of AMCE and its subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make acquisitions; engage in mergers or consolidations; engage in transactions with affiliates; amend constituent documents and material agreements governing subordinated indebtedness, including the Notes due 2020; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries. In addition, the Senior Secured Credit Facility requires AMCE and its subsidiaries to maintain, on the last day of each fiscal quarter, a net senior secured leverage ratio, as defined in the Senior Secured Credit Facility, of no more than 3.25 to 1 as long as the commitments under the Revolving Credit Facility remain outstanding. The Senior Secured Credit Facility also contains certain customary affirmative covenants and events of default, including the occurrence of (i) a change in control, as defined in the Senior Secured Credit Facility, (ii) defaults under other indebtedness of AMCE, any guarantor or any significant subsidiary having a principal amount of $25,000,000 or more, and (iii) one or more uninsured judgments against the AMCE, any guarantor, or any significant subsidiary for an aggregate amount exceeding $25,000,000 with respect to which enforcement proceedings are brought or a stay of enforcement is not in effect for any period of 60 consecutive days.

        All obligations under the Senior Secured Credit Facility are guaranteed by each of AMCE's wholly-owned domestic subsidiaries. All obligations under the Senior Secured Credit Facility, and the guarantees of those obligations (as well as cash management obligations), are secured by substantially all of AMCE's assets as well as those of each subsidiary guarantor.

Notes Due 2020

        On December 15, 2010, the Company completed the offering of $600,000,000 aggregate principal amount of its Notes due 2020. The Notes due 2020 mature on December 1, 2020, pursuant to an indenture dated as of December 15, 2010, among the Company, the Guarantors named therein and U.S. Bank National Association, as trustee. The Company will pay interest on the Notes due 2020 at 9.75% per annum, semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011. The Company may redeem some or all of the Notes due 2020 at any time on or after December 1, 2015 at 104.875% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after December 1, 2018, plus accrued and unpaid interest to the redemption date.

        On May 26, 2015, the Company launched a cash tender offer for any and all of the Notes due 2020 at a at a purchase price of $1,093.00 for each $1,000 principal amount of Notes due 2020 validly tendered and accepted by the Company on or before the Expiration Date. Holders of $581,324,000, or approximately 96.9%, of the Notes due 2020 validly tendered and did not withdraw their Notes due 2020 on or prior to the Expiration Date.

        On June 5, 2015, the Company accepted for purchase $581,324,000 aggregate principal amount, plus accrued and unpaid interest of the Notes due 2020, at a purchase price of $1,093.00 for each $1,000 principal amount of Notes due 2020 validly tendered.

        The Indenture provides that the Notes due 2020 are general unsecured senior subordinated obligations of the Company and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of its existing and future domestic restricted subsidiaries that guarantee its other indebtedness.

        The indenture governing the Notes due 2020 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets.

        In connection with the Merger on August 30, 2012, the carrying value of the Notes due 2020 was adjusted to fair value. As a result, a premium of $63,000,000 was recorded and will be amortized to interest expense over the remaining term of the notes. Quoted market prices were used to estimate the fair value of the Company's Notes due 2020 (Level 2) at the Merger. The Company determined the premium for the Notes due 2020 as the difference between the fair value of the Notes due 2020 and the principal balance of the Notes due 2020.

Notes Due 2022

        On February 7, 2014, AMCE completed an offering of $375,000,000 aggregate principal amount of its Senior Subordinated Notes due 2022 (the "Notes due 2022") in a private offering. The Notes due 2022 mature on February 15, 2022. AMCE will pay interest on the Notes due 2022 at 5.875% per annum, semi-annually in arrears on February 15th and August 15th, commencing on August 15, 2014. AMCE may redeem some or all of the Notes due 2022 at any time on or after February 15, 2017 at 104.406% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 15, 2020, plus accrued and unpaid interest to the redemption date. Prior to February 15, 2017, AMCE may redeem the Notes due 2022 at par plus a make-whole premium. AMCE used the net proceeds from the Notes due 2022 private offering, together with a portion of the net proceeds from the IPO, to pay the consideration and consent payments for the tender offer for the Notes due 2019, plus any accrued and unpaid interest and related transaction fees and expenses.

        The Notes due 2022 are general unsecured senior subordinated obligations of AMCE and are fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by all of its existing and future domestic restricted subsidiaries that guarantee its other indebtedness. The Notes due 2022 are not guaranteed by Holdings.

        The indenture governing the Notes due 2022 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets.

        AMCE filed a registration statement on April 1, 2014 pursuant to the Securities Act of 1933, as amended, relating to an offer to exchange the original Notes due 2022 for exchange Notes due 2022. The registration statement was declared effective on April 9, 2014. After the exchange offer expired on May 9, 2014, all of the original Notes due 2022 were exchanged.

Promissory Note

        On December 26, 2013, the Company amended and restated its existing exhibitor services agreement with NCM in connection with the spin-off by NCM of its Fathom Events business to AC JV, a newly-formed company owned 32% by each of the Founding Members and 4% by NCM. In consideration for the spin-off, NCM received a total of $25,000,000 in promissory notes from its Founding Members (approximately $8,333,000 from each Founding Member). Interest on the promissory note is at a fixed rate of 5% per annum, compounded annually. Interest and principal payments are due annually in six equal installments commencing on the first anniversary of the closing.

Financial Covenants

        Each indenture relating to the Notes due 2022 and the Notes due 2020 allows AMCE to incur specified permitted indebtedness (as defined therein) without restriction. Each indenture also allows AMCE to incur any amount of additional debt as long as it can satisfy the coverage ratio of each indenture, after giving effect to the indebtedness on a pro forma basis. Under the indenture for the Notes due 2020 (AMCE's most restrictive indenture), at March 31, 2015 AMCE could borrow approximately $2,067,000,000 (assuming an interest rate of 6.25% per annum on the additional indebtedness) in addition to specified permitted indebtedness. If AMCE cannot satisfy the coverage ratios of the indentures, generally it can borrow an additional amount under the Senior Secured Credit Facility. The indentures also contain restrictions on AMCE's ability to make distributions to Holdings. Under the most restrictive provision set forth in the note indenture for the Notes due 2020, as of March 31, 2015, the amount of loans and dividends which AMCE could make to Holdings could not exceed approximately $759,056,000 in the aggregate.

        As of March 31, 2015, AMCE was in compliance with all financial covenants relating to the Senior Secured Credit Facility, the Notes due 2020, and the Notes due 2022.

 DESCRIPTION OF EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under "—Certain Definitions". In this description, the words "we", "us", "our", the issuer", and the "Company" refer only to AMC Entertainment Inc. and not to any of its subsidiaries or parent entities.

        The Company issued $600.0 million in aggregate principal amount of 5.75% Senior Subordinated Notes due 2025 (the "original notes") under an indenture dated June 5, 2015 (as amended and restated from time to time, the "Indenture"), between itself, the guarantors party thereto and U.S. Bank National Association, as trustee (the "Trustee"). The original notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. In this section, we refer to the exchange notes together with the original notes as the "notes." The notes include the terms stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

        The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Registration Rights Agreement because those agreements, not this description, define your rights as holders of the notes. You may request copies of the Indenture and Registration Rights Agreement at our address set forth under the heading "Summary—Corporate Information".

Exchange Notes versus Original notes

        The terms of the exchange notes are substantially identical to the original notes except that the exchange notes will be registered under the Securities Act and will be free of any covenants regarding exchange registration rights.

Brief Description of the Notes and the Guarantees

The notes:

  •
  are general unsecured senior subordinated obligations of the Company;

  •
  are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of the Guarantors;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including Indebtedness under the Credit Facility; and

  •
  are pari passu in right of payment with any future Senior Subordinated Indebtedness of the Company, including the Existing Notes.

The Guarantees:

  •
  are general unsecured senior subordinated obligations of each Guarantor;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor; and

  •
  are pari passu in right of payment with any future Senior Subordinated Indebtedness of each Guarantor.

Principal, Maturity and Interest

        The notes mature on June 15, 2025. We will issue up to $600.0 million of notes now (the "Offered Notes") and, subject to compliance with the limitations described under "—Certain Covenants—Limitation on Consolidated Indebtedness", we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Any additional notes that we issue in the future will be identical in all respects to the Offered Notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. The Company will issue notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000.

        Interest on the notes accrues at a rate of 5.75% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2015. We will pay interest to those persons who were holders of record at the close of business on the June 1 or December 1 next preceding the interest payment date.

        Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The interest rate on the Offered Notes will increase in certain circumstances if we do not consummate an exchange offer (or shelf registration, if applicable) as provided in the Registration Rights Agreement.

        Any additional interest payable as a result of any such increase in interest rate is referred to as "Special Interest." You should refer to the description under the heading "Exchange Offer; Registration Rights" for a more detailed description of the circumstances under which the interest rate will increase.

Subordination

        The payment of all Obligations in respect of the notes and the Subsidiary Guarantees will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company and the Guarantors, as applicable.

        In the event of any:

  •
  insolvency of or bankruptcy case or proceeding relating to the Company or any Guarantor;

  •
  any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company, any Guarantor or to their respective assets;

  •
  any liquidation, dissolution or other winding-up of the Company or any Guarantor, whether voluntary or involuntary; or

  •
  any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company or any Guarantor;

the holders of Senior Indebtedness of the Company or such Guarantor, as the case may be, will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the holders of notes will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of Permitted Junior Securities) on account of all Obligations in respect of the notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of notes.

        As of March 31, 2015, on an as adjusted basis after giving effect to the private offering (and the application of the proceeds thereof), we had outstanding:

  •
  $872.9 million of Senior Indebtedness, which would have consisted of $758.1 million under the Credit Agreement ($759.5 million face amount), a $6.9 million promissory note payable to NCM and $107.8 million of existing capital and financing lease obligations (and not including up to

    $137.0 million available for borrowing as additional Senior Indebtedness under our Credit Agreement as of March 31, 2015); and

  •
  $995.2 million of Senior Subordinated Indebtedness, of which $600.0 million would have consisted of the original notes, $375.0 million of our 5.875% Senior Suboridnated Notes due 2022 and $20.2 million of our 9.75% Senior Subordinated Notes due 2020.

        The notes are unsecured obligations of the Company and the Subsidiary Guarantees are unsecured obligations of the Guarantors. Secured Indebtedness of the Company and the Guarantors will be effectively senior to the notes and the Subsidiary Guarantees, respectively, to the extent of the value of the assets securing such Indebtedness. As of March 31, 2015, the Company had $872.9 million of Secured Indebtedness, consisting of borrowings under the Credit Agreement, a promissory note payable to NCM and capital and financing lease obligations. In addition, as of March 31, 2015, the Company's non-guarantor Subsidiaries had $19.2 million of total Indebtedness (including trade payables), all of which was structurally senior to the notes.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or Government Securities previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

        No payment (other than any payments made pursuant to the provisions described under "—Defeasance and Covenant Defeasance of the Indenture" from monies or Government Securities previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of any Obligation in respect of the notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

        The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of:

          (1)   179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply);

          (2)   date on which such Non-payment Default is cured, waived or ceases to exist;

          (3)   such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents; or

          (4)   such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period;

after which the Company will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

        In the event that, notwithstanding the foregoing, the Trustee or any holder of the notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, promptly returned to the Company, or otherwise as a court of competent jurisdiction shall direct. The Trustee shall not be liable for any interest on any money received by it.

        Failure by the Company to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders will have the right to require repayment of the notes in full. See "—Events of Default".

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes.

        The Subsidiary Guarantee of each of the Guarantors will be subordinated to Senior Indebtedness of such Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Indebtedness of the Company. Payments under the Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full in cash of all Indebtedness under the Credit Agreement and all other Senior Indebtedness of such Guarantor, including Senior Indebtedness incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the notes by the Company to the prior payment in full of Senior Indebtedness of the Company.

        All of the Company's operations are conducted through its subsidiaries. Therefore, the Company's ability to service its Indebtedness, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's subsidiaries to pay dividends and make loans and advances to the Company. If these restrictions apply to subsidiaries that are not Guarantors, then the Company would not be able to use the earnings of these subsidiaries to make payments on the notes. In addition, the Company only has a stockholder's claim on the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors and holders of Preferred Stock of the Company's subsidiaries have against those subsidiaries.

        Not all of our subsidiaries will Guarantee the notes. The notes are Guaranteed by each of our subsidiaries that Guarantees any of our other Indebtedness, including the Credit Agreement. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantors subsidiaries. On an as adjusted basis after giving effect to the private offering, our subsidiaries that are not guarantors accounted for approximately $1.5 million, or 0.2%, of our total revenues for the three months ended March 31, 2015 and as of March 31, 2015, approximately $48.1 million, or 1.0%, of our total assets and approximately $19.2 million, or 0.6%, of our total liabilities.

        See "Risk Factors—Risks Related to Our Notes and This Offering—Our substantial debt could adversely affect our operations and your investment in the notes", and "—If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us".

Subsidiary Guarantees

        The Guarantors, jointly and severally, fully and unconditionally guarantee on a senior subordinated unsecured basis the Company's obligations under the notes and all obligations under the Indenture. The Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Guarantor under its Subsidiary Guarantee rank junior in right of payment with all Senior Indebtedness of such Guarantor and equally in right of payment with other Senior Subordinated Indebtedness of such Guarantor.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of it may be Indebtedness of Guarantors and/or may be Senior Indebtedness and/or may be secured.

        The Indenture governing the notes provides that the obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving entity in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if:

          (1)   no Default or Event of Default will have occurred or be continuing or would occur as a consequence of a release of the obligations of such Guarantor; and

          (2)   all the obligations of such Guarantor under the Credit Agreement and related documentation and any other obligations of such Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if (1) the conditions relating to legal defeasance are satisfied in accordance with the Indenture or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Sinking Fund

        The notes are not entitled to the benefit of any sinking fund.

Optional Redemption

        The notes will not be redeemable at the option of the Company prior to June 15, 2020 (except as provided below).

        From and after June 15, 2020, the Company may redeem all or any portion of the notes, at once or over time, after giving the required notice under the Indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on June 15 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption
2020	102.8750%
2021	101.9167%
2022	100.9583%
2023 and thereafter	100.0000%

        Prior to June 15, 2018, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 105.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1)   at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

          (2)   the redemption occurs within 120 days after the closing of such Equity Offering.

        In addition, at any time and from time to time prior to June 15, 2020, the Company may, at its option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the notes plus accrued and unpaid interest, if any, thereon to the redemption date. Notice of such redemption must be sent to holders of the notes called for redemption not less than 30 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture provides that, with respect to any such redemption, the Company will notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation and that the Trustee will not be responsible for such calculation.

        Any redemption and notice of redemption may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company's discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed. The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Company.

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date pro rata, by lot or by any other method the Trustee in its sole discretion deems fair and appropriate; provided, however, that notes will not be redeemed in an amount less than the minimum authorized denomination of $2,000. Notice of redemption shall be sent to the Holders electronically or by first class mail, with a copy to the Trustee, to each holder of notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of The Depository Trust Company (the "Depository") not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Certain Covenants

        Limitation on Consolidated Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness unless after giving effect to such event on a pro forma basis, the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event for which internal financial statements are available, taken as one period, is greater than or equal to 2.00 to 1.00 (such condition not being applicable to the Incurrence of Permitted Indebtedness).

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Indebtedness or is entitled to be Incurred pursuant to the ratio set forth in the immediately preceding paragraph, the Company is entitled to Incur such Indebtedness in part under any combination thereof, and the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed to have been incurred on the Issue Date pursuant to clause (2) of the definition of "Permitted Indebtedness" and the Company shall not be permitted to later reclassify all or any portion of such Indebtedness outstanding on the Issue Date under the Credit Agreement.

        Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of "Indebtedness" will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, however, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        Limitation on Restricted Payments.    The Company will not, and will not permit its Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of the Company's Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries; or

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company and except for investments in Capital Stock of entities which are or become Affiliates as a result of the

  Company's ownership of equity interest in such entities) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)   no Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Limitation on Consolidated Indebtedness"; and

          (c)   the aggregate amount of all Restricted Payments (other than Restricted Payments permitted by clauses (4), (5), (7) and (8) of the next succeeding paragraph) declared or made after January 1, 2014 (including the proposed Restricted Payment) does not exceed the sum of:

              (i)  Consolidated EBITDA for the Restricted Payments Computation Period, minus (y) 1.70 times Consolidated Interest Expense for the Restricted Payments Computation Period (which commenced on January 1, 2014); plus

             (ii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $25.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 1, 2014 by the Company from a contribution to its common equity capital or the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock; plus

            (iii)  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $25.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after January 1, 2014 by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; plus

            (iv)  $327.0 million.

        As of March 31, 2015, as adjusted to give effect to the private offering and the use of proceeds thereof, the Company would have been able to make approximately $759.1 million of restricted payments under the foregoing clause (c) and clause (8) below; provided that the Company's ability to make restricted payments may be further restricted by the other limitations set forth in this covenant, by the covenants governing the Company's other Indebtedness or by applicable law.

        Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

          (3)   in the case of a Subsidiary, pay dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis;

          (4)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Company (A) deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of such options or (B) in connection with the terms of any restricted stock agreement awarded to any employee, officer or director of the Company or its Subsidiaries;

          (5)   make Restricted Payments in amounts equal to:

            (a)   the amounts required for any direct or indirect parent to pay franchise taxes and other fees required to maintain its legal existence;

            (b)   amounts required to be paid to any direct or indirect parent pursuant to the Tax Payment Agreement;

            (c)   foreign, federal, state and local income and other taxes, to the extent such taxes are attributable to the income, revenue, receipts, capital or margin of the Company and its Subsidiaries; provided that the amount of such payments in any fiscal year does not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company and its Subsidiaries to pay such taxes separately from any parent entity;

            (d)   general corporate operating and overhead costs and expenses of any parent entity to the extent such costs and expenses are directly or indirectly attributable to the ownership or operation of the Company and its Subsidiaries, including the Company's proportionate share of the expenses relating to any parent entity being a public company; and

            (e)   customary salary, bonus and other benefits payable to officers, directors and employees of any parent entity to the extent such salaries, bonuses and other benefits are directly or indirectly attributable to the ownership or operation of the Company and its Subsidiaries, including the Company's proportionate share of such amounts relating to any parent entity being a public company, including directors' fees;

          (6)   the payment of dividends on the Company's common stock (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity's common stock) of up to 6% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company, including without limitation the initial public offering of the Parent's Class A common stock completed on December 23, 2013, other than public offerings with respect to the Company's (or such direct or indirect parent's) common stock registered on Form S-4 or Form S-8;

          (7)   the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any parent entity held by any current or former employee, director or consultant of the Company, any parent entity or any of the Company's Subsidiaries (or any permitted transferee of any of the foregoing) pursuant to any management equity subscription agreement, stock option agreement, stock plan or similar agreement; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Capital Stock may not exceed $7.5 million in any 12-month period (with unused amounts in any 12-month period after the Issue Date being carried over to succeeding 12-month periods subject to a maximum carry-over amount of $15.0 million (without giving effect to the following proviso)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

            (a)   the cash proceeds from the sale of Capital Stock (other than Redeemable Capital Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any parent entity, in each case to current or former employees, directors or consultants of the Company, any parent entity or any of the Company's Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c)(ii) of the preceding paragraph; plus

            (b)   the cash proceeds of key man life insurance policies received by the Company, its Subsidiaries and to the extent contributed to the Company, any parent entity or the Company after the Issue Date; less

            (c)   the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (a) and (b) of this clause (7); and

          (8)   make other Restricted Payments in an aggregate amount not to exceed $400.0 million.

        Limitation on Liens.    The Company will not and will not permit any Guarantor to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) of any kind securing Indebtedness ranking pari passu in right of payment with or subordinated in right of payment to the notes or such Guarantor's Guarantee, as the case may be, upon any of their property or assets (including Capital Stock of Subsidiaries of the Company), now owned or hereafter acquired, unless contemporaneously with the incurrence of such Lien effective provision is made to secure the Obligations due under the Indenture and the notes or, in respect any Lien on any Guarantor's property or assets, any Guarantee of such Guarantor, (1) in the case of Liens securing Indebtedness that is pari passu in right of payment with the notes or any Subsidiary Guarantee, on an equal and ratable basis with (or, if the Company so elects, on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien and (2) in the case of Liens securing Indebtedness that is expressly subordinated in right of payment to the notes or any Guarantee, on a senior basis to the obligations so secured with the same relative priority as the notes or such Guarantee, as the case may be, will have to that subordinated Indebtedness until such time as such obligations are no longer secured by a Lien. The foregoing restriction shall not apply to Liens securing Senior Indebtedness of the Company or any Guarantor.

        Any Lien created for the benefit of holders of the notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) in the preceding paragraph.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $10.0 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in the best interests of the Company; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Issue Date;

          (2)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

          (3)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

          (4)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries; and

          (5)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in the 2014 Form 10-K or the Parent's Registration Statement on Form S-1 (file number 333-190904), and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (5) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the holders of the notes in any material respect than the terms of such agreements in effect on the Issue Date.

        Limitation on Senior Subordinated Indebtedness.    The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes. No Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor's Subsidiary Guarantee.

        Future Guarantors.    After the Issue Date, the Company will cause each Subsidiary which guarantees obligations under the Credit Agreement, the Existing Notes or any other Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture, within 30 days of the date of such Subsidiary's guarantee of such other Indebtedness, pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, interest and Special Interest, if any, on the notes on a senior subordinated basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if a Guarantor is released and discharged in full from its obligations under its Guarantees of (1) the Credit Agreement and related documentation and (2) all other Indebtedness of the Company and its Subsidiaries, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released and discharged.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders of the notes.

        The Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing annual and quarterly reports prepared by the Parent and filed with the Commission; provided that the same is accompanied by consolidating financial information that explains in reasonable detail the differences between the information relating to the Parent, on the one hand, and the information relating to the Company and the Subsidiaries on a standalone basis, on the other hand.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement. Notwithstanding the foregoing, any payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or any Guarantees in connection with an exchange offer, the Company and any of our Subsidiaries may exclude (i) holders or beneficial owners of the notes that are not "qualified institutional buyers" as defined in Rule 144A under the Securities Act, "non-U.S. Persons" as defined in Regulation S under the Securities Act, or institutional "accredited investors" as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act and (ii) holders or beneficial owners of the notes in any jurisdiction (other than the United States) where the inclusion of such holders or beneficial owners would require the Company or any such Subsidiary to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Company in its sole discretion.

Merger and Sale of Substantially All Assets

        The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company will be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3)   immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) will (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated EBITDA Ratio set forth in the first paragraph of the covenant described above under the caption "—Limitation on Consolidated Indebtedness" or (b) have a Consolidated EBITDA Ratio equal to or greater than the Consolidated EBITDA Ratio immediately prior to such transaction;

          (4)   each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(b) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the original notes and the Indenture and its obligations under the Registration Rights Agreement shall continue to be in effect.

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described in the Indenture and that all conditions precedent in the Indenture provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, unless the Company has previously or concurrently delivered a redemption notice (that may only be conditional upon the occurrence of such Change of Control) with respect to all the original notes as described under "—Optional Redemption," the Company will be required to make an offer (a "Change of Control Offer") to purchase all original notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, electronically or by first class mail to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depository, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Company will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer, (ii) a notice of redemption to the holders of the notes has been given pursuant to the Indenture as described under "—Optional Redemption" or (iii) in the event that upon the consummation of such Change of Control, the Company defeases or discharges the notes as provided for under "—Defeasance" or "—Satisfaction and Discharge," as applicable. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the initial purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the holders of the notes. Moreover, the exercise by holders of notes of their right to require the Company to repurchase such notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. See "Risk Factors—We must offer to repurchase the notes upon a change of control, which could result in an event of default under our senior secured credit facility". The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver".

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Additional Information

        Anyone who receives this offering circular may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to AMC Entertainment Inc., Attention: Mr. Kevin M. Connor, Senior Vice President, General Counsel and Secretary, One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 (telephone: (913) 213-2000).

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person means Indebtedness of any other Person existing at the time such other Person merged or consolidated with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" means, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity corresponding to the Comparable Treasury Issue with respect to the Notes called for redemption (if no maturity is within three months before or after June 15, 2020, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

        "Applicable Premium" means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the Notes on June 15, 2020 (such redemption price being described above in the second paragraph of the section described above under the caption "—Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on the Notes through June 15, 2020 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the Notes on such redemption date.

        "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" means a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means any day other than a Saturday or Sunday or other day on which banks in New York, New York, Leawood, Kansas, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligations" of any Person means any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of, after the date of the Indenture, any of the following events:

          (1)   any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner"(as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

          (4)   a change of control under any of the indentures relating to the Existing Notes (to the extent obligations under such Existing Notes are outstanding at such time) unless waived by the requisite holders of such Existing Notes.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to June 15, 2020, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2020.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for the redemption date.

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3)   depreciation expense of such Person and its Subsidiaries for such period;

          (4)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs;

          (5)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP; and

          (6)   any fees, expenses, charges or premiums relating to any issuance of Capital Stock or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), including, without limitation any fees, expenses or charges related to the offering of the Notes;

provided, however, that corporate overhead expenses payable by a parent entity described in clause 4(b) of the second paragraph of the covenant described under "Certain Covenants—Limitation on

Restricted Payments", the funds of which are provided by the Company and/or its Subsidiaries shall be deducted in calculating the Consolidated EBITDA of the Company.

        For purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced/(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person means, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   if the Company or any Subsidiary:

            (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

                (i)  the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

               (ii)  if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

    and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest

    Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

          (2)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (3)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

                (i)  amortization of debt discount;

               (ii)  the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest; plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Consolidated Net Tangible Assets" of any Person as of any date means the total assets of such Person and its Subsidiaries as of the Company's most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available, minus all current liabilities of such Person and its Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of such Person and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

        "Construction Indebtedness" means Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Credit Agreement" means that certain Credit Agreement, dated April 30, 2013, among the Company, as Borrower, the lenders and issuers party thereto, Citicorp North America, Inc., as administrative agent, Bank of America, N.A., as syndication agent, Barclays Bank PLC, CS Securities (USA) LLC and HSBC Bank USA, N.A. as co documentation agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Credit Facilities" means one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, including, without limitation, the Credit Agreement, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Currency Hedging Obligations" means the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt Rating" means the rating assigned to the notes by Moody's or S&P, as the case may be.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Designated Senior Indebtedness" means:

          (1)   all Senior Indebtedness under the Credit Agreement; and

          (2)   any other Senior Indebtedness:

            (a)   which at the time of determination exceeds $30.0 million in aggregate principal amount;

            (b)   which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company or any Guarantor, as applicable; and

            (c)   as to which the Trustee has been given written notice of such designation.

        "Digital Projector Financing" means any financing arrangement in respect of digital projector equipment for use in the ordinary course of business in theatres owned, leased or operated by the Company and its Subsidiaries.

        "Equity Offering" means a public or private sale for cash by the Company or of a direct or indirect parent of the Company (the proceeds of which have been contributed to the Company) of common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to such Person's common stock or preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to such Person's common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Company's 5.875% Senior Suboridnated Notes due 2022 and the Company's 9.75% Senior Subordinated Notes due 2020.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States as in effect on the Issue Date, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of)

          (2)   such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods,

          (3)   securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (4)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" means each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Guarantor.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "Certain Covenants—Limitation on Consolidated Indebtedness", amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

          (5)   all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (6)   the principal component of all obligations, or liquidation preference, of such Person with respect to any Redeemable Capital Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (7)   all Guaranteed Indebtedness of such Person;

          (8)   all obligations under Interest Rate Protection Agreements of such Person;

          (9)   all Currency Hedging Obligations of such Person;

          (10) all Capital Lease Obligations of such Person; and

          (11) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

        "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Issue Date" means the date on which the Offered Notes are initially issued.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" means Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Non-Recourse Indebtedness" means Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable; and

          (2)   no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" means the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Parent" means AMC Entertainment Holdings, Inc.

        "Permitted Business" means the lines of business conducted by the Company and its Subsidiaries on the Issue Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Board of Directors of the Company and the Parent.

        "Permitted Holder" means (i) any member of the Wanda Group; and (ii) any "group" as such term is used in Section 13(d) and 14(d) of the Exchange Act of which members of the Wanda Group are members, but only if and for so long as members of the Wanda Group beneficially own (without giving effect to any beneficial ownership of shares of other members of such group) more than 50% of the total voting power of the Voting Stock of the Company.

        "Permitted Indebtedness" means the following:

          (1)   Indebtedness of the Company in respect of the notes and Indebtedness of the Guarantors in respect of the Subsidiary Guarantees, in each case issued on the Issue Date, and the related exchange notes and exchange guarantees issued in registered exchange offers pursuant to the registration rights agreements;

          (2)   Indebtedness of the Company or any Guarantor under Credit Facilities together with the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $1,250.0 million;

          (3)   Indebtedness of the Company or any Guarantor under the Existing Notes and the Guarantees thereof;

          (4)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date (other than the Existing Notes or Indebtedness outstanding under the Credit Facility);

          (5)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (6)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (7)   Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any other Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (8)   Indebtedness of any Subsidiary Incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

          (9)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (10) Capital Lease Obligations of the Company or any of its Subsidiaries;

          (11) Indebtedness incurred by the Company or any of its Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Permitted Business (but excluding the purchase of Capital Stock of any Person), provided that the aggregate amount of Indebtedness incurred pursuant to this clause (11) does not exceed the greater of (x) $100.0 million and (y) 7.5% of Consolidated Net Tangible Assets (determined as of the time of such incurrence) at any time outstanding;

          (12) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (13) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (14) Acquired Indebtedness; provided that after giving effect to such acquisition, merger or consolidation, either

              (i)  the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated EBITDA Ratio test set forth in the first paragraph of "Certain Covenants—Limitation on Consolidated Indebtedness"; or

             (ii)  the Consolidated EBITDA Ratio of the Company would be equal to or greater than immediately prior to such acquisition, merger or consolidation;

          (15) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (16) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding;

          (17) Indebtedness incurred by the Company or any Subsidiary with respect to Digital Projector Financing in an aggregate principal amount incurred not to exceed (i) $70.0 million during the period from the Issue Date to the first anniversary thereof; (ii) $70.0 million during the period from the first anniversary of the Issue Date to the second anniversary of the Issue Date and (iii) $60.0 million after the second anniversary of the Issue Date; provided that any unused or repaid amounts may be carried forward and used in subsequent periods without limitation; and

          (18) Indebtedness of the Company or a Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (17) above which, together with any other Indebtedness Incurred pursuant to this clause (18), has an aggregate principal amount that does not exceed $350.0 million at any time outstanding.

        "Permitted Interest Rate Protection Agreements" means, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Junior Securities" means equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated as provided in the Indenture.

        "Permitted Liens" means:

          (1)   Liens in favor of the Company or any Subsidiary of the Company;

          (2)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

          (3)   Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;

          (4)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and related letters of credit;

          (5)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (10) and (11) of the definition of "Permitted Indebtedness" covering only the assets, accessions, improvements and proceeds acquired with such Indebtedness;

          (6)   Liens existing on the Issue Date (excluding Liens relating to obligations under Credit Facilities);

          (7)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (8)   Liens on the Capital Stock of Unrestricted Subsidiaries;

          (9)   Encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Company or such Subsidiary or to the ownership or leasing of its properties which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary;

          (10) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries, taken as a whole;

          (11) Landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or the like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are not more than 60 days past due or are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (12) Pledges or deposits made in the ordinary course of business (A) in connection with bids, tenders, leases, performance bonds and similar obligations, or (B) in connection with workers' compensation, unemployment insurance and other social security or similar legislation;

          (13) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Subsidiaries relating to such property or assets;

          (14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (15) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;

          (16) the rights of film distributors under film licensing contracts entered into by the Company or any Subsidiary in the ordinary course of business on a basis customary in the movie exhibition industry;

          (17) any attachment or judgment Lien that does not constitute an Event of Default;

          (18) Liens in favor of the Trustee for its own benefit and for the benefit of the holders of the notes;

          (19) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, banker's acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (20) Liens securing Currency Hedging Obligations;

          (21) Liens arising from filing Uniform Commercial Code financing statements with respect to leases;

          (22) Liens arising solely by virtue of any statutory or common law provisions and ordinary course of business contractual provisions, in each case, relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or brokerage;

          (23) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

          (24) Liens securing the notes and the Subsidiary Guarantees;

          (25) Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

          (26) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (27) Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred or outstanding under the Indenture, provided that such Liens are solely for the benefit of the trustees, agents and representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

          (28) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness; and

          (29) Liens incurred in the ordinary course of business of the Company or any Guarantor with respect to obligations that do not exceed $50.0 million at any one time outstanding.

        In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Company.

        "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Reference Treasury Dealer" means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue with respect to the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.

        "Registration Rights Agreement" means the registration rights agreement among the Company, the Guarantors, and the initial purchasers entered into on the Issue Date regarding the notes and any similar registration rights agreement executed in connection with an offering of any additional notes.

        "Restricted Payments" has the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "Restricted Payments Computation Period" means the period (taken as one accounting period) from January 1, 2014 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "SEC" means the Securities and Exchange Commission.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company and its Subsidiaries under or in respect of Indebtedness of the Company and its Subsidiaries, including the notes and premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1)   any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary;

          (2)   any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4)   any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, including, without limitation, any Subordinated Obligations or Guarantor Subordinated Obligations;

          (5)   any Capital Stock; or

          (6)   the notes or the Existing Notes.

        "Senior Subordinated Indebtedness" means (i) with respect to the Company, the notes, the Existing Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to have the same ranking as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness and (ii) with respect to any Guarantor, the Subsidiary Guarantees, the Guarantees of the Existing Notes and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to have the same ranking as the Subsidiary Guarantees in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor which is not Senior Indebtedness.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "Exchange Offer; Registration Rights".

        "Stated Maturity", when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person means:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.
        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes and exchange notes issued in a registered exchange offer for the notes pursuant to the Registration Rights Agreement and the Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

        "Surviving Entity" has the meaning set forth under "Merger and Sale of Substantially All Assets".

        "Tax Payment Agreement" means the Tax Payment Agreement, dated as of October 15, 2013, among Wanda America Investment Holding Co. Ltd, the Parent and American Multi-Cinema Inc.

        "Theatre Completion" means any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary during any applicable period.

        "Unrestricted Subsidiary" means a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries other than Unrestricted Subsidiaries.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wanda" means Dalian Wanda Group Co., Ltd., a Chinese private conglomerate.

        "Wanda Group" means Wanda and any Affiliate of Wanda.

        "Weighted Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest (including Special Interest) on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenants described under "Merger and Sale of Substantially All Assets";

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $25.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $25.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid, or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $25.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $25.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

          (9)   except as permitted by the Indenture, the Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all notes due and payable; provided, however, that so long as the Credit Agreement shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (8)), any such acceleration shall not become effective until the earlier of:

          (a)   five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Agreement; and

          (b)   the acceleration of any amounts under the Credit Agreement.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the original notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (a)   all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (b)   all overdue interest (including Special Interest) on all notes;

            (c)   the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (d)   to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that, subject to certain limitations therein, the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all original notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantee ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the original notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of original notes to receive payments in respect of the principal of, premium, if any, and interest (including Special Interest) on such notes when such payments are due;

          (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the Indenture.

        In addition the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest (including Special Interest) on the original notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of this offering circular, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the original notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the original notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and the Securities; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or at the redemption date, as the case may be.

        In addition, the Company, at the Company's cost and expense, must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the original notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest (including Special Interest) on, any note, or reduce the principal amount thereof or the rate of interest (including Special Interest) thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest (including Special Interest) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of original notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults;

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of original notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

          (5)   modify any of the provisions of the Indenture relating to the subordination of the notes in a manner adverse to any holder of notes.

        The holders of a majority in aggregate principal amount of the original notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions; or comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

Book-Entry System

        The notes will initially be issued in the form of Global Securities held in book-entry form. The notes will be deposited with the Trustee as custodian for The Depository Trust Company, or the Depository, and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such Global Security purchased by such persons in this offering. Such accounts shall initially be designated by the initial purchasers with respect to notes placed by the initial purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through

Euroclear or Clearstream. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal, premium, if any, and interest on notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the initial purchasers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a Global Security are exchangeable for certificated notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such Global Security. Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $2,000 and integral multiples of $1,000, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable; at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such notes, to the provisions of such legend.

Concerning the Trustee

        U.S. Bank National Association will be the Trustee under the Indenture.

Governing Law

        The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences of the exchange offer to holders of the original notes, but does not purport to be a complete analysis of all the potential tax considerations. The summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder.

        An exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders that exchange their original notes for exchange notes in connection with the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the original notes immediately before the exchange.

        The foregoing discussion of U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder's situation or status. Accordingly, each holder of original notes considering this exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period starting from the date on which the exchange offer is consummated to the close of business one year after, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 5, 2015, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period starting from the date on which the exchange offer is consummated to the close of business one year after, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity and enforceability of the exchange notes and the related guarantees offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Quarles & Brady LLP passed on matters of Arizona law. Kevin M. Connor passed on matters of Missouri and Kansas law.

EXPERTS

        The consolidated financial statements of AMC Entertainment Inc. as of December 31, 2014 and December 31, 2013 and for each of the years ended December 31, 2014 and December 31, 2013, the period August 31, 2012 to December 31, 2013 and the 22-week period ended August 30, 2012, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements contains an explanatory paragraph that states that the Company had a change of controlling ownership effective August 30, 2012, and as a result, the consolidated financial information after August 30, 2012 is presented on a different cost basis than that for the period before the change of control and, therefore, is not comparable.

        The financial statements of National CineMedia, LLC as of January 1, 2015 and December 26, 2013 and for the years ended January 1, 2015, December 26, 2013 and December 27, 2012, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Digital Cinema Implementation Partners, LLC as of December 31, 2014 and December 31, 2013 and for each of the years in the three-year period ended December 31, 2014, included in this prospectus, have been audited by CohnReznick LLP, independent auditors, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Open Road Releasing, LLC as of December 31, 2014 and December 31, 2013 and for each of the years in the three-year period ended December 31, 2014 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
AMC ENTERTAINMENT INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL STATEMENTS:
Consolidated Statements of Operations—Three months ended March 31, 2015 and March 31, 2014	F-3
Consolidated Statements of Comprehensive Loss—Three months ended March 31, 2015 and March 31, 2014	F-4
Consolidated Balance Sheets—March 31, 2015 and December 31, 2014	F-5
Consolidated Statements of Cash Flows—Three months ended March 31, 2015 and March 31, 2014	F-6
Notes to Consolidated Financial Statements—March 31, 2015 (Unaudited)	F-7
AUDITED FINANCIAL STATEMENTS:
Report of Independent Registered Accounting Firm	F-33

Consolidated Statements of Operations—Calendar year ended December 31, 2014, calendar year ended December 31, 2013, period August 31, 2012 through December 31, 2012, and period March 30, 2012 through August 30, 2012

F-34
Consolidated Statements of Comprehensive Income (Loss)	F-35
Consolidated Balance Sheets—December 31, 2014 and December 31, 2013	F-36

Consolidated Statements of Cash Flows—Calendar year ended December 31, 2014, calendar year ended December 31, 2013, period August 31, 2012 through December 31, 2012, and period March 30, 2012 through August 30, 2012

F-37

Consolidated Statements of Stockholder's Equity—Calendar year ended December 31, 2014, calendar year ended December 31, 2013, period August 31, 2012 through December 31, 2012, and period March 30, 2012 through August 30, 2012

F-38
Notes to Consolidated Financial Statements—Periods ended December 31, 2014, December 31, 2013 and December 31, 2012	F-39
NATIONAL CINEMEDIA, LLC
Report of Independent Registered Public Accounting Firm	F-117
Balance Sheets—January 1, 2014 and December 27, 2013	F-118
Statements of Income—Years Ended January 1, 2014, December 27, 2013, and December 27, 2012	F-119
Statements of Comprehensive Income—Years Ended January 1, 2014, December 27, 2013, and December 27, 2012	F-120
Statements of Members' Equity (Deficit)—Years Ended January 1, 2014, December 27, 2013, and December 27, 2012	F-121
Statements of Cash Flows—Years Ended January 1, 2014, December 27, 2013, and December 27, 2012	F-122
Notes to Financial Statements	F-123
OPEN ROAD RELEASING, LLC
Report of Independent Registered Public Accounting Firm	F-155
Consolidated Balance Sheets—December 31, 2014 and December 31, 2013	F-156
Consolidated Statements of Operations—Years Ended December 31, 2014, December 31, 2013, and December 31 2012	F-157
Consolidated Statements of Changes in Members' Equity—Years Ended December 31, 2014, December 31, 2013, and December 31, 2012	F-158
Consolidated Statements of Cash Flows—Years Ended December 31, 2014, December 31, 2013, and December 31, 2012	F-159
Notes to Financial Statements	F-160

AMC ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended
	March 31, 2015	March 31, 2014
	(unaudited)
Revenues
Admissions	$418,694	$409,020
Food and beverage	200,524	181,764
Other theatre	33,906	31,974

Total revenues	653,124	622,758

Operating costs and expenses
Film exhibition costs	223,088	212,100
Food and beverage costs	28,508	25,123
Operating expense	187,258	179,693
Rent	117,921	114,944
General and administrative:
Merger, acquisition and transaction costs	1,578	362
Other	4,941	18,220
Depreciation and amortization	57,777	54,777

Operating costs and expenses	621,071	605,219

Operating income	32,053	17,539
Other expense (income)
Other income	—	(4,229)
Interest expense:
Corporate borrowings	26,079	29,658
Capital and financing lease obligations	2,373	2,525
Equity in (earnings) losses of non-consolidated entities	(1,324)	5,384
Investment income	(5,143)	(7,857)

Total other expense	21,985	25,481

Earnings (loss) from continuing operations before income taxes	10,068	(7,942)
Income tax provision (benefit)	3,930	(3,100)

Earnings (loss) from continuing operations	6,138	(4,842)
Gain from discontinued operations, net of income taxes	—	334

Net earnings (loss)	$6,138	$(4,508)

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Three Months Ended
	March 31, 2015	March 31, 2014
	(unaudited)
Net earnings (loss)	$6,138	$(4,508)
Foreign currency translation adjustment, net of tax	976	166
Pension and other benefit adjustments:
Net loss arising during the period, net of tax	(45)	—
Prior service credit arising during the period, net of tax	746	—
Amortization of net gain included in net periodic benefit costs, net of tax	(1,699)	(211)
Amortization of prior service credit included in net periodic benefit costs, net of tax	(1,762)	(254)
Curtailment gain reclassified to net periodic benefit costs, net of tax	(7,239)	—
Settlement gain reclassified to net periodic benefit costs, net of tax	(175)	—
Unrealized net gain on marketable securities:
Unrealized net holding gain arising during the period, net of tax	825	2,019
Net holding gain reclassified to investment income, net of tax	(4)	(4)
Unrealized net gain (loss) from equity method investees' cash flow hedge:
Unrealized net holding loss arising during the period, net of tax	(361)	(32)
Net holding loss reclassified to equity in (earnings) losses of non-consolidated entities, net of tax	122	131

Other comprehensive income (loss)	(8,616)	1,815

Total comprehensive loss	$(2,478)	$(2,693)

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$142,753	$216,155
Receivables, net	48,320	99,252
Deferred tax asset	107,938	107,938
Other current assets	86,767	84,343

Total current assets	385,778	507,688
Property, net	1,266,860	1,247,230
Intangible assets, net	223,314	225,515
Goodwill	2,291,943	2,291,943
Deferred tax asset	75,799	73,817
Other long-term assets	419,100	417,604

Total assets	$4,662,794	$4,763,797

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$210,326	$262,635
Accrued expenses and other liabilities	136,459	136,262
Deferred revenues and income	183,374	213,882
Current maturities of corporate borrowings and capital and financing lease obligations	23,901	23,598

Total current liabilities	554,060	636,377
Corporate borrowings	1,771,628	1,775,132
Capital and financing lease obligations	99,790	101,533
Exhibitor services agreement	319,859	316,815
Other long-term liabilities	419,610	419,717

Total liabilities	3,164,947	3,249,574

Commitments and contingencies
Stockholder's equity:
Common Stock, 1 share issued with 1¢ par value	—	—
Additional paid-in capital	1,180,625	1,174,886
Accumulated other comprehensive income	4,228	12,844
Accumulated earnings	312,994	326,493

Total stockholder's equity	1,497,847	1,514,223

Total liabilities and stockholder's equity	$4,662,794	$4,763,797

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31, 2015	March 31, 2014
	(unaudited)
Cash flows from operating activities:
Net earnings (loss)	$6,138	$(4,508)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	57,777	54,777
Gain on extinguishment of debt	—	(4,383)
Amortization of net premium on corporate borrowings	(1,566)	(1,392)
Deferred income taxes	3,525	(2,890)
Theatre and other closure expense	1,127	1,365
Gain on dispositions	—	(460)
Stock-based compensation	5,739	6,357
Equity in earnings and losses from non-consolidated entities, net of distributions	7,810	14,165
Landlord contributions	10,991	11,294
Deferred rent	(5,519)	(3,195)
Net periodic benefit credit	(17,917)	(855)
Change in assets and liabilities:
Receivables	52,836	56,535
Other assets	(2,277)	(2,244)
Accounts payable	(58,998)	(51,710)
Accrued expenses and other liabilities	(34,385)	(75,203)
Other, net	(3,718)	772

Net cash provided by (used in) operating activities	21,563	(1,575)

Cash flows from investing activities:
Capital expenditures	(69,590)	(55,599)
Investments in non-consolidated entities, net	(152)	(721)
Payments on disposition of long-term assets	—	(128)
Other, net	(1,636)	(1,783)

Net cash used in investing activities	(71,378)	(58,231)

Cash flows from financing activities:
Proceeds from issuance of Senior Subordinated Notes due 2022	—	375,000
Repurchase of Senior Subordinated Notes due 2019	—	(496,903)
Payment of initial public offering costs	—	(281)
Cash used to pay dividends to Holdings	(19,821)	—
Deferred financing costs	—	(7,568)
Principal payments under capital and financing lease obligations	(1,886)	(1,672)
Principal payments under Term Loan	(1,938)	(1,938)

Net cash used in financing activities	(23,645)	(133,362)
Effect of exchange rate changes on cash and equivalents	58	(9)

Net decrease in cash and equivalents	(73,402)	(193,177)
Cash and equivalents at beginning of period	216,155	544,311

Cash and equivalents at end of period	$142,753	$351,134

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amounts capitalized of $37 and $77)	$20,289	$15,499
Income taxes, net	505	1,309
Schedule of non-cash investing and financing activities:
Investment in NCM (See Note 2—Investments)	$6,812	$2,137

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2015

(Unaudited)

NOTE 1—BASIS OF PRESENTATION

        AMC Entertainment® Inc. ("AMCE" or the "Company") is an intermediate holding company, which, through its direct and indirect subsidiaries, including, American Multi-Cinema lnc. ("OpCo") and its subsidiaries, (collectively with AMCE, unless the context otherwise requires, the "Company" or "AMC"), is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres primarily located in the United States. AMCE is a wholly owned subsidiary of AMC Entertainment Holdings, Inc. ("Holdings"). Holdings is an indirect subsidiary of Dalian Wanda Group Co., Ltd. ("Wanda"), a Chinese private conglomerate.

        As of March 31, 2015, Wanda owned approximately 77.85% of Holdings' outstanding common stock and 91.34% of the combined voting power of Holdings' outstanding common stock and has the power to control Holdings' affairs and policies, including with respect to the election of directors (and, through the election of directors, the appointment of management), entering into mergers, sales of substantially all of the Company's assets and other extraordinary transactions.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: (1) Impairments, (2) Film exhibition costs, (3) Income and operating taxes, (4) Theatre and other closure expense, and (5) Gift card and packaged ticket income. Actual results could differ from those estimates.

        Principles of Consolidation:    The accompanying unaudited consolidated financial statements include the accounts of AMCE and all subsidiaries, as discussed above, and should be read in conjunction with the Company's Annual Report on Form 10-K for the twelve months ended December 31, 2014. The March 31, 2015 consolidated balance sheet data does not include all disclosures required by generally accepted accounting principles. In the opinion of management, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the Company's financial position and results of operations. All significant intercompany balances and transactions have been eliminated in consolidation. There are no noncontrolling (minority) interests in the Company's consolidated subsidiaries; consequently, all of its stockholder's equity, net earnings (loss) and comprehensive income (loss) for the periods presented are attributable to controlling interests. Due to the seasonal nature of the Company's business, results for the three months ended March 31, 2015 are not necessarily indicative of the results to be expected for the twelve months ending December 31, 2015. The Company manages its business under one reportable segment called Theatrical Exhibition.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 1—BASIS OF PRESENTATION (Continued)

        Other Income:    The following table sets forth the components of other income:

	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Gain on redemption of 8.75% Senior Fixed Rate Notes due 2019	$—	$(4,383)
Other expense	—	154

Other income	$—	$(4,229)

        Presentation:    In the Consolidated Statements of Cash Flows, certain line items within operating activities have been presented separately from the "receivables," "accrued expenses and other liabilities" and "other, net" line items in the current year presentation, with conforming reclassifications made for the prior period presentation.

NOTE 2—INVESTMENTS

        Investments in non-consolidated affiliates and certain other investments accounted for under the equity method generally include all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting control, and are recorded in the Consolidated Balance Sheets in other long-term assets. Investments in non-consolidated affiliates as of March 31, 2015, include a 15.05% interest in National CineMedia, LLC ("NCM" or "NCM LLC"), a 29% interest in Digital Cinema Implementation Partners, LLC ("DCIP"), a 50% interest in Open Road Releasing, LLC, operator of Open Road Films, LLC ("Open Road Films"), a 32% interest in AC JV, LLC ("AC JV"), owner of Fathom Events, and a 50% interest in two U.S. motion picture theatres and one IMAX screen. Indebtedness held by equity method investees is non-recourse to the Company.

        RealD Inc. Common Stock.    The Company holds an investment in RealD Inc. common stock, which is accounted for as an equity security, available for sale, and is recorded in the Consolidated Balance Sheets in other long-term assets at fair value (Level 1).

Equity in Earnings (Losses) of Non-Consolidated Entities

        Aggregated condensed financial information of the Company's significant non-consolidated equity method investments for the three months ended March 31, 2015 and the three months ended March 31, 2014 is shown below:

	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Revenues	$117,641	$112,888
Operating costs and expenses	138,897	110,160

Net earnings (loss)	$(21,256)	$2,728

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 2—INVESTMENTS (Continued)

        The components of the Company's recorded equity in earnings (losses) of non-consolidated entities are as follows:

	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
National CineMedia, LLC	$(6,639)	$(1,120)
Digital Cinema Implementation Partners, LLC	5,429	3,647
Open Road Releasing, LLC	1,286	(8,080)
AC JV, LLC	1,038	282
Other	210	(113)

The Company's recorded equity in earnings (losses)	$1,324	$(5,384)

        NCM Transactions.    As of March 31, 2015, the Company owns 19,663,664 common membership units, or a 15.05% interest, in NCM. The estimated fair market value of the units in NCM was approximately $296,921,000, based on the publically quoted price per share of NCM, Inc. on March 31, 2015 of $15.10 per share. See Note 9—Commitments and Contingencies for information regarding the termination of the Screenvision, LLC merger agreement and the expenses associated with the termination.

        The Company recorded the following transactions with NCM:

(In thousands)	March 31, 2015	December 31, 2014
Due from NCM for on-screen advertising revenue	$1,696	$2,072
Due to NCM for Exhibitor Services Agreement	990	1,784
Promissory note payable to NCM	6,944	6,944

	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Net NCM screen advertising revenues	$8,648	$8,628
NCM beverage advertising expense	2,514	2,909

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 2—INVESTMENTS (Continued)

        The Company recorded the following changes in the carrying amount of its investment in NCM and equity in losses of NCM during the three months ended March 31, 2015:

(In thousands)	Investment in NCM(1)	Exhibitor Services Agreement(2)	Other Comprehensive (Income)	Cash Received	Equity in Losses	Advertising (Revenue)
Ending balance December 31, 2014	$265,839	$(316,815)	$(3,780)
Receipt of common units(3)	6,812	(6,812)	—
Receipt of excess cash distributions	(9,071)	—	—	$9,071	$—	$—
Amortization of deferred revenue	—	3,768	—	—	—	(3,768)
Unrealized gain from cash flow hedge	234	—	(234)	—	—	—
Equity in losses and loss from amortization of basis difference(4)(5)	(6,639)	—	—	—	6,639	—

For the period ended or balance as of March 31, 2015	$257,175	$(319,859)	$(4,014)	$9,071	$6,639	$(3,768)

(1)
After Wanda acquired Holdings on August 30, 2012, the Company's investment in NCM consisted of a single investment tranche (Tranche 1 Investment) consisting of 17,323,782 membership units recorded at fair value (Level 1). Subsequent membership units received as provided under the Common Unit Adjustment Agreement dated as of February 13, 2007, are recorded in a separate tranche, (Tranche 2 Investments).

(2)
Represents the unamortized portion of the Exhibitor Services Agreement ("ESA") with NCM. Such amounts are being amortized to other theatre revenues over the remainder of the 30 year term of the ESA ending in 2036, using a units-of-revenue method, as described in ASC 470-10-35 (formerly EITF 88-18, Sales of Future Revenues).

(3)
In March 2015, the Company received 469,163 membership units recorded at a fair value of $14.52 per unit with a corresponding credit to the ESA.

(4)
Represents percentage ownership of NCM's losses on both Tranche 1 and Tranche 2 Investments.

(5)
Certain differences between the Company's carrying value and the Company's share of NCM's membership equity have been identified and are amortized to equity in earnings over the respective lives of the assets and liabilities.

        During the three months ended March 31, 2015 and March 31, 2014, the Company received payments of $5,352,000 and $8,045,000, respectively, related to the NCM tax receivable agreement. The receipts are recorded in investment expense (income), net of related amortization, for the NCM tax receivable agreement intangible asset.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 2—INVESTMENTS (Continued)

        DCIP Transactions.    The Company will make capital contributions to DCIP for projector and installation costs in excess of an agreed upon cap ($68,000 per system for digital conversions and as of March 31, 2015, $39,000 for new build locations). The Company pays equipment rent monthly and records the equipment rental expense on a straight-line basis over 12 years.

        The Company recorded the following transactions with DCIP:

(In thousands)	March 31, 2015	December 31, 2014
Due from DCIP for equipment and warranty purchases	$1,200	$1,048
Deferred rent liability for digital projectors	8,954	9,031

	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Digital equipment rental expense (continuing operations)	$1,294	$2,917

        Open Road Films Transactions.    For the three months ended March 31, 2015, the Company followed the equity method of accounting for its investment in Open Road Films. During the three months ended March 31, 2014, the Company suspended equity method accounting for its investment in Open Road Films when the negative investment in Open Road Films reached the Company's capital commitment of $10,000,000.

        The Company recorded the following transactions with Open Road Films:

(In thousands)	March 31, 2015	December 31, 2014
Due from Open Road Films	$1,041	$2,560
Film rent payable to Open Road Films	808	709

	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Gross film exhibition cost on Open Road Films	$1,400	$5,700

        AC JV Transactions.    The Company recorded the following transactions with AC JV:

(In thousands)	March 31, 2015	December 31, 2014
Due to AC JV for Fathom Events programming	$1,443	$333

	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Gross exhibition cost on Fathom Events programming	$2,586	$956

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 3—STOCKHOLDER'S EQUITY

Common Stock Rights and Privileges

        AMCE has one share of common stock issued as of March 31, 2015, which is owned by Holdings.

Dividends

        The following is a summary of dividends and dividend equivalents paid by Holdings to stockholders during the three months ended March 31, 2015:

Declaration Date	Record Date	Date Paid	Amount per Share of Common Stock
February 3, 2015	March 9, 2015	March 23, 2015	$0.20

        On February 3, 2015, Holdings' Board of Directors declared a cash dividend of approximately $19,637,000. During the three months ended March 31, 2015, AMCE paid dividends and dividend equivalents of $19,821,000 to Holdings, and accrued $41,000 for the remaining unpaid dividends at March 31, 2015. The aggregate dividends paid for Class A common stock, Class B common stock, and dividend equivalents were approximately $4,315,000, $15,165,000, and $341,000, respectively, during the three months ended March 31, 2015.

Related Party Transaction

        As of March 31, 2015, the Company recorded a receivable due from Wanda of $293,000 for reimbursement of general administrative and other expense incurred on behalf of Wanda.

Stock-Based Compensation

        The Company has no stock-based compensation arrangements of its own at March 31, 2015, but Holdings adopted a stock-based compensation plan in December of 2013.

        The Company recognized stock-based compensation expense of $5,739,000 and $6,357,000 within general and administrative: other during the three months ended March 31, 2015 and March 31, 2014, respectively. The Company's financial statements reflect an increase to additional paid-in capital related to stock-based compensation of $5,739,000 during the three months ended March 31, 2015. As of March 31, 2015, there was approximately $4,383,000 of total estimated unrecognized compensation cost, assuming attainment of the performance targets at 100%, related to stock-based compensation arrangements expected to be recognized during the remainder of calendar 2015.

2013 Equity Incentive Plan

        The 2013 Equity Incentive Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance stock units, stock awards, and cash performance awards. The maximum number of shares of Holdings' common stock available for delivery pursuant to awards granted under the 2013 Equity Incentive Plan

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 3—STOCKHOLDER'S EQUITY (Continued)

is 9,474,000 shares. At March 31, 2015, the aggregate number of shares of Holdings' common stock remaining available for grant was 8,309,845 shares.

Awards Granted in 2015

        Holdings' Board of Directors approved awards of stock, restricted stock units ("RSUs"), and performance stock units ("PSUs") to certain of the Company's employees and directors under the 2013 Equity Incentive Plan. The fair value of the stock at the grant dates of January 5, 2015 and March 6, 2015 was $24.97 and $33.96 per share, respectively, and was based on the closing price of Holdings' stock.

        The award agreements generally had the following features:

  •
  Stock Award Agreement:  On January 5, 2015, 4 members of Holdings' Board of Directors were granted an award of 3,828 fully vested shares of Class A common stock each, for a total award of 15,312 shares. The Company recognized approximately $382,000 of expense in general and administrative: other expense during the three months ended March 31, 2015, in connection with these share grants.

  •
  Restricted Stock Unit Award Agreement:  On March 6, 2015, RSU awards of 84,649 units were granted to certain members of management. Each RSU represents the right to receive one share of Class A common stock at a future date. The RSUs were fully vested at the date of grant. The RSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. Under certain termination scenarios defined in the award agreement, the RSUs may be settled within 60 days following termination of service. Participants will receive dividend equivalents equal to the amount paid in respect to the shares of Class A common stock underlying the RSUs. The Company recognized approximately $2,875,000 of expense in general and administrative: other expense during the three months ended March 31, 2015, in connection with these fully vested awards.

    On March 6, 2015, RSU awards of 58,749 units were granted to certain executive officers. The RSUs will be forfeited if Holdings does not achieve a specified cash flow from operating activities target for the twelve months ended December 31, 2015. These awards do not contain a service condition. The vested RSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. Under certain termination scenarios defined in the award agreement, the vested RSUs may be settled within 60 days following termination of service. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the RSUs began to accrue with respect to the RSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon vesting of the RSUs. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock. The grant date fair value was $1,995,000. The Company recognized expense for these awards of $1,995,000, in general and administrative: other expense, during the three months ended March 31, 2015, based on current estimates that the performance condition is expected to be achieved.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 3—STOCKHOLDER'S EQUITY (Continued)

  •
  Performance Stock Unit Award Agreement:  On March 6, 2015, PSU awards were granted to certain members of management and executive officers, with both a 2015 free cash flow performance target condition and a service condition, ending on December 31, 2015. The PSUs will vest ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%. If the performance target is met at 100%, the PSU awards granted on March 6, 2015 will be 143,398 units. No PSUs will vest if Holdings does not achieve the free cash flow minimum performance target or the participant's service does not continue through the last day of the performance period, during the twelve months ended December 31, 2015. The vested PSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. Under certain termination scenarios defined in the award agreement, the vested PSUs may be settled within 60 days following termination of service. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the PSUs began to accrue with respect to the PSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon vesting of the PSUs. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock. Assuming attainment of the performance target at 100%, the Company will recognize expense for these awards of approximately $4,870,000 in general and administrative: other expense during the twelve months ended December 31, 2015. The Company recognized $487,000 of expense in general and administrative: other expense during the three months ended March 31, 2015, based on current estimates that the target performance condition is expected to be achieved at 100%.

        The following table represents the RSU and PSU activity for the three months ended March 31, 2015:

	Shares of RSU and PSU	Weighted Average Grant Date Fair Value
Beginning balance at January 1, 2015	—	$—
Granted(1)	286,796	33.96
Vested(2)	(84,649)	33.96
Forfeited	—	—

Nonvested at March 31, 2015	202,147	$33.96

(1)
The number of shares granted under the PSU award, assumes Holdings will attain a performance target at 100%. The PSUs will vest ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%.

(2)
This number includes vested units of 3,131 that were withheld to cover tax obligations and were subsequently canceled.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 4—INCOME TAXES

        The Company's effective income tax rate is based on expected income, statutory rates and tax planning opportunities available in the various jurisdictions in which it operates. For interim financial reporting, the Company estimates the annual income tax rate based on projected taxable income for the full year and records a quarterly income tax provision or benefit in accordance with the anticipated annual rate. The Company refines the estimates of the year's taxable income as new information becomes available, including actual year-to-date financial results. This continual estimation process often results in a change to the expected effective income tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected income tax rate. Significant judgment is required in determining the effective tax rate and in evaluating tax positions.

        The effective tax rate from continuing operations for the three months ended March 31, 2015 and March 15, 2014 was 39.0%. The Company's tax rate for the three months ended March 31, 2015 and March 31, 2014 differs from the statutory tax rate primarily due to state income taxes.

NOTE 5—FAIR VALUE MEASUREMENTS

        Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts business. The inputs used to develop these fair value measurements are established in a hierarchy, which ranks the quality and reliability of the information used to determine the fair values. The fair value classification is based on levels of inputs. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs that are not corroborated by market data.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 5—FAIR VALUE MEASUREMENTS (Continued)

        Recurring Fair Value Measurements.    The following table summarizes the fair value hierarchy of the Company's financial assets carried at fair value on a recurring basis as of March 31, 2015:

		Fair Value Measurements at March 31, 2015 Using
(In thousands)	Total Carrying Value at March 31, 2015	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Other long-term assets:
Money market mutual funds	$240	$240	$—	$—
Equity securities, available-for-sale:
RealD Inc. common stock	15,639	15,639	—	—
Mutual fund large U.S. equity	3,200	3,200	—	—
Mutual fund small/mid U.S. equity	2,148	2,148	—	—
Mutual fund international	865	865	—	—
Mutual fund balance	762	762	—	—
Mutual fund fixed income	829	829	—	—

Total assets at fair value	$23,683	$23,683	$—	$—

        Valuation Techniques.    The Company's money market mutual funds are invested in funds that seek to preserve principal, are highly liquid, and therefore are recorded on the balance sheet at the principal amounts deposited, which equals fair value. The equity securities, available-for-sale, primarily consist of common stock and mutual funds invested in equity, fixed income, and international funds and are measured at fair value using quoted market prices. See Note 7—Accumulated Other Comprehensive Income for the unrealized gain on the equity securities recorded in accumulated other comprehensive income.

        Other Fair Value Measurement Disclosures.    The Company is required to disclose the fair value of financial instruments that are not recognized at fair value in the statement of financial position for which it is practicable to estimate that value:

		Fair Value Measurements at March 31, 2015 Using
(In thousands)	Total Carrying Value at March 31, 2015	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Current maturities of corporate borrowings	$15,873	$—	$14,577	$1,389
Corporate borrowings	1,771,628	—	1,788,035	5,555

        Valuation Technique.    Quoted market prices and observable market based inputs were used to estimate fair value for Level 2 inputs. The Level 3 fair value measurement represents the transaction price of the corporate borrowings under market conditions.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 6—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        A rollforward of reserves for theatre and other closure and disposition of assets is as follows:

	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Beginning balance	$52,835	$55,163
Theatre and other closure expense	1,127	1,365
Transfer of assets and liabilities	59	9
Foreign currency translation adjustment	(1,613)	(247)
Cash payments	(2,909)	(2,673)

Ending balance	$49,499	$53,617

        In the accompanying Consolidated Balance Sheets, the current portion of the ending balance totaling $7,588,000 is included with accrued expenses and other liabilities and the long-term portion of the ending balance totaling $41,911,000 is included with other long-term liabilities. Theatre and other closure reserves for leases that have not been terminated were recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance.

        During the three months ended March 31, 2015 and the three months ended March 31, 2014, the Company recognized theatre and other closure expense of $1,127,000 and $1,365,000, respectively. Theatre and other closure expense included the accretion on previously closed properties with remaining lease obligations.

NOTE 7—ACCUMULATED OTHER COMPREHENSIVE INCOME

        The following table presents the change in accumulated other comprehensive income (loss) by component:

(In thousands)	Foreign Currency	Pension and Other Benefits	Unrealized Net Gain on Marketable Securities	Unrealized Net Gain from Equity Method Investees' Cash Flow Hedge	Total
Balance, December 31, 2014	$627	$5,564	$3,812	$2,841	$12,844

Other comprehensive income (loss) before reclassifications	976	701	825	(361)	2,141
Amounts reclassified from accumulated other comprehensive income	—	(10,875)	(4)	122	(10,757)

Other comprehensive income (loss)	976	(10,174)	821	(239)	(8,616)

Balance, March 31, 2015	$1,603	$(4,610)	$4,633	$2,602	$4,228

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 7—ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

        The tax effects allocated to each component of other comprehensive loss during the three months ended March 31, 2015 is as follows:

(In thousands)	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Foreign currency translation adjustment	$1,600	$(624)	$976
Pension and other benefit adjustments:
Net loss arising during the period	(73)	28	(45)
Prior service credit arising during the period	1,223	(477)	746
Amortization of net gain included in net periodic benefit costs	(2,786)	1,087	(1,699)
Amortization of prior service credit included in net periodic benefit costs	(2,888)	1,126	(1,762)
Curtailment gain reclassified to net periodic benefit costs	(11,867)	4,628	(7,239)
Settlement gain reclassified to net periodic benefit costs	(288)	113	(175)
Unrealized net gain on marketable securities:
Unrealized net holding gain arising during the period	1,352	(527)	825
Net holding gain reclassified to investment income	(6)	2	(4)
Unrealized net gain (loss) from equity method investees' cash flow hedge:
Unrealized net holding loss arising during the period	(592)	231	(361)
Net holding loss reclassified to equity in (earnings) losses of non-consolidated entities	200	(78)	122

Other comprehensive loss	$(14,125)	$5,509	$(8,616)

        The following table presents the change in accumulated other comprehensive income (loss) by component:

(In thousands)	Foreign Currency	Pension and Other Benefits	Unrealized Net Gain on Marketable Securities	Unrealized Net Gain from Equity Method Investees' Cash Flow Hedge	Total
Balance, December 31, 2013	$(351)	$20,967	$1,216	$2,372	$24,204

Other comprehensive income (loss) before reclassifications	166	—	2,019	(32)	2,153
Amounts reclassified from accumulated other comprehensive income	—	(465)	(4)	131	(338)

Other comprehensive income (loss)	166	(465)	2,015	99	1,815

Balance, March 31, 2014	$(185)	$20,502	$3,231	$2,471	$26,019

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 7—ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

        The tax effects allocated to each component of other comprehensive income during the three months ended March 31, 2014 is as follows:

(In thousands)	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Foreign currency translation adjustment	$272	$(106)	$166
Pension and other benefit adjustments:
Amortization of net gain included in net periodic benefit costs	(346)	135	(211)
Amortization of prior service credit included in net periodic benefit costs	(416)	162	(254)
Unrealized net gain on marketable securities:
Unrealized net holding gain arising during the period	3,310	(1,291)	2,019
Net holding gain reclassified to investment income	(7)	3	(4)
Unrealized net gain (loss) from equity method investees' cash flow hedge:
Unrealized net holding loss arising during the period	(53)	21	(32)
Net holding loss reclassified to equity in (earnings) losses of non-consolidated entities	215	(84)	131

Other comprehensive income	$2,975	$(1,160)	$1,815

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 7—ACCUMULATED OTHER COMPREHENSIVE INCOME (Continued)

        The following table presents details about amounts reclassified out of each component of accumulated other comprehensive income:

	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014	Affected Line Item in the Consolidated Statements of Operations
Pension and other benefit adjustments:
Amortization of net gain included in net periodic benefit costs	$(2,786)	$(346)	General and administrative: Other
Amortization of prior service credit included in net periodic benefit costs	(2,888)	(416)	General and administrative: Other
Curtailment gain reclassified to net periodic benefit costs	(11,867)	—	General and administrative: Other
Settlement gain reclassified to net periodic benefit costs	(288)	—	General and administrative: Other

	(17,829)	(762)	Total before tax

	6,954	297	Tax expense

	$(10,875)	$(465)	Net of tax

Unrealized gains on marketable securities:
Net holding gain reclassified to investment income	$(6)	$(7)	Investment income

	(6)	(7)	Total before tax

	2	3	Tax expense

	$(4)	$(4)	Net of tax

Unrealized gain from equity method investees' cash flow hedge:
Net holding loss reclassified to equity in (earnings) losses of non-consolidated entities	$200	$215	Equity in (Earnings) Losses of Non-consolidated Entities

	200	215	Total before tax

	(78)	(84)	Tax benefit

	$122	$131	Net of tax

Total reclassifications	$(10,757)	$(338)	Net of tax

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 8—EMPLOYEE BENEFIT PLANS

        The Company sponsors frozen non-contributory qualified and non-qualified defined benefit pension plans generally covering all employees who, prior to the freeze, were age 21 or older and had completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who were not covered by a collective bargaining agreement. The Company also offered eligible retirees the opportunity to participate in a health plan. Certain employees were eligible for subsidized postretirement medical benefits. The eligibility for these benefits was based upon a participant's age and service as of January 1, 2009. The Company also sponsors a postretirement deferred compensation plan.

        On January 12, 2015, the Compensation Committee and all of the Board of Directors of AMC Entertainment Holdings, Inc. adopted resolutions to terminate the AMC Postretirement Medical Plan with an effective date of March 31, 2015. During the three months ended March 31, 2015, the Company notified eligible associates that their retiree medical coverage under the plan will terminate after March 31, 2015. Payments to eligible associates were approximately $4,300,000 during the three months ended March 31, 2015. The Company recorded net periodic benefit credits including curtailment gains, settlement gains, amortization of unrecognized prior service credits and amortization of actuarial gains recorded in accumulated other comprehensive income related to the termination and settlement of the plan during the three months ended March 31, 2015.

        Net periodic benefit cost (credit) recognized for the plans during the three months ended March 31, 2015 and the three months ended March 31, 2014 consists of the following:

	Pension Benefits		Other Benefits
(In thousands)	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Components of net periodic benefit cost:
Service cost	$—	$—	$2	$9
Interest cost	1,069	1,152	7	53
Expected return on plan assets	(1,166)	(1,307)	—	—
Amortization of net (gain) loss	11	(259)	(2,797)	(87)
Amortization of prior service credit	—	—	(2,888)	(416)
Curtailment gain	—	—	(11,867)	—
Settlement (gain) loss	287	—	(575)	—

Net periodic benefit cost (credit)	$201	$(414)	$(18,118)	$(441)

NOTE 9—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is a party to various ordinary course claims from vendors (including food and beverage suppliers and film distributors), landlords, competitors, and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 9—COMMITMENTS AND CONTINGENCIES (Continued)

the estimates are revised, if necessary. Management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes can occur. An unfavorable outcome might include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

        On May 5, 2014, NCM, Inc., the sole manager of NCM LLC, announced that it had entered into a merger agreement to acquire Screenvision, LLC for $375,000,000, consisting of cash and NCM, Inc. common stock. Consummation of the transaction was subject to regulatory approvals and other customary closing conditions. On November 3, 2014, the U.S. Department of Justice filed an antitrust lawsuit seeking to enjoin the transaction. On March 16, 2015, NCM, Inc. and Screenvision, LLC decided to terminate the merger agreement. The termination of the merger agreement was effective upon NCM, Inc.'s payment of a $26,840,000 termination payment. The estimated legal and other transaction expenses are approximately $14,060,000. NCM LLC of which AMC is an approximate 15.05% owner, had agreed to indemnify NCM, Inc. and bear a pro rata portion of the termination fee and other transaction expenses. Accordingly, the Company recorded expense of approximately $6,100,000 in equity in (earnings) losses of non-consolidated entities associated with these transaction expenses recorded by NCM LLC during the three months ended March 31, 2015.

NOTE 10—NEW ACCOUNTING PRONOUNCEMENTS

        In April 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-05, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40)—Customer's Accounting for Fees Paid in a Cloud Computing Arrangement ("ASU 2015-05"), which provides guidance to customers when a cloud computing arrangement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If the arrangement does not include a software license, the customer should account for the arrangement as a service contract and expense the costs as incurred. ASU 2015-05 will be effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. The standard permits the use of either a prospective or retrospective transition method. The Company will adopt ASU 2015-05 as of the beginning of 2016 and is currently evaluating the impact, if any, that adopting ASU 2015-05 will have on its consolidated financial position, results of operations or cash flows.

        In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30)—Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03"), which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this standard. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. The Company will adopt ASU 2015-03 as of the beginning of 2016 and will change the

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 10—NEW ACCOUNTING PRONOUNCEMENTS (Continued)

presentation of the debt issuance costs in the Consolidated Balance Sheets by reclassifying the amount from other long-term assets to corporate borrowings.

        In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810)—Amendments to the Consolidation Analysis ("ASU 2015-02"), which provides guidance on evaluating whether a reporting entity should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities ("VIEs") or voting interest entities. Further, the amendments eliminate the presumption that a general partner should consolidate a limited partnership, as well as affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. ASU 2015-02 is effective for interim and annual reporting periods beginning after December 15, 2015 and the standard is effective for the Company on January 1, 2016. Early adoption is permitted. A reporting entity may apply the amendments using a modified retrospective approach or a full retrospective application. The Company is currently evaluating the impact, if any, that adopting ASU 2015-02 will have on its consolidated financial position, results of operations or cash flows.

        In June 2014, the FASB issued ASU No. 2014-12, Compensation-Stock Compensation (Topic 718), ("ASU 2014-12"). This update is intended to resolve the diverse accounting treatment of share-based awards that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period for which the requisite service has already been rendered. ASU 2014-12 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. The Company expects to apply the amendments prospectively to all awards granted or modified after the effective date and expects to adopt ASU 2014-12 as of the beginning of 2016. The Company does not anticipate the adoption of ASU 2014-12 to have a material impact on the Company's consolidated financial position, cash flows, or results of operations.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), ("ASU 2014-09"), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures and has not yet selected a transition method.

        In April 2014, the FASB issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, ("ASU 2014-08"). This amendment changes the requirements for reporting discontinued operations and includes enhanced disclosures about discontinued operations. Under the amendment, only those disposals of components of an entity that represent a strategic shift that has a major effect on an entity's operations and financial results will be reported as discontinued operations in the financial statements. ASU 2014-08 is effective prospectively

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 10—NEW ACCOUNTING PRONOUNCEMENTS (Continued)

for annual periods beginning on or after December 15, 2014, and interim reporting periods within those years. Early adoption is permitted. The Company adopted ASU 2014-08 as of the beginning of 2015 and the adoption of ASU 2014-08 did not have a material impact on the Company's consolidated financial position, cash flows, or results of operations.

NOTE 11—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, Financial statements of guarantors and issuers of guaranteed securities registered or being registered. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE's 9.75% Senior Subordinated Notes due 2020 (the "Notes due 2020") and the 5.875% Senior Subordinated Notes due 2022 (the "Notes due 2022") are full and unconditional and joint and several and subject to customary release provisions. The Company and its subsidiary guarantors' investments in its consolidated subsidiaries are presented under the equity method of accounting.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 11—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Three months ended March 31, 2015:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$417,689	$1,005	$—	$418,694
Food and beverage	—	200,108	416	—	200,524
Other theatre	—	33,779	127	—	33,906

Total revenues	—	651,576	1,548	—	653,124

Operating costs and expenses
Film exhibition costs	—	222,628	460	—	223,088
Food and beverage costs	—	28,424	84	—	28,508
Operating expense	68	186,352	838	—	187,258
Rent	—	117,484	437	—	117,921
General and administrative:
Merger, acquisition and transaction costs	—	1,578	—	—	1,578
Other	—	4,940	1	—	4,941
Depreciation and amortization	—	57,754	23	—	57,777

Operating costs and expenses	68	619,160	1,843	—	621,071

Operating income (loss)	(68)	32,416	(295)	—	32,053
Other expense (income)
Equity in net (earnings) loss of subsidiaries	(3,186)	295	—	2,891	—
Interest expense:
Corporate borrowings	26,017	34,899	—	(34,837)	26,079
Capital and financing lease obligations	—	2,373	—	—	2,373
Equity in earnings of non-consolidated entities	—	(1,324)	—	—	(1,324)
Investment income	(29,037)	(10,943)	—	34,837	(5,143)

Total other expense (income)	(6,206)	25,300	—	2,891	21,985

Earnings (loss) from continuing operations before income taxes	6,138	7,116	(295)	(2,891)	10,068
Income tax provision	—	3,930	—	—	3,930

Net earnings (loss)	$6,138	$3,186	$(295)	$(2,891)	$6,138

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 11—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Three months ended March 31, 2014:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$407,946	$1,074	$—	$409,020
Food and beverage	—	181,317	447	—	181,764
Other theatre	—	31,906	68	—	31,974

Total revenues	—	621,169	1,589	—	622,758

Operating Costs and Expenses
Film exhibition costs	—	211,632	468	—	212,100
Food and beverage costs	—	25,005	118	—	25,123
Operating expense	(80)	178,818	955	—	179,693
Rent	—	114,470	474	—	114,944
General and administrative:
Merger, acquisition and transaction costs	—	362	—	—	362
Other	—	18,219	1	—	18,220
Depreciation and amortization	—	54,749	28	—	54,777

Operating costs and expenses	(80)	603,255	2,044	—	605,219

Operating income (loss)	80	17,914	(455)	—	17,539
Other expense (income)
Equity in net (earnings) loss of subsidiaries	7,968	454	—	(8,422)	—
Other expense (income)	—	(4,229)	—	—	(4,229)
Interest expense:
Corporate borrowings	29,618	39,744	—	(39,704)	29,658
Capital and financing lease obligations	—	2,525	—	—	2,525
Equity in earnings of non-consolidated entities	—	5,384	—	—	5,384
Investment income	(32,998)	(14,562)	(1)	39,704	(7,857)

Total other expense (income)	4,588	29,316	(1)	(8,422)	25,481

Loss from continuing operations before income taxes	(4,508)	(11,402)	(454)	8,422	(7,942)
Income tax benefit	—	(3,100)	—	—	(3,100)

Loss from continuing operations	(4,508)	(8,302)	(454)	8,422	(4,842)
Earnings from discontinued operations, net of income taxes	—	334	—	—	334

Net loss	$(4,508)	$(7,968)	$(454)	$8,422	$(4,508)

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 11—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Three months ended March 31, 2015:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Net earnings (loss)	$6,138	$3,186	$(295)	$(2,891)	$6,138
Equity in other comprehensive income (loss) of subsidiaries	(8,616)	536	—	8,080	—
Foreign currency translation adjustment, net of tax	—	440	536	—	976
Pension and other benefit adjustments:
Net loss arising during the period, net of tax	—	(45)	—	—	(45)
Prior service credit arising during the period, net of tax	—	746	—	—	746
Amortization of gain included in net periodic benefit costs, net of tax	—	(1,699)	—	—	(1,699)
Amortization of prior service credit included in net periodic benefit costs, net of tax	—	(1,762)	—	—	(1,762)
Curtailment gain reclassified to net periodic benefit costs, net of tax	—	(7,239)	—	—	(7,239)
Settlement gain reclassified to net periodic costs, net of tax	—	(175)	—	—	(175)
Unrealized gain on marketable securities:
Unrealized holding gain arising during the period, net of tax	—	825	—	—	825
Net holding gain reclassified to net investment income, net of tax	—	(4)	—	—	(4)
Unrealized gain from equity method investees' cash flow hedge, net of tax:
Unrealized holding loss arising during the period, net of tax	—	(361)	—	—	(361)
Net holding loss reclassified to equity in earnings of non-consolidated entities, net of tax	—	122	—	—	122

Other comprehensive income (loss)	(8,616)	(8,616)	536	8,080	(8,616)

Total comprehensive income (loss)	$(2,478)	$(5,430)	$241	$5,189	$(2,478)

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 11—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Three months ended March 31, 2014:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Net loss	$(4,508)	$(7,968)	$(454)	$8,422	$(4,508)
Equity in other comprehensive income (loss) of subsidiaries	1,815	(87)	—	(1,728)	—
Foreign currency translation adjustment, net of tax	—	253	(87)	—	166
Pension and other benefit adjustments:
Amortization of gain included in net periodic benefit costs, net of tax	—	(211)	—	—	(211)
Amortization of prior service credit included in net periodic benefit costs, net of tax	—	(254)	—	—	(254)
Unrealized loss on marketable securities:
Unrealized holding gain arising during the period, net of tax	—	2,019	—	—	2,019
Net holding gain reclassified to net investment income, net of tax	—	(4)	—	—	(4)
Unrealized gain (loss) from equity method investees' cash flow hedge, net of tax:
Unrealized holding loss arising during the period, net of tax	—	(32)	—	—	(32)
Net holding loss reclassified to equity in loss of non-consolidated entities, net of tax	—	131	—	—	131

Other comprehensive income (loss)	1,815	1,815	(87)	(1,728)	1,815

Total comprehensive loss	$(2,693)	$(6,153)	$(541)	$6,694	$(2,693)

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 11—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

As of March 31, 2015:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$334	$101,030	$41,389	$—	$142,753
Receivables, net	(21)	48,316	25	—	48,320
Deferred tax asset	—	107,938	—	—	107,938
Other current assets	—	85,328	1,439	—	86,767

Total current assets	313	342,612	42,853	—	385,778
Investment in equity of subsidiaries	1,600,969	28,849	—	(1,629,818)	—
Property, net	—	1,266,602	258	—	1,266,860
Intangible assets, net	—	223,314	—	—	223,314
Intercompany advances	1,679,967	(1,684,908)	4,941	—	—
Goodwill	—	2,291,943	—	—	2,291,943
Deferred tax asset	—	75,799	—	—	75,799
Other long-term assets	12,435	406,643	22	—	419,100

Total assets	$3,293,684	$2,950,854	$48,074	$(1,629,818)	$4,662,794

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$210,021	$305	$—	$210,326
Accrued expenses and other liabilities	15,281	121,268	(90)	—	136,459
Deferred revenues and income	—	183,371	3	—	183,374
Current maturities of corporate borrowings and capital and financing lease obligations	14,484	9,417	—	—	23,901

Total current liabilities	29,765	524,077	218	—	554,060
Corporate borrowings	1,766,072	5,556	—	—	1,771,628
Capital and financing lease obligations	—	99,790	—	—	99,790
Exhibitor services agreement	—	319,859	—	—	319,859
Other long-term liabilities	—	400,603	19,007	—	419,610

Total liabilities	1,795,837	1,349,885	19,225	—	3,164,947
Stockholder's equity	1,497,847	1,600,969	28,849	(1,629,818)	1,497,847

Total liabilities and stockholder's equity	$3,293,684	$2,950,854	$48,074	$(1,629,818)	$4,662,794

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 11—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

As of December 31, 2014:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$403	$174,117	$41,635	$—	$216,155
Receivables, net	(21)	99,224	49	—	99,252
Deferred tax asset	—	107,938	—	—	107,938
Other current assets	—	82,981	1,362	—	84,343

Total current assets	382	464,260	43,046	—	507,688
Investment in equity of subsidiaries	1,617,873	25,158	—	(1,643,031)	—
Property, net	—	1,246,945	285	—	1,247,230
Intangible assets, net	—	225,515	—	—	225,515
Intercompany advances	1,673,001	(1,675,584)	2,583	—	—
Goodwill	—	2,291,943	—	—	2,291,943
Deferred tax asset	—	73,817	—	—	73,817
Other long-term assets	13,129	404,454	21	—	417,604

Total assets	$3,304,385	$3,056,508	$45,935	$(1,643,031)	$4,763,797

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$262,288	$347	$—	$262,635
Accrued expenses and other liabilities	6,102	130,213	(53)	—	136,262
Deferred revenues and income	—	213,881	1	—	213,882
Current maturities of corporate borrowings and capital and financing lease obligations	14,484	9,114	—	—	23,598

Total current liabilities	20,586	615,496	295	—	636,377
Corporate borrowings	1,769,576	5,556	—	—	1,775,132
Capital and financing lease obligations	—	101,533	—	—	101,533
Exhibitor services agreement	—	316,815	—	—	316,815
Other long-term liabilities	—	399,235	20,482	—	419,717

Total liabilities	1,790,162	1,438,635	20,777	—	3,249,574
Stockholder's equity	1,514,223	1,617,873	25,158	(1,643,031)	1,514,223

Total liabilities and stockholder's equity	$3,304,385	$3,056,508	$45,935	$(1,643,031)	$4,763,797

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 11—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Three months ended March 31, 2015:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$11,443	$7,991	$2,129	$—	$21,563

Cash flows from investing activities:
Capital expenditures	—	(69,582)	(8)	—	(69,590)
Investments in non-consolidated entities, net	—	(152)	—	—	(152)
Other, net	—	(1,636)	—	—	(1,636)

Net cash used in investing activities	—	(71,370)	(8)	—	(71,378)

Cash flows from financing activities:
Cash used to pay dividends to Holdings	(19,821)	—	—	—	(19,821)
Principal payments under capital and financing lease obligations	—	(1,886)	—	—	(1,886)
Principle payments under Term Loan	(1,938)	—	—	—	(1,938)
Change in intercompany advances	10,247	(7,889)	(2,358)	—	—

Net cash used in financing activities	(11,512)	(9,775)	(2,358)	—	(23,645)

Effect of exchange rate changes on cash and equivalents	—	67	(9)	—	58

Net decrease in cash and equivalents	(69)	(73,087)	(246)	—	(73,402)
Cash and equivalents at beginning of period	403	174,117	41,635	—	216,155

Cash and equivalents at end of period	$334	$101,030	$41,389	$—	$142,753

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

March 31, 2015

(Unaudited)

NOTE 11—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Three months ended March 31, 2014:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$15,308	$(16,429)	$(454)	$—	$(1,575)

Cash flows from investing activities:
Capital expenditures	—	(55,562)	(37)	—	(55,599)
Investments in non-consolidated entities, net	—	(721)	—	—	(721)
Payments from the disposition of long-term assets	—	(128)	—	—	(128)
Other, net	—	(1,783)	—	—	(1,783)

Net cash used in investing activities	—	(58,194)	(37)	—	(58,231)

Cash flows from financing activities:
Proceeds from issuance of Senior Subordinated Notes due 2022	375,000	—	—	—	375,000
Repurchase of Senior Subordinated Notes due 2019	(496,903)	—	—	—	(496,903)
Payment of initial public offering costs	—	(281)	—	—	(281)
Deferred financing costs	(7,568)	—	—	—	(7,568)
Principal payments under capital and financing lease obligations	—	(1,672)	—	—	(1,672)
Principle payments under Term Loan	(1,938)	—	—	—	(1,938)
Change in intercompany advances	116,181	(116,542)	361	—	—

Net cash provided by (used in) financing activities	(15,228)	(118,495)	361	—	(133,362)

Effect of exchange rate changes on cash and equivalents	—	(53)	44	—	(9)

Net increase (decrease) in cash and equivalents	80	(193,171)	(86)	—	(193,177)
Cash and equivalents at beginning of period	485	501,989	41,837	—	544,311

Cash and equivalents at end of period	$565	$308,818	$41,751	$—	$351,134

NOTE 12—SUBSEQUENT EVENT

        On April 27, 2015, Holdings' Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on June 22, 2015 to stockholders of record on June 8, 2015. As a result, AMCE will use cash on hand to make a dividend distribution to Holdings on June 22, 2015.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
AMC Entertainment Inc.:

        We have audited the accompanying consolidated balance sheets of AMC Entertainment Inc. (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholder's equity, and cash flows for the years ended December 31, 2014 and 2013, the period August 31, 2012 to December 31, 2012, and the 22-week period ended August 30, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMC Entertainment Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years ended December 31, 2014 and 2013, the period August 31, 2012 to December 31, 2012, and the 22-week period ended August 30, 2012, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, effective August 30, 2012, the Company had a change of controlling ownership. As a result of this change of control, the consolidated financial information after August 30, 2012 is presented on a different cost basis than that for the period before the change of control and, therefore, is not comparable.

/s/ KPMG LLP
Kansas City, Missouri March 12, 2015

AMC ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Calendar 2014	Calendar 2013	Transition Period
(In thousands, except per share data)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Revenues
Admissions	$1,765,388	$1,847,327	$548,632	$816,031
Food and beverage	797,735	786,912	229,739	342,130
Other theatre	132,267	115,189	33,121	47,911

Total revenues	2,695,390	2,749,428	811,492	1,206,072

Operating costs and expenses
Film exhibition costs	934,246	976,912	291,561	436,539
Food and beverage costs	111,991	107,325	30,545	47,326
Operating expense	733,338	726,641	230,434	297,328
Rent	455,239	451,828	143,374	189,086
General and administrative:
Merger, acquisition and transaction costs	1,161	2,883	3,366	172
Management fee	—	—	—	2,500
Other	64,873	97,288	29,110	27,025
Depreciation and amortization	216,321	197,537	71,633	80,971
Impairment of long-lived assets	3,149	—	—	—

Operating costs and expenses	2,520,318	2,560,414	800,023	1,080,947

Operating income	175,072	189,014	11,469	125,125
Other expense (income)
Other expense (income)	(8,344)	(1,415)	49	960
Interest expense:
Corporate borrowings	111,072	129,963	45,259	67,614
Capital and financing lease obligations	9,867	10,264	1,873	2,390
Equity in (earnings) losses of non-consolidated entities	(26,615)	(47,435)	2,480	(7,545)
Investment expense (income)	(8,145)	(2,084)	290	(41)

Total other expense	77,835	89,293	49,951	63,378

Earnings (loss) from continuing operations before income taxes	97,237	99,721	(38,482)	61,747
Income tax provision (benefit)	33,470	(263,383)	3,500	2,500

Earnings (loss) from continuing operations	63,767	363,104	(41,982)	59,247
Gain (loss) from discontinued operations, net of income taxes	313	1,296	(688)	35,153

Net earnings (loss)	$64,080	$364,400	$(42,670)	$94,400

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Calendar 2014	Calendar 2013	Transition Period
(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Net earnings (loss)	$64,080	$364,400	$(42,670)	$94,400
Foreign currency translation adjustment, net of tax	978	179	(530)	11,935
Pension and other benefit adjustments:
Net gain (loss) arising during the period, net of tax	(13,543)	4,510	7,279	—
Prior service credit arising during the period, net of tax	—	9,271	—	771
Amortization of net (gain) loss included in net periodic benefit costs, net of tax	(844)	(78)	—	987
Amortization of prior service credit included in net periodic benefit costs, net of tax	(1,016)	—	—	(448)
Settlement, net of tax	—	—	(15)	—
Unrealized gain (loss) on marketable securities:
Unrealized holding gain (loss) arising during the period, net of tax	2,627	(1,622)	1,915	(4,167)
Less: reclassification adjustment for (gains) loss included in investment expense (income), net of tax	(31)	925	(2)	(44)
Unrealized gain from equity method investees' cash flow hedge, net of tax:
Unrealized holding gain (loss) arising during the period, net of tax	(59)	2,085	797	—
Holding (gains) losses reclassified to equity in earnings of non-consolidated entities, net of tax	528	(510)	—	—

Other comprehensive income (loss)	(11,360)	14,760	9,444	9,034

Total comprehensive income (loss)	$52,720	$379,160	$(33,226)	$103,434

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
ASSETS
Current assets:
Cash and equivalents	$216,155	$544,311
Receivables, net	99,252	106,148
Deferred tax asset	107,938	110,097
Other current assets	84,343	80,824

Total current assets	507,688	841,380
Property, net	1,247,230	1,179,754
Intangible assets, net	225,515	234,319
Goodwill	2,291,943	2,291,943
Deferred tax asset	73,817	96,824
Other long-term assets	417,604	402,504

Total assets	$4,763,797	$5,046,724

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$262,635	$268,163
Accrued expenses and other liabilities	136,262	170,920
Deferred revenues and income	213,882	202,833
Current maturities of corporate borrowings and capital and financing lease obligations	23,598	16,080

Total current liabilities	636,377	657,996
Corporate borrowings	1,775,132	2,069,672
Capital and financing lease obligations	101,533	109,258
Exhibitor services agreement	316,815	329,913
Other long-term liabilities	419,717	370,946

Total liabilities	3,249,574	3,537,785

Commitments and contingencies
Stockholder's equity:
Common Stock, 1 share issued with 1¢ par value	—	—
Additional paid-in capital	1,174,886	1,163,593
Accumulated other comprehensive income	12,844	24,204
Accumulated earnings (deficit)	326,493	321,142

Total stockholder's equity	1,514,223	1,508,939

Total liabilities and stockholder's equity	$4,763,797	$5,046,724

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Calendar 2014	Calendar 2013	Transition Period
(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Cash flows from operating activities:
Net earnings (loss)	$64,080	$364,400	$(42,670)	$94,400
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	216,321	197,537	71,633	81,234
Deferred income taxes	32,430	(266,598)	3,020	—
Impairment of long-lived assets	3,149	—	—	—
Gain on extinguishment and modification of debt	(8,544)	(422)	—	—
Amortization of discount (premium) on corporate borrowings	832	(12,687)	(3,219)	967
Impairment of marketable equity security investment	—	1,370	—	—
Theatre and other closure expense	9,346	5,823	2,381	11,753
Stock-based compensation	11,293	12,000	—	830
(Gain) loss on dispositions	(630)	(2,876)	73	(48,245)
Equity in earnings and losses from non-consolidated entities, net of distributions	(102)	(19,611)	12,707	(495)
Landlord contributions	59,518	18,090	3,597	2,000
Deferred rent	(18,056)	(6,333)	(2,900)	(3,427)
Change in assets and liabilities:
Receivables	308	(3,365)	(66,615)	11,766
Other assets	(4,282)	(8,915)	(35,138)	36,770
Accounts payable	(13,692)	64,215	69,029	(58,027)
Accrued expenses and other liabilities	(52,603)	14,822	63,288	(50,473)
Other, net	(2,066)	(108)	(1,294)	444

Net cash provided by operating activities	297,302	357,342	73,892	79,497

Cash flows from investing activities:
Capital expenditures	(270,734)	(260,823)	(72,774)	(40,116)
Merger, net of cash acquired	—	—	3,110	—
Acquisition of Rave theatres, net of cash acquired	—	(1,128)	(87,555)	—
Proceeds from disposition of long-term assets	238	3,880	90	7,291
Investments in non-consolidated entities, net	(1,522)	(3,265)	(1,194)	1,589
Other, net	327	(7,448)	(575)	205

Net cash used in investing activities	(271,691)	(268,784)	(158,898)	(31,031)

Cash flows from financing activities:
Proceeds from issuance of Senior Subordinated Notes due 2022	375,000	—	—	—
Repurchase of Senior Subordinated Notes due 2019	(639,728)	—	—	—
Proceeds from issuance of Term Loan due 2020	—	773,063	—	—
Capital contribution from Holdings	—	355,580	—	—
Payment of initial public offering costs	(281)	—	—	—
Repayment of Term Loan due 2016	—	(464,088)	—	—
Repayment of Term Loan due 2018	—	(296,250)	—	—
Repurchase of Senior Subordinated Notes due 2014	—	—	—	(191,035)
Principal payments under Term Loan	(7,750)	(7,813)	(4,002)	(4,002)
Principal payments under capital and financing lease obligations	(6,941)	(6,446)	(875)	(1,298)
Principal payments under promissory note	(1,389)	—	—	—
Principal amount of coupon payment under Senior Subordinated Notes due 2020	(6,227)	—	—	—
Capital contribution from Wanda	—	—	100,000	—
Deferred financing costs	(7,952)	(9,126)	—	(2,378)
Payment of construction payables	—	(19,404)	22,487	(23,575)
Cash used to pay dividends to Holdings	(58,504)	(588)	—	—

Net cash provided by (used in) financing activities	(353,772)	324,928	117,610	(222,288)
Effect of exchange rate changes on cash and equivalents	5	(103)	(207)	16

Net increase (decrease) in cash and equivalents	(328,156)	413,383	32,397	(173,806)
Cash and equivalents at beginning of period	544,311	130,928	98,531	272,337

Cash and equivalents at end of period	$216,155	$544,311	$130,928	$98,531

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (including amounts capitalized of $315, $511, $0, and $14)	$113,578	$152,220	$68,794	$78,789
Income taxes, net	1,084	1,646	10,088	828
Schedule of non-cash investing and financing activities:
Investment in NCM (See Note 7—Investments)	$2,137	$26,315	$—	$—
Investment in AC JV, LLC. (See Note 7—Investments)	—	8,333	—	—

See Note 3—Acquisition for non-cash activities related to acquisition

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital		Accumulated Earnings (Deficit)	Total Stockholder's Equity
(In thousands, except share and per share data)	Shares	Amount
Predecessor
Balance March 29, 2012	1	$—	$444,336	$(20,203)	$(269,793)	$154,340
Net earnings	—	—	—	—	94,400	94,400
Other comprehensive income	—	—	—	9,034	—	9,034
Stock-based compensation	—	—	830	—	—	830

Balance August 30, 2012	1	—	445,166	(11,169)	(175,393)	258,604

Successor
Balance August 30, 2012	1	—	—	—	—	—
Net loss	—	—	—	—	(42,670)	(42,670)
Other comprehensive income	—	—	—	9,444	—	9,444
Merger consideration	—	—	701,811	—	—	701,811
Capital contribution from Wanda	—	—	100,000	—	—	100,000

Balance December 31, 2012	1	—	801,811	9,444	(42,670)	768,585
Net earnings	—	—	—	—	364,400	364,400
Other comprehensive income	—	—	—	14,760	—	14,760
Captial contribution from Holdings	—	—	355,299	—	—	355,299
Stock-based compensation	—	—	6,483	—	—	6,483
Dividends to Holdings	—	—	—	—	(588)	(588)

Balance December 31, 2013	1	—	1,163,593	24,204	321,142	1,508,939
Net earnings	—	—	—	—	64,080	64,080
Other comprehensive loss	—	—	—	(11,360)	—	(11,360)
Stock-based compensation	—	—	11,293	—	—	11,293
Dividends to Holdings	—	—	—	—	(58,729)	(58,729)

Balance December 31, 2014	1	$—	$1,174,886	$12,844	$326,493	$1,514,223

See Notes to Consolidated Financial Statements

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        AMC Entertainment® Inc. ("AMCE" or the "Company") is an intermediate holding company, which, through its direct and indirect subsidiaries, including, American Multi-Cinema, Inc. ("OpCo") and its subsidiaries, (collectively with AMCE, unless the context otherwise requires, the "Company" or "AMC"), is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres primarily located in the United States. AMCE is a wholly owned subsidiary of AMC Entertainment Holdings, Inc. ("Holdings"). Holdings is an indirect subsidiary of Dalian Wanda Group Co., Ltd. ("Wanda"), a Chinese private conglomerate.

        As of December 31, 2014, Wanda owns approximately 77.86% of Holdings' outstanding common stock and 91.34% of the combined voting power of Holdings' outstanding common stock and has the power to control Holdings' affairs and policies, including with respect to the election of directors (and, through the election of directors, the appointment of management), entering into mergers, sales of substantially all of the Company's assets and other extraordinary transactions.

        Initial Public Offering of Holdings:    On December 23, 2013, Holdings completed its initial public offering ("IPO") of 18,421,053 shares of Class A common stock at a price of $18.00 per share. In connection with the IPO, the underwriters exercised in full their option to purchase an additional 2,631,579 shares of Class A common stock. As a result, the total IPO size was 21,052,632 shares of Class A common stock and the net proceeds to Holdings were approximately $355,299,000 after deducting underwriting discounts and commissions and offering expenses. The net IPO proceeds of approximately $355,299,000, were contributed by Holdings to AMCE.

        Wanda Merger:    Prior to the IPO, Wanda acquired Holdings, on August 30, 2012, through a merger between Holdings and Wanda Film Exhibition Co. Ltd. ("Merger Subsidiary"), a wholly-owned indirect subsidiary of Wanda, whereby Merger Subsidiary merged with and into Holdings with Holdings continuing as the surviving corporation and as a then wholly-owned indirect subsidiary of Wanda (the "Merger"). A change of control of the Company occurred pursuant to the Merger. Prior to the Merger, Holdings was owned by J.P. Morgan Partners, LLC and certain related investment funds, Apollo Management, L.P. and certain related investment funds, affiliates of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors ("Spectrum") (collectively the "Sponsors"). The Merger consideration totaled $701,811,000, with $700,000,000 invested by Wanda and $1,811,000 invested by members of management. The estimated transaction value was approximately $2,748,018,000. Wanda acquired cash, corporate borrowings and capital and financing lease obligations in connection with the Merger. Funding for the Merger consideration was obtained by Merger Subsidiary pursuant to bank borrowings and cash contributed by Wanda.

        In connection with the change of control due to the Merger, the Company's assets and liabilities were adjusted to fair value on the closing date of the Merger by application of "push down" accounting. As a result of the application of "push down" accounting in connection with the Merger, the Company's financial statement presentations herein distinguish between a predecessor period, ("Predecessor"), for periods prior to the Merger and a successor period, ("Successor"), for periods subsequent to the Merger. The Successor applied "push down" accounting and its financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the Merger date, August 30, 2012. The consolidated financial statements presented herein are those of Successor from its inception on August 31, 2012 through December 31, 2014, and those of Predecessor for all periods prior to the Merger date. As a result of the application of "push down" accounting at the time of the Merger, the financial statements for the Predecessor period and

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

for the Successor period are presented on different bases and are, therefore, not comparable. See Note 2—Merger for additional information regarding the Merger.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: (1) Impairments, (2) Film exhibition costs, (3) Income and operating taxes, (4) Theatre and other closure expense, and (5) Gift card and packaged ticket income. Actual results could differ from those estimates.

        Principles of Consolidation:    The consolidated financial statements include the accounts of AMCE and all subsidiaries, as discussed above. All significant intercompany balances and transactions have been eliminated in consolidation. There are no noncontrolling (minority) interests in the Company's consolidated subsidiaries; consequently, all of its stockholder's equity, net earnings (loss) and comprehensive income (loss) for the periods presented are attributable to controlling interests. As of December 31, 2014, December 31, 2013, and December 31, 2012, the Company managed its business under one reportable segment called Theatrical Exhibition.

        Fiscal Year:    On November 15, 2012, the Company changed its fiscal year to a calendar year ending on December 31st of each year. Prior to the change, the Company had a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The consolidated financial statements include the transition period of March 30, 2012 through December 31, 2012 ("Transition Period").

        Discontinued Operations:    The results of operations for the Company's discontinued operations have been eliminated from the Company's continuing operations and classified as discontinued operations for each period presented within the Company's Consolidated Statements of Operations. See Note 4—Discontinued Operations for further information.

        Revenues:    Revenues are recognized when admissions and food and beverage sales are received at the theatres and are reported net of sales tax. The Company defers 100% of the revenue associated with the sales of gift cards and packaged tickets until such time as the items are redeemed or income from non-redemption is recorded. The Company recognizes income from non-redeemed or partially redeemed gift cards using the Proportional Method where it applies a non-redemption rate for its five gift card sales channels which ranges from 14% to 23% of the current month sales and the Company recognizes that total amount of income for that current month's sales as income over the next 24 months in proportion to the pattern of actual redemptions. The Company has determined its non-redeemed rates and redemption patterns using data accumulated over ten years on a company-wide basis. Income for non-redeemed packaged tickets continues to be recognized as the redemption of these items is determined to be remote, that is if a ticket has not been used within 18 months after being purchased. During the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, the Company recognized $21,347,000, $19,510,000, $3,483,000, and $7,776,000 of income, respectively, related to the derecognition of gift card liabilities, which was recorded in other theatre revenues in the Consolidated Statements of Operations. During the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012,

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

the Company recognized $11,710,000, $0, $0, and $4,818,000 of income, respectively, related to the derecognition of package ticket liabilities, which was recorded in other theatre revenues in the Consolidated Statements of Operations. As a result of fair value accounting due to the Merger, the Company did not recognize any income on packaged tickets until 18 months after the date of the Merger.

        Film Exhibition Costs:    Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement to the film licenses. Film exhibition costs include certain advertising costs. As of December 31, 2014 and December 31, 2013, the Company recorded film payables of $95,847,000 and $149,378,000, respectively, which are included in accounts payable in the accompanying Consolidated Balance Sheets.

        Food and Beverage Costs:    The Company records payments from vendors as a reduction of food and beverage costs when earned.

        Screen Advertising:    On March 29, 2005, the Company and Regal Entertainment Group ("Regal") combined their respective cinema screen advertising businesses into a joint venture company called National CineMedia, LLC ("NCM") and on July 15, 2005, Cinemark Holdings, Inc. ("Cinemark") joined NCM. The Company, Regal and Cinemark are known as the "Founding Members." NCM engages in the marketing and sale of cinema advertising and promotions products, business communications and training services. The Company records its share of on-screen advertising revenues generated by NCM in other theatre revenues.

        Customer Frequency Program:    On April 1, 2011, the Company fully launched AMC Stubs, a customer frequency program, which allows members to earn rewards, including $10 for each $100 spent, redeemable on future purchases at AMC locations. The portion of the admissions and food and beverage revenues attributed to the rewards is deferred as a reduction of admissions and food and beverage revenues and is allocated between admissions and food and beverage revenues based on expected member redemptions. Rewards must be redeemed no later than 90 days from the date of issuance. Upon redemption, deferred rewards are recognized as revenues along with associated cost of goods. Rewards not redeemed within 90 days are forfeited and recognized as admissions or food and beverage revenues. Progress rewards (member expenditures toward earned rewards) for expired membership are forfeited upon expiration of the membership and recognized as admissions or food and beverage revenues. The program's annual membership fee is deferred, net of estimated refunds, and is recognized ratably over the one-year membership period.

        Advertising Costs:    The Company expenses advertising costs as incurred and does not have any direct-response advertising recorded as assets. Advertising costs were $10,317,000, $9,684,000, $4,137,000, and $3,603,000 for the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, respectively, and are recorded in operating expense in the accompanying Consolidated Statements of Operations.

        Cash and Equivalents:    All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents.

        Intangible Assets:    Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from the Merger and acquisitions, and are comprised of amounts assigned to theatre

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

leases acquired under favorable terms, management contracts, a contract with an equity method investee, and a non-compete agreement, each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the assets, and trademark and trade names, which are considered indefinite lived intangible assets and therefore are not amortized but rather evaluated for impairment annually.

        The Company first assesses the qualitative factors to determine whether the existence of events and circumstances indicate that it is more likely than not the fair vale of an indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative impairment test. There were no intangible asset impairment charges incurred during the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, the period March 30, 2012 through August 30, 2012.

        Investments:    The Company accounts for its investments in non-consolidated entities using either the cost or equity methods of accounting as appropriate, and has recorded the investments within other long-term assets in its Consolidated Balance Sheets. Equity earnings and losses are recorded when the Company's ownership interest provides the Company with significant influence. The Company follows the guidance in ASC 323-30-35-3, which prescribes the use of the equity method for investments where the Company has significant influence. The Company classifies gains and losses on sales of and changes of interest in equity method investments within equity in earnings of non-consolidated entities or in separate line items on the face of the Consolidated Statements of Operations when material, and classifies gains and losses on sales of investments or impairments accounted for using the cost method in investment income. Gains and losses on cash sales are recorded using the weighted average cost of all interests in the investments. Gains and losses related to non-cash negative common unit adjustments are recorded using the weighted average cost of those units in NCM. See Note 7—Investments for further discussion of the Company's investments in NCM. As of December 31, 2014, the Company holds equity method investments comprised of a 14.96% interest in NCM, a joint venture that markets and sells cinema advertising and promotions; a 32% interest in AC JV, LLC ("AC JV"), a joint venture that owns Fathom Events offering alternative content for motion picture screens; a 29% interest in Digital Cinema Implementation Partners LLC ("DCIP"), a joint venture charged with implementing digital cinema in the Company's theatres; a 50% ownership interest in two U.S. motion picture theatres and one IMAX screen; and a 50% ownership interest in Open Road Releasing, LLC, operator of Open Road Films, LLC ("Open Road Films"), a motion picture distribution company.

        The Company's investment in RealD Inc. is an available-for-sale marketable equity security and is carried at fair value (Level 1). Unrealized gains and losses on available-for-sale securities are included in the Company's Consolidated Balance Sheets as a component of accumulated other comprehensive loss. See Note 7—Investments for further discussion of the Company's investment in RealD Inc.

        Goodwill:    Goodwill represents the excess of purchase price over fair value of net tangible and identifiable intangible assets related to the Merger and subsequent acquisitions. The Company is not required to amortize goodwill as a charge to earnings; however, the Company is required to conduct an annual review of goodwill for impairment.

        The Company's recorded goodwill was $2,291,943,000 as of December 31, 2014 and December 31, 2013. The Company evaluates goodwill and its trademark and trade names for impairment annually as of the beginning of the fourth quarter or more frequently as specific events or circumstances dictate.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company's goodwill is recorded in its Theatrical Exhibition operating segment, which is also the reporting unit for purposes of evaluating recorded goodwill for impairment.

        The Company performed its annual impairment analysis during the fourth quarter of calendar 2014 and the fourth quarter of calendar 2013, and reached a determination that there was no goodwill or trademark and trade name impairment. According to ASC 350-20, the Company has an option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. During the fourth quarter of calendar 2014 and the fourth quarter of calendar 2013, the Company assessed qualitative factors and reached a determination that it is not more likely than not that the fair value of the Company's reporting unit is less than its carrying value, and therefore, no impairment charge was incurred.

        Other Long-term Assets:    Other long-term assets are comprised principally of investments in equity method investees and capitalized computer software, which is amortized over the estimated useful life of the software. See Note 8—Supplemental Balance Sheet Information.

        Accounts Payable:    Under the Company's cash management system, checks issued but not presented to banks frequently result in book overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The change in book overdrafts are reported as a component of operating cash flows for accounts payable as they do not represent bank overdrafts. The amount of these checks included in accounts payable as of December 31, 2014 and December 31, 2013 was $43,692,000 and $52,093,000, respectively.

        Leases:    The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years, with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe that exercise of the renewal options are reasonably assured at the inception of the lease agreements and, therefore, considers the initial base term as the lease term. Lease terms vary but generally the leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company records rent expense for its operating leases on a straight-line basis over the initial base lease term commencing with the date the Company has "control and access" to the leased premises, which is generally a date prior to the "lease commencement date" in the lease agreement. Rent expense related to any "rent holiday" is recorded as operating expense, until construction of the leased premises is complete and the premises are ready for their intended use. Rent charges upon completion of the leased premises subsequent to the theatre opening date are expensed as a component of rent expense.

        Occasionally, the Company will receive amounts from developers in excess of the costs incurred related to the construction of the leased premises. The Company records the excess amounts received from developers as deferred rent and amortizes the balance as a reduction to rent expense over the base term of the lease agreement.

        The Company evaluates the classification of its leases following the guidance in ASC 840-10-25. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that generally corresponds with the base term of the lease.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. ASC 840-40-05-5 requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period and therefore it is required to account for these projects as sale and leaseback transactions. As a result, the Company has recorded financing lease obligations for failed sale leaseback transactions of $80,645,000 and $85,902,000 in its Consolidated Balance Sheets related to these types of projects as of December 31, 2014 and December 31, 2013, respectively.

        Sale and Leaseback Transactions:    The Company accounts for the sale and leaseback of real estate assets in accordance with ASC 840-40. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the net book value of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining lease term.

        Impairment of Long-lived Assets:    The Company reviews long-lived assets, including definite-lived intangibles, investments in non-consolidated equity method investees, marketable equity securities and internal use software for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company identifies impairments related to internal use software when management determines that the remaining carrying value of the software will not be realized through future use. The Company reviews internal management reports on a quarterly basis as well as monitors current and potential future competition in the markets where it operates for indicators of triggering events or circumstances that indicate potential impairment of individual theatre assets. The Company evaluates theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment and considers the seasonality of its business when making these evaluations. The Company performs impairment analysis during the last quarter of the year. Under these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date for the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period unless it is probable the lease period will be extended and may be less than the remaining lease period when the Company does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of furniture, fixtures and equipment has been determined using similar asset sales, in some instances with the assistance of third party valuation studies and using management judgment.

        There is considerable management judgment necessary to determine the estimated future cash flows and fair values of the Company's theatres and other long-lived assets, and, accordingly, actual results could vary significantly from such estimates, which fall under Level 3 within the fair value measurement hierarchy, see Note 16—Fair Value Measurements.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Impairment losses in the Consolidated Statements of Operations are included in the following captions:

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Impairment of long-lived assets	$3,149	$—	$—	$—
Investment expense (income)	—	1,370	—	—

Total impairment losses	$3,149	$1,370	$—	$—

        During calendar 2014, the Company recognized an impairment loss of $3,149,000 on 8 theatres with 94 screens, which was related to property, net. During calendar 2013, the Company recognized non-cash impairment losses of $1,370,000 related to a marketable equity security when it was determined that its decline in value was other than temporary. There were no impairments during the period August 31, through December 31, 2012, and the period March 30, 2012 through August 30, 2012

        Foreign Currency Translation:    Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive income. Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net earnings (loss). If the Company substantially liquidates its investment in a foreign entity, any gain or loss on currency translation balance recorded in accumulated other comprehensive income is recognized as part of a gain or loss on disposition.

        Income and Operating Taxes:    The Company accounts for income taxes in accordance with ASC 740-10. Under ASC 740-10, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the asset and liability method. This method gives consideration to the future tax consequences of deferred income or expense items and recognizes changes in income tax laws in the period of enactment. The statement of operations effect is generally derived from changes in deferred income taxes on the balance sheet. During the twelve months ended December 31, 2013, the Company reversed $265,600,000 ($3.47 per share) of valuation allowance which increased its net earnings.

        Holdings and its subsidiaries file a consolidated federal income tax return and combined income tax returns in certain state jurisdictions. Income taxes are allocated based on separate Company computations of income or loss. Tax sharing arrangements are in place and utilized when tax benefits from affiliates in the consolidated group are used to offset what would otherwise be taxable income generated by Holdings or another affiliate.

        Casualty Insurance:    The Company is self-insured for general liability up to $1,000,000 per occurrence and carries a $500,000 deductible limit per occurrence for workers compensation claims. The Company utilizes actuarial projections of its ultimate losses to calculate its reserves and expense. The actuarial method includes an allowance for adverse developments on known claims and an

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

allowance for claims which have been incurred but which have not yet been reported. As of December 31, 2014 and December 31, 2013, the Company had recorded casualty insurance reserves of $17,197,000 and $16,549,000, respectively, net of estimated insurance recoveries. The Company recorded expenses related to general liability and workers compensation claims of $16,329,000, $16,332,000, $3,913,000, and $5,732,000 for the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, respectively.

        Other Expense (Income):    The following table sets forth the components of other expense (income):

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 Through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Gain on redemption of 8.75% Senior Fixed Rate Notes due 2019	$(8,386)	$—	$—	$—
Gain on redemption and modification of Senior Secured Credit Facility	—	(130)	—	—
Loss on redemption of 8% Senior Subordinated Notes due 2014	—	—	—	1,297
Business interruption insurance recoveries	—	(1,285)	—	(337)
Other expense	42	—	49	—

Other expense (income)	$(8,344)	$(1,415)	$49	$960

        Policy for Consolidated Statements of Cash Flows:    The Company considers the amount recorded for corporate borrowings issued or acquired at a premium above the stated principal balance to be part of the amount borrowed and classifies the related cash inflows and outflows up to but not exceeding the borrowed amount as financing activities in its Consolidated Statements of Cash Flows. For amounts borrowed in excess of the stated principal amount, a portion of the semi-annual coupon payment is considered to be a repayment of the amount borrowed and the remaining portion of the semi-annual coupon payment is an interest payment flowing through operating activities based on the level yield to maturity of the debt.

        New Accounting Pronouncements:    In February 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-02, Consolidation (Topic 810)—Amendments to the Consolidation Analysis ("ASU 2015-02"), which provides guidance on evaluating whether a reporting entity should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities ("VIEs") or voting interest entities. Further, the amendments eliminate the presumption that a general partner should consolidate a limited partnership, as well as affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. ASU 2015-02 is effective for interim and annual reporting periods beginning after December 15, 2015, with early adoption permitted. A reporting entity may apply the amendments using a modified retrospective approach or a full retrospective application. The Company is currently

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

evaluating the impact, if any, that adopting ASU 2015-02 will have on its consolidated financial position, results of operations or cash flows.

        In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718), ("ASU 2014-12"). This update is intended to resolve the diverse accounting treatment of share-based awards that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period for which the requisite service has already been rendered. ASU 2014-12 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. The Company expects to apply the amendments prospectively to all awards granted or modified after the effective date and expects to adopt ASU 2014-12 as of the beginning of 2016. The Company does not anticipate the adoption of ASU 2014-12 to have a material impact on the Company's consolidated financial position, cash flows, or results of operations.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), ("ASU 2014-09"), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures and has not yet selected a transition method.

        In April 2014, the FASB issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, ("ASU 2014-08"). This amendment changes the requirements for reporting discontinued operations and includes enhanced disclosures about discontinued operations. Under the amendment, only those disposals of components of an entity that represent a strategic shift that has a major effect on an entity's operations and financial results will be reported as discontinued operations in the financial statements. ASU 2014-08 is effective prospectively for annual periods beginning on or after December 15, 2014, and interim reporting periods within those years. Early adoption is permitted. The Company expects to adopt ASU 2014-08 as of the beginning of 2015 and it does not anticipate the adoption of ASU 2014-08 to have a material impact on the Company's consolidated financial position, cash flows, or results of operations.

        In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830)—Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity, ("ASU 2013-05"). This amendment clarifies the applicable guidance for the release of cumulative translation adjustment into net earnings. When an entity ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity, the entity is required to apply the guidance in ASC 830-30 to release any related cumulative translation adjustment into net earnings. Accordingly, the cumulative translation adjustment should be released into net earnings only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. ASU 2013-05 is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. Early adoption is

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

permitted as of the beginning of the entity's fiscal year. The Company adopted ASU 2013-05 as of the beginning of 2014 and the adoption of ASU 2013-05 did not have a material impact on the Company's consolidated financial position, cash flows, or results of operations.

NOTE 2—MERGER

        Holdings and Wanda, a Chinese private conglomerate, completed a Merger on August 30, 2012 in which Wanda indirectly acquired all of the then outstanding capital stock of Holdings. Holdings merged with Merger Subsidiary, a wholly-owned indirect subsidiary of Wanda, whereby Merger Subsidiary merged with and into Holdings with Holdings continuing as the surviving corporation and as a wholly-owned indirect subsidiary of Wanda. The Merger consideration totaled $701,811,000, with $700,000,000 invested by Wanda and $1,811,000 invested by members of management, for which 66,252,109 shares of Holdings' Class A common stock and 173,147 shares of Holdings' Class N common stock were issued, respectively. The investment amount and price per share paid by members of management was determined pursuant to Management Subscription Agreements negotiated in connection with the Merger. Pursuant to such agreements, as a retention incentive certain key members of management were required to reinvest 50% of the after tax amount they received with respect to equity awards outstanding at the time of the Merger at a price per share equal to that received for such equity awards. The approximately one percent differential in the per share price paid by Wanda and members of management represents the dilutive effect from settlement of outstanding management equity awards in connection with the Merger. Wanda also acquired cash, corporate borrowings and capital and financing lease obligations in connection with the Merger as described below. See Note 1—The Company and Significant Accounting Policies for information regarding the completed IPO of Holdings on December 23, 2013.

        In connection with the Merger agreement, $35,000,000 of consideration otherwise payable to the equity holders was deposited into an Indemnity Escrow Fund and $2,000,000 otherwise payable to the equity holders was deposited into an account designated by the Stockholder Representative. The $35,000,000 of consideration previously deposited in the Indemnity Escrow Fund, which was established to cover any indemnity claims by Wanda against the sellers (former owners) relating to their representations, warranties and covenants in connection with the Merger, was released in full on April 3, 2013. There were no indemnity claims made. Further, the $2,000,000 previously deposited in an account designated by the stockholder representative, which account was established to cover post-merger closing de minimis taxes and administrative fees and expenses, has also been released in full. On April 15, 2013, after net of such taxes, fees and expenses, $1,974,000 was released back to the selling stockholders, including members of management. The Company accounted for the entire $701,811,000 as purchase price which included the amounts placed in escrow because the Company believed any contingencies requiring escrow were remote and that the amounts would be paid out subsequently.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 2—MERGER (Continued)

        As a result of the Merger and related change of control, the Company applied "push down" accounting, which required allocation of the Merger consideration to the estimated fair values of the assets and liabilities acquired in the Merger. The allocation of Merger consideration was based on management's judgment after evaluating several factors, including a valuation assessment performed by a third party appraiser. Final appraisal reports were received during the first quarter of 2013. The appraisal measurements included a combination of income, replacement costs and market approaches and represents managements' best estimate of fair value at August 30, 2012, the acquisition date. Management finalized its purchase price allocation in May of calendar 2013. Adjustments made during calendar 2013 increased recorded goodwill by approximately $32,000,000. Property, net and other long-term assets decreased by approximately $28,000,000 and $4,000,000, respectively, due to final determinations of fair values assigned to tangible assets. The following is a summary of the allocation of the Merger consideration:

(In thousands)	Total
(Predecessor)
Cash	$101,641
Receivables, net	29,775
Other current assets	34,840
Property, net(1)	1,034,597
Intangible assets, net(2)	246,507
Goodwill(3)	2,204,223
Other long-term assets(4)	339,013
Accounts payable	(134,186)
Accrued expenses and other liabilities	(138,535)
Credit card, package tickets, and loyalty program liability(5)	(117,841)
Corporate borrowings(6)	(2,086,926)
Capital and financing lease obligations	(60,922)
Exhibitor services agreement(7)	(322,620)
Other long-term liabilities(8)	(427,755)

Total Merger consideration	$701,811

Corporate borrowings	2,086,926
Capital and financing lease obligations	60,922
Less: cash	(101,641)

Total transaction value	$2,748,018

(1)
Property, net consists of real estate, leasehold improvements and furniture, fixtures and equipment recorded at fair value.

(2)
Intangible assets consist of a trademark and trade names, a non-compete agreement, management contracts, a contract with an equity method investee, and favorable leases. In general, the majority of the Company's asset value is comprised of real estate and fixed assets. Furthermore, the majority of the Company's theatres are operated via lease agreements as opposed to owning the underlying real estate. Therefore, any asset value

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 2—MERGER (Continued)

  related to leased real estate would exist only if the existing lease agreements were at below-market, or favorable, terms. Certain of the Company's leased locations were considered to be at favorable terms, and an intangible asset was ascribed for such lease agreements. However, the majority of lease agreements were considered to be at market terms. As a result, there is no owned real estate or lease intangible asset value ascribed to the majority of the Company's locations. In estimating the fair value of the favorable lease agreements, market rents were estimated for each of the Company's leased locations. If the contractual rents were considered to be below the market rent, a favorable lease agreement was valued by discounting the difference between the contractual rent and estimated market rates over the remaining lease term. Renewal options in the leases were also considered in determining the remaining lease term.

  Other intangible assets were also considered. For the Company's business, the largest intangible asset (other than favorable lease agreements) is the trade name. There was no customer relationship asset since the Company's customers represent "walk-in traffic" in which the customer would not meet the legal or separable criteria under ASC 805. The royalty savings method, a form of the income approach, was used to estimate the fair value of the trade name. In estimating the appropriate royalty rate for the trade name, the Company considered the impact and contribution that the trade name provides to the Company's operating cash flows. The Company assessed that the trade name does provide some contribution to the Company's operating cash flow, but that the attendance in the theatre is ultimately driven by factors that are not separable from goodwill such as the quality of the film product, the location of each individual theatre, the physical condition of the individual theatre, and the competitive landscape of the individual theatre.

  Other than the favorable lease agreements and the trade name, there are not many other operating intangible assets for the Company's business. However, the Company does have some contractual relationships identified as intangible assets. These contractual relationships include the non-compete agreement that was entered into as part of the Company's acquisition of Kerasotes, management agreements in which the Company manages certain theatres that are owned by a third party, and the NCM tax receivable agreement (the "NCM TRA") which represents an agreement in which the Company receives a certain portion of a tax benefit that NCM is expected to receive as part of the Company's partial ownership interest in NCM. The non-compete agreement was valued using the differential cash flow method, a form of the income approach, in which the cash flows of the Company were estimated under a scenario in which the non-compete agreement was in place and a scenario in which there was no non-compete agreement. The value of the non-compete agreement was considered to be the difference of the discounted cash flows between the two scenarios over the remaining contractual term of the agreement. The management agreements were valued using the income approach, in which the annual management fees over the life of the agreements were discounted. The NCM TRA was valued using the income approach in which the future tax benefit distribution realized from any tax amortization of intangible assets was estimated and discounted. The Company determined the value of the TRA using a discounted cash flow model. For the purposes of its analysis, the Company estimated the cash receipts from

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 2—MERGER (Continued)

  taxable transactions that were known as of the date of the Merger. The Company did not consider future transactions that NCM may undertake. The Company estimated a run-off of the intangible asset amortization benefits from the TRA due to the following transactions:

  1.
  ESA (Exhibitor Services Agreement)—relates to the amortization due to a modification of the initial ESA agreement.

  2.
  CUA (Common Unit Adjustment)—relates to NCM issuing additional common units to the founding members if there is an increase in the number of theaters under the ESA agreement. A reduction of common units is made if there are theaters removed from the ESA agreement.

  3.
  AMC II Benefit—relates to AMC's acquisition of Kerasotes theaters.

  4.
  IPO Exchange Benefit—relates to amortization from NCM's IPO in 2007.

  5.
  IPO II Exchange Benefit—relates to amortization step ups from NCM's secondary IPO in 2010.

  6.
  Capital Account Administration Allocation—relates to receipts attributable to the account administration.

  The estimated TRA receipts through 2037 are tax effected at 40%, based on a blended federal and 50-state average tax rate. The after tax receipts were discounted to a present value using a discount rate of 12.0%, based on the cost of equity of NCM, as the TRA payments only benefit the equity holders. See Note 7—Investments for additional information.

(3)
Goodwill represents the excess of the Merger consideration over the net assets recognized and represents the future expected economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Goodwill associated with the Merger is not tax deductible. Additionally, the Company expects to realize synergies and cost savings related to the Merger. Wanda is the largest theatre exhibition operator in China through its controlling ownership interest in Wanda Cinema Line. The combined ownership and scale of AMC and Wanda Cinema Line, has enabled them to enhance relationships and obtain better terms for important food and beverage, lighting and theatre supply vendors, and to expand their strategic partnership with IMAX. Wanda and AMC are also working together to offer Hollywood studios and other production companies valuable access to their industry-leading promotion and distribution platforms, with the goal of gaining greater access to content and playing a more important role in the industry going forward.

(4)
Other long-term assets primarily include equity method investments, real estate held for investment and marketable equity securities recorded at fair value.

(5)
Represents a liability related to the sales of gift cards, packaged tickets and AMC Stubs™ memberships and rewards outstanding at August 30, 2012, recorded at fair value. The Company determined fair value for the gift cards and packaged tickets by removing the

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 2—MERGER (Continued)

  amount of unrecognized breakage income that was included in the deferred revenue amounts prior to the Merger. The Company made purchase accounting adjustments to reduce its deferred revenues for packaged tickets by $24,859,000 and gift cards by $7,441,000 such that the Company would recognize a normal profit margin on its deferred revenues for the future redemptions of the sales that occurred prior to the Merger. The Company did not make any fair value adjustments to its deferred revenues related to AMC Stubs as a result of the Merger because deferred revenues for the annual memberships require performance by AMC in the future and there was not sufficient historical data to estimate amounts of future breakage for AMC Stubs rewards. AMC Stubs vested rewards expire after 90 days if unused and AMC Stubs progress rewards expire to the extent members do not renew their annual membership.

(6)
Corporate borrowings include borrowings under the Senior Secured Credit Facility-Term Loan due 2016, the Senior Secured Credit Facility-Term Loan due 2018, the 8.75% Senior Fixed Rate Notes due 2019 and the 9.75% Senior Subordinated Notes due 2020, recorded at fair value.

(7)
In connection with the completion of NCM, Inc.'s IPO on February 13, 2007, the Company entered into the Exhibitor Services Agreement that provided favorable terms to NCM in exchange for a payment of $231,308,000. The Exhibitor Services Agreement was considered an unfavorable contract to the Company based on a comparison of rates charged by NCM to third-party exhibitors. The market rate was estimated as the average rate charged by NCM to third party exhibitors. The fair value of the contract was estimated as the present value of the difference between the Company's expected payments under the contract and a market rate over the life of the Exhibitor Services Agreement. The Company's expected payments were estimated based on the Company's expected annual attendance, screen count, and advertising revenues over the life of the exhibitor Services Agreement. See Note 7—Investments for additional information.

(8)
Other long-term liabilities consist of certain theatre leases that have been identified as unfavorable, adjustments to reset deferred rent related to escalations of minimum rentals to zero, adjustments for pension and postretirement medical plan liabilities and deferred RealD Inc. lease incentive recorded at fair value. Other long-term liabilities include deferred tax liabilities resulting from indefinite temporary differences that arose primarily from the application of "push down" accounting.

        The fair value measurement of tangible and intangible assets and liabilities were based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows, appraisals, market comparables, and quoted market prices. Quoted market prices and observable market based inputs were used to estimate the fair value of corporate borrowings (Level 2) and the Company's investments in NCM and equity securities available for sale (Level 1).

        During the twelve months ended December 31, 2013 and the period of August 31, 2012 through December 31, 2012, the Company incurred Merger-related costs of approximately $957,000 and $2,500,000, respectively, which are included in general and administrative expense: merger, acquisition and transaction costs in the Consolidated Statements of Operations.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 2—MERGER (Continued)

        The unaudited pro forma financial information presented below sets forth the Company's historical statements of operations for the periods indicated and gives effect to the Merger as if "push down" accounting had been applied as of March 30, 2012. Such information is presented for comparative purposes to the Consolidated Statements of Operations only and does not purport to represent what the Company's results of operations would actually have been had these transactions occurred on the date indicated or to project its results of operations for any future period or date.

(In thousands)	Pro forma March 30, 2012 through December 31, 2012
(unaudited)
Revenues
Admissions	$1,364,663
Food and beverage	571,869
Other theatre	72,574

Total revenues	2,009,106

Operating Costs and Expenses
Film exhibition costs	728,100
Food and beverage costs	77,871
Operating expense	529,235
Rent	331,397
General and administrative:
Merger, acquisition and transaction costs	3,538
Management fee	—
Other	55,596
Depreciation and amortization	150,234

Operating costs and expenses	1,875,971

Operating income	133,135
Other expense (income)
Other expense	1,009
Interest expense
Corporate borrowings	103,429
Capital and financing lease obligations	4,263
Equity in earnings of non-consolidated entities	(7,499)
Investment expense	578

Total other expense	101,780

Earnings from continuing operations before income taxes	31,355
Income tax provision	9,000

Earnings from continuing operations	22,355
Earnings from discontinued operations	34,465

Net earnings	$56,820

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 2—MERGER (Continued)

        The Merger on August 30, 2012 triggered the payment of an aggregate of $31,462,000 for success fees to financial advisors, bond amendment consent fees, payments for cancellation of stock based compensation and management success bonuses that were contingent on the consummation of the Merger. The Company determined that its accounting policy for any cost triggered by the consummation of the Merger was to recognize the cost when the Merger was consummated. Accordingly, the contingent costs discussed below have not been recorded in the Consolidated Statement of Operations for the Predecessor period since that statement depicts the results of operations just prior to consummation of the transaction. In addition, since the Successor period reflects the effects of push-down accounting, these costs have also not been recorded as an expense in the Successor period. However, the costs were reflected in the purchase accounting adjustments which were applied in arriving at the opening balances of the Successor.

        The following is a summary of the contingent costs:

(In thousands)
Financial advisor fees	$18,129	(a)
Management transaction bonuses	6,000	(b)
Bond amendment fees	3,946	(c)
Unrecognized stock compensation expense	3,177	(d)
Other contingent transaction costs	210

	$31,462

(a)
These represent non-exclusive arrangements made with multi-parties to provide advice and assistance related to the sale of Holdings. Payment terms were contingent upon consummation of a sale. Each agreement was entered into by Predecessor entities when the Company was under previous ownership.

(b)
Management bonuses were approved by the Predecessor Entity and previous ownership group to help incent key Holdings' management team members to use their best efforts to help facilitate the sale of the Company. Payments were contingent on the consummation of a transaction.

(c)
Consent fees were paid pursuant to a consent solicitation to amend indentures relating to the Company's outstanding notes and permit the sale of the Company without triggering change of control payments. The payments were only made upon closing the Wanda transaction.

(d)
Unrecognized stock compensation for previously existing awards that became payable due to change of control provisions and only upon consummation of a sale transaction.

NOTE 3—ACQUISITION

        In December 2012, the Company completed the acquisition of 4 theatres and 61 screens from Rave Reviews Cinemas, LLC and 6 theatres and 95 screens from Rave Digital Media, LLC, (together "Rave"). The total purchase price for the Rave theatres, paid in cash, was $88,683,000, net of cash

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 3—ACQUISITION (Continued)

acquired. Approximately $881,000 of the total purchase price was paid during the twelve months ended December 31, 2013. The Company acquired the Rave theatres based on their highly complementary geographic presence in certain key markets. Additionally, the Company expects to realize synergies and cost savings related to the Rave acquisition as a result of moving to the Company's operating practices, decreasing costs for newspaper advertising, food and beverage costs, and general and administrative expense savings, particularly with respect to the consolidation of corporate related functions and elimination of redundancies.

        The acquisitions are being treated as a purchase in accordance with Accounting Standards Codification, ("ASC") 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction. The allocation of purchase price is based on management's judgment after evaluating several factors, including bid prices from potential buyers and a valuation assessment. The following is a summary of the allocation of the purchase price:

(In thousands)	Total
(Successor)
Cash	$3,649
Receivables, net(1)	58
Other current assets	1,556
Property, net	79,428
Goodwill(2)	87,720
Deferred tax asset	3,752
Accrued expenses and other liabilities	(7,243)
Capital and financing lease obligations	(62,598)
Other long-term liabilities(3)	(13,990)

Total purchase price	$92,332

(1)
Receivables consist of trade receivables recorded at estimated fair value. The Company did not acquire any other class of receivables as a result of the acquisition of the Rave theatres.

(2)
Amounts recorded for goodwill are expected to be deductible for tax purposes.

(3)
Amounts recorded for other long-term liabilities consist of unfavorable leases and long-term deferred tax liabilities.

        During the twelve months ended December 31, 2013, the Company incurred acquisition-related costs for the Rave theatres of approximately $728,000, which are included in general and administrative expense: merger, acquisition and transaction costs in the Consolidated Statements of Operations. The Company's operating results for the twelve months ended December 31, 2013 were not materially impacted by this acquisition.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 4—DISCONTINUED OPERATIONS

        In August of 2012, the Company closed one theatre with 20 screens located in Canada. The Company paid the landlord $7,562,000 to terminate the lease agreement. Also, the Company sold one theatre with 12 screens located in the United Kingdom in August of 2012. The proceeds received from the sale was $395,000, and was subject to working capital and other purchase price adjustments as described in the asset purchase agreement.

        In July of 2012, the Company sold six theatres with 134 screens located in Canada. The aggregate gross proceeds from the sales were approximately $1,472,000, and were subject to working capital and purchase price adjustments.

        The Company recorded gains, net of lease termination expense, on the disposition of the seven Canada theatres and the one United Kingdom theatre of approximately $39,382,000, primarily due to the write-off of long-term lease liabilities extinguished in connection with the sales and closure during the period March 30, 2012 through August 30, 2012. The Company does not have any significant continuing involvement in the operations of these theatres after the disposition. The results of operations of these theatres have been classified as discontinued operations, and information presented for all periods reflects the classification.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 4—DISCONTINUED OPERATIONS (Continued)

        The Company calculated the gain on sale and closure of its theatres in Canada and in the UK as follows during the period of March 30, 2012 through August 30, 2012:

(In thousands)	Total
(Predecessor)
Proceeds from sale of UK theatre	$395
Proceeds from sale of Canada theatres	1,472
Cash payment for closure of Canada theatre	(7,562)

Net cash payment	$(5,695)
Fixed asset write-offs	(1,885)
Recognition of cumulative translation losses in AOCI(1)	(11,069)
Legal and professional fees	(1,582)
Operating Lease Liabilities:
Deferred rent write-off	14,848
Unfavorable lease write-off	31,099
Deferred gain write-off	13,666

Gain on sale, net of lease termination expense	$39,382

(1)
Included in Consolidated Statements of Comprehensive Income (Loss) as follows:

(In thousands)	March 30, 2012 through August 30, 2012
(Predecessor)
Foreign currency translation adjustment:
Foreign currency translation adjustment, net of tax	$866
Reclassification adjustment for foreign currency translation loss included in discontinued operations, net of tax	11,069

Total foreign currency translation adjustment, net of tax	$11,935

        The Company operated all of the Canada and UK theatres pursuant to long-term operating lease agreements with original terms of 20 years. In connection with the sales of these theatres, the buyers assumed responsibility under the operating lease agreements and the Company was relieved of its legal obligation for future payments under the lease agreements. For the theatre that was closed, the Company paid the landlord $7,562,000 to terminate its obligation under the lease at the date of closing.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 4—DISCONTINUED OPERATIONS (Continued)

        During the twelve months ended December 31, 2013, the Company received $4,666,000 for a sales price adjustment from the sale of theatres located in Canada. The sales price adjustment was related to tax attributes of the theatres sold in Canada, which were not determinable or probable of collection at the date of the sale. The Company completed its tax returns for periods prior to the date of sale during the twelve months ended December 31, 2013, at which time the buyer was able to determine amounts due pursuant to the sales price adjustment and remit payment to the Company. The Company recorded the additional gain on sale following the guidance for gain contingencies in ASC 450-30-25-1 when the gains were realizable. The earnings from discontinued operations were partially offset by income taxes, legal and professional fees and contractual repairs and maintenance expenses during the twelve months ended December 31, 2013.

        Components of amounts reflected as (earnings) loss from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

	Calendar 2014	Calendar 2013	Transition Period
(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Revenues
Admissions	$—	$—	$—	$16,389
Food and beverage	—	—	—	6,099
Other theatre	—	—	—	548

Total revenues	—	—	—	23,036

Operating costs and expenses
Film exhibition costs	—	—	—	8,706
Food and beverage costs	—	—	66	1,252
Operating expense	—	—	439	15,592
Rent	—	—	—	7,322
General and administrative costs	—	—	221	511
Depreciation and amortization	—	—	—	263
Gain on disposition	(523)	(2,126)	(37)	(46,951)

Operating costs and expenses	(523)	(2,126)	689	(13,305)

Operating income (loss)	523	2,126	(689)	36,341
Investment income	—	—	(1)	(12)

Total other expense (income)	—	—	(1)	(12)

Earnings (loss) before income taxes	523	2,126	(688)	36,353
Income tax provision	210	830	—	1,200

Net earnings (loss)	$313	$1,296	$(688)	$35,153

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 5—PROPERTY

        A summary of property is as follows:

(In thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Property owned:
Land	$45,448	$46,148
Buildings and improvements	211,947	202,311
Leasehold improvements	627,259	528,915
Furniture, fixtures and equipment	745,280	616,234

	1,629,934	1,393,608
Less-accumulated depreciation and amortization	394,008	226,556

	1,235,926	1,167,052

Property leased under capital leases:
Building and improvements	14,381	14,381
Less-accumulated depreciation and amortization	3,077	1,679

	11,304	12,702

	$1,247,230	$1,179,754

        Property is recorded at cost or fair value, in the case of property resulting from acquisitions. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes. The estimated useful lives for leasehold improvements reflect the shorter of the expected useful lives of the assets or the base terms of the corresponding lease agreements plus renewal options expected to be exercised for these leases. The estimated useful lives are as follows:

Buildings and improvements	5 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	1 to 10 years

        Expenditures for additions (including interest during construction) and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are included in operating expense in the accompanying Consolidated Statements of Operations.

        Depreciation expense was $194,930,000, $176,998,000, $63,472,000, and $70,715,000 for the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, respectively.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

        Activity of goodwill is presented below:

(In thousands)	Total
(Successor)
Balance as of December 31, 2012	$2,251,296

Increase in Goodwill from purchase price allocation adjustments related to the Merger	31,951
Increase in Goodwill from purchase price allocation adjustments related to the Rave acquisition	8,696

Balance as of December 31, 2013 and December 31, 2014	$2,291,943

        Detail of other intangible assets is presented below:

		December 31, 2014 (Successor)		December 31, 2013 (Successor)
(In thousands)	Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable Intangible Assets:
Favorable leases	4 to 44 years	$112,251	$(13,781)	$112,496	$(8,053)
Management contracts	3 to 6 years	4,540	(1,676)	4,690	(1,103)
Non-compete agreement	1 year	3,800	(2,951)	3,800	(1,678)
NCM tax receivable agreement	22 years	20,900	(1,968)	20,900	(1,133)

Total, amortizable		$141,491	$(20,376)	$141,886	$(11,967)

Unamortized Intangible Assets:
AMC trademark		$104,400		$104,400

Total, unamortizable		$104,400		$104,400

        Amortization expense associated with the intangible assets noted above is as follows:

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Recorded amortization	$8,804	$9,011	$3,106	$5,016

        Estimated annual amortization for the next five calendar years for intangible assets is projected below:

(In thousands)	2015	2016	2017	2018	2019
Projected annual amortization	$8,365	$7,516	$7,400	$7,131	$6,187

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 7—INVESTMENTS

        Investments in non-consolidated affiliates and certain other investments accounted for under the equity method generally include all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting control. Investments in non-consolidated affiliates as of December 31, 2014, include a 14.96% interest in National CineMedia, LLC ("NCM"), a 32% interest in AC JV, LLC, owner of Fathom Events, a 50% interest in two U.S. motion picture theatres and one IMAX screen, a 29% interest in Digital Cinema Implementation Partners, LLC ("DCIP"), a 15.45% interest in Digital Cinema Distribution Coalition, LLC ("DCDC") and a 50% interest in Open Road Releasing, LLC, operator of Open Road Films. Indebtedness held by equity method investees is non-recourse to the Company.

        At December 31, 2014, the Company's recorded investments are less than its proportional ownership of the underlying equity in these entities by approximately $13,257,000, excluding NCM.

RealD Inc. Common Stock

        The Company holds an investment in RealD Inc. common stock, which is accounted for as an equity security, available for sale, and is recorded in the Consolidated Balance Sheets in other long-term assets at fair value (Level 1). Under its RealD Inc. motion picture license agreement, the Company received a ten-year option to purchase 1,222,780 shares of RealD Inc. common stock at approximately $0.00667 per share. The stock options vested in 3 tranches upon the achievement of screen installation targets and were valued at the underlying stock price at the date of vesting. At the dates of exercise, the fair market value of the RealD Inc. common stock was recorded in other long-term assets with an offsetting entry recorded to other long-term liabilities as a deferred lease incentive. The unamortized deferred lease incentive was recorded at fair value as a result of the Merger, and is being amortized on a straight-line basis over the remaining contract life of approximately 7 years as of December 31, 2014, to reduce RealD license expense recorded in the consolidated statements of operations under operating expense. For further information, see Note 2—Merger. As of December 31, 2014, the unamortized deferred lease incentive balance included in other long-term liabilities was $16,047,000. Fair value adjustments of RealD Inc. common stock are recorded to other long-term assets with an offsetting entry to accumulated other comprehensive income.

NCM Transactions

        On March 29, 2005, the Company along with Regal combined their screen advertising operations to form NCM. On July 15, 2005, Cinemark joined the NCM joint venture by contributing its screen advertising business. The Company, Regal and Cinemark are known as "Founding Members" of NCM. On February 13, 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that now serves as the sole manager of NCM, closed its initial public offering, or IPO, of 42,000,000 shares of its common stock at a price of $21.00 per share.

        As of December 31, 2014, the Company owns a 14.96% interest in NCM. As a Founding Member, the Company has the ability to exercise significant influence over the governance of NCM, and, accordingly accounts for its investment following the equity method. All of the Company's NCM membership units are redeemable for, at the option of NCM, Inc., cash or shares of common stock of NCM, Inc. on a share-for-share basis. The fair market value of the units in National CineMedia, LLC was approximately $275,825,000 based on a price for shares of NCM, Inc. on December 31, 2014 of $14.37 per share.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 7—INVESTMENTS (Continued)

        Pursuant to the Company's Common Unit Adjustment Agreement, from time to time common units of NCM held by the Founding Members will be adjusted up or down through a formula ("Common Unit Adjustment"), primarily based on increases or decreases in the number of theatre screens operated and theatre attendance generated by each Founding Member. The common unit adjustment is computed annually, except that an earlier common unit adjustment will occur for a Founding Member if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent common unit adjustment, will cause a change of 2% or more in the total annual attendance of all of the Founding Members. In the event that a common unit adjustment is determined to be a negative number, the Founding Member shall cause, at its election, either (a) the transfer and surrender to NCM of a number of common units equal to all or part of such Founding Member's common unit adjustment or (b) pay to NCM an amount equal to such Founding Member's common unit adjustment calculated in accordance with the Common Unit Adjustment Agreement.

        As a result of the Rave theatre acquisitions in December 2012, the Company received 1,728,988 common membership units of NCM, effective March 14, 2013 from the annual Common Unit Adjustment. The Company recorded the additional units received at a fair value of $26,315,000, based on a price for shares of NCM, Inc. on March 14, 2013, of $15.22 per share, and as a new investment (Tranche 2 Investment), with an offsetting adjustment to the Exhibitor Services Agreement to be amortized to revenues over the remaining term of the ESA following the units-of-revenue method. The Rave theatre screens were under a contract with another screen advertising provider and the Company will continue to receive its share of the advertising revenues. During the remainder of the Rave screen contract, the Company will pay a screen integration fee to NCM in an amount that approximates the EBITDA that NCM would have generated if it had been able to sell advertising on the Rave theatre screens. In March 2014, the Company received 141,731 membership units recorded at a fair value of $2,137,000 ($15.08 per unit) with a corresponding credit to the ESA to be amortized following the units-of-revenue method over the remaining term of the ESA.

        The NCM, Inc. IPO and related transactions have the effect of reducing the amounts NCM, Inc. would otherwise pay in the future to various tax authorities as a result of an increase in its proportionate share of tax basis in NCM's tangible and intangible assets. On the IPO date, NCM, Inc. and the Founding Members entered into a tax receivable agreement. Under the terms of this agreement, NCM, Inc. will make cash payments to the Founding Members in amounts equal to 90% of NCM, Inc.'s actual tax benefit realized from the tax amortization of the NCM intangible assets. For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing NCM, Inc.'s actual income and franchise tax liability to the amount of such taxes that NCM, Inc. would have been required to pay had there been no increase in NCM, Inc.'s proportionate share of tax basis in NCM's tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement shall generally apply to NCM, Inc.'s taxable years up to and including the 30th anniversary date of the NCM, Inc. IPO and related transactions. Prior to the date of the Merger on August 30, 2012, distributions received under the tax receivable agreement from NCM, Inc. were recorded as additional proceeds received related to the Company's Tranche 1 or 2 Investments and were recorded in earnings in a similar fashion to the proceeds received from the NCM, Inc. IPO and the receipt of excess cash distributions. Following the date of the Merger, the Company recorded an intangible asset of $20,900,000 as the fair value of the tax receivable agreement. The tax receivable agreement intangible asset is amortized on a straight-line basis against investment income over the remaining life of the ESA. Cash receipts from NCM, Inc. for the tax receivable agreement are recorded to the investment expense (income) account.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 7—INVESTMENTS (Continued)

        During the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, payments received of $8,730,000, $3,677,000, $0, and $0, related to the NCM tax receivable agreement were recorded in investment expense (income), net of related amortization, respectively, for the NCM tax receivable agreement intangible asset.

        Due to the capital transactions following the NCM, Inc. IPO and the quarterly cash distributions paid by NCM to the members, the recorded membership equity in NCM is a deficit. The Company's recorded investment in NCM was adjusted to fair value at the date of the Merger. As a result, the Company's recorded investment in NCM exceeds its proportional ownership in the equity of NCM by approximately $735,795,000 as of December 31, 2014.

        The Company recorded the following related party transactions with NCM:

(In thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Due from NCM for on-screen advertising revenue	$2,072	$2,226
Due to NCM for Exhibitor Services Agreement	1,784	2,429
Promissory note payable to NCM	6,944	8,333

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Net NCM screen advertising revenues	$34,523	$33,790	$11,086	$11,731
NCM beverage advertising expense	12,226	13,809	4,197	6,326

        DCIP Transactions.    The Company will make capital contributions to DCIP for projector and installation costs in excess of an agreed upon cap ($68,000 per system for digital conversions and as of December 31, 2014, $41,500 for new build locations). The Company pays equipment rent monthly and records the equipment rental expense on a straight-line basis over 12 years.

        The Company recorded the following related party transactions with DCIP:

(In thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Due from DCIP for equipment and warranty purchases	$1,048	$663
Deferred rent liability for digital projectors	9,031	7,747

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 7—INVESTMENTS (Continued)

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Digital equipment rental expense (continuing operations)	$6,639	$11,077	$3,338	$3,624

        Open Road Films Transactions.    Open Road Films was launched by the Company and Regal in March 2011, as an acquisition-based domestic theatrical distribution company that concentrates on wide-release movies. Open Road titles are also distributed in the pay-TV and home entertainment markets. The Company has a commitment to invest up to an additional $10,000,000, in the event additional capital is required.

        The Company recorded the following related party transactions with Open Road Films:

(In thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Due from Open Road Films	$2,560	$2,658
Film rent payable to Open Road Films	709	1,959

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Gross film exhibition cost on Open Road Films	$13,300	$12,700	$5,500	$1,550

AC JV Transactions

        On December 26, 2013, the Company amended and restated its existing ESA with NCM in connection with the spin-off by NCM of its Fathom Events business to AC JV, a newly-formed company owned 32% by each of the Founding Members and 4% by NCM. In consideration for the spin-off, NCM received a total of $25,000,000 in promissory notes from its Founding Members (approximately $8,333,000 from each Founding Member). Interest on the promissory note is at a fixed rate of 5% per annum, compounded annually. Interest and principal payments are due annually in six equal installments commencing on the first anniversary of the closing. Cinemark and Regal also amended and restated their respective ESAs with NCM in connection with the spin-off. The ESAs were modified to remove those provisions addressing the rights and obligations related to digital programing services of the Fathom Events business. Those provisions are now contained in the Amended and Restated Digital Programming Exhibitor Services Agreements (the "Digital ESAs") that were entered into on December 26, 2013 by NCM and each of the Founding Members. These Digital ESAs were then assigned by NCM to AC JV as part of the Fathom spin-off. There were no significant operations from the closing date until December 31, 2013.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 7—INVESTMENTS (Continued)

        The Company recorded the following related party transactions with AC JV:

(In thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Due to AC JV for Fathom Events programming	$333	$—

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Gross exhibition cost on Fathom Events programming	$6,898	$—	$—	$—

Summary Financial Information

        Investments in non-consolidated affiliates accounted for under the equity method as of December 31, 2014, include interests in NCM, DCIP, Open Road Films, AC JV, DCDC, two U.S. motion picture theatres and one IMAX screen, and other immaterial investments.

        Condensed financial information of the Company's non-consolidated equity method investments is shown below and amounts are presented under GAAP for the periods of ownership by the Company:

	December 31, 2014 (Successor)
(In thousands)	NCM	DCIP	Open Road	AC JV	Other	Total
Current assets	$134,900	$53,229	$44,498	$10,993	$11,649	$255,269
Noncurrent assets	546,200	1,044,417	12,260	22,948	25,296	1,651,121
Total assets	681,100	1,097,646	56,758	33,941	36,945	1,906,390
Current liabilities	106,500	24,036	64,080	4,238	3,538	202,392
Noncurrent liabilities	892,000	821,282	22,582	—	—	1,735,864
Total liabilities	998,500	845,318	86,662	4,238	3,538	1,938,256
Stockholders' equity (deficit)	(317,400)	252,328	(29,904)	29,703	33,407	(31,866)
Liabilities and stockholders' equity	681,100	1,097,646	56,758	33,941	36,945	1,906,390

The Company's recorded investment(1)	$265,839	$62,236	$(9,570)	$6,255	$7,680	$332,440

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 7—INVESTMENTS (Continued)

	December 31, 2013 (Successor)
(In thousands)	NCM	DCIP	Open Road	AC JV	Other	Total
Current assets	$141,600	$140,353	$60,431	$806	$14,069	$357,259
Noncurrent assets	557,600	1,124,517	10,341	24,464	24,281	1,741,203
Total assets	699,200	1,264,870	70,772	25,270	38,350	2,098,462
Current liabilities	122,400	34,919	69,530	—	6,301	233,150
Noncurrent liabilities	876,000	1,028,191	15,918	—	—	1,920,109
Total liabilities	998,400	1,063,110	85,448	—	6,301	2,153,259
Stockholders' equity (deficit)	(299,200)	201,760	(14,676)	25,270	32,049	(54,797)
Liabilities and stockholders' equity	699,200	1,264,870	70,772	25,270	38,350	2,098,462

The Company's recorded investment(1)	$272,407	$45,831	$(1,920)	$4,785	$6,807	$327,910

(1)
Certain differences in the Company's recorded investments, and its proportional ownership share resulting from the Merger where the investments were recorded at fair value and are amortized to equity in (earnings) losses of non-consolidated entities over the estimated useful lives the underlying assets and liabilities. Other non-amortizing differences are considered to represent goodwill and are evaluated for impairment annually.

        Condensed financial information of the Company's non-consolidated equity method investments is shown below and amounts are presented under GAAP for the periods of ownership by the Company:

	12 Months Ended December 31, 2014 (Successor)
(In thousands)	NCM	DCIP	Open Road	AC JV	Other	Total
Revenues	$394,000	$170,724	$175,374	$42,102	$26,887	$809,087
Operating costs and expenses	297,700	109,430	190,602	37,669	26,072	661,473

Net earnings (loss)	$96,300	$61,294	$(15,228)	$4,433	$815	$147,614

	12 Months Ended December 31, 2013 (Successor)
(In thousands)	NCM	DCIP	Open Road	AC JV	Other	Total
Revenues	$462,800	$182,659	$140,350	$—	$18,517	$804,326
Operating costs and expenses	299,900	133,700	130,628	—	18,546	582,774

Net earnings (loss)	$162,900	$48,959	$9,722	$—	$(29)	$221,552

	From Inception August 31, 2012 through December 31, 2012 (Successor)
(In thousands)	NCM	DCIP	Open Road	AC JV	Other	Total
Revenues	$178,100	$56,851	$39,701	$—	$9,128	$283,780
Operating costs and expenses	144,000	43,052	61,083	—	11,088	259,223

Net earnings (loss)	$34,100	$13,799	$(21,382)	$—	$(1,960)	$24,557

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 7—INVESTMENTS (Continued)

	March 30, 2012 through August 30, 2012 (Predecessor)
(In thousands)	NCM	DCIP	Open Road	AC JV	Other	Total
Revenues	$231,600	$71,560	$42,563	$—	$14,680	$360,403
Operating costs and expenses	167,900	55,378	55,395	—	14,820	293,493

Net earnings (loss)	$63,700	$16,182	$(12,832)	$—	$(140)	$66,910

        The components of the Company's recorded equity in earnings (losses) of non-consolidated entities are as follows:

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
National CineMedia, LLC	$11,311	$23,196	$4,271	$7,473
Digital Cinema Implementation Partners, LLC	20,929	18,660	4,436	4,941
Open Road Releasing, LLC	(7,650)	4,861	(10,691)	(6,416)
AC JV, LLC	1,470	—	—	—
Other	555	718	(496)	1,547

The Company's recorded equity in earnings (losses)	$26,615	$47,435	$(2,480)	$7,545

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 7—INVESTMENTS (Continued)

        The Company recorded the following changes in the carrying amount of its investment in NCM and equity in earnings of NCM during the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012:

(In thousands)	Investment in NCM(1)	Exhibitor Services Agreement(2)	Other Comprehensive (Income)	Cash Received	Equity in (Earnings) Losses	Advertising (Revenue)
Ending balance March 29, 2012	$71,517	$(328,442)	$—

Receipt of excess cash distributions	$(1,701)	$—	$—	$6,667	$(4,966)	$—
Change in interest loss	(16)	—	—	—	16	—
Amortization of ESA	—	2,367	—	—	—	(2,367)
Equity in earnings(3)	2,523	—	—	—	(2,523)	—

Ending balance August 30, 2012	$72,323	$(326,075)	$—	$6,667	$(7,473)	$(2,367)

Purchase price fair value adjustment	177,832	3,453	—	—	—	—
Receipt of excess cash distributions	(10,176)	—	—	10,176		—
Amortization of ESA	—	4,468	—	—	—	(4,468)
Unrealized gain	797	—	(797)	—	—	—
Equity in earnings(3)	4,271	—	—	—	(4,271)	—

Ending balance December 31, 2012	$245,047	$(318,154)	$(797)	$10,176	$(4,271)	$(4,468)

Receipt of common units	26,315	(26,315)	—	—	—	—
Receipt of excess cash distributions	(27,453)	—	—	27,453	—	—
Amortization of ESA	—	14,556	—	—	—	(14,556)
Unrealized gain from cash flow hedge	1,485	—	(1,485)	—	—	—
Adjust carrying value of AC JV, LLC(6)	3,817	—	—	—	—	—
Change in interest gain(4)	5,012	—	—	—	(5,012)	—
Equity in earnings(3)	21,149	—	—	—	(21,149)	—
Equity in loss from amortization of basis difference(5)	(2,965)	—	—	—	2,965	—

Ending balance December 31, 2013	$272,407	$(329,913)	$(2,282)	$27,453	$(23,196)	$(14,556)

Receipt of common units	2,137	(2,137)	—	—	—	—
Receipt of excess cash distributions	(21,514)	—	—	21,514	—	—
Amortization of ESA	—	15,235	—	—	—	(15,235)
Unrealized gain from cash flow hedge	1,498	—	(1,498)	—	—	—
Equity in earnings(3)	14,446	—	—	—	(14,446)	—
Equity in loss from amortization of basis difference(5)	(3,135)	—	—	—	3,135	—

Ending balance December 31, 2014	$265,839	$(316,815)	$(3,780)	$21,514	$(11,311)	$(15,235)

(1)
Represents AMC's investment through the date of the Merger on August 30, 2012 in 4,417,042 common membership units received under the Common Unit Adjustment Agreement dated as of February 13, 2007 (Predecessor Tranche 2 Investments). AMC's investment in 12,906,740 common membership units (Predecessor Tranche 1 Investment) was carried at zero cost through the date of the Merger. As of the date of the Merger, the Company's investment in NCM consisted of a single investment tranche (Tranche 1 Investment) of 17,323,782 membership units recorded at fair value (Level 1). As a result of the Rave theatre acquisitions in December of 2012, and as provided under the Common Unit Adjustment Agreement, the Company received 1,728,988 additional NCM common membership units in 2013 valued at $26,315,000 and is recorded in a second tranche, (Tranche 2 Investment). In March 2014, the Company received 141,731 membership units recorded at a fair value of $2,137,000 ($15.08 per unit) with a corresponding credit to the ESA and is recorded as a part of the Tranche 2 Investment.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 7—INVESTMENTS (Continued)

(2)
Represents the unamortized portion of the ESA with NCM. Such amounts are being amortized to other theatre revenues over the remainder of the 30 year term of the ESA ending in 2036, using a units-of-revenue method, as described in ASC 470-10-35 (formerly EITF 88-18, Sales of Future Revenues). In connection with the Merger on August 30, 2012, the amounts related to the ESA were adjusted to estimated fair value. For further information, see Note 2—Merger.

(3)
Represents equity in earnings on the Predecessor Tranche 2 investments only through August 30, 2012. Subsequent to August 30, 2012, represents percentage of ownership equity in earnings for Successor on both Tranche 1 and Tranche 2 Investments.

(4)
Non-cash gains were recorded in 2013 to adjust the Company's investment balance due to NCM's issuance of 8,688,078 common membership units to other founding members, at a price per share in excess of the Company's average carrying amount per share.

(5)
Certain differences between the Company's carrying value and the Company's share of NCM's membership equity have been identified and are amortized to equity in (earnings) losses in non-consolidated entities over the respective lives of the assets and liabilities.

(6)
On December 26, 2013, NCM spun-off its Fathom Events business to a newly formed limited liability company, AC JV, LLC which is owned 32% by each founding member and 4% by NCM. In consideration for the sale, each of the three founding members issued promissory notes of approximately $8,333,000 to NCM. The Company's share of the gain recorded by NCM, as a result of the spin-off, has been excluded from equity in earnings and has been applied as a reduction in the carrying value of AC JV, LLC investment.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 8—SUPPLEMENTAL BALANCE SHEET INFORMATION

        Other assets and liabilities consist of the following:

(In thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Other current assets:
Prepaid rent	$39,021	$37,839
Income taxes receivable	3,029	3,871
Prepaid insurance and other	16,512	18,578
Merchandise inventory	10,516	10,645
Other	15,265	9,891

	$84,343	$80,824

Other long-term assets:
Investments in real estate	$11,300	$10,733
Deferred financing costs	13,129	7,841
Investments in equity method investees	332,440	327,910
Computer software	38,619	39,237
Investment in RealD Inc. common stock	14,429	10,442
Other	7,687	6,341

	$417,604	$402,504

Accrued expenses and other liabilities:
Taxes other than income	$47,988	$46,251
Interest	13,649	9,783
Payroll and vacation	10,901	21,697
Current portion of casualty claims and premiums	9,211	10,030
Accrued bonus	16,771	36,916
Theatre and other closure	7,709	6,405
Accrued licensing and percentage rent	14,399	19,241
Current portion of pension and other benefits liabilities	781	766
Other	14,853	19,831

	$136,262	$170,920

Other long-term liabilities:
Unfavorable lease obligations	$165,073	$194,233
Deferred rent	120,184	55,272
Pension and other benefits	48,436	30,177
RealD deferred lease incentive	16,047	18,635
Casualty claims and premiums	10,327	9,525
Theatre and other closure	45,126	48,758
Other	14,524	14,346

	$419,717	$370,946

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

        A summary of the carrying value of corporate borrowings and capital and financing lease obligations is as follows:

(In thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Senior Secured Credit Facility-Term Loan due 2020 (3.50% as of December 31, 2014)	$760,018	$767,502
5% Promissory Note payable to NCM due 2019	6,944	8,333
8.75% Senior Fixed Rate Notes due 2019	—	647,666
9.75% Senior Subordinated Notes due 2020	649,043	655,310
5.875 Senior Subordinated Notes due 2022	375,000	—
Capital and financing lease obligations, 8.25%-11.5%	109,258	116,199

	1,900,263	2,195,010
Less: current maturities	(23,598)	(16,080)

	$1,876,665	$2,178,930

        The carrying amount of corporate borrowings includes a net premium amount of $47,623,000 for unamortized premiums and discounts as of December 31, 2014.

        Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of December 31, 2014 are as follows:

	Capital and Financing Lease Obligations
				Principal Amount of Corporate Borrowings
(In thousands)	Minimum Lease Payments	Less Interest	Principal		Total
2015	$16,933	$9,207	$7,726	$15,914	$23,640
2016	16,943	8,474	8,469	16,473	24,942
2017	16,951	7,671	9,280	17,067	26,347
2018	17,112	6,782	10,330	17,713	28,043
2019	15,530	5,852	9,678	18,407	28,085
Thereafter	81,042	17,267	63,775	1,706,849	1,770,624

Total	$164,511	$55,253	$109,258	$1,792,423	$1,901,681

AMCE's Senior Secured Credit Facility

        The Senior Secured Credit Facility is with a syndicate of banks and other financial institutions and, as a result of the third amendment on December 15, 2010, the term loan maturity was extended from January 26, 2013 to December 15, 2016 (the "Term Loan due 2016") for the then aggregate principal amount of $476,597,000 held by lenders who consented to the amendment. The remaining then aggregate term loan principal amount of $142,528,000 (the "Term Loan due 2013") was scheduled to mature on January 26, 2013. The Senior Secured Credit Facility also provided for a revolving credit facility of $192,500,000 that would mature on December 15, 2015. The revolving credit facility included borrowing capacity available for letters of credit and for swingline borrowings on same-day notice.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        Incremental Amendment.    On February 22, 2012, AMCE entered into an amendment to its Senior Secured Credit Facility pursuant to which AMCE borrowed term loans (the "Term Loan due 2018"), and used the proceeds, together with cash on hand, to repay the existing Term Loan due 2013. The Term Loan due 2018 was issued under the Senior Secured Credit Facility for $300,000,000 aggregate principal amount and the net proceeds received were $297,000,000. The 1% discount was amortized to interest expense over the term of the loan until the Merger date of August 30, 2012, when the debt was re-measured at fair value. The Term Loan due 2018 required repayments of principal of 1%, or $3,000,000, per annum and the remaining principal payable upon maturity on February 22, 2018.

        Fourth Amendment.    On July 2, 2012, AMCE entered into a waiver and fourth amendment to its Senior Secured Credit Facility dated as of January 26, 2006 to, among other things: (i) waive a certain specified default that would otherwise occur upon the change of control effected by the Merger, (ii) permit the Company to change its fiscal year after completion of the Merger, (iii) reflect the change in ownership going forward by restating the definition of "Permitted Holder" to include only Wanda and its affiliates under the Senior Secured Credit Facility in connection with the Merger, (iv) provide for a minimum LIBOR percentage of 1.00%, from, and only after, the completion of the Merger, in determining the interest rate to the Term Loan due 2016, and (v) provide for an interest rate of LIBOR plus 375 basis points to the Term Loan due 2018, from and only after, the completion of the Merger.

        In connection with the waiver and fourth amendment, AMCE paid consent fees to lenders equal to 0.25% of the sum of the revolving credit commitment of such consenting lender and the aggregate outstanding principal amount of term loans held by such consenting lender. AMCE made total consent fee payments to lenders for the fourth amendment of $2,256,000 and recorded it as deferred charges to be amortized as an adjustment to interest expense over the remaining term of the related term loan or revolving credit facility. AMCE recorded deferred charges for the consent fees of $438,000 on the Revolving Credit Facility pursuant to ASC 470-50-40-21 and recorded deferred charges of $1,108,000 for the Term Loan due 2016 and $710,000 for the Term Loan due 2018 pursuant to ASC 470-50-40-17b.

        New Senior Secured Credit Facility.    On April 30, 2013, AMCE entered into a new $925,000,000 Senior Secured Credit Facility pursuant to which AMCE borrowed term loans and used the proceeds to fund the redemption of both the Term Loan due 2016 and the Term Loan due 2018. The Senior Secured Credit Facility is comprised of a $150,000,000 Revolving Credit Facility, which matures on April 30, 2018 (the "Revolving Credit Facility"), and a $775,000,000 term loan, which matures on April 30, 2020 (the "Term Loan due 2020"). The Term Loan due 2020 requires repayments of principal of 0.25% of the original principal amount, or $1,937,500, per quarter, with the remaining principal payable upon maturity. The term loan was issued at a 0.25% discount, which will be amortized to interest expense over the term of the loan. AMCE capitalized deferred financing costs of approximately $6,909,000 related to the issuance of the Revolving Credit Facility and approximately $2,217,000 related to the issuance of the Term Loan due 2020 during calendar 2013. Concurrently with the Term Loan due 2020 borrowings on April 30, 2013, AMCE redeemed all of the outstanding Term Loan due 2016 and the Term Loan due 2018 at a redemption price of 100% of the outstanding aggregate principal balance of $464,088,000 and $296,250,000, respectively, plus accrued and unpaid interest. AMCE recorded a net gain of approximately $(130,000) in other expense (income), which consisted of the

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

Term Loan due 2016 premium write-off, partially offset by the expense for the third-party costs incurred in connection with the repurchase of the Term Loan due 2016 and the Term Loan due 2018, during the twelve months ended December 31, 2013. At December 31, 2014, the aggregate principal balance of the Term Loan due 2020 was $761,438,000 and there were no borrowings under the Revolving Credit Facility. As of December 31, 2014, AMCE had approximately $136,798,000 available for borrowing, net of letters of credit, under its Revolving Senior Credit Facility.

        Borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at the Company's option, either a base rate or LIBOR. The minimum rate for base rate borrowings is 1.75% and the minimum rate for LIBOR-based borrowings is 0.75%. The applicable margin for the Term loan due 2020 is 1.75% for base rate borrowings and 2.75% for LIBOR based loans. The applicable margin for the Revolving Credit Facility ranges from 1.25% to 1.5% for base rate borrowings and from 2.25% to 2.5% for LIBOR based borrowings. The Revolving Credit Facility also provides for an unused commitment fee of 0.50% per annum and for letter of credit fees of up to 0.25% per annum plus the applicable margin for LIBOR-based borrowings on the undrawn amount of the letter of credit. The applicable rate for borrowings under the Term Loan due 2020 at December 31, 2014 was 3.5% based on LIBOR (2.75% margin plus 0.75% minimum LIBOR rate). Prior to redemption, the applicable rate for borrowings under the Term Loan due 2016 at April 30, 2013 was 4.25% based on LIBOR (3.25% margin plus 1.00% minimum LIBOR rate) and the applicable rate for borrowings under the Term Loan due 2018 was 4.75% (3.75% margin plus 1.00% minimum LIBOR rate). AMCE is obligated to repay $7,750,000 of the Term Loan due 2020 per annum through April 30, 2019, with any remaining balance due on April 30, 2020. AMCE may voluntarily repay outstanding loans under the Senior Secured Credit Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

        The Senior Secured Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of AMCE and its subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make acquisitions; engage in mergers or consolidations; engage in transactions with affiliates; amend constituent documents and material agreements governing subordinated indebtedness, including the Notes due 2020; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries. In addition, the Senior Secured Credit Facility requires AMCE and its subsidiaries to maintain, on the last day of each fiscal quarter, a net senior secured leverage ratio, as defined in the Senior Secured Credit Facility, of no more than 3.25 to 1 as long as the commitments under the Revolving Credit Facility remain outstanding. The Senior Secured Credit Facility also contains certain customary affirmative covenants and events of default, including the occurrence of (i) a change in control, as defined in the Senior Secured Credit Facility, (ii) defaults under other indebtedness of AMCE, any guarantor or any significant subsidiary having a principal amount of $25,000,000 or more, and (iii) one or more uninsured judgments against the AMCE, any guarantor, or any significant subsidiary for an aggregate amount exceeding $25,000,000 with respect to which enforcement proceedings are brought or a stay of enforcement is not in effect for any period of 60 consecutive days.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        All obligations under the Senior Secured Credit Facility are guaranteed by each of AMCE's wholly-owned domestic subsidiaries. All obligations under the Senior Secured Credit Facility, and the guarantees of those obligations (as well as cash management obligations), are secured by substantially all of AMCE's assets as well as those of each subsidiary guarantor.

AMCE's Notes Due 2019

        On June 9, 2009, AMCE issued $600,000,000 aggregate principal amount of 8.75% Senior Notes due 2019 (the "Notes due 2019") issued under an indenture with U.S. Bank, National Association, as trustee. The Notes due 2019 bear interest at a rate of 8.75% per annum, payable on June 1 and December 1 of each year (commencing on December 1, 2009), and have a maturity date of June 1, 2019. The Notes due 2019 are redeemable at AMCE's option in whole or in part, at any time on or after June 1, 2014 at 104.375% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2017, plus accrued and unpaid interest to the redemption date.

        The Notes due 2019 are general unsecured senior obligations of AMCE, fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of AMCE's existing and future domestic restricted subsidiaries that guarantee its other indebtedness.

        In connection with the Merger on August 30, 2012, the carrying value of the Notes due 2019 was adjusted to fair value. As a result, a premium of $57,000,000 was recorded and will be amortized to interest expense utilizing the interest rate method over the remaining term of the notes. Quoted market prices were used to estimate the fair value of the Notes due 2019 (Level 2) at the date of the Merger. AMCE determined the premium for the Notes due 2019 as the difference between the fair value of the Notes due 2019 and the principal balance of the Notes due 2019.

        On January 15, 2014, AMCE launched a cash tender offer and consent solicitation for any and all of its outstanding Notes due 2019 at a purchase price of $1,038.75 plus a $30.00 consent fee for each $1,000 principal amount of Notes due 2019 validly tendered and accepted by AMCE on or before the consent payment deadline on January 29, 2014 at 5:00 p.m. New York City time (the "Consent Date"). Holders of $463,950,000, or approximately 77.33%, of the Notes due 2019 validly tendered (or defective tender waived by AMCE) and did not withdraw their Notes due 2019 prior to the expiration of the Consent Date. An additional $14,000 of Notes due 2019 was tendered from the Consent Date to the expiration date of the tender offer. The consents received exceeded the amount needed to approve the proposed amendments to the indenture under which the Notes due 2019 were issued.

        On February 7, 2014, AMCE amended the indenture governing the Notes due 2019 to eliminate substantially all of the restrictive covenants and certain events of default and other related provisions. On February 7, 2014, AMCE accepted for purchase $463,950,000 aggregate principal amount, plus accrued and unpaid interest of the Notes due 2019, at a purchase price of $1,038.75 plus a $30.00 consent fee for each $1,000 principal amount of Notes due 2019 validly tendered (or defective tender waived by AMCE), and, on February 14, 2014, AMCE accepted for purchase the additional $14,000 of Notes due 2019 tendered after the Consent Date, plus accrued and unpaid interest, at a purchase price of $1,038.75 for each $1,000 principal amount of Notes due 2019 validly tendered.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        On April 22, 2014, AMCE gave notice for redemption of all outstanding Notes due 2019 on a redemption date of June 1, 2014 (the "Redemption Date") at a redemption price of 104.375% of the principal amount together with accrued and unpaid interest to the Redemption Date. The aggregate principal amount of the Notes due 2019 outstanding on April 22, 2014 was $136,036,000. AMCE completed the redemption of all of its outstanding Notes due 2019 on June 2, 2014.

        The Company recorded a gain on extinguishment related to the cash tender offer and redemption of the Notes due 2019 of approximately $8,544,000 in other income, partially offset by other expenses of $158,000 during the twelve months ended December 31, 2014.

AMCE's Notes Due 2020

        On December 15, 2010, AMCE completed the offering of $600,000,000 aggregate principal amount of its Notes due 2020. The Notes due 2020 mature on December 1, 2020, pursuant to an indenture dated as of December 15, 2010, among AMCE, the Guarantors named therein and U.S. Bank National Association, as trustee. AMCE will pay interest on the Notes due 2020 at 9.75% per annum, semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011. AMCE may redeem some or all of the Notes due 2020 at any time on or after December 1, 2015 at 104.875% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after December 1, 2018, plus accrued and unpaid interest to the redemption date.

        The Indenture provides that the Notes due 2020 are general unsecured senior subordinated obligations of AMCE and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of its existing and future domestic restricted subsidiaries that guarantee its other indebtedness. The Notes due 2020 are not guaranteed by Holdings.

        The indenture governing the Notes due 2020 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets.

        In connection with the Merger on August 30, 2012, the carrying value of the Notes due 2020 was adjusted to fair value. As a result, a premium of $63,000,000 was recorded and will be amortized to interest expense over the remaining term of the notes. Quoted market prices were used to estimate the fair value of AMCE's Notes due 2020 (Level 2) at the Merger. AMCE determined the premium for the Notes due 2020 as the difference between the fair value of the Notes due 2020 and the principal balance of the Notes due 2020.

AMCE's Notes Due 2022

        On February 7, 2014, AMCE completed an offering of $375,000,000 aggregate principal amount of its Senior Subordinated Notes due 2022 (the "Notes due 2022") in a private offering. The Notes due 2022 mature on February 15, 2022. AMCE will pay interest on the Notes due 2022 at 5.875% per annum, semi-annually in arrears on February 15th and August 15th, commencing on August 15, 2014. AMCE may redeem some or all of the Notes due 2022 at any time on or after February 15, 2017 at 104.406% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 15, 2020, plus accrued and unpaid interest to the redemption date. Prior to

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

February 15, 2017, AMCE may redeem the Notes due 2022 at par plus a make-whole premium. AMCE used the net proceeds from the Notes due 2022 private offering, together with a portion of the net proceeds from the Holdings' IPO, to pay the consideration and consent payments for the tender offer for the Notes due 2019, plus any accrued and unpaid interest and related transaction fees and expenses.

        The Notes due 2022 are general unsecured senior subordinated obligations of AMCE and are fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by all of its existing and future domestic restricted subsidiaries that guarantee its other indebtedness. The Notes due 2022 are not guaranteed by Holdings.

        The indenture governing the Notes due 2022 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets.

        AMCE filed a registration statement on April 1, 2014 pursuant to the Securities Act of 1933, as amended, relating to an offer to exchange the original Notes due 2022 for exchange Notes due 2022. The registration statement was declared effective on April 9, 2014. After the exchange offer expired on May 9, 2014, all of the original Notes due 2022 were exchanged.

Consent Solicitation

        On June 22, 2012, AMCE announced it had received the requisite consents from holders of each of its Notes due 2019 and its Notes due 2020 and, collectively with the Notes due 2019, the ("Notes") for (i) a waiver of the requirement for AMCE to comply with the "change of control" covenant in each of the indentures governing the Notes due 2019 and the indenture governing the Notes due 2020 (collectively, the "Indentures"), in connection with the Merger (the "Waivers"), including AMCE's obligation to make a "change of control offer" in connection with the Merger with respect to each series of Notes, and (ii) certain amendments to the Indentures to reflect the change in ownership going forward by adding Wanda and its affiliates to the definition of "Permitted Holder" under each of the Indentures. AMCE entered into supplemental indentures to give effect to the Waivers and certain amendments to the Indentures, which became operative upon payment of the applicable consent fee immediately prior to the closing of the Merger. The holders of each of the Notes due 2019 and Notes due 2020, who validly consented to the Waiver and the proposed amendments, received a consent fee of $2.50 per $1,000 principal amount at the closing date of the Merger. The total consent fees were $2,376,000. See Note 2—Merger for additional information regarding the recording of the consent fees.

OpCo's Promissory Note

        See Note 7—Investments for information regarding the 5% Promissory Note payable to NCM.

Financial Covenants

        Each indenture relating to the Notes due 2022 and the Notes due 2020 allows AMCE to incur specified permitted indebtedness (as defined therein) without restriction. Each indenture also allows AMCE to incur any amount of additional debt as long as it can satisfy the coverage ratio of each

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

indenture, after giving effect to the indebtedness on a pro forma basis. Under the indenture for the Notes due 2020 (AMCE's most restrictive indenture), at December 31, 2014 AMCE could borrow approximately $1,976,500,000 (assuming an interest rate of 6.25% per annum on the additional indebtedness) in addition to specified permitted indebtedness. If AMCE cannot satisfy the coverage ratios of the indentures, generally it can borrow an additional amount under the Senior Secured Credit Facility. The indentures also contain restrictions on AMCE's ability to make distributions to Holdings. Under the most restrictive provision set forth in the note indenture for the Notes due 2020, as of December 31, 2014, the amount of loans and dividends which AMCE could make to Holdings could not exceed approximately $713,526,000 in the aggregate.

        As of December 31, 2014, AMCE was in compliance with all financial covenants relating to the Senior Secured Credit Facility, the Notes due 2020, and the Notes due 2022.

NOTE 10—STOCKHOLDER'S EQUITY

Common Stock Rights and Privileges

        AMCE has one share of Common Stock issued as of December 31, 2014, which is owned by Holdings.

Dividends

        The following is a summary of dividends and dividend equivalents paid by Holdings to stockholders during the twelve months ended December 31, 2014:

Declaration Date	Record Date	Date Paid	Amount per Share of Common Stock
April 25, 2014	June 6, 2014	June 16, 2014	$0.20
July 29, 2014	September 5, 2014	September 15, 2014	0.20
October 27, 2014	December 5, 2014	December 15, 2014	0.20

        Holdings declared and paid dividends and dividend equivalents of $58,504,000 during the twelve months ended December 31, 2014, increased additional paid-in capital for recognition of deferred tax assets of $27,000 related to the dividend equivalents paid, and accrued $225,000 for the remaining unpaid dividends at December 31, 2014. The aggregate dividends paid for Class A common stock, Class B common stock, and dividend equivalents were approximately $12,937,000, $45,496,000, and $71,000, respectively. AMCE paid dividends and dividend equivalents to Holdings of $58,504,000 during the twelve months ended December 31, 2014 and accrued $225,000 for the remaining unpaid dividends at December 31, 2014 related to the declarations above.

        During the twelve months ended December 31, 2013, Holdings contributed $355,299,000 to AMCE from the net proceeds of its IPO.

        During the twelve months ended December 31, 2013, AMCE used cash on hand to make a dividend distribution to Holdings to purchase treasury stock of $588,000. As a result of the IPO, members of management incurred a tax liability associated with Holdings' common stock owned since

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 10—STOCKHOLDER'S EQUITY (Continued)

the date of the Merger. Management elected to satisfy $588,000 of the tax withholding obligation by tendering the shares of Class A common stock to Holdings.

        During the Successor period of August 31, 2012 through December 31, 2012, the Company received capital contributions of $100,000,000 from Wanda.

Related Party Transaction

        As of December 31, 2014, the Company recorded a receivable due from Wanda of $156,000 for reimbursement of general administrative and other expense incurred on behalf of Wanda.

Stock-Based Compensation

        The Company has no stock-based compensation arrangements of its own at December 31, 2014, but Holdings adopted a stock-based compensation plan in December of 2013. Prior to the Merger, Holdings had adopted the 2010 Equity Incentive Plan, which was cancelled at the Merger date, and also the 2004 Stock Plan, which was suspended by the Board of Directors on July 23, 2010.

        The Company recorded stock-based compensation expense of $11,293,000, $12,000,000, $0, and $830,000 within general and administrative: other during the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period the period March 30, 2012 through August 30, 2012, respectively. The Company's financial statements reflect an increase to additional paid-in capital related to stock-based compensation of $11,293,000 during the twelve months ended December 31, 2014. As of December 31, 2014, there were no unrecognized compensation cost related to stock-based compensation arrangements.

2013 Equity Incentive Plan

        The 2013 Equity Incentive Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance stock units, stock awards, and cash performance awards. The maximum number of shares of Holdings' common stock available for delivery pursuant to awards granted under the 2013 Equity Incentive Plan is 9,474,000 shares. At December 31, 2014, the aggregate number of shares of Holdings' common stock available for grant was 8,608,822 shares.

Awards in Connection with Holdings' IPO

        In connection with Holdings' IPO, the Board of Directors approved the grants of 666,675 fully vested shares of Holdings' Class A common stock to certain of its employees in December of 2013 under the 2013 Equity Incentive Plan. Of the total 666,675 shares that were awarded, 360,172 shares were issued to the employees and 306,503 were withheld to cover tax obligations and were cancelled. The fair value of the stock at the grant date was $18.00 per share and was based on the IPO price. The Company recognized approximately $12,000,000 of expense in general and administrative: other expense in connection with these share grants.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 10—STOCKHOLDER'S EQUITY (Continued)

Awards Granted in 2014

        Holdings' Board of Directors approved awards of stock, restricted stock units ("RSUs"), and performance stock units ("PSUs") to certain of the Company's employees and directors under the 2013 Equity Incentive Plan. The grant date fair value of the stock was based on the closing price of Holdings' stock as presented below:

Date of Grant	Holdings' stock price
January 2, 2014	$20.18
May 12, 2014	21.61
June 25, 2014	24.44
September 15, 2014	24.60
October 22, 2014	22.44
December 17, 2014	25.40

        Holdings' Board of Directors and Compensation Committee approved a modification to the performance target of the original PSU grant, which resulted in re-measurement of the fair value of the PSU awards as of September 15, 2014. In September 2014, the Board of Directors approved an increase in authorized capital expenditures for the twelve months ended December 31, 2014 of $38,800,000 to accelerate deployment of certain customer experience enhancing strategic initiatives. As a result, the PSU awards' free cash flow performance target was no longer considered probable of being met. The PSU free cash flow performance target was modified on September 15, 2014 to consider the impact of the additional authorized capital expenditures, making the awards probable at that time. The fair value of the stock at the modification date of September 15, 2014 was $24.60 per share and was based on the closing price of Holdings' stock.

        The award agreements generally had the following features:

  •
  Stock Award Agreement:  On January 2, 2014, two independent members of Holdings' Board of Directors were granted an award of 5,002 fully vested shares of Class A common stock each, for a total award of 10,004 shares. As a result of filling the two vacant positions due to the expansion of the Board, Holdings' Board of Directors granted an award of fully vested shares of Class A common stock on October 22, 2014 and December 17, 2014, of 864 shares and 167 shares, respectively. The Company recognized approximately $226,000 of expense in general and administrative: other expense during the twelve months ended December 31, 2014, in connection with these share grants.

  •
  Restricted Stock Unit Award Agreement:  On January 2, 2014, May 12, 2014, and June 25, 2014, RSU awards of 115,375 units, 1,819 units, and 1,655 units, respectively, were granted to certain members of management. Each RSU represents the right to receive one share of Class A common stock at a future date. The RSUs are fully vested at the date of grant. The RSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. Under certain termination scenarios defined in the award agreement, the RSUs may be settled within 60 days following termination of service. Participants will receive dividend equivalents equal to the amount paid in respect to the shares of Class A common stock underlying the

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 10—STOCKHOLDER'S EQUITY (Continued)

    RSUs. The Company recognized approximately $2,408,000 of expense in general and administrative: other expense during the twelve months ended December 31, 2014, in connection with these fully vested awards.

    On January 2, 2014, RSU awards of 128,641 units were granted to certain executive officers. The RSUs would be forfeited if Holdings did not achieve a specified cash flow from operating activities target for the twelve months ended December 31, 2014. These awards did not contain a service condition. The vested RSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. Under certain termination scenarios defined in the award agreement, the RSUs may be settled within 60 days following termination of service. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the RSUs begins to accrue with respect to the RSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon vesting of the RSUs. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock. The grant date fair value was $2,596,000. The Company recognized expense for these awards of $2,596,000, within general and administrative: other expense, during the twelve months ended December 31, 2014, due to the achievement of the performance condition.

  •
  Performance Stock Unit Award Agreement:  On January 2, 2014, May 12, 2014, and June 25, 2014, PSU awards were granted to certain members of management and executive officers, with both a 2014 free cash flow performance target condition and a 1 year service condition, ending on December 31, 2014. The PSUs would vest ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%. If the performance target was met at 100%, the PSU awards granted on January 2, 2014, May 12, 2014, and June 25, 2014 would be 244,016 units, 1,819 units, and 1,655 units, respectively. On September 15, 2014, the terms of the original PSU grants were modified, which resulted in re-measurement of the fair value of the PSU awards. No PSUs would vest if Holdings did not achieve the free cash flow minimum performance target or the participant's service did not continue through the last day of the performance period, during the twelve months ended December 31, 2014. The vested PSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. Under certain termination scenarios defined in the award agreement, the vested PSUs may be settled within 60 days following termination of service. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the PSUs began to accrue with respect to the PSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon vesting of the PSUs. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock. The Company recognized expense of $6,063,000, within general and administrative: other expense during the twelve months ended December 31, 2014, as a result of the one-year service condition being met and attainment of the target performance condition at 100%.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 10—STOCKHOLDER'S EQUITY (Continued)

        The following table represents the RSU and PSU activity for the twelve months ended December 31, 2014:

	Shares of RSU and PSU	Weighted Average Grant Date Fair Value
Beginning balance at January 1, 2014	—	$—
Granted	494,980	22.40
Vested	(493,971)	22.41
Forfeited	(1,009)	20.18

Nonvested at December 31, 2014	—	$—

Awards Granted in 2015

        The Board of Directors approved awards of stock, RSU's and PSU's granted on January 5, 2015 and March 6, 2015, to certain of the Company's employees and directors under the 2013 Equity Incentive Plan. The fair value of the stock on January 5, 2015 and March 6, 2015 was $24.97 per share and $33.96 per share respectively, and was based on the closing price of Holdings' common stock. These awards have features substantially consistent with those awarded in 2014 described above, and additional details are as follows:

  •
  Stock Award Agreement:  On January 5, 2015, 4 non-employee directors were granted an award of 3,828 fully vested shares of Class A common stock each, for a total award of 15,312 shares. The Company will recognize approximately $382,000 of expense in general and administrative expense: other during the three months ended March 31, 2015, in connection with these share grants.

  •
  Restricted Stock Unit Award Agreements:  On March 6, 2015, RSU awards of 84,649 units were granted to certain members of management and the Company expects to recognize approximately $2,875,000 of expense in general and administrative expense: other during the three months ended March 31, 2015, in connection with these share grants. These awards do not contain a service condition.

    On March 6, 2015, RSU awards of 58,749 units were granted to certain executive officers. The RSU's would be forfeited if Holdings does not achieve a specified performance target. These awards do not contain a service condition. The Company expects to recognize expense for these awards of approximately $1,995,000 in general and administrative expense: other during the three months ended March 31, 2015, based on estimates that the performance condition is expected to be achieved.

  •
  Performance Stock Unit Award Agreements:  On March 6, 2015, PSU awards of 143,398 units were granted to certain members of management. Assuming attainment of the performance target at 100%, the Company expects to recognize expense for these awards of approximately $4,870,000 in general and administrative expense: other over the performance and vesting period during the twelve months ended December 31, 2015.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 10—STOCKHOLDER'S EQUITY (Continued)

Merger

        All of the stock options and restricted stock interests under both the amended and restated 2004 Stock Option Plan and the 2010 Equity Incentive Plan were cancelled, upon the change of control as a result of the Merger, and holders received payments aggregating approximately $7,035,000. The Company had previously recognized stock-based compensation expense of $3,858,000 related to these stock options and restricted stock interests. The Company did not recognize an expense for the remaining $3,177,000 of unrecognized stock-based compensation expense. The Company's accounting policy for any cost triggered by the consummation of the Merger was to recognize the cost when the Merger was consummated. Accordingly, unrecognized stock-based compensation expense for stock options and restricted stock interests has not been recorded in the Consolidated Statement of Operations for the Predecessor period since that statement depicts the results of operations just prior to consummation of the transaction. In addition, since the Successor period reflects the effects of push-down accounting, these costs have also not been recorded as an expense in the Successor period. However, the costs were reflected in the purchase accounting adjustments which were applied in arriving at the opening balances of the Successor. See Note 2—Merger for additional information regarding the settlement of stock options and restricted stock interests.

NOTE 11—INCOME TAXES

        The Income tax provision reflected in the Consolidated Statements of Operations consists of the following components during the twelve months ended December 31, 2014, the twelve months ended

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 11—INCOME TAXES (Continued)

December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012:

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Current:
Federal	$—	$—	$—	$—
Foreign	—	—	—	—
State	1,250	4,045	480	3,700

Total current	1,250	4,045	480	3,700

Deferred:
Federal	43,869	(229,778)	3,020	—
Foreign	—	—	—	—
State	(11,439)	(36,820)	—	—

Total deferred	32,430	(266,598)	3,020	—

Total provision (benefit)	33,680	(262,553)	3,500	3,700
Tax provision from discontinued operations	210	830	—	1,200

Total provision (benefit) from continuing operations	$33,470	$(263,383)	$3,500	$2,500

        AMCE has recorded no alternative minimum taxes as the consolidated tax group for which AMCE is a member expects no alternative minimum tax liability, due to the utilization of tax credits.

        Pre-tax income (losses) consisted of the following:

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Domestic	$97,303	$103,526	$(39,294)	$98,093
Foreign	457	(1,679)	124	7

Total	$97,760	$101,847	$(39,170)	$98,100

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 11—INCOME TAXES (Continued)

        The difference between the effective tax rate on earnings (loss) from continuing operations before income taxes and the U.S. federal income tax statutory rate is as follows:

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Income tax expense (benefit) at the federal statutory rate	$34,035	$34,902	$(13,470)	$21,600
Effect of:
State income taxes	195	1,479	(1,930)	2,500
Increase in reserve for uncertain tax positions	1,050	2,193	—	—
Federal and state credits	(2,985)	(2,600)	—	—
Change in net operating loss carryforward for excess tax deductions	—	(28,206)	—	—
Permanent items	1,485	537	20	100
Other	(1,100)	(6,088)	—	—
Valuation allowance	790	(265,600)	18,880	(21,700)

Income tax expense (benefit)	$33,470	$(263,383)	$3,500	$2,500

Effective income tax rate	34.4%	(264.1)%	(9.1)%	4.0%

        The significant components of deferred income tax assets and liabilities as of December 31, 2014 and December 31, 2013 are as follows:

	December 31, 2014		December 31, 2013
	Deferred Income Tax		Deferred Income Tax
(In thousands)	Assets	Liabilities	Assets	Liabilities
	(Successor)		(Successor)
Tangible assets	$—	$(113,456)	$—	$(102,669)
Accrued reserves	31,430	—	33,156	—
Intangible assets	—	(101,725)	—	(89,761)
Receivables	—	(5,206)	—	(3,513)
Investments	—	(233,005)	—	(227,718)
Capital loss carryforwards	50	—	564	—
Pension postretirement and deferred compensation	33,581	—	29,290	—
Corporate borrowings	19,127	—	43,839	—
Deferred revenue	154,583	—	154,155	—
Lease liabilities	111,250	—	97,307	—
Capital and financing lease obligations	35,654	—	37,956	—
Alternative minimum tax and other credit carryovers	21,802	—	19,545	—
Charitable contributions	158	—	—	—
Net operating loss carryforwards	228,302	—	214,770	—

Total	$635,937	$(453,392)	$630,582	$(423,661)
Less: Valuation allowance	(790)	—	—	—

Total deferred income taxes	$635,147	$(453,392)	$630,582	$(423,661)

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 11—INCOME TAXES (Continued)

        A rollforward of the Company's valuation allowance for deferred tax assets is as follows:

(In thousands)	Balance at Beginning of Period	Additions Charged (Credited) to Revenues, Costs and Expenses	Charged (Credited) to Goodwill	Charged (Credited) to Other Accounts(1)	Balance at End of Period
Calendar Year 2014
Valuation allowance-deferred income tax assets	$—	790	—	—	$790
Calendar Year 2013
Valuation allowance-deferred income tax assets	$248,420	(265,600)	11,088	6,092	$—
From Inception August 31, 2012 through December 31, 2012
Valuation allowance-deferred income tax assets	$232,985	18,880	195	(3,640)	$248,420
March 30, 2012 through August 30, 2012
Valuation allowance-deferred income tax assets	$413,666	(21,700)	(158,981)	—	$232,985

(1)
Primarily relates to amounts resulting from the Company's tax sharing arrangement, changes in deferred tax assets and associated valuation allowance that are not related to income statement activity as well as amounts charged to other comprehensive income.

        The Company's federal income tax loss carryforward of $649,782,000 will begin to expire in 2016 and will completely expire in 2034 and will be limited annually due to certain change in ownership provisions of the Internal Revenue Code. The Company also has state income tax loss carryforwards of $409,654,000, which may be used over various periods ranging from 1 to 20 years.

        From 2008 to 2012, the Company's predecessor entity generated significant net deferred tax assets primarily from debt carrying costs and asset impairments combined with reduced operating profitability. At December 31, 2014 and December 31, 2013, the Company had net deferred tax assets of $181,782,000 and $206,921,000, respectively. The Company evaluates its deferred tax assets each period to determine if a valuation allowance is required based on whether it is "more likely than not" that some portion of the deferred tax assets would not be realized. The ultimate realization of these deferred tax assets is dependent upon the generation of sufficient taxable income during future periods. The Company conducts its evaluation by considering all available positive and negative evidence. This evaluation considers, among other factors, historical operating results, forecasts of future profitability, the duration of statutory carryforward periods, and the outlooks for the U.S. motion picture and broader economy. Based on the Company's evaluation through December 31, 2014, the Company continued to reserve a portion of its net deferred tax assets due to uncertainty of their realization and dependence upon future taxable income.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 11—INCOME TAXES (Continued)

        Consistent with the above process, the Company evaluated the need for a valuation allowance against its net deferred tax assets at December 31, 2013, and determined that the valuation allowance against its federal deferred tax assets and all of its state deferred tax assets dependent upon future taxable income was no longer appropriate. Accordingly, the Company reversed $265,600,000 of valuation allowance in the fourth quarter of 2013. This reversal is reflected as a non-cash income tax benefit recorded in the fourth quarter of 2013 in the accompanying consolidated statements of operations.

        The Company conducted its evaluation by considering all available positive and negative evidence. The principal positive evidence that led to the reversal of the valuation allowance included: (1) prudent and feasible tax planning strategies; (2) a successful public offering of Holdings' common stock during December 2013; (3) the Company's emergence from a three-year cumulative loss in March 2014; (4) the significant positive income generated during 2013; (5) the Company's forecasted future profitability; and (6) improvement in the Company's financial position, including over $500,000,000 of cash on hand at December 31, 2013.

        As described above, the Company has identified a prudent and feasible tax planning strategy which involves the conversion of NCM units into NCM, Inc. common stock that, if executed, would generate significant taxable income. The conversion is within the control of the Company and the Company intends to execute the conversion if it becomes necessary to prevent its net operating loss carryforward from expiring unrealized. In addition, AMCE utilized a portion of proceeds from the public offering of Holdings common stock along with cash generated from an offering of 5.875% Senior Subordinated Notes due 2022 to purchase approximately 77.33% of its 8.75% Senior Notes due 2019, which lowered the amount of indebtedness and lower overall borrowing costs for the Company. These subsequent events also were additional positive evidence considered by management.

        The accounting for deferred taxes is based upon an estimate of future results. Differences between estimated and actual results could have a material impact on the Company's consolidated results of operations, its financial position and the ability to fully realize its deferred tax assets over time. Changes in existing tax laws could also affect actual tax results and the realization of deferred tax assets over time. If future results are significantly different from the Company's estimates and judgments, the Company may be required to record a valuation allowance against some or all of its deferred tax assets prospectively.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 11—INCOME TAXES (Continued)

        A reconciliation of the change in the amount of unrecognized tax benefits was as follows:

(In millions)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Balance at beginning of period	$27.4	$21.9	$22.4	$22.7
Gross increases—current period tax positions	1.6	3.8	—	0.6
Gross increases—prior period tax positions	1.5	2.2	—	—
Favorable resolutions with authorities	—	(0.5)	—	—
Cash settlements	—	—	(0.5)	(0.9)

Balance at end of period	$30.5	$27.4	$21.9	$22.4

        The Company's effective tax rate is not expected to be significantly impacted by the ultimate resolution of the uncertain tax positions.

        The Company recognizes income tax-related interest expense and penalties as income tax expense and general and administrative expense, respectively.

        There are currently unrecognized tax benefits which the Company anticipates will be resolved in the next 12 months; however, the Company is unable at this time to estimate what the impact on its unrecognized tax benefits will be.

        The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. An IRS examination of the tax years February 28, 2002 through December 31, 2003 of the former Loews Cineplex Entertainment Corporation and subsidiaries was concluded during fiscal 2007. An IRS examination for the tax years ended March 31, 2005 and March 30, 2006 was completed during 2009. Generally, tax years beginning after March 28, 2002 are still open to examination by various taxing authorities. Additionally, the Company has net operating loss ("NOL") carryforwards for tax years ended October 31, 2000 through March 28, 2002 in the U.S. and various state jurisdictions which have carryforwards of varying lengths of time. These NOLs are subject to adjustment based on the statute of limitations applicable to the return in which they are utilized, not the year in which they are generated. Various state, local and foreign income tax returns are also under examination by taxing authorities. The Company does not believe that the outcome of any examination will have a material impact on its financial statements.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 12—LEASES

        The following table sets forth the future minimum rental payments, by calendar year, required under existing operating leases and digital projector equipment leases payable to DCIP that have initial or remaining non-cancelable terms in excess of one year as of December 31, 2014:

(In thousands)	Minimum operating lease payments
2015	$419,273
2016	428,133
2017	408,851
2018	366,120
2019	328,409
Thereafter	1,542,618

Total minimum payments required	$3,493,404

        As of December 31, 2014, the Company has lease agreements for five theatres with 51 screens which are under construction or development and are expected to open in 2015 and 2016.

        Included in other long-term liabilities as of December 31, 2014 and December 31, 2013 is $120,184,000 and $55,272,000, respectively, of deferred rent representing future minimum rental payments for leases with scheduled rent increases, and $165,073,000 and $194,233,000, respectively, for unfavorable lease liabilities.

        Rent expense is summarized as follows:

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Minimum rentals	$395,795	$394,937	$126,529	$166,220
Common area expenses	48,159	44,198	12,968	17,591
Percentage rentals based on revenues	11,285	12,693	3,877	5,275

Rent	455,239	451,828	143,374	189,086
General and administrative and other	7,763	13,393	3,940	4,207

Total	$463,002	$465,221	$147,314	$193,293

NOTE 13—EMPLOYEE BENEFIT PLANS

        The Company sponsors frozen non-contributory qualified and non-qualified defined benefit pension plans generally covering all employees who, prior to the freeze, were age 21 or older and had completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who were not covered by a collective bargaining agreement. The Company also offers eligible retirees the opportunity to participate in a health plan. Certain employees are eligible for subsidized postretirement medical benefits. The eligibility for these benefits is based upon a

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

participant's age and service as of January 1, 2009. The Company also sponsors a postretirement deferred compensation plan.

        On December 31, 2013, the Company's Board of Directors approved revisions to the Company's Postretirement Medical and Life Insurance Plan effective April 1, 2014 and the changes were communicated to the plan participants. As a result of these revisions, the Company recorded a prior service credit of approximately $15,197,000 through other comprehensive income to be amortized over nine years starting in calendar 2014, based on expected future service of the remaining participants. See Note 21—Subsequent Events for information regarding the resolution to terminate the plan, which was adopted by the Compensation Committee and the Company's Board of Directors on January 12, 2015.

        As a result of the Merger and the application of "push down" accounting, the benefit plans reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the Merger date. At August 31, 2012, the Successor balance recorded in accumulated other comprehensive income was reset to zero.

        The measurement dates used to determine pension and other postretirement benefits were December 31, 2014, December 31, 2013, December 31, 2012, and August 30, 2012.

        Net periodic benefit cost for the plans consists of the following:

	Pension Benefits				Other Benefits
(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Predecessor)
Components of net periodic benefit cost:
Service cost	$—	$180	$59	$76	$36	$195	$61	$74
Interest cost	4,609	4,513	1,484	1,962	214	870	306	435
Expected return on plan assets	(5,230)	(4,707)	(1,442)	(1,811)	—	—	—	—
Amortization of net (gain) loss	(1,034)	—	—	899	(348)	(78)	—	88
Amortization of prior service credit	—	—	—	—	(1,665)	—	—	(448)
Settlement	—	—	(15)	—	—	—	—	—

Net periodic benefit cost (credit)	$(1,655)	$(14)	$86	$1,126	$(1,763)	$987	$367	$149

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        The following table summarizes the changes in other comprehensive income:

	Pension Benefits		Other Benefits
(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013
	(Successor)	(Successor)	(Successor)	(Successor)
Net (gain) loss	$21,641	$(12,537)	$561	$(1,271)
Net prior service credit	—	—	—	(15,197)
Amortization of net gain	1,034	—	348	78
Amortization of prior service credit	—	—	1,665	—
Allocated tax expense (benefit)	(8,843)	8,442	(1,003)	6,782

Total recognized in other comprehensive (income) loss	$13,832	$(4,095)	$1,571	$(9,608)
Net periodic benefit cost (credit)	(1,655)	(14)	(1,763)	987

Total recognized in net periodic benefit cost (credit) and other comprehensive (income) loss	$12,177	$(4,109)	$(192)	$(8,621)

        The following tables set forth the plan's change in benefit obligations and plan assets and the accrued liability for benefit costs included in the Consolidated Balance Sheets:

	Pension Benefits		Other Benefits
(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013
	(Successor)	(Successor)	(Successor)	(Successor)
Change in benefit obligation:
Benefit obligation at beginning of period	$98,883	$109,718	$5,718	$22,765
Service cost	—	180	36	195
Interest cost	4,609	4,513	214	870
Plan participants' contributions	—	—	419	562
Actuarial (gain) loss	23,532	(10,022)	561	(1,271)
Plan amendment	—	—	—	(15,197)
Benefits paid	(2,247)	(5,408)	(1,262)	(2,206)
Administrative expenses	(81)	(98)	—	—
Settlement paid	(7,166)	—	—	—
Settlement gain	(3,575)	—	—	—

Benefit obligation at end of period	$113,955	$98,883	$5,686	$5,718

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

	Pension Benefits		Other Benefits
(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013
	(Successor)	(Successor)	(Successor)	(Successor)
Change in plan assets:
Fair value of plan assets at beginning of period	$73,658	$68,219	$—	$—
Actual return on plan assets gain	3,546	7,223	—	—
Employer contribution	2,714	3,722	843	1,644
Plan participants' contributions	—	—	419	562
Benefits paid	(2,247)	(5,408)	(1,262)	(2,206)
Administrative expense	(81)	(98)	—	—
Settlement paid	(7,166)	—	—	—

Fair value of plan assets at end of period	$70,424	$73,658	$—	$—

Net liability for benefit cost:
Funded status	$(43,531)	$(25,225)	$(5,686)	$(5,718)

	Pension Benefits		Other Benefits
(In thousands)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(Successor)	(Successor)	(Successor)	(Successor)
Amounts recognized in the Balance Sheet:
Accrued expenses and other liabilities	$(152)	$(154)	$(629)	$(612)
Other long-term liabilities	(43,379)	(25,071)	(5,057)	(5,106)

Net liability recognized	$(43,531)	$(25,225)	$(5,686)	$(5,718)

Aggregate accumulated benefit obligation	$(113,955)	$(98,883)	$(5,686)	$(5,718)

        The following table summarizes pension plans with accumulated benefit obligations and projected benefit obligations in excess of plan assets:

	Pension Benefits
(In thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
Aggregated accumulated benefit obligation	$(113,955)	$(98,883)
Aggregated projected benefit obligation	(113,955)	(98,883)
Aggregated fair value of plan assets	70,424	73,658

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        Amounts recognized in accumulated other comprehensive income consist of the following:

	Pension Benefits		Other Benefits
(In thousands)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(Successor)	(Successor)	(Successor)	(Successor)
Net actuarial (gain) loss	$21,641	$(12,537)	$561	$(1,271)
Prior service credit	—	—	—	(15,197)

        Amounts in accumulated other comprehensive income expected to be recognized in components of net periodic pension cost during the calendar year 2015 are as follows:

(In thousands)	Pension Benefits	Other Benefits
Net actuarial (gain) loss	$45	$(284)
Net prior service credit	—	(1,665)

Actuarial Assumptions

        The weighted-average assumptions used to determine benefit obligations are as follows:

	Pension Benefits		Other Benefits
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(Successor)	(Successor)	(Successor)	(Successor)
Discount rate	3.80%	4.73%	3.37%	4.00%
Rate of compensation increase	N/A	N/A	N/A	N/A

        The weighted-average assumptions used to determine net periodic benefit cost are as follows:

	Pension Benefits				Other Benefits
	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Predecessor)
Discount rate	4.73%	4.17%	3.99%	4.86%	4.00%	3.90%	3.65%	4.42%
Weighted average expected long-term return on plan assets	7.81%	7.27%	7.27%	7.27%	N/A	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

        In developing the expected long-term rate of return on plan assets at each measurement date, the Company considers the plan assets' historical returns, asset allocations, and the anticipated future economic environment and long-term performance of the asset classes. While appropriate consideration is given to recent and historical investment performance, the assumption represents management's best estimate of the long-term prospective return.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        At the measurement date of December 31, 2014, the Company selected the new RP-2014 Mortality Tables to measure benefit obligations. As a result of using the updated mortality assumptions, the pension and postretirement medical liabilities increased by approximately $6,658,000.

        For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2014 was 7.0% for medical. The rates were assumed to decrease gradually to 5.0% for medical in 2019. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2014 by $60,000 and the aggregate of the service and interest cost components of postretirement expense for calendar year 2014 by $2,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for calendar year 2014 by $88,000 and the aggregate service and interest cost components of postretirement expense for calendar year 2014 by $4,000.

Cash Flows

        The Company does not expect to contribute to the pension plans during the calendar year 2015.

        The following table provides the benefits expected to be paid (inclusive of benefits attributable to estimated future employee service) in each of the next five fiscal years, and in the aggregate for the five years thereafter:

(In thousands)	Pension Benefits	Other Benefits
2015	$2,583	$639
2016	2,720	633
2017	3,973	614
2018	3,664	545
2019	4,493	490
Years 2020-2024	29,648	1,745

Pension Plan Assets

        The Company's investment objectives for its defined benefit pension plan investments are: (1) to preserve the real value of its principal; (2) to maximize a real long-term return with respect to the plan assets consistent with minimizing risk; (3) to achieve and maintain adequate asset coverage for accrued benefits under the plan; and (4) to maintain sufficient liquidity for payment of the plan obligations and expenses. The Company uses a diversified allocation of equity, debt, commodity and real estate

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

exposures that are customized to the Plan's cash flow benefit needs. The target allocations for plan assets are as follows:

Asset Category	Target Allocation
Fixed(1)	15%
Equity Securities—U.S.	26%
Equity Securities—International	14%
Collective trust fund	25%
Private Real Estate	15%
Commodities broad basket	5%

100%

(1)
Includes U.S. Treasury Securities and Bond market fund.

        Valuation Techniques.    The fair values classified within Level 1 of the valuation hierarchy were determined using quoted market prices from actively traded markets. The fair values classified within Level 2 of the valuation hierarchy included pooled separate accounts and collective trust funds, which valuations were based on market prices for the underlying instruments that were observable in the market or could be derived by observable market data from independent external valuation information.

        The fair value of the pension plan assets at December 31, 2014, by asset class is as follows:

		Fair Value Measurements at December 31, 2014 Using
	Total Carrying Value at December 31, 2014
(In thousands)		Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	$300	$300	$—	$—
U.S. treasury securities	1,615	1,615	—	—
Equity securities:
U.S. companies	18,513	18,513	—	—
International companies	10,109	10,109	—	—
Bond market fund	9,173	9,173	—	—
Collective trust fund	17,485	—	17,485	—
Commodities broad basket fund	2,918	2,918	—	—
Private real estate	10,311	—	10,311	—

Total assets at fair value	$70,424	$42,628	$27,796	$—

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        The fair value of the pension plan assets at December 31, 2013, by asset class is as follows:

		Fair Value Measurements at December 31, 2013 Using
	Total Carrying Value at December 31, 2013
(In thousands)		Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	$265	$265	$—	$—
U.S. treasury securities	1,557	1,557	—	—
Equity securities:
U.S. companies	19,654	19,654	—	—
International companies	11,281	11,281	—	—
Bond market fund	9,655	9,655	—	—
Collective trust fund	17,958	—	17,958	—
Commodities broad basket fund	3,459	3,459	—	—
Private real estate	9,829	—	9,829	—

Total assets at fair value	$73,658	$45,871	$27,787	$—

Defined Contribution Plan

        The Company sponsors a voluntary 401(k) savings plan covering certain employees age 21 or older and who are not covered by a collective bargaining agreement. Under the Company's 401(k) Savings Plan, the Company matches 100% of each eligible employee's elective contributions up to 3% and 50% of contributions up to 5% of the employee's eligible compensation. The Company's expense under the 401(k) savings plan was $2,696,000, $2,817,000, $1,182,000, and $1,108,000, for the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, and the period March 30, 2012 through August 30, 2012, respectively.

Union-Sponsored Plans

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $207,000, $265,000, $80,000, and $109,000, for the twelve months ended December 31, 2014, the twelve months ended December 31, 2013, the period August 31, 2012 through December 31, 2012, the period March 30, 2012 through August 30, 2012, respectively.

        As of both December 31, 2014 and December 31, 2013, the Company's liability related to the collectively bargained multiemployer pension plan withdrawals was immaterial.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 14—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is a party to various ordinary course claims from vendors (including food and beverage suppliers and film distributors), landlords, competitors, and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

        On May 5, 2014, NCM, Inc., the sole manager of NCM LLC, announced that it has entered into an agreement to acquire Screenvision, LLC for $375,000,000, consisting of cash and NCM, Inc. common stock. Consummation of the transaction is subject to regulatory approvals and other customary closing conditions. If NCM, Inc. does not receive this approval or if the closing conditions in the agreement cannot be satisfied, NCM, Inc. may be required to pay a termination fee of approximately $28,800,000. NCM LLC would indemnify NCM, Inc. and bear a pro rata portion of this fee based upon NCM, Inc.'s ownership percentage in NCM LLC, with NCM LLC's founding members bearing the remainder of the fee in accordance with their ownership percentage in NCM LLC. On November 3, 2014, the DOJ filed an antitrust lawsuit seeking to enjoin the proposed acquisition of Screenvision, LLC by NCM, Inc. The Company holds an investment in NCM LLC of 14.96% as of December 31, 2014. As of December 31, 2014, NCM LLC did not have a liability recorded for this termination fee.

NOTE 15—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        The Company has provided reserves for estimated losses from theatres and screens which have been permanently closed and vacant space with no right to future use. As of December 31, 2014, the Company has reserved $52,835,000 for lease terminations which have either not been consummated or paid, related primarily to eight theatres and certain vacant restaurant space. The Company is obligated under long-term lease commitments with remaining terms of up to 13 years for theatres which have been closed. As of December 31, 2014, base rents aggregated approximately $10,082,000 annually and $58,970,000 over the remaining terms of the leases.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 15—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS (Continued)

        A rollforward of reserves for theatre and other closure is as follows:

(In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
Beginning balance	$55,163	$61,344	$62,935	$65,471
Theatre and other closure expense—continuing operations	9,346	5,823	2,381	4,191
Theatre and other closure expense—discontinued operations	—	—	—	7,562
Transfer of assets and liabilities	2,439	(53)	994	(697)
Foreign currency translation adjustment	(1,822)	(286)	405	(38)
Cash payments	(12,291)	(11,665)	(5,371)	(13,554)

Ending balance	$52,835	$55,163	$61,344	$62,935

        During the twelve months ended December 31, 2014 and December 31, 2013, the Company recognized theatre and other closure expense of $9,346,000 and $5,823,000, respectively. The increase was primarily due to the permanent closure of one theatre with 13 screens in Canada in May 2014. Theatre and other closure expense also includes the accretion on previously closed properties with remaining lease obligations.

        During the period of August 31, 2012 through December 31, 2012 and the period of March 30, 2012 through August 30, 2012, the Company recognized theatre and other closure expense of $2,381,000 and $4,191,000, respectively, primarily related to the early termination of a lease agreement and accretion on previously closed properties with remaining lease obligations. The Company closed one theatre with 20 screens located in Canada and paid the landlord $7,562,000 to terminate the lease agreement during the period March 30, 2012 through August 30, 2012. See Note 4—Discontinued Operations for additional information.

        In the accompanying Consolidated Balance Sheets, the current portion of the theatre and other closure ending balance is included with accrued expenses and other liabilities and the long-term portion of the theatre and other closure ending balance is included with other long-term liabilities. See Note 8—Supplemental Balance Sheet Information for further information.

        Theatre and other closure reserves for leases that have not been terminated were recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance. As of December 31, 2014, the future lease obligations are discounted at annual rates ranging from 6.0% to 9.0%.

NOTE 16—FAIR VALUE MEASUREMENTS

        Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts business. The inputs used to develop these fair value measurements are established in a hierarchy, which ranks the quality and reliability of the information used to determine the fair values. The fair value

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

classification is based on levels of inputs. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs that are not corroborated by market data.

        Recurring Fair Value Measurements.    The following table summarizes the fair value hierarchy of the Company's financial assets carried at fair value on a recurring basis as of December 31, 2014:

		Fair Value Measurements at December 31, 2014 Using
	Total Carrying Value at December 31, 2014
(In thousands)		Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Other long-term assets:
Money market mutual funds	$224	$224	$—	$—
Equity securities, available-for-sale:
RealD Inc. common stock	14,429	14,429	—	—
Mutual fund large U.S. equity	2,879	2,879	—	—
Mutual fund small/mid U.S. equity	1,558	1,558	—	—
Mutual fund international	717	717	—	—
Mutual fund balance	760	760	—	—
Mutual fund fixed income	541	541	—	—

Total assets at fair value	$21,108	$21,108	$—	$—

        The following table summarizes the fair value hierarchy of the Company's financial assets carried at fair value on a recurring basis as of December 31, 2013:

		Fair Value Measurements at December 31, 2013 Using
	Total Carrying Value at December 31, 2013
(In thousands)		Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Other long-term assets:
Money market mutual funds	$84	$84	$—	$—
Equity securities, available-for-sale:
RealD Inc. common stock	10,442	10,442	—	—
Mutual fund large U.S. equity	2,563	2,563	—	—
Mutual fund small/mid U.S. equity	982	982	—	—
Mutual fund international	503	503	—	—
Mutual fund balance	456	456	—	—
Mutual fund fixed income	351	351	—	—

Total assets at fair value	$15,381	$15,381	$—	$—

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

        Valuation Techniques.    The Company's money market mutual funds are invested in funds that seek to preserve principal, are highly liquid, and therefore are recorded on the balance sheet at the principal amounts deposited, which equals fair value. The equity securities, available-for-sale, primarily consist of common stock and mutual funds invested in equity, fixed income, and international funds and are measured at fair value using quoted market prices. See Note 18—Accumulated Other Comprehensive Income (Loss) for the unrealized gain on equity securities recorded in accumulated other comprehensive income.

        Nonrecurring Fair Value Measurements.    The following table summarizes the fair value hierarchy of the Company's assets that were measured at fair value on a nonrecurring basis at December 31, 2014:

		Fair Value Measurements at December 31, 2014 Using
	Total Carrying Value at December 31, 2014
(In thousands)		Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Losses
Property, net:
Property owned, net	$2,342	$—	$—	$2,342	$3,149

        In accordance with the provisions of the impairment of long-lived assets subsections of ASC 360-10, long-lived assets held and used that were considered impaired were written down to their fair value at December 31, 2014 of $3,149,000. During calendar 2013, the Company recognized non-cash impairment losses of $1,370,000 related to a marketable equity security when it was determined that its decline in value was other than temporary. During the successor period of August 31, 2012 through December 31, 2012, the Company did not record any nonrecurring fair value measurements. See Note 2—Merger, for information regarding the Company's assets and liabilities that were measured at fair value on a nonrecurring basis due to the Merger on August 30, 2012.

        Other Fair Value Measurement Disclosures.    The Company is required to disclose the fair value of financial instruments that are not recognized at fair value in the statement of financial position for which it is practicable to estimate that value:

		Fair Value Measurements at December 31, 2014 Using
	Total Carrying Value at December 31, 2014
(In thousands)		Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Current Maturities of Corporate Borrowings	$15,873	$—	$14,390	$1,389
Corporate Borrowings	1,775,132	—	1,765,678	5,555

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

		Fair Value Measurements at December 31, 2013 Using
	Total Carrying Value at December 31, 2013
(In thousands)		Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Current Maturities of Corporate Borrowings	$9,139	$—	$7,779	$1,389
Corporate Borrowings	2,069,672	—	2,090,332	6,944

        Valuation Technique.    Quoted market prices and observable market based inputs were used to estimate fair value for level 2 inputs. The level 3 fair value measurement represents the transaction price of the corporate borrowings under market conditions.

NOTE 17—OPERATING SEGMENT

        The Company reports information about operating segments in accordance with ASC 280-10, Segment Reporting, which requires financial information to be reported based on the way management organizes segments within a company for making operating decisions and evaluating performance. The Company has identified one reportable segment for its theatrical exhibition operations.

        Information about the Company's revenues from continuing operations and assets by geographic area is as follows:

Revenues (In thousands)	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013	From Inception August 31, 2012 through December 31, 2012	March 30, 2012 through August 30, 2012
	(Successor)	(Successor)	(Successor)	(Predecessor)
United States	$2,688,230	$2,741,717	$808,378	$1,202,179
Other	7,160	7,711	3,114	3,893

Total revenues	$2,695,390	$2,749,428	$811,492	$1,206,072

Long-term assets, net (In thousands)	December 31, 2014	December 31, 2013
	(Successor)	(Successor)
United States	$4,255,866	$4,204,490
Other	243	854

Total long-term assets(1)	$4,256,109	$4,205,344

(1)
Long-term assets are comprised of property, intangible assets, goodwill, deferred income tax assets and other long-term assets.

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 18—ACCUMULATED OTHER COMPREHENSIVE INCOME

        The following table presents the changes in accumulated other comprehensive income by component, net of tax:

(In thousands)	Foreign Currency	Pension and Other Benefits (recorded in General and Administrative: Other)	Unrealized Gains on Marketable Securities (recorded in Investment Expense (Income))	Unrealized Gain from Equity Method Investees' Cash Flow Hedge (recorded in Equity in Earnings of Non-consolidated Entities)	Total
					(Successor)
Balance, December 31, 2013	$(351)	$20,967	$1,216	$2,372	$24,204

Other comprehensive income (loss) before reclassifications	978	(13,543)	2,627	(59)	(9,997)
Amounts reclassified from accumulated other comprehensive income	—	(1,860)	(31)	528	(1,363)

Net other comprehensive income (loss)	978	(15,403)	2,596	469	(11,360)

Balance, December 31, 2014	$627	$5,564	$3,812	$2,841	$12,844

Allocated tax (expense) benefit 2014	$(625)	$9,846	$(1,657)	$(300)	$7,264

(In thousands)	Foreign Currency	Pension and Other Benefits (recorded in General and Administrative: Other)	Unrealized Gains on Marketable Securities (recorded in Investment Expense (Income))	Unrealized Gain from Equity Method Investees' Cash Flow Hedge (recorded in Equity in Earnings of Non-consolidated Entities)	Total
					(Successor)
Balance, December 31, 2012	$(530)	$7,264	$1,913	$797	$9,444

Other comprehensive income (loss) before reclassifications	179	13,781	(1,622)	2,085	14,423
Amounts reclassified from accumulated other comprehensive income	—	(78)	925	(510)	337

Net other comprehensive income (loss)	179	13,703	(697)	1,575	14,760

Balance, December 31, 2013	$(351)	$20,967	$1,216	$2,372	$24,204

Allocated tax (expense) benefit 2013	$—	$15,224	$(1,081)	$1,389	$15,532

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, Financial statements of guarantors and issuers of guaranteed securities registered or being registered. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE's 9.75% Senior Subordinated Notes due 2020 (the "Notes due 2020") and the 5.875% Senior Subordinated Notes due 2022 (the "Notes due 2022") are full and unconditional and joint and several and subject to customary release provisions. The Company and its subsidiary guarantors' investments in its consolidated subsidiaries are presented under the equity method of accounting.

Twelve months ended December 31, 2014:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,760,781	$4,607	$—	$1,765,388
Food and beverage	—	795,789	1,946	—	797,735
Other theatre	—	131,931	336	—	132,267

Total revenues	—	2,688,501	6,889	—	2,695,390

Operating costs and expenses
Film exhibition costs	—	932,108	2,138	—	934,246
Food and beverage costs	—	111,532	459	—	111,991
Operating expense	96	729,282	3,960	—	733,338
Rent	—	453,106	2,133	—	455,239
General and administrative:
Merger, acquisition and transaction costs	—	1,161	—	—	1,161
Other	—	64,831	42	—	64,873
Depreciation and amortization	—	216,258	63	—	216,321
Impairment of long-lived assets	—	3,149	—	—	3,149

Operating costs and expenses	96	2,511,427	8,795	—	2,520,318

Operating income (loss)	(96)	177,074	(1,906)	—	175,072
Other expense (income)
Equity in net (earnings) loss of subsidiaries	(51,401)	1,905	—	49,496	—
Other income	—	(8,344)	—	—	(8,344)
Interest expense:
Corporate borrowings	110,861	149,759	—	(149,548)	111,072
Capital and financing lease obligations	—	9,867	—	—	9,867
Equity in earnings of non-consolidated entities	—	(26,615)	—	—	(26,615)
Investment income	(123,636)	(34,056)	(1)	149,548	(8,145)

Total other expense (income)	(64,176)	92,516	(1)	49,496	77,835

Earnings (loss) from continuing operations before income taxes	64,080	84,558	(1,905)	(49,496)	97,237
Income tax provision	—	33,470	—	—	33,470

Earnings from continuing operations	64,080	51,088	(1,905)	(49,496)	63,767
Gain from discontinued operations, net of income taxes	—	313	—	—	313

Net earnings (loss)	$64,080	$51,401	$(1,905)	$(49,496)	$64,080

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Twelve months ended December 31, 2013:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$1,842,977	$4,350	$—	$1,847,327
Food and beverage	—	785,041	1,871	—	786,912
Other theatre	—	114,922	267	—	115,189

Total revenues	—	2,742,940	6,488	—	2,749,428

Operating costs and expenses
Film exhibition costs	—	974,917	1,995	—	976,912
Food and beverage costs	—	106,926	399	—	107,325
Operating expense	(102)	722,984	3,759	—	726,641
Rent	—	449,833	1,995	—	451,828
General and administrative:
Merger, acquisition and transaction costs	—	2,883	—	—	2,883
Other	—	97,259	29	—	97,288
Depreciation and amortization	—	197,486	51	—	197,537

Operating costs and expenses	(102)	2,552,288	8,228	—	2,560,414

Operating income (loss)	102	190,652	(1,740)	—	189,014
Other expense (income)
Equity in net (earnings) loss of subsidiaries	(349,185)	1,141	—	348,044	—
Other income	—	(1,415)	—	—	(1,415)
Interest expense:
Corporate borrowings	130,363	173,633	—	(174,033)	129,963
Capital and financing lease obligations	—	10,264	—	—	10,264
Equity in (earnings) loss of non-consolidated entities	2	(47,424)	(13)	—	(47,435)
Investment income	(145,478)	(30,373)	(266)	174,033	(2,084)

Total other expense (income)	(364,298)	105,826	(279)	348,044	89,293

Earnings (loss) from continuing operations before income taxes	364,400	84,826	(1,461)	(348,044)	99,721
Income tax benefit	—	(263,383)	—	—	(263,383)

Earnings (loss) from continuing operations	364,400	348,209	(1,461)	(348,044)	363,104
Gain from discontinued operations, net of income taxes	—	976	320	—	1,296

Net earnings (loss)	$364,400	$349,185	$(1,141)	$(348,044)	$364,400

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Successor from Inception on August 31, 2012 through December 31, 2012:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$547,094	$1,538	$—	$548,632
Food and beverage	—	229,101	638	—	229,739
Other theatre	—	32,990	131	—	33,121

Total revenues	—	809,185	2,307	—	811,492

Operating costs and expenses
Film exhibition costs	—	290,888	673	—	291,561
Food and beverage costs	—	30,374	171	—	30,545
Operating expense	(21)	229,199	1,256	—	230,434
Rent	—	142,698	676	—	143,374
General and administrative:
Merger, acquisition and transaction costs	—	3,366	—	—	3,366
Other	—	29,073	37	—	29,110
Depreciation and amortization	—	71,616	17	—	71,633

Operating costs and expenses	(21)	797,214	2,830	—	800,023

Operating income (loss)	21	11,971	(523)	—	11,469
Other expense (income)
Equity in net loss of subsidiaries	48,107	788	—	(48,895)	—
Other expense	—	49	—	—	49
Interest expense:
Corporate borrowings	45,145	61,280	—	(61,166)	45,259
Capital and financing lease obligations	—	1,873	—	—	1,873
Equity in losses of non-consolidated entities	348	2,114	18	—	2,480
Investment expense (income)	(50,909)	(9,967)	—	61,166	290

Total other expense	42,691	56,137	18	(48,895)	49,951

Loss from continuing operations before income taxes	(42,670)	(44,166)	(541)	48,895	(38,482)
Income tax provision	—	3,500	—	—	3,500

Loss from continuing operations	(42,670)	(47,666)	(541)	48,895	(41,982)
Loss from discontinued operations, net of income taxes	—	(441)	(247)	—	(688)

Net loss	$(42,670)	$(48,107)	$(788)	$48,895	$(42,670)

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Predecessor from March 30, 2012 through August 30, 2012:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Revenues
Admissions	$—	$814,034	$1,997	$—	$816,031
Food and beverage	—	341,260	870	—	342,130
Other theatre	—	47,771	140	—	47,911

Total revenues	—	1,203,065	3,007	—	1,206,072

Operating costs and expenses
Film exhibition costs	—	435,526	1,013	—	436,539
Food and beverage costs	—	47,142	184	—	47,326
Operating expense	28	295,708	1,592	—	297,328
Rent	—	188,283	803	—	189,086
General and administrative:
Merger, acquisition and transaction costs	—	172	—	—	172
Management fee	—	2,500	—	—	2,500
Other	—	27,013	12	—	27,025
Depreciation and amortization	—	80,944	27	—	80,971

Operating costs and expenses	28	1,077,288	3,631	—	1,080,947

Operating income (loss)	(28)	125,777	(624)	—	125,125
Other expense (income)
Equity in earnings of subsidiaries	(88,759)	(15,269)	—	104,028	—
Other expense	—	960	—	—	960
Interest expense:
Corporate borrowings	67,366	87,133	—	(86,885)	67,614
Capital and financing lease obligations	—	2,390	—	—	2,390
Equity in (earnings) losses of non-consolidated entities	60	(6,382)	(1,223)	—	(7,545)
Investment income	(73,095)	(13,831)	—	86,885	(41)

Total other expense (income)	(94,428)	55,001	(1,223)	104,028	63,378

Earnings from continuing operations before income taxes	94,400	70,776	599	(104,028)	61,747
Income tax provision	—	2,500	—	—	2,500

Earnings from continuing operations	94,400	68,276	599	(104,028)	59,247
Gain from discontinued operations, net of income taxes	—	20,483	14,670	—	35,153

Net earnings	$94,400	$88,759	$15,269	$(104,028)	$94,400

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Twelve months ended December 31, 2014:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Net earnings (loss)	$64,080	$51,401	$(1,905)	$(49,496)	$64,080
Equity in other comprehensive income (loss) of subsidiaries	(11,360)	732	—	10,628	—
Foreign currency translation adjustment, net of tax	—	246	732	—	978
Pension and other benefit adjustments:
Net loss arising during the period, net of tax	—	(13,543)	—	—	(13,543)
Amortization of gain included in net periodic benefit costs, net of tax	—	(844)	—	—	(844)
Amortization of prior service credit included in net periodic benefit costs, net of tax	—	(1,016)	—	—	(1,016)
Unrealized gain on marketable securities:
Unrealized holding gain arising during the period, net of tax	—	2,627	—	—	2,627
Less: reclassification adjustment for gains included in investment expense (income), net of tax	—	(31)	—	—	(31)
Unrealized gain from equity method investees' cash flow hedge, net of tax:
Unrealized holding loss arising during the period, net of tax	—	(59)	—	—	(59)
Holding losses reclassified to equity in earnings of non-consolidated entities	—	528	—	—	528

Other comprehensive income (loss)	(11,360)	(11,360)	732	10,628	(11,360)

Total comprehensive income (loss)	$52,720	$40,041	$(1,173)	$(38,868)	$52,720

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Twelve months ended December 31, 2013:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Net earnings (loss)	$364,400	$349,185	$(1,141)	$(348,044)	$364,400
Equity in other comprehensive income of subsidiaries	14,760	(559)	—	(14,201)	—
Foreign currency translation adjustment, net of tax	—	738	(559)	—	179
Pension and other benefit adjustments:
Net gain arising during the period, net of tax	—	4,510	—	—	4,510
Prior service credit arising during the period, net of tax	—	9,271	—	—	9,271
Amortization of gain included in net periodic benefit costs, net of tax	—	(78)	—	—	(78)
Unrealized loss on marketable securities:
Unrealized holding loss arising during the period, net of tax	—	(1,622)	—	—	(1,622)
Less: reclassification adjustment for loss included in investment expense (income), net of tax	—	925	—	—	925
Unrealized gains from equity method investees' cash flow hedge, net of tax:
Unrealized holding gain arising during the period, net of tax	—	2,085	—	—	2,085
Holding gains reclassified to equity in earnings of non-consolidated entities, net of tax	—	(510)	—	—	(510)

Other comprehensive income (loss)	14,760	14,760	(559)	(14,201)	14,760

Total comprehensive income (loss)	$379,160	$363,945	$(1,700)	$(362,245)	$379,160

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Successor from Inception on August 31, 2012 through December 31, 2012:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Net earnings (loss)	$(42,670)	$(48,107)	$(788)	$48,895	$(42,670)
Equity in other comprehensive income (loss) of subsidiaries	9,444	(527)	—	(8,917)	—
Foreign currency translation adjustment, net of tax	—	(3)	(527)	—	(530)
Pension and other benefit adjustments:
Net gain arising during the period, net of tax	—	7,279	—	—	7,279
Settlement, net of tax	—	(15)	—	—	(15)
Unrealized gain on marketable securities:
Unrealized holding gain arising during the period, net of tax	—	1,915	—	—	1,915
Less: reclassification adjustment for gains included in investment expense (income), net of tax	—	(2)	—	—	(2)
Unrealized gains from equity method investees' cash flow hedge, net of tax:
Unrealized holding gains arising during the period, net of tax	—	797	—	—	797

Other comprehensive income (loss)	9,444	9,444	(527)	(8,917)	9,444

Total comprehensive income (loss)	$(33,226)	$(38,663)	$(1,315)	$39,978	$(33,226)

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Predecessor from March 30, 2012 through August 30, 2012:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Net earnings	$94,400	$88,759	$15,269	$(104,028)	$94,400
Equity in other comprehensive income (loss) of subsidiaries	9,034	(2,758)	—	(6,276)	—
Foreign currency translation adjustment, net of tax	—	14,693	(2,758)	—	11,935
Pension and other benefit adjustments:
Prior service credit arising during the period, net of tax	—	771	—	—	771
Amortization of loss included in net periodic benefit costs, net of tax	—	987	—	—	987
Amortization of prior service credit included in net periodic benefit costs, net of tax	—	(448)	—	—	(448)
Unrealized loss on marketable securities:
Unrealized holding loss arising during the period, net of tax	—	(4,167)	—	—	(4,167)
Less: reclassification adjustment for gains included in investment expense (income), net of tax	—	(44)	—	—	(44)

Other comprehensive income (loss)	9,034	9,034	(2,758)	(6,276)	9,034

Total comprehensive income	$103,434	$97,793	$12,511	$(110,304)	$103,434

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

As of December 31, 2014:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$403	$174,117	$41,635	$—	$216,155
Receivables, net	(21)	99,224	49	—	99,252
Deferred tax asset	—	107,938	—	—	107,938
Other current assets	—	82,981	1,362	—	84,343

Total current assets	382	464,260	43,046	—	507,688
Investment in equity of subsidiaries	1,617,873	25,158	—	(1,643,031)	—
Property, net	—	1,246,945	285	—	1,247,230
Intangible assets, net	—	225,515	—	—	225,515
Intercompany advances	1,673,001	(1,675,584)	2,583	—	—
Goodwill	—	2,291,943	—	—	2,291,943
Deferred tax asset	—	73,817	—	—	73,817
Other long-term assets	13,129	404,454	21	—	417,604

Total assets	$3,304,385	$3,056,508	$45,935	$(1,643,031)	$4,763,797

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$262,288	$347	$—	$262,635
Accrued expenses and other liabilities	6,102	130,213	(53)	—	136,262
Deferred revenues and income	—	213,881	1	—	213,882
Current maturities of corporate borrowings and capital and financing lease obligations	14,484	9,114	—	—	23,598

Total current liabilities	20,586	615,496	295	—	636,377
Corporate borrowings	1,769,576	5,556	—	—	1,775,132
Capital and financing lease obligations	—	101,533	—	—	101,533
Exhibitor services agreement	—	316,815	—	—	316,815
Other long-term liabilities	—	399,235	20,482	—	419,717

Total liabilities	1,790,162	1,438,635	20,777	—	3,249,574
Stockholder's equity	1,514,223	1,617,873	25,158	(1,643,031)	1,514,223

Total liabilities and stockholder's equity	$3,304,385	$3,056,508	$45,935	$(1,643,031)	$4,763,797

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

As of December 31, 2013:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Assets
Current assets:
Cash and equivalents	$485	$501,989	$41,837	$—	$544,311
Receivables, net	(10)	106,096	62	—	106,148
Deferred tax asset	—	110,097	—	—	110,097
Other current assets	—	79,433	1,391	—	80,824

Total current assets	475	797,615	43,290	—	841,380
Investment in equity of subsidiaries	1,617,629	18,903	—	(1,636,532)	—
Property, net	—	1,179,666	88	—	1,179,754
Intangible assets, net	—	234,319	—	—	234,319
Intercompany advances	1,953,778	(1,953,145)	(633)	—	—
Goodwill	—	2,291,943	—	—	2,291,943
Deferred tax asset	—	96,824	—	—	96,824
Other long-term assets	7,841	394,031	632	—	402,504

Total assets	$3,579,723	$3,060,156	$43,377	$(1,636,532)	$5,046,724

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$—	$267,675	$488	$—	$268,163
Accrued expenses and other liabilities	306	170,676	(62)	—	170,920
Deferred revenues and income	—	202,833	—	—	202,833
Current maturities of corporate borrowings and capital and financing lease obligations	7,750	8,330	—	—	16,080

Total current liabilities	8,056	649,514	426	—	657,996
Corporate borrowings	2,062,728	6,944	—	—	2,069,672
Capital and financing lease obligations	—	109,258	—	—	109,258
Exhibitor services agreement	—	329,913	—	—	329,913
Other long-term liabilities	—	346,898	24,048	—	370,946

Total liabilities	2,070,784	1,442,527	24,474	—	3,537,785
Stockholder's equity	1,508,939	1,617,629	18,903	(1,636,532)	1,508,939

Total liabilities and stockholder's equity	$3,579,723	$3,060,156	$43,377	$(1,636,532)	$5,046,724

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Twelve months ended December 31, 2014:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by operating activities	$13,212	$280,990	$3,100	$—	$297,302

Cash flows from investing activities:
Capital expenditures	—	(270,677)	(57)	—	(270,734)
Proceeds from the disposition of long-term assets	—	238	—	—	238
Investments in non-consolidated entities, net	—	(1,522)	—	—	(1,522)
Other, net	—	327	—	—	327

Net cash used in investing activities	—	(271,634)	(57)	—	(271,691)

Cash flows from financing activities:
Proceeds from issuance of Senior Subordinated Notes due 2022	375,000	—	—	—	375,000
Repurchase of Subordinated Notes due 2019	(639,728)	—	—	—	(639,728)
Payment of initial public offering costs	—	(281)	—	—	(281)
Principle payments under Term Loan	(7,750)	—	—	—	(7,750)
Principal payments under capital and financing lease obligations	—	(6,941)	—	—	(6,941)
Principal payments under promissory note	—	(1,389)	—	—	(1,389)
Principal amount of coupon payment under Senior Subordinated Notes due 2020	(6,227)	—	—	—	(6,227)
Deferred financing costs	(7,952)	—	—	—	(7,952)
Cash used to pay dividends to Holdings	(58,504)	—	—	—	(58,504)
Change in intercompany advances	331,867	(328,651)	(3,216)	—	—

Net cash used in financing activities	(13,294)	(337,262)	(3,216)	—	(353,772)

Effect of exchange rate changes on cash and equivalents	—	34	(29)	—	5

Net decrease in cash and equivalents	(82)	(327,872)	(202)	—	(328,156)
Cash and equivalents at beginning of period	485	501,989	41,837	—	544,311

Cash and equivalents at end of period	$403	$174,117	$41,635	$—	$216,155

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Twelve months ended December 31, 2013:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$3,772	$354,520	$(950)	$—	$357,342

Cash flows from investing activities:
Capital expenditures	—	(260,633)	(190)	—	(260,823)
Acquisition of Rave theatres, net of cash acquired	—	(1,128)	—	—	(1,128)
Proceeds from the disposition of long-term assets	—	3,880	—	—	3,880
Investments in non-consolidated entities, net	—	(3,280)	15	—	(3,265)
Other, net	—	(7,448)	—	—	(7,448)

Net cash used in investing activities	—	(268,609)	(175)	—	(268,784)

Cash flows from financing activities:
Proceeds from issuance of Term Loan due 2020	773,063	—	—	—	773,063
Capital contribution from Holdings	355,580	—	—	—	355,580
Repayment of Term Loan due 2016	(464,088)	—	—	—	(464,088)
Repayment of Term Loan due 2018	(296,250)	—	—	—	(296,250)
Principle payments under Term Loan	(7,813)	—	—	—	(7,813)
Principal payments under capital and financing lease obligations	—	(6,446)	—	—	(6,446)
Deferred financing costs	(9,126)	—	—	—	(9,126)
Payment of construction payables	—	(19,404)	—	—	(19,404)
Cash used to pay dividends to Holdings	(588)	—	—	—	(588)
Change in intercompany advances	(354,373)	352,861	1,512	—	—

Net cash provided by (used in) financing activities	(3,595)	327,011	1,512	—	324,928

Effect of exchange rate changes on cash and equivalents	—	(101)	(2)	—	(103)

Net increase in cash and equivalents	177	412,821	385	—	413,383
Cash and equivalents at beginning of period	308	89,168	41,452	—	130,928

Cash and equivalents at end of period	$485	$501,989	$41,837	$—	$544,311

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Successor from Inception on August 31, 2012 through December 31, 2012:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(21,605)	$143,430	$(47,933)	$—	$73,892

Cash flows from investing activities:
Capital expenditures	—	(72,765)	(9)	—	(72,774)
Merger, net of cash acquired	—	3,110	—	—	3,110
Acquisition of Rave theatres, net of cash acquired	—	(87,555)	—	—	(87,555)
Proceeds from the disposition of long-term assets	—	112	(22)	—	90
Investments in non-consolidated entities, net	—	(1,173)	(21)	—	(1,194)
Other, net	—	(575)	—	—	(575)

Net cash used in investing activities	—	(158,846)	(52)	—	(158,898)

Cash flows from financing activities:
Principle payments under Term Loan	(4,002)	—	—	—	(4,002)
Principal payments under capital and financing lease obligations	—	(875)	—	—	(875)
Capital contribution of Wanda	100,000	—	—	—	100,000
Payment of construction payables	—	22,487	—	—	22,487
Change in intercompany advances	(74,376)	23,867	50,509	—	—

Net cash provided by financing activities	21,622	45,479	50,509	—	117,610

Effect of exchange rate changes on cash and equivalents	—	3,779	(3,986)	—	(207)

Net increase (decrease) in cash and equivalents	17	33,842	(1,462)	—	32,397
Cash and equivalents at beginning of period	291	55,326	42,914	—	98,531

Cash and equivalents at end of period	$308	$89,168	$41,452	$—	$130,928

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 19—CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

Predecessor from March 30, 2012 through August 30, 2012:

(In thousands)	AMCE	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(3,735)	$82,423	$809	$—	$79,497

Cash flows from investing activities:
Capital expenditures	—	(40,095)	(21)	—	(40,116)
Proceeds from the disposition of long-term assets	—	7,134	157	—	7,291
Investments in non-consolidated entities, net	—	(17)	1,606	—	1,589
Other, net	—	205	—	—	205

Net cash provided by (used in) investing activities	—	(32,773)	1,742	—	(31,031)

Cash flows from financing activities:
Repurchase of Senior Subordinated Notes due 2014	(191,035)	—	—	—	(191,035)
Principle payments under Term Loan	(4,002)	—	—	—	(4,002)
Principal payments under capital and financing lease obligations	—	(1,298)	—	—	(1,298)
Deferred financing costs	(2,378)	—	—	—	(2,378)
Payment of construction payables	—	(23,575)	—	—	(23,575)
Change in intercompany advances	200,755	(200,872)	117	—	—

Net cash provided by (used in) financing activities	3,340	(225,745)	117	—	(222,288)

Effect of exchange rate changes on cash and equivalents	—	(588)	604	—	16

Net increase (decrease) in cash and equivalents	(395)	(176,683)	3,272	—	(173,806)
Cash and equivalents at beginning of period	686	232,009	39,642	—	272,337

Cash and equivalents at end of period	$291	$55,326	$42,914	$—	$98,531

NOTE 20—RELATED PARTY TRANSACTIONS

Amended and Restated Fee Agreement

        Prior to the Merger, upon the consummation of a change of control transaction or an IPO, each of the Sponsors were entitled to receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. The Sponsors waived their right to the payment described above that was triggered by the Merger. As a

AMC ENTERTAINMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Periods Ended December 31, 2014, December 31, 2013, and December 2012

NOTE 20—RELATED PARTY TRANSACTIONS (Continued)

result of the Merger, the Company ceased paying the annual management fee of $5,000,000 to the Sponsors.

Control Arrangement

        Wanda, through its stock ownership, has the ability to control the Company's affairs and policies and the election of directors and appointment of management. See Note 10—Stockholder's Equity for related party transactions with Wanda.

Non Consolidated Affiliates

        See Note 7—Investments for transactions with non-consolidated affiliates.

NOTE 21—SUBSEQUENT EVENTS

        On February 3, 2015, Holdings' Board of Directors declared a cash dividend in the amount of $0.20 per share of Class A and Class B common stock, payable on March 23, 2015 to stockholders of record on March 9, 2015. As a result, AMCE will use cash on hand to make a dividend distribution to Holdings on March 23, 2015.

        On January 12, 2015, the Compensation Committee and all of the Board of Directors of AMC Entertainment Holdings, Inc. adopted resolutions to terminate the AMC Postretirement Medical Plan with a targeted effective date of March 31, 2015. On January 23, 2015, the Company notified eligible associates that their retiree medical coverage under the plan will terminate after March 31, 2015. Payments to eligible associates will be in the amount of approximately $4,300,000 with a targeted payment date of March 31, 2015. The Company anticipates it will record gains including unrecognized prior service credits and actuarial gains recorded in accumulated other comprehensive income related to the termination and settlement of the plan during the first quarter of 2015.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
National CineMedia, LLC
Centennial, Colorado

        We have audited the accompanying balance sheets of National CineMedia, LLC as of January 1, 2015 and December 26, 2013, and the related statements of income, comprehensive income, members' equity/ (deficit), and cash flows for the years ended January 1, 2015, December 26, 2013 and December 27, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of National CineMedia, LLC as of January 1, 2015 and December 26, 2013, and the results of its operations and its cash flows for the years ended January 1, 2015, December 26, 2013 and December 27, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Denver, Colorado
March 9, 2015

NATIONAL CINEMEDIA, LLC

BALANCE SHEETS

(In millions)

	January 1, 2015	December 26, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10.2	$13.3
Receivables, net of allowance of $4.3 and $5.7, respectively	116.5	120.4
Prepaid expenses	3.3	2.9
Prepaid administrative fees to managing member	0.7	0.8
Current portion of notes receivable- founding members	4.2	4.2

Total current assets	134.9	141.6
NON-CURRENT ASSETS:
Property and equipment, net of accumulated depreciation of $72.9 and $69.5, respectively	22.4	25.6
Intangible assets, net of accumulated amortization of $69.3 and $48.7, respectively	488.6	492.0
Debt issuance costs, net of accumulated amortization of $17.8 and $15.0, respectively	15.5	17.7
Long-term notes receivable, net of current portion—founding members	16.6	20.8
Other investments (including $1.3 and $1.1 with related parties, respectively)	2.5	1.1
Other assets	0.6	0.4

Total non-current assets	546.2	557.6

TOTAL ASSETS	$681.1	$699.2

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Amounts due to founding members	34.9	30.1
Amounts due to managing member	23.6	24.6
Accrued expenses	19.0	19.4
Accrued payroll and related expenses	9.0	11.5
Accounts payable (including $1.0 and $0.8 to related party affiliates, respectively)	11.5	18.1
Deferred revenue	8.5	4.7
Current portion of long-term debt	—	14.0

Total current liabilities	106.5	122.4
NON-CURRENT LIABILITIES:
Long-term debt	892.0	876.0

Total non-current liabilities	892.0	876.0

Total liabilities	998.5	998.4

COMMITMENTS AND CONTINGENCIES (NOTE 11)
MEMBERS' DEFICIT (including accumulated other comprehensive loss of $1.6 and $11.6 million, respectively)	(317.4)	(299.2)

TOTAL LIABILITIES AND EQUITY/DEFICIT	$681.1	$699.2

Refer to accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF INCOME

(In millions)

	Years Ended
	January 1, 2015	December 26, 2013	December 27, 2012
REVENUE:
Advertising (including revenue from founding members of $38.7, $41.6 and $39.9, respectively)	$394.0	$426.3	$409.5
Fathom Events	—	36.5	39.3

Total	394.0	462.8	448.8

OPERATING EXPENSES:
Advertising operating costs (including $3.7, $3.6 and $4.2 to related parties, respectively)	26.4	29.0	31.3
Fathom Events operating costs (including $0.0, $5.3 and $5.9 to founding members, respectively)	—	25.5	29.0
Network costs	18.3	18.7	18.9
Theatre access fees—founding members	70.6	69.4	64.5
Selling and marketing costs (including $0.9, $1.4 and $1.1 to founding members, respectively)	57.6	61.5	60.5
Administrative and other costs	19.3	20.1	20.3
Administrative fee—managing member	10.2	10.0	12.1
Depreciation and amortization	32.4	26.6	20.4

Total	234.8	260.8	257.0

OPERATING INCOME	159.2	202.0	191.8

NON-OPERATING EXPENSES:
Interest on borrowings	52.6	51.6	56.7
Interest income	(1.3)	(0.1)	—
Change in derivative fair value	—	—	(3.0)
Amortization of terminated derivatives	10.0	10.3	4.0
Impairment of investment	—	0.8	—
Loss on swap terminations	—	—	26.7
Gain on sale of Fathom Events to founding members	—	(25.4)	—
Other non-operating expense	0.8	1.2	5.8

Total	62.1	38.4	90.2

INCOME BEFORE INCOME TAXES	97.1	163.6	101.6

Income tax expense	0.8	0.7	0.6

NET INCOME	$96.3	$162.9	$101.0

Refer to accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Years Ended
	January 1, 2015	December 26, 2013	December 27, 2012
NET INCOME, NET OF TAX OF $0.8, $0.7 AND $0.6, RESPECTIVELY	$96.3	$162.9	$101.0
OTHER COMPREHENSIVE INCOME:
Amortization of terminated derivatives	10.0	10.3	4.0
Net unrealized gain on cash flow hedges	—	—	31.1

COMPREHENSIVE INCOME	$106.3	$173.2	$136.1

Refer to accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF MEMBERS' EQUITY/ (DEFICIT)

(In millions, except unit amounts)

	Units	Amount
Balance—December 29, 2011	110,814,569	$(527.5)
Capital contribution from managing member	551,654	2.3
Distribution to managing member	—	(72.7)
Distribution to founding members	—	(76.8)
Units issued for purchase of intangible asset	651,612	10.1
Comprehensive income	—	136.1
Share-based compensation expense/capitalized	—	4.3

Balance—December 27, 2012	112,017,835	$(524.2)

Capital contribution from managing member	1,732,878	20.3
Distribution to managing member	—	(89.5)
Distribution to founding members	—	(103.9)
Units issued for purchase of intangible asset	13,224,092	221.6
Comprehensive income	—	173.2
Share-based compensation expense/capitalized	—	3.3

Balance—December 26, 2013	126,974,805	$(299.2)

Capital contribution from managing member	231,789	0.8
Distribution to managing member	—	(67.0)
Distribution to founding members	—	(79.4)
Units issued for purchase of intangible asset	1,087,911	16.4
Comprehensive income	—	106.3
Share-based compensation expense/capitalized	—	4.7

Balance—January 1, 2015	128,294,505	$(317.4)

Refer to accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF CASH FLOWS

(In millions)

	Years Ended
	January 1, 2015	December 26, 2013	December 27, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$96.3	$162.9	$101.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32.4	26.6	20.4
Non-cash share-based compensation	4.6	3.2	4.3
Net unrealized gain on hedging transactions	—	—	(3.0)
Impairment of investment	—	0.8	—
Amortization of terminated derivatives	10.0	10.3	4.0
Amortization of debt issuance costs	2.8	2.8	2.4
Equity in earnings of non-consolidated entities	(0.2)	—	—
Write-off of debt issuance costs and other non-operating items	—	1.2	5.9
Loss on swap terminations	—	—	26.7
Gain on sale of Fathom Events	—	(26.0)	—
Payment for swap terminations	—	—	(63.4)
Changes in operating assets and liabilities:
Receivables, net	2.7	(22.0)	(2.5)
Accounts payable and accrued expenses	(9.1)	6.9	3.5
Amounts due to founding members and managing member	0.8	3.5	(5.0)
Other, net	3.1	(1.7)	2.9

Net cash provided by operating activities	143.4	168.5	97.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(8.7)	(10.1)	(10.4)
Payment from founding members for intangible assets	—	—	0.2
Purchases of intangible assets from network affiliates	(3.0)	(8.9)	(7.2)
Proceeds from note receivable—founding members	4.2	—	—

Net cash used in investing activities	(7.5)	(19.0)	(17.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	138.0	59.0	546.0
Repayments of borrowings	(136.0)	(48.0)	(461.0)
Payment of debt issuance costs	(0.6)	(3.4)	(14.0)
Founding member integration payments	2.1	2.1	—
Distributions to founding members and managing member	(143.3)	(176.6)	(151.9)
Unit settlement for share-based compensation	0.8	20.3	2.3

Net cash used in financing activities	(139.0)	(146.6)	(78.6)

CHANGE IN CASH AND CASH EQUIVALENTS	(3.1)	2.9	1.2
CASH AND CASH EQUIVALENTS:
Beginning of period	13.3	10.4	9.2

End of period	$10.2	$13.3	$10.4

Supplemental disclosure of non-cash financing and investing activity:
Purchase of an intangible asset with NCM LLC equity	$16.4	$221.6	$10.1
Accrued distributions to founding members and managing member	$60.6	$57.5	$40.7
Operating segment sold under notes receivable	$—	$25.0	$—
Increase in cost and equity method investments	$1.2	$0.3	$0.6
Write-off of property and equipment included in accrued expenses	$(0.4)	$—	$—
Supplemental disclosure of cash flow information:
Cash paid for interest	$49.9	$49.3	$50.7
Cash paid for income taxes, net of refunds	$—	$0.1	$0.6

Refer to accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        National CineMedia, LLC ("NCM LLC", "the Company" or "we") commenced operations on April 1, 2005 and is owned by National CineMedia, Inc. ("NCM, Inc.", "manager" or "managing member"), American Multi-Cinema, Inc. and AMC ShowPlace Theatres, Inc. ("AMC"), wholly owned subsidiaries of AMC Entertainment, Inc. ("AMCE"), Regal Cinemas, Inc. and Regal CineMedia Holdings, LLC, wholly owned subsidiaries of Regal Entertainment Group ("Regal") and Cinemark Media, Inc. and Cinemark USA, Inc., wholly owned subsidiaries of Cinemark Holdings, Inc. ("Cinemark"). NCM LLC operates the largest digital in-theatre network in North America, allowing NCM LLC to sell advertising (the "Services") under long-term exhibitor services agreements ("ESAs") with AMC, Regal and Cinemark. AMC, Regal and Cinemark and their affiliates are referred to in this document as "founding members". NCM LLC also provides the Services to certain third-party theatre circuits under long-term network affiliate agreements referred to in this document as "network affiliates", which have terms from three to twenty years.

        As of January 1, 2015, the Company had 128,294,505 common membership units outstanding, of which 58,750,926 (45.8%) were owned by NCM, Inc., 25,792,942 (20.1%) were owned by Regal, 24,556,136 (19.1%) were owned by Cinemark, and 19,194,501 (15.0%) were owned by AMC. The membership units held by the founding members are exchangeable into NCM, Inc. common stock on a one-for-one basis.

  Recent Transactions

        On December 26, 2013, the Company sold its Fathom Events business to a newly formed limited liability company owned 32% by each of the founding members and 4% by NCM LLC, as described further in Note 2—Divestiture.

        On May 5, 2014, NCM, Inc. entered into the Merger Agreement to merge with Screenvision for $375 million, consisting of $225 million in cash and $150 million of NCM, Inc. common stock (9,900,990 shares based on a price of $15.15 per share). The merger consideration is subject to adjustment based upon Screenvision's Adjusted EBITDA for the twelve months ended April 30, 2014, which resulted in no adjustment and is subject to adjustment based upon Screenvision's positive working capital at closing up to a maximum of $10 million. On November 3, 2014, the DOJ filed the DOJ Action. A trial date has been scheduled for April 13, 2015. Following the merger, NCM, Inc. will evaluate whether to contribute the Screenvision assets to NCM LLC. Although it is under no obligation to do so, upon approval of NCM, Inc.'s Board of Directors and the founding members, NCM, Inc. may contribute Screenvision assets and NCM, Inc. debt to NCM LLC in exchange for 9,900,990 NCM LLC membership units. NCM, Inc. has secured a commitment from a group of financial institutions for a $250 million term loan to finance the $225 million portion of the merger consideration that will be paid in cash, along with fees and expenses incurred in connection with the term loan and the merger. In addition, NCM LLC amended its senior secured credit facility to allow for the contribution of the Screenvision assets and NCM, Inc. debt to NCM LLC following the closing of the merger. The Commitment Letter and NCM LLC senior secured credit facility amendments expire on April 1, 2015. The Company is working with the merger financing bank group to extend the merger financing commitments to accommodate the litigation process.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Basis of Presentation

        The Company has prepared its financial statements and related notes of NCM LLC in accordance with accounting principles generally accepted in the United States of America ("GAAP") and the rules and regulations of the Securities and Exchange Commission ("SEC").

        As a result of the various related-party agreements discussed in Note 7—Related Party Transactions, the operating results as presented are not necessarily indicative of the results that might have occurred if all agreements were with non-related third parties.

        Estimates—The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the reserve for uncollectible accounts receivable, share-based compensation and interest rate swaps. Actual results could differ from those estimates.

  Significant Accounting Policies

        Accounting Period—The Company has a 52-week or 53-week fiscal year ending on the first Thursday after December 25. Fiscal year 2014 contained 53 weeks. Fiscal years 2013 and 2012 contained 52 weeks. Throughout this document, the fiscal years are referred to as set forth below:

Fiscal Year Ended	Reference in this Document
January 1, 2015	2014
December 26, 2013	2013
December 27, 2012	2012

        Segment Reporting—Advertising is the principal business activity of the Company and is the Company's only reportable segment under the requirements of ASC 280—Segment Reporting. Fathom Events (prior to its sale) was an operating segment under ASC 280. The Company does not evaluate its segments on a fully allocated cost basis, nor does the Company track segment assets separately. As such, the results are not indicative of what segment results of operations would have been had it been operated on a fully allocated cost basis. The Company cautions that it would be inappropriate to assume that unallocated operating costs are incurred proportional to segment revenue or any directly identifiable segment expenses. Refer to Note 14—Segment Reporting.

        Revenue Recognition—The Company derives revenue principally from the advertising business, which includes on-screen and lobby network (LEN) advertising and lobby promotions and advertising on entertainment websites and mobile applications owned by the Company and other companies. Revenue is recognized when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sales price is fixed and determinable and collectability is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment.

        On-screen advertising consists of national and local advertising. National advertising is sold on a cost per thousand ("CPM") basis, while local and regional advertising is sold on a per-screen, per-week

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

basis. The Company recognizes national advertising as impressions (or theatre attendees) are delivered and recognizes local on-screen advertising revenue during the period in which the advertising airs. The Company recognizes revenue derived from lobby network and promotions when the advertising is displayed in theatre lobbies and recognizes revenue from branded entertainment websites and mobile applications when the online or mobile impressions are served. The Company may make contractual guarantees to deliver a specified number of impressions to view the customers' advertising. If those contracted number of impressions are not delivered, the Company will run additional advertising to deliver the contracted impressions at a later date. The deferred portion of the revenue associated with the undelivered impressions is referred to as a make-good provision. In rare cases, the Company will make a cash refund of the portion of the contract related to the undelivered impressions. The Company defers the revenue associated with the make-good until the advertising airs to the theatre attendance specified in the advertising contract. The make-good provision is recorded within accrued expenses in the Balance Sheets. The Company records deferred revenue when cash payments are received, or invoices are issued, in advance of revenue being earned and is classified as a current liability as it is expected to be earned within the next twelve months. Fathom Events revenue was recognized in the period in which the event was held.

        Barter Transactions—The Company enters into barter transactions that exchange advertising program time for products and services used principally for selling and marketing activities. The Company records barter transactions at the estimated fair value of the advertising exchanged based on fair value received for similar advertising from cash paying customers. Revenues for advertising barter transactions are recognized when advertising is provided, and products and services received are charged to expense when used. The Company limits the use of such barter transactions to necessary items and services for which it would otherwise have paid cash. Any timing differences between the delivery of the bartered revenue and the use of the bartered expense products and services are recorded through accounts receivable. Revenue from barter transactions for the years ended January 1, 2015, December 26, 2013 and December 27, 2012 was $1.3 million, $1.9 million and $3.0 million, respectively. Expense recorded from barter transactions for the years ended January 1, 2015, December 26, 2013 and December 27, 2012 was $1.2 million, $2.9 million and $1.3 million, respectively.

        Operating Costs—Advertising-related operating costs primarily include personnel and other costs related to advertising fulfillment, payments due to unaffiliated theatre circuits under the network affiliate agreements, and to a lesser extent, production costs of non-digital advertising.

        Fathom Events operating costs include revenue share under the ESAs to the founding members and revenue share to affiliate theatres under separate agreements, payments to event content producers and other direct costs of the meeting or event, including equipment rental, catering and movie tickets acquired primarily from the founding members.

        Payment to the founding members of a theatre access fee is comprised of a payment per theatre attendee, a payment per digital screen and a payment per digital cinema projector equipped in the theatres, all of which escalate over time. Refer to Item 7—"Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document.

        Network costs include personnel, satellite bandwidth, repairs, and other costs of maintaining and operating the digital network and preparing advertising and other content for transmission across the

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NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

digital network. These costs were not specifically allocated between the advertising business and the Fathom Events business (prior to the sale of Fathom Events).

        Cash and Cash Equivalents—All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents and are considered available-for-sale securities. There are cash balances in a bank in excess of the federally insured limits or in the form of a money market demand account with a major financial institution.

        Restricted Cash—As of January 1, 2015 and December 26, 2013, other non-current assets included restricted cash of $0.3 million, which secures a letter of credit used as a lease deposit on the Company's New York office.

        Concentration of Credit Risk and Significant Customers—Bad debts are provided for using the allowance for doubtful accounts method based on historical experience and management's evaluation of outstanding receivables at the end of the period. Receivables are written off when management determines amounts are uncollectible. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. The collectability risk with respect to national and regional advertising is reduced by transacting with founding members or large, national advertising agencies who have strong reputations in the advertising industry and clients with stable financial positions. The Company has smaller contracts with thousands of local clients that are not individually significant. As of January 1, 2015 and December 26, 2013, there were no advertising agency groups or individual customers through which the Company sources national advertising revenue representing more than 10% of the Company's outstanding gross receivable balance. During the years ended January 1, 2015, December 26, 2013 and December 27, 2012, there were no customers that accounted for more than 10% of revenue.

        Receivables consisted of the following (in millions):

	As of
	January 1, 2015	December 26, 2013
Trade accounts	$119.4	$124.5
Other	1.4	1.6
Less: Allowance for doubtful accounts	(4.3)	(5.7)

Total	$116.5	$120.4

        Long-lived Assets—Property and equipment is stated at cost, net of accumulated depreciation or amortization. Generally, the equipment associated with the digital network of the founding member theatres is owned by the founding members, while the equipment associated with network affiliate theatres is owned by the Company. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets

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NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

are expensed as incurred. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Equipment	4 - 10 years
Computer hardware and software	3 - 5 years
Leasehold improvements	Lesser of lease term or asset life

        Software and website development costs developed or obtained for internal use are accounted for in accordance with ASC 350—Internal Use Software and ASC 350—Website Development Costs. The subtopics require the capitalization of certain costs incurred in developing or obtaining software for internal use. The majority of software costs related primarily to the Company's inventory management systems and digital network distribution system (DCS) and website development costs, which are included in equipment, are depreciated over three to five years. As of January 1, 2015 and December 26, 2013, the Company had a net book value of $9.5 million and $10.9 million, respectively, of capitalized software and website development costs. Approximately $6.5 million, $6.1 million and $4.1 million was recorded for the years ended January 1, 2015, December 26, 2013 and December 27, 2012, respectively, in depreciation expense related to software and website development. For the years ended January 1, 2015, December 26, 2013 and December 27, 2012, the Company recorded $1.7 million, $1.8 million and $0.8 million in research and development expense, respectively.

        The Company assesses impairment of long-lived assets pursuant with ASC 360—Property, Plant and Equipment. This includes determining if certain triggering events have occurred that could affect the value of an asset. The Company has not recorded impairment charges related to long-lived assets.

        Intangible assets—Intangible assets consist of contractual rights to provide its services within the theatres of the founding members and network affiliates and are stated at cost, net of accumulated amortization. The Company records amortization using the straight-line method over the contractual life of the intangibles, corresponding to the term of the ESAs or the term of the contract with the network affiliate. Intangible assets are tested for impairment at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value may not be fully recoverable. In its impairment testing, the Company estimates the fair value of its ESAs or network affiliate agreements by determining the estimated future cash flows associated with the ESAs or network affiliate agreements. If the estimated fair value is less than the carrying value, the intangible asset is written down to its estimated fair value. Significant judgment is involved in estimating long-term cash flow forecasts. The Company has not recorded impairment charges related to intangible assets.

        Amounts Due to/from Founding Members—Amounts due to/from founding members include amounts due for the theatre access fee, offset by a receivable for advertising time purchased by the founding members on behalf of their beverage concessionaire, revenue share earned for Fathom Events plus any amounts outstanding under other contractually obligated payments. Payments to or received from the founding members against outstanding balances are made monthly. Available cash distributions are made quarterly.

        Amounts Due to Managing Member—Amounts due to the managing member include amounts due under the NCM LLC operating agreement and other contractually obligated payments. Payments to or received from the managing member against outstanding balances are made monthly.

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NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Income Taxes—NCM LLC is not a taxable entity for federal income tax purposes. Accordingly, NCM LLC does not directly pay federal income tax. NCM LLC's taxable income or loss, which may vary substantially from the net income or loss reported in the Statements of Income, is includable in the federal income tax returns of each founding member and the managing member. NCM LLC is, however, a taxable entity under certain state jurisdictions. Further, in some state instances, NCM LLC may be required to remit composite withholding tax based on its results on behalf of its founding members and managing member.

        NCM LLC's fiscal year 2007 and 2008 tax returns were under examination by the Internal Revenue Service ("IRS"). On September 10, 2013, NCM LLC and NCM, Inc., in its capacity as tax matters partner for NCM LLC, received a "No Adjustments Letter" from the IRS which stated that the IRS completed its review of the NCM LLC tax returns for the fiscal years ended 2007 and 2008 and did not propose any adjustments to those tax returns. NCM, Inc. had previously contested adjustments proposed by the IRS through the administrative appeals process. The Company had not recorded any adjustment to its financial statements for this matter and as such there was no effect on the Company's financial statements for the year ended December 26, 2013 related to the closure of these audits.

        Debt Issuance Costs—In relation to the issuance of outstanding debt discussed in Note 8—Borrowings, there is a balance of $15.5 million and $17.7 million in deferred financing costs as of January 1, 2015 and December 26, 2013, respectively. The debt issuance costs are being amortized on a straight-line basis over the terms of the underlying obligation and are included in interest on borrowings, which approximates the effective interest method.

        The changes in debt issuance costs are as follows (in millions):

	Years Ended
	January 1, 2015	December 26, 2013	December 27, 2012
Beginning balance	$17.7	$18.3	$12.6
Debt issuance payments	0.6	3.4	14.0
Amortization of debt issuance costs	(2.8)	(2.8)	(2.4)
Write-off of debt issuance costs	—	(1.2)	(5.9)

Ending balance	$15.5	$17.7	$18.3

        Other Investments—Other investments consisted of the following (in millions):

	As of
	January 1, 2015	December 26, 2013
Investment in AC JV, LLC(1)	$1.3	$1.1
Other investments(2)	1.2	—

Total	$2.5	$1.1

(1)
Refer to Note 7—Related Party Transactions.

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NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(2)
During 2014, the Company received equity securities in some privately held companies as consideration for advertising contracts. The equity securities were accounted for under the cost method and represent an ownership of less than 20%. The Company does not exert significant influence of these companies' operating or financial activities.

        The Company reviews investments accounted for under the cost and equity methods for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be fully recoverable. In order to determine whether the carrying value of investments may have experienced an "other-than-temporary" decline in value necessitating the write-down of the recorded investment, the Company considers various factors including the investees financial condition and quality of assets, the length of time the investee has been operating, the severity and nature of losses sustained in current and prior years, qualifications in accountant's reports due to liquidity or going concern issues, investee announcements of adverse changes, downgrading of investee debt, regulatory actions, loss of principal customer, negative operating cash flows or working capital deficiencies and the record of an impairment charge by the investee for goodwill, intangible or long-lived assets. Once a determination is made that an other-than-temporary impairment exists, the Company writes down its investment to fair value. During the years ended January 1, 2015, December 26, 2013 and December 27, 2012, the Company recorded other-than-temporary impairment charges of $0.0 million, $0.8 million and $0.0 million. The impairment charge during 2013 wrote the investment to a remaining fair value of $0.0 million.

        Share-Based Compensation—In 2012, NCM, Inc. issued stock options, restricted stock and restricted stock units. In 2013 and 2014, NCM, Inc. only issued restricted stock and restricted stock units. Restricted stock and restricted stock units vest upon the achievement of NCM, Inc. performance measures and service conditions or only service conditions. Compensation expense of restricted stock that vests upon the achievement of NCM, Inc. performance measures is based on management's financial projections and the probability of achieving the projections, which require considerable judgment. A cumulative adjustment is recorded to share-based compensation expense in periods that management changes its estimate of the number of shares expected to vest. Ultimately, NCM, Inc. adjusts the expense recognized to reflect the actual vested shares following the resolution of the performance conditions. Dividends are accrued when declared on unvested restricted stock that is expected to vest and are only paid with respect to shares that actually vest.

        Compensation cost of stock options was based on the estimated grant date fair value using the Black-Scholes option pricing model, which requires that NCM, Inc. make estimates of various factors. Under the fair value recognition provisions of ASC 718 Compensation—Stock Compensation, the Company recognizes share-based compensation net of an estimated forfeiture rate, and therefore only recognizes compensation cost for those shares expected to vest over the requisite service period of the award. Refer to Note 9—Share-Based Compensation for more information.

        Fair Value Measurements—Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to

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NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

    Level 1—Quoted prices in active markets for identical assets or liabilities.

    Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

    Level 3—Inputs that are generally unobservable and typically reflect management's estimate of assumptions that market participants would use in pricing the asset or liability.

        Derivative Instruments—The Company is exposed to various financial and market risks including changes in interest rates that exist as part of its ongoing operations. In 2012, NCM LLC utilized certain interest rate swaps to manage these risks. In accordance with ASC 815—Derivatives and Hedging, the effective portion of changes in the fair value of a derivative that was designated as a cash flow hedge was recorded in Accumulated Other Comprehensive Income ("AOCI") and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Any ineffectiveness associated with designated cash flow hedges, as well as, any change in the fair value of a derivative that is not designated as a hedge, was recorded immediately in the Statements of Income. For more information, refer to Note 13—Derivative Instruments and Hedging Activities.

  Recent Accounting Pronouncements

        In March 2014, the Emerging Issues Task Force ("EITF") reached a final consensus on Issue 13-D, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period ("EITF 13-D"). Under EITF 13-D, a performance target that can be achieved after the requisite service period should be treated as a performance condition that affects vesting, rather than a condition that affects grant date fair value. Compensation cost is recognized over the requisite service period if it is probable that the performance condition will be achieved. If necessary, compensation cost is subsequently adjusted, to reflect those awards that ultimately vest. EITF 13-D will be effective, on a prospective basis, for the Company during its first quarter of 2016, with early adoption permitted. The adoption of this standard is not anticipated to have a material impact on the Company's audited financial statements or notes thereto.

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which supersedes the revenue recognition requirements in Accounting Standards Codification 605, Revenue Recognition. The new revenue recognition standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. This guidance will be effective beginning in fiscal year 2017 and early adoption is not permitted. The standard allows for either a full retrospective or a modified retrospective transition method. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its audited financial statements or notes thereto, as well as, which transition method it intends to use.

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NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements—Going Concern ("ASU 2014-15"). ASU 2014-15 requires that management evaluate at each annual and interim reporting period whether there is a substantial doubt about an entity's ability to continue as a going concern within one year of the date that the financial statements are issued. ASU 2014-15 will be effective for fiscal years and interim periods beginning after December 15, 2016 and early application is permitted. The Company does not expect that the application of ASU 2014-15 will have an impact on the audited financial statements or notes thereto.

        In November 2014, the FASB issued ASU 2014-17, Business Combinations (Topic 805): Pushdown Accounting ("ASU 2014-17"). The amendments in ASU 2014-17 provide guidance on whether and at what threshold an acquired entity that is a business or nonprofit activity may elect to apply pushdown accounting in its separate financial statements upon a change-in-control event in which an acquirer obtains control of the acquired entity. The amendments in ASU 2014-17 were effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. The adoption of ASU 2014-17 did not have any impact on the audited financial statements or notes thereto.

        The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its audited financial statements.

2. DIVESTITURE

        On December 26, 2013, the Company sold its Fathom Events business to a newly formed limited liability company (AC JV, LLC) owned 32% by each of the founding members and 4% by NCM LLC. In consideration for the sale, the Company received a total of $25.0 million in promissory notes from the founding members (one-third or approximately $8.3 million from each founding member). The notes receivable bear interest at a fixed rate of 5.0% per annum, compounded annually. Interest and principal payments are due annually in six equal installments commencing on the first anniversary of the closing. Due to the related party nature of the transaction, the Company formed a committee of independent directors that hired a separate legal counsel and an investment banking firm who advised the committee and rendered an opinion as to the fairness of the transaction. The Company deconsolidated Fathom Events and recognized a gain on the sale of approximately $26.0 million during the year ended December 26, 2013. The gain was measured as the difference between (a) the net fair value of the retained noncontrolling investment and the consideration received for the sale and (b) the carrying value of Fathom Events net assets (approximately $0.1 million). The Company recorded approximately $0.6 million of expenses related to the sale, which were recorded as a reduction to the gain on the sale. Approximately $1.1 million of the gain recognized related to the re-measurement of the Company's retained 4% interest in AC JV, LLC. The fair value of the Company's retained noncontrolling investment of $1.1 million was determined by applying the Company's ownership percentage to the fair value of AC JV, LLC, which was valued using comparative market multiples. Under the terms of the agreement, the assets and liabilities related to Fathom events held prior to the

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NOTES TO FINANCIAL STATEMENTS (Continued)

2. DIVESTITURE (Continued)

sale were not assumed by the buyer and those pertaining to Fathom events held post-closing were transferred to the buyer.

        Future minimum principal payments under the notes receivable as of January 1, 2015 are approximately as follows (in millions):

Year	Minimum Principal Payments
2015	$4.2
2016	4.2
2017	4.2
2018	4.1
2019	4.1

Total	$20.8

        On December 26, 2013, NCM LLC amended and restated its existing ESAs with each of the founding members to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business. These rights and obligations were conveyed to AC JV, LLC in connection with the sale. In connection with the sale, the Company entered into a transition services agreement to provide certain corporate overhead services for a fee and reimbursement for the use of facilities and certain services including creative, technical event management and event management for the newly formed limited liability company for a period of nine months following the closing. In addition, the Company entered into a services agreement with a term coinciding with the ESAs, which grants the newly formed limited liability company advertising on-screen and on the LEN and a pre-feature program prior to Fathom events reasonably consistent with what was previously dedicated to Fathom. In addition, the services agreement provides that the Company will assist with event sponsorship sales in return for a share of the sponsorship revenue. The Company has also agreed to provide creative and media production services for a fee. For more information, refer to Note 7—Related Party Transactions.

        Due to the Company's continuing equity method investment in the newly formed limited liability company, the operations of Fathom Events and the gain on the sale were recorded in continuing operations on the Statements of Income. Refer to Note 7—Related Party Transactions for further discussion of the investment.

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NOTES TO FINANCIAL STATEMENTS (Continued)

3. PROPERTY AND EQUIPMENT

        The following is a summary of property and equipment, at cost less accumulated depreciation (in millions):

	As of
	January 1, 2015	December 26, 2013
Equipment, computer hardware and software	$89.4	$90.2
Leasehold improvements	3.6	3.6
Less: Accumulated depreciation	(72.9)	(69.5)

Subtotal	20.1	24.3
Construction in progress	2.3	1.3

Total property and equipment	$22.4	$25.6

        For the years ended January 1, 2015, December 26, 2013, and December 27, 2012, the Company recorded depreciation expense of $11.1 million, $10.4 million, and $8.7 million, respectively.

4. INTANGIBLE ASSETS

        The Company's intangible assets consist of contractual rights to provide its services within the theatres of the founding members and network affiliates. The Company records amortization using the straight-line method over the contractual life of the intangibles, corresponding to the term of the ESAs or the term of the contract with the network affiliate. The Company's intangible assets with its founding members are recorded at the fair market value of NCM, Inc.'s publicly traded stock as of the date on which the common membership units were issued. The Company's common membership units are fully convertible into NCM, Inc.'s common stock. The Company also records intangible assets for upfront fees paid to network affiliates upon commencement of a network affiliate agreement. Pursuant to ASC 350-10—Intangibles—Goodwill and Other, the Company's intangible assets have a finite useful life and the Company amortizes the assets over the remaining useful life corresponding with the ESAs or the term of the contract with the network affiliate. If common membership units are issued to a founding member for newly acquired theatres that are subject to an existing on-screen advertising agreement with an alternative provider, the amortization of the intangible asset commences after the existing agreement expires and the Company can utilize the theatres for all of its services. In addition, if common membership units are issued to a founding member for theatres under an existing on-screen consulting agreement with an alternative provider, NCM LLC may receive payments from the founding member pursuant to the ESAs on a quarterly basis in arrears in accordance with certain run-out provisions ("integration payments"). Integration payments approximate the advertising cash flow that the Company would have generated if it had exclusive access to sell advertising in the theatres with pre-existing advertising agreements. The integration payments are recorded as a reduction to net intangible assets, and not as part of operating income.

        In accordance with the Company's Common Unit Adjustment Agreement with its founding members, on an annual basis the Company determines the amount of common membership units to be issued to or returned by the founding members based on theatre additions or dispositions during the previous year. In addition, the Company's Common Unit Adjustment Agreement requires that a Common Unit Adjustment occur for a specific founding member if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent Common Unit Adjustment,

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NOTES TO FINANCIAL STATEMENTS (Continued)

4. INTANGIBLE ASSETS (Continued)

results in an attendance increase or decrease of two percent or more in the total annual attendance of all founding members as of the last adjustment date.

        The following is a summary of the Company's intangible assets (in millions):

	As of December 26, 2013	Additions(1)	Amortization	Integration Payments(3)	As of January 1, 2015
Gross carrying amount	$540.7	$19.4	$—	$(2.2)	$557.9
Accumulated amortization	(48.7)	—	(20.6)	—	(69.3)

Total intangible assets,	$492.0	$19.4	$(20.6)	$(2.2)	$488.6

	As of December 27, 2012	Additions(2)	Amortization	Integration Payments(3)	As of December 26, 2013
Gross carrying amount	$312.8	$230.7	$—	$(2.8)	$540.7
Accumulated amortization	(32.5)	—	(16.2)	—	(48.7)

Total intangible assets,	$280.3	$230.7	$(16.2)	$(2.8)	$492.0

(1)
During the first quarter of 2014, the Company issued 1,087,911 common membership units to its founding members for the rights to exclusive access to net new theatre screens and attendees added by the founding members to NCM LLC's network during 2013. The Company recorded a net intangible asset of $16.4 million in the first quarter of 2014 as a result of the Common Unit Adjustment.

During 2014, the Company purchased intangible assets for $3.0 million associated with network affiliate agreements.

(2)
During the first quarter of 2013, NCM LLC issued 4,536,014 common membership units to its founding members for the rights to exclusive access to net new theatre screens and attendees added by the founding members to NCM LLC's network during 2012. The Company recorded a net intangible asset of $69.0 million in the first quarter of 2013 as a result of the common unit adjustment.

In June 2013, NCM LLC issued 5,315,837 common membership units to Cinemark for attendees added in connection with Cinemark's acquisition of Rave Cinemas and one other newly built theatre. NCM LLC recorded a net intangible asset of approximately $91.2 million for this Common Unit Adjustment.

In November 2013, NCM LLC issued 3,372,241 common membership units to Regal for attendees added in connection with Regal's acquisition of Hollywood Theatres and three other newly built theatres. NCM LLC recorded a net intangible asset of approximately $61.6 million for this Common Unit Adjustment.

During 2013, the Company purchased intangible assets for $8.9 million associated with network affiliate agreements.

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NOTES TO FINANCIAL STATEMENTS (Continued)

4. INTANGIBLE ASSETS (Continued)

(3)
Rave had pre-existing advertising agreements for some of the theatres it owned prior to its acquisition by Cinemark, as well as, prior to the acquisition of certain Rave theatres by AMC in December 2012. As a result, AMC and Cinemark will make integration payments over the remaining term of those agreements. During the year ended January 1, 2015 and December 26, 2013, the Company recorded a reduction to net intangible assets of $2.2 million and $2.8 million, respectively, related to integration payments due from AMC and Cinemark. During the year ended January 1, 2015 and December 26, 2013, the founding members paid $2.1 million and $2.1 million, respectively, in integration payments.

        As of January 1, 2015 and December 26, 2013, the Company's intangible assets related to the founding members, net of accumulated amortization was $458.3 million and $463.4 million, respectively with weighted average remaining lives of 22.2 years and 23.0 years as of January 1, 2015 and December 26, 2013, respectively.

        As of January 1, 2015 and December 26, 2013, the Company's intangible assets related to the network affiliates, net of accumulated amortization was $30.3 million and $28.6 million, respectively with weighted average remaining lives of 14.9 years and 15.8 years as of January 1, 2015 and December 26, 2013, respectively.

        For the years ended January 1, 2015, December 26, 2013 and December 27, 2012 the Company recorded amortization expense of $20.6 million, $16.2 million and $11.7 million, respectively. The estimated aggregate amortization expense for each of the five succeeding years is as follows (in millions):

Year	Amortization
2015	$21.2
2016	$21.3
2017	$21.3
2018	$21.7
2019	$23.4

5. ACCRUED EXPENSES

        The following is a summary of the Company's accrued expenses (in millions):

	As of January 1, 2015	As of December 26, 2013
Make-good reserve	$2.0	$1.8
Accrued interest	12.6	12.7
Deferred rent	2.4	2.6
Other accrued expenses	2.0	2.3

Total accrued expenses	$19.0	$19.4

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NOTES TO FINANCIAL STATEMENTS (Continued)

6. MEMBERS' DEFICIT

        NCM LLC's founding members received all proceeds from NCM, Inc.'s IPO and related issuances of debt, except for amounts needed to pay out-of-pocket costs of the financings and other expenses. The ESAs with the founding members were amended and restated in conjunction with the IPO under which NCM LLC became the exclusive provider of advertising services to the founding members for a 30-year term. In conformity with accounting guidance of the SEC concerning monetary consideration paid to promoters, such as the founding members, in exchange for property conveyed by the promoters, the excess over predecessor cost was treated as a special distribution. Because the founding members had no cost basis in the ESAs, nearly all payments to the founding members with the proceeds of the IPO and related debt, have been accounted for as distributions. The distributions by NCM LLC to the founding members made at the date of the IPO resulted in a members' deficit.

7. RELATED PARTY TRANSACTIONS

        Founding Member and Managing Member Transactions—In connection with NCM, Inc.'s IPO, the Company entered into several agreements to define and regulate the relationships among NCM LLC, NCM, Inc. and the founding members. They include the following:

  •
  ESAs.    Under the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members' theatres (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members). The advertising services include the on-screen advertising of the FirstLook pre-show, use of the LEN and lobby promotions. Further, some advertising in the FirstLook pre-show is sold to the founding members to be used to satisfy the founding members' on-screen advertising commitments under their beverage concessionaire agreements. In consideration for access to the founding members' theatre attendees for on-screen advertising and use of the founding members' theatres for the LEN and lobby promotions, the founding members receive a monthly theatre access fee.

  •
  Common Unit Adjustment Agreement.    The common unit adjustment agreement provides a mechanism for adjusting membership units held by the founding members based on increases or decreases in the number of screens operated by each founding member.

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NOTES TO FINANCIAL STATEMENTS (Continued)

7. RELATED PARTY TRANSACTIONS (Continued)

        Following is a summary of the transactions between the Company and the founding members (in millions):

	Years Ended
Included in the Statements of Income:	January 1, 2015	December 26, 2013	December 27, 2012
Revenue:
Beverage concessionaire revenue (included in advertising revenue)(1)	$38.4	$41.4	$39.7
Advertising inventory revenue (included in advertising revenue)(2)	0.3	0.2	0.2
Operating expenses:
Theatre access fee(3)	70.6	69.4	64.5
Revenue share from Fathom Events (included in Fathom Events operating costs)(4)	—	5.1	5.5
Purchase of movie tickets and concession products and rental of theatre space (included in Fathom Events operating costs)(5)	—	0.2	0.4
Purchase of movie tickets and concession products and rental of theatre space (included in selling and marketing costs)(6)	0.9	1.4	1.1
Purchase of movie tickets and concession products (included in advertising operating costs)(6)	—	0.2	—
Purchase of movie tickets and concession products and rental of theatre space (included in other administrative and other costs)	0.1
Administrative fee—managing member(7)	10.2	10.0	12.1
Non-operating expenses:
Gain on sale of Fathom Events(8)	—	25.4	—
Interest income from notes receivable (included in interest income)(8)	1.2	—	—

(1)
For the years ended January 1, 2015, December 26, 2013 and December 27, 2012, the founding members purchased 60 seconds of on-screen advertising time (with a right to purchase up to 90 seconds) from the Company to satisfy their obligations under their beverage concessionaire agreements at a specified 30 second equivalent CPM.

(2)
The value of such purchases is calculated by reference to the Company's advertising rate card.

(3)
Comprised of payments per theatre attendee, payments per digital screen with respect to the founding member theatres included in the Company's network and payments for access to higher quality digital cinema equipment.

(4)
Prior to the sale of Fathom Events on December 26, 2013, these payments are at rates (percentage of event revenue) included in the ESAs based on the nature of the event.

(5)
Prior to the sale of Fathom Events on December 26, 2013, these were used primarily for marketing resale to Fathom Events customers.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. RELATED PARTY TRANSACTIONS (Continued)

(6)
Used primarily for marketing to the Company's advertising clients.

(7)
Pursuant to the Management Services Agreement between NCM, Inc. and NCM LLC, NCM, Inc. provides certain specific management services to NCM LLC, including the services of the President and Chief Executive Officer, President of Sales and Marketing, Interim Co-Chief Financial Officers, Executive Vice President and Chief Operations Officer and Chief Technology Officer and Executive Vice President and General Counsel. In exchange for these services, NCM LLC reimburses NCM, Inc. for compensation paid to the officers (including share based compensation) and other expenses of the officers and for certain out-of-pocket costs.

(8)
Refer to discussion of Fathom sale in Note 2—Divestiture.

	As of
Included in the Balance Sheets:	January 1, 2015	December 26, 2013
Current portion of note receivable—founding members(1)	$4.2	$4.2
Long-term portion of note receivable—founding members(1)	16.6	20.8
Investment in AC JV, LLC(2)	1.3	1.1
Prepaid administrative fees to managing member(3)	0.7	0.8
Common unit adjustments and integration payments, net of amortization (included in intangible assets)	458.3	463.4

(1)
Refer to discussion of Fathom sale in Note 2—Divestiture.

(2)
The Company accounts for its investment in AC JV, LLC under the equity method of accounting in accordance with ASC 323-30, Investments—Equity Method and Joint Ventures ("ASC 323-30") because AC JV,  LLC is a limited liability company with the characteristics of a limited partnership and ASC 323-30 requires the use of equity method accounting unless the Company's interest is so minor that it would have virtually no influence over partnership operating and financial policies. The Company concluded that its interest was more than minor under the accounting guidance despite the fact that NCM LLC does not have a representative on AC JV, LLC's Board of Directors or any voting, consent or blocking rights with respect to the governance or operations of AC JV, LLC.

(3)
The payments for estimated management services related to employment are made one month in advance. NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting at no charge. Based on the limited activities of NCM, Inc. as a standalone entity, the Company does not believe such unreimbursed costs are significant.

        At the date of NCM, Inc.'s IPO, NCM LLC was granted a perpetual, royalty-free license from the founding members to use certain proprietary software that existed at the time for the delivery of digital advertising and other content through the DCN to screens in the U.S. NCM LLC has made improvements to this software since NCM, Inc.'s IPO date and the Company owns those improvements, except for improvements that were developed jointly by NCM LLC and the founding members, if any.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. RELATED PARTY TRANSACTIONS (Continued)

        Pursuant to the terms of the NCM LLC Operating Agreement in place since the completion of NCM, Inc.'s IPO, the Company is required to make mandatory distributions on a proportionate basis to its members of available cash, as defined in the NCM LLC Operating Agreement, on a quarterly basis in arrears. Mandatory distributions for the years ended January 1, 2015, December 26, 2013 and December 27, 2012 are as follows (in millions):

	Years Ended
	January 1, 2015	December 26, 2013	December 27, 2012
AMC	$21.9	$29.8	$23.1
Cinemark	28.0	36.9	24.2
Regal	29.5	37.1	29.5
Total founding members	79.4	103.8	76.8

NCM, Inc.	67.0	89.6	72.8

Total	$146.4	$193.4	$149.6

        The mandatory distributions of available cash by the Company to its founding members for the quarter ended January 1, 2015 of $32.9 million, is included in amounts due to founding members in the Balance Sheets as of January 1, 2015 and will be made in the first quarter of 2015. The mandatory distributions of available cash by NCM LLC to its managing member for the quarter ended January 1, 2015 of $27.7 million is included in amounts due to managing member on the Balance Sheets as of January 1, 2015 and will be made in the first quarter of 2015.

        Amounts due to founding members as of January 1, 2015 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$0.8	0.8	1.2	$2.8
Cost and other reimbursement	(0.6)	(0.2)	—	(0.8)
Distributions payable to founding members	9.1	11.6	12.2	32.9

Total	$9.3	$12.2	$13.4	$34.9

        Amounts due to founding members as of December 26, 2013 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$0.6	0.7	1.1	$2.4
Cost and other reimbursement	(2.0)	(0.7)	(0.6)	(3.3)
Distributions payable to founding members	8.7	10.9	11.4	31.0

Total	$7.3	$10.9	$11.9	$30.1

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. RELATED PARTY TRANSACTIONS (Continued)

        Amounts due to/from managing member were comprised of the following (in millions):

	As of January 1, 2015	As of December 26, 2013
Distributions payable	$27.7	$26.5
Cost and other reimbursement	(4.1)	(1.9)

Total	$23.6	$24.6

        Common Unit Membership Redemption—The NCM LLC Operating Agreement provides a redemption right of the founding members to exchange common membership units of NCM LLC for shares of NCM, Inc.'s common stock on a one-for-one basis, or at NCM, Inc.'s option, a cash payment equal to the market price of one share of NCM, Inc. common stock. During the third quarter of 2013, Regal exercised the redemption right of an aggregate 2,300,000 common membership units for a like number of shares of common stock. Such redemptions took place immediately prior to the closing of an underwritten public offering and the closing of an overallotment option. NCM, Inc. did not receive any proceeds from the sale of its common stock by Regal.

        AC JV, LLC Transactions—Following is a summary of the transactions between NCM LLC and AC JV, LLC (in millions):

	Years Ended
Included in the Statements of Income:	January 1, 2015	December 26, 2013
Transition services (included in network costs)(1)	$0.2	$—
Equity in earnings of non-consolidated entities (included in other non-operating expense)	0.2	—

(1)
In connection with the sale of Fathom Events, NCM LLC entered into a transition services agreement to provide certain corporate overhead services for a fee and reimbursement for the use of facilities and certain services including creative, technical event management and event management for the newly formed limited liability company for a period of nine months following the closing. These fees received by NCM LLC are included as an offset to network costs in the audited Statements of Income.

        Related Party Affiliates—The Company enters into network affiliate agreements with network affiliates for NCM LLC to provide in-theatre advertising at theatre locations that are owned by companies that are affiliates of certain of the founding members or directors of NCM, Inc. Related party affiliate agreements are entered into at terms that are similar to those of the Company's other network affiliates.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. RELATED PARTY TRANSACTIONS (Continued)

        The following is a summary of advertising operating costs in the Statements of Income between the Company and its related party affiliates (in millions):

	Years Ended
Related Party Affiliate	January 1, 2015	December 26, 2013	December 27, 2012
Starplex(1)	$3.5	$2.9	$3.2
Other	0.2	0.5	1.0

Total	$3.7	$3.4	$4.2

        The following is a summary of the accounts payable balance between the Company and its related party affiliates included in the Balance Sheets (in millions):

Related Party Affiliate	January 1, 2015	December 26, 2013
Starplex(1)	$0.9	$0.7
Other	0.1	0.1

Total	$1.0	$0.8

(1)
Starplex Operating L.P. ("Starplex") is an affiliate of one of NCM, Inc.'s former directors, who served on the board of directors during 2014.

        Other Transactions—The Company has an agreement with an interactive media company to sell some of its online inventory. One of NCM, Inc.'s directors is also a director of this media company. During the years ended January 1, 2015 and December 26, 2013, this company generated approximately $0.3 million and $0.6 million, respectively, in revenue for NCM LLC and there was approximately $0.3 million and $0.6 million, respectively, of accounts receivable due from this company as of January 1, 2015 and December 26, 2013.

        NCM LLC has an agreement with AEG Live, an affiliate of The Anschutz Corporation, for AEG Live to showcase musical artists in the FirstLook pre-show. The Anschutz Corporation is a wholly-owned subsidiary of the Anschutz Company, which is the controlling stockholder of Regal. During the year ended January 1, 2015, NCM LLC received approximately $0.7 million in revenue from AEG Live and as of January 1, 2015, had $0.4 million of accounts receivable from AEG Live.

        NCM LLC provides on-screen advertising free of charge to a charity associated with the Anschutz Corporation. There were no amounts recorded in the audited financial statements during the years ended January 1, 2015 or December 26, 2013 for these services.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. BORROWINGS

        The following table summarizes the Company's total outstanding debt as of January 1, 2015 and December 26, 2013 and the significant terms of its borrowing arrangements:

	Outstanding Balance as of
Borrowings ($ in millions)	January 1, 2015	December 26, 2013	Maturity Date	Interest Rate
Revolving Credit Facility	$22.0	$20.0	November 26, 2019	(1)
Term Loans	270.0	270.0	November 26, 2019	(1)
Senior Unsecured Notes	200.0	200.0	July 15, 2021	7.875%
Senior Secured Notes	400.0	400.0	April 15, 2022	6.000%

Total	$892.0	$890.0
Less: current portion of long-term debt	—	(14.0)

Long-term debt, less current portion	$892.0	$876.0

(1)
The interest rates on the revolving credit facility and term loan are described below.

        Senior Secured Credit Facility—As of January 1, 2015, the Company's senior secured credit facility consisted of a $135.0 million revolving credit facility and a $270.0 million term loan. On June 18, 2014, the Company entered into an incremental amendment of its senior secured credit facility whereby the revolving credit facility was increased by $25.0 million. In addition, on July 2, 2014, the Company entered into an amendment of its senior secured credit facility whereby the maturity date was extended by two years to November 26, 2019, which corresponds to the maturity date of the $270 million term loans. The amendment also contains Conditional Amendments to the senior secured credit facility that will only be effective upon the contribution of Screenvision assets and NCM, Inc. debt to NCM LLC. Although it is under no obligation to do so, upon approval of NCM, Inc.'s Board of Directors and the founding members, NCM, Inc. may contribute the Screenvision assets and the new NCM, Inc. debt facility to NCM LLC in exchange for NCM LLC common membership units. To allow for this potential contribution to NCM LLC, the Conditional Amendments include an increase in the amount of incremental senior secured indebtedness permitted by the Amended Credit Facility from $160 million to $250 million. If the Screenvision contribution to NCM LLC does not occur by April 1, 2015, the Conditional Amendments will not become effective and lender consent for the Conditional Amendments will be immediately and automatically revoked, unless extended. Refer to discussion of the NCM, Inc. Commitment letter below for further details. The obligations under the senior secured credit facility are secured by a lien on substantially all of the assets of NCM LLC.

        Revolving Credit Facility—The revolving credit facility portion of the total borrowings is available, subject to certain conditions, for general corporate purposes of the Company in the ordinary course of business and for other transactions permitted under the senior secured credit facility, and a portion is available for letters of credit.

        As of January 1, 2015, the Company's total availability under the $135.0 million revolving credit facility was $113.0 million. The unused line fee is 0.50% per annum. Borrowings under the revolving credit facility bear interest at the Company's option of either the LIBOR index plus an applicable margin or the base rate (Prime Rate or the Federal Funds Effective Rate, as defined in the senior secured credit facility) plus an applicable margin. The applicable margin for the revolving credit facility

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. BORROWINGS (Continued)

is determined quarterly and is subject to adjustment based upon a consolidated net senior secured leverage ratio for NCM LLC (the ratio of secured funded debt less unrestricted cash and cash equivalents, over a non-GAAP measure defined in the senior secured credit facility). The applicable margins on the revolving credit facility are the LIBOR index plus 2.00% or the base rate plus 1.00%. The weighted-average interest rate on the outstanding balance on the revolving credit facility as of January 1, 2015 was 2.17%. On December 31, 2014, $14.0 million of the revolving credit facility matured and NCM LLC paid the balance in full, along with any accrued and unpaid fees and interest. The maturity date applicable to the remaining revolving credit facility principal is November 26, 2019.

        Term Loans—In connection with the amendment of its senior secured credit facility on May 2, 2013, the interest rate on the term loans decreased by 50 basis points to a rate at NCM LLC's option of either the LIBOR index plus 2.75% or the base rate (Prime Rate or the Federal Funds Effective Rate, as defined in the senior secured credit facility) plus 1.75%. The weighted-average interest rate on the term loans as of January 1, 2015 was 2.92%. Interest on the term loans is currently paid monthly.

        The senior secured credit facility contains a number of covenants and financial ratio requirements, with which the Company was in compliance at January 1, 2015, including maintaining a consolidated net senior secured leverage ratio of 6.5 times on a quarterly basis. NCM LLC is permitted to make quarterly dividend payments and other payments based on leverage ratios for NCM LLC and its subsidiaries so long as no default or event of default has occurred and continues to occur. The quarterly dividend payments and other distributions are made even if consolidated net senior secured leverage ratio is less than or equal to 6.5 times. In addition, there are no borrower distribution restrictions as long as the Company's consolidated net senior secured leverage ratio is below 6.5 times and the Company is in compliance with its debt covenants. If there are limitations on the restricted payments, the Company may not declare or pay any dividends, or make any payments on account of NCM LLC, or set aside assets for the retirement or other acquisition of capital stock of the borrower or any subsidiaries, or make any other distribution for obligations of NCM LLC. When these restrictions are effective, the Company may still pay the services fee and reimbursable costs pursuant to terms of the management agreement. NCM LLC can also make payments pursuant to the tax receivable agreement in the amount, and at the time necessary to satisfy the contractual obligations with respect to the actual cash tax benefits payable to the founding members. As of January 1, 2015, the Company's consolidated net senior secured leverage ratio was 3.4 times (versus the covenant of 6.5 times).

        Senior Unsecured Notes due 2021—On July 5, 2011, the Company completed a private placement of $200.0 million in aggregate principal amount of 7.875% Senior Unsecured Notes for which the registered exchange offering was completed on September 22, 2011. The Senior Unsecured Notes pay interest semi-annually in arrears on January 15 and July 15 of each year, which commenced January 15, 2012. The notes are subordinated to all existing and future secured debt, including indebtedness under the Company's existing senior secured credit facility and the Senior Secured Notes defined below. The Senior Unsecured Notes contain certain non-maintenance covenants with which the Company was in compliance as of January 1, 2015.

        Senior Secured Notes due 2022—On April 27, 2012, the Company completed a private placement of $400.0 million in aggregate principal amount of 6.00% Senior Secured Notes for which the registered exchange offering was completed on November 26, 2012. The Senior Secured Notes pay interest semi-annually in arrears on April 15 and October 15 of each year, which commenced October 15, 2012.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. BORROWINGS (Continued)

The Senior Secured Notes are senior secured obligations of NCM LLC, rank the same as the senior secured credit facility, subject to certain exceptions, and share in the same collateral that secures the obligations under the senior secured credit facility. The Senior Secured Notes contain certain non-maintenance covenants with which the Company was in compliance as of January 1, 2015.

        NCM, Inc. Commitment Letter—On July 2, 2014, in contemplation of the Merger with Screenvision, NCM, Inc. entered into the Commitment Letter with certain existing NCM LLC revolving credit facility lenders. Under the Commitment Letter, subject to certain conditions, the lenders committed to make a term loan in an aggregate principal amount of $250 million to fund the Screenvision merger and related expenses. This term loan is expected to finance the $225 million portion of the merger consideration that will be paid in cash, along with fees and expenses incurred in connection with the term loan and the Merger. The term loan will mature on the second anniversary of the funding of the term loan. NCM, Inc. has the right to contribute the Screenvision assets and the $250 million loan to NCM LLC, at which point, the Conditional Amendments to the amended senior secured credit facility described above would become effective. On November 3, 2014, the DOJ filed the DOJ Action. A trial date has been scheduled for April 13, 2015. The Commitment Letter and NCM LLC senior secured credit facility amendments expire on April 1, 2015. The Company is working with the merger financing bank group to extend the merger financing commitments to accommodate the litigation process.

        Future Maturities of Borrowings—The scheduled annual maturities on the Senior Secured Credit Facility and Senior Secured and Senior Unsecured Notes as of January 1, 2015 are as follows (in millions):

Year	Amount
2015	$—
2016	—
2017	—
2018	—
2019	292.0
Thereafter	600.0

Total	$892.0

9. SHARE-BASED COMPENSATION

        The NCM, Inc. 2007 Equity Incentive Plan, as amended (the "Equity Incentive Plan"), reserves 12,974,589 shares of common stock available for issuance or delivery under the Equity Incentive Plan of which 4,126,037 remain available for future grants as of January 1, 2015. The management services agreement provides that the Company may participate in the Equity Incentive Plan. The types of awards that may be granted under the Equity Incentive Plan include stock options, stock appreciation rights, restricted stock, restricted stock units or other stock based awards. Stock options awarded under the Equity Incentive Plan are granted with an exercise price equal to the closing market price of NCM, Inc. common stock on the date NCM, Inc.'s board of directors approves the grant. Upon vesting of the restricted stock awards or exercise of options, NCM LLC will issue common membership units to NCM, Inc. equal to the number of shares of NCM, Inc.'s common stock represented by such awards. Options and restricted stock vest annually over a three or five-year period and options have either

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

9. SHARE-BASED COMPENSATION (Continued)

10-year or 15-year contractual terms. A forfeiture rate of 5% was estimated to reflect the potential separation of employees. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the Equity Incentive Plan. In addition, certain restricted stock awards include performance vesting conditions, which permit vesting to the extent that the Company achieves specified non-GAAP targets at the end of the measurement period. The length of the measurement period is two to three years. Restricted stock units granted to non-employee directors vest after approximately one year.

        Compensation Cost—The Company recognized $7.7 million, $5.9 million and $9.0 million for the years ended January 1, 2015, December 26, 2013 and December 27, 2012, respectively, of share-based compensation expense and $0.1 million, $0.1 million and $0.2 million was capitalized during the years ended January 1, 2015, December 26, 2013 and December 27, 2012, respectively. Share-based compensation costs are included in network operations, selling and marketing, administrative expense and administrative fee—managing member in the accompanying audited financial statements. These costs represent both non-cash charges and cash charges paid through the administrative fee with the managing member. The amount of share-based compensation costs that were non-cash were approximately $4.6 million, $3.2 million and $4.3 million for the years ended January 1, 2015, December 26, 2013 and December 27, 2012, respectively.

        No compensation expense was recorded for the 2012 non-vested restricted stock grants subject to performance conditions as the grants were not expected to vest due to the projected underperformance against the specified non-GAAP targets as of January 1, 2015. As of January 1, 2015, unrecognized compensation cost related to unvested options was approximately $0.1 million, which will be recognized over a weighted average remaining period of 0.5 years. As of January 1, 2015, unrecognized compensation cost related to restricted stock and restricted stock units was approximately $12.5 million, which will be recognized over a weighted average remaining period of 1.9 years.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

9. SHARE-BASED COMPENSATION (Continued)

        Stock Options—A summary of option award activity under the Equity Incentive Plan as of January 1, 2015, and changes during the year then ended are presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 26, 2013	3,056,582	$17.02
Granted	—	—
Exercised	(57,499)	13.91
Forfeited	(92,831)	16.50
Expired	—	—
Antidilution adjustments made to outstanding options in connection with a special dividend(1)	98,589	16.49

Outstanding as of January 1, 2015	3,004,841	$16.53	5.7	$1.1

Exercisable as of January 1, 2015	2,839,945	$16.74	5.7	$0.8
Vested and expected to vest as of January 1, 2015	3,004,548	$16.53	5.7	$1.1

(1)
In connection with NCM, Inc.'s March 2014 special cash dividend of $0.50 per share and pursuant to the antidilution adjustment terms of the Company's Equity Incentive Plan, the exercise price and the number of shares of common stock subject to options held by NCM, Inc.'s employees were adjusted to prevent dilution and restore their economic value that existed immediately before the special dividend. The antidilution adjustments made with respect to such options resulted in a decrease in the range of exercise prices from $5.35—$24.68 per share to $5.18—$23.90 per share and an increase in the aggregate number of shares issuable upon exercise of such options by 98,589 shares, or 3.3%, of previously outstanding options. The number of shares authorized under the Equity Incentive Plan increased by an equivalent number of shares. There were no accounting consequences for the changes made to reduce the exercise prices and increase the number of underlying options as a result of the special cash dividend because the aggregate fair values of the awards immediately before and after the modifications were the same.

        The weighted average grant date fair value of granted options was $4.08 per share for the year ended December 27, 2012. The intrinsic value of options exercised during the year was $0.2 million, $6.1 million and $1.4 million for the years ended January 1, 2015, December 26, 2013 and December 27, 2012, respectively. The total fair value of awards vested during the years ended January 1, 2015, December 26, 2013 and December 27, 2012 was $2.2 million, $4.9 million and $7.8 million, respectively.

        The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing valuation model that uses the assumptions noted in the table below. Expected volatilities are based on implied volatilities from traded options on NCM, Inc.'s stock, historical volatility of NCM, Inc.'s stock, and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

9. SHARE-BASED COMPENSATION (Continued)

based on the U.S. Treasury yield curve in effect at the time of grant. The following assumptions were used in the valuation of the options for the years ended January 1, 2015, December 26, 2013 and December 27, 2012:

	Years Ended
	January 1, 2015	December 26, 2013	December 27, 2012
Expected term (in years)	(1)	(1)	6.0
Risk free interest rate	(1)	(1)	0.8% - 1.1%
Expected volatility	(1)	(1)	53.2% - 54.6%
Dividend yield	(1)	(1)	5.5%

(1)
The Company did not grant stock options during the years ended January 1, 2015 and December 26, 2013.

        Restricted Stock and Restricted Stock Units—Under the non-vested stock program, common stock of the Company may be granted at no cost to officers, independent directors and employees, subject to requisite service and/or meeting financial performance targets, and as such restrictions lapse, the award vests in that proportion. The participants are entitled to cash dividends and to vote their respective shares (in the case of restricted stock), although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the restricted period. Additionally, the accrued cash dividends for 2012, 2013 and 2014 grants are subject to forfeiture during the restricted period should the underlying shares not vest.

        The weighted average grant date fair value of non-vested stock was $19.18, $15.17 and $13.23 for the years ended January 1, 2015, December 26, 2013 and December 27, 2012, respectively. The total fair value of awards vested was $3.6 million, $7.5 million and $6.9 million during the years ended January 1, 2015, December 26, 2013 and December 27, 2012, respectively.

        As of January 1, 2015, the total number of restricted stock and restricted stock units that are ultimately expected to vest, after consideration of expected forfeitures and estimated vesting of performance-based restricted stock is 1,166,813.

        A summary of restricted stock award and restricted stock unit activity under the Equity Incentive Plan as of January 1, 2015, and changes during the year then ended are presented below:

	Number of Restricted Shares and Restricted Stock Units	Weighted Average Grant-Date Fair Value
Non-vested balance as of December 26, 2013	2,074,866	$14.91
Granted	919,050	19.18
Vested	(257,390)	13.97
Forfeited	(580,530)	16.54

Non-vested balance as of January 1, 2015	2,155,996	$16.40

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

10. EMPLOYEE BENEFIT PLANS

        The Company sponsors the NCM 401(k) Profit Sharing Plan (the "Plan") under Section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. Employee contributions are invested in various investment funds based upon election made by the employee. The Company made discretionary contributions of $1.0 million, $1.0 million and $1.0 million during the years ended January 1, 2015, December 26, 2013 and December 27, 2012, respectively.

11. COMMITMENTS AND CONTINGENCIES

        Legal Actions—The Company is subject to claims and legal actions in the ordinary course of business. The Company believes such claims will not have a material effect on its financial position, results of operations or cash flows.

        On November 3, 2014, the DOJ filed, in the U.S. district court for the Southern District of New York, the DOJ Action seeking to enjoin the proposed merger between NCM, Inc. and Screenvision. The DOJ claims that the proposed merger would eliminate competition in the market for pre-show services and eliminate competition between NCM, Inc. and Screenvision for advertisers. On November 3, 2014, the DOJ filed the DOJ Action. A trial date has been scheduled for April 13, 2015. A merger termination payment is discussed below.

        Operating Commitments—The Company leases office facilities for its headquarters in Centennial, Colorado and also in various cities for its sales and marketing and software development personnel. Total lease expense for the years ended January 1, 2015, December 26, 2013 and December 27, 2012, was $2.2 million, $2.3 million and $2.3 million, respectively.

        Future minimum lease payments under noncancelable operating leases as of January 1, 2015 are as follows (in millions):

Year	Minimum Lease Payments
2015	$2.5
2016	2.6
2017	2.0
2018	1.7
2019	1.7
Thereafter	2.5

Total	$13.0

        Minimum Revenue Guarantees—As part of the network affiliate agreements entered into in the ordinary course of business under which the Company sells advertising for display in various network affiliate theatre chains, the Company has agreed to certain minimum revenue guarantees on a per attendee basis. If a network affiliate achieves the attendance set forth in their respective agreement, the Company has guaranteed minimum revenue for the network affiliate per attendee if such amount paid under the revenue share arrangement is less than its guaranteed amount. The amount and term varies for each network affiliate, but terms range from three to 20 years, prior to any renewal periods of which some are at the option of the Company. During October 2014, the Company offered to all of its

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

11. COMMITMENTS AND CONTINGENCIES (Continued)

network affiliates an extension of their existing agreements by five years, with the per-attendee guarantee and other terms remaining the same as those on the last year of their original term. None of these agreements have yet been signed. As of January 1, 2015, the maximum potential amount of future payments the Company could be required to make pursuant to the minimum revenue guarantees is $37.0 million over the remaining terms of the network affiliate agreements, which calculation does not include any potential extensions offered subsequent to January 1, 2015. As of January 1, 2015, the Company had an inconsequential amount of liabilities recorded for these obligations and as of December 26, 2013, the Company had no liabilities recorded for these obligations, as such guarantees are less than the expected share of revenue paid to the affiliate.

        Merger Termination Payment—As described above, on May 5, 2014, NCM, Inc. entered into the Merger Agreement to merge with Screenvision, and on November 3, 2014, the DOJ filed a lawsuit seeking to enjoin the proposed merger. If prior to May 5, 2015 (or 90 days thereafter if extended by NCM, Inc. or Screenvision), certain conditions to the merger are not fulfilled, the merger is prohibited by law or a final non-appealable government order, or if NCM Inc. materially breaches its representations or covenants such that the closing conditions in the Merger Agreement cannot be satisfied, Screenvision may be able to terminate the Merger Agreement and, upon termination, NCM, Inc. may be required to pay a termination fee of approximately $28.8 million. The Company would indemnify NCM, Inc. If Screenvision or its affiliates materially breach their representations or covenants such that the closing conditions in the Merger Agreement cannot be satisfied, they will be required to pay NCM, Inc. a termination fee of $10 million, and if Screenvision is subsequently sold within one year of the termination, an additional amount equal to the amount by which the sale proceeds are greater than $385 million will be paid to NCM, Inc. up to a maximum of $28.8 million (including the $10 million). As of January 1, 2015, the Company did not have a liability recorded for this termination fee. Further, NCM LLC would indemnify NCM, Inc. for the merger-related administrative costs incurred related to the merger (approximately $7.5 million as of January 1, 2015). As of January 1, 2015, the Company did not have a liability recorded for these fees.

12. FAIR VALUE MEASUREMENTS

        Non-Recurring Measurements—Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. These assets include long-lived assets, intangible assets, cost and equity method investments, notes receivable and borrowings.

        Long-Lived Assets, Intangible Assets, Other Investments and Notes Receivable—As described in Note 1—Basis of Presentation and Summary of Significant Accounting Policies, the Company regularly reviews long-lived assets (primarily property, plant and equipment), intangible assets, investments accounted for under the cost or equity method and notes receivable for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. When the estimated fair value is determined to be lower than the carrying value of the asset, an impairment charge is recorded to write the asset down to its estimated fair value.

        As of January 1, 2015 and December 26, 2013, the Company had other investments of $2.5 million and $1.1 million, respectively. The fair value of these investments has not been estimated as of January 1, 2015 as there were no identified events or changes in the circumstances that had a significant adverse effect on the fair value of the investments and it is not practicable to do so because

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE MEASUREMENTS (Continued)

the equity securities are not in publicly traded companies. Refer to Note 1—Basis of Presentation and Summary of Significant Accounting Policies for more details. As the inputs to the determination of fair value are based upon non-identical assets and use significant unobservable inputs, they have been classified as Level 3 in the fair value hierarchy.

        As of January 1, 2015, the Company had notes receivable totaling $20.8 million from its founding members related to the sale of Fathom Events, as described in Note 2—Divestiture. These notes were valued using comparative market multiples. There were no identified events or changes in circumstances that had a significant adverse effect on the fair value of the notes receivable. The notes are classified as Level 3 in the fair value hierarchy as the inputs to the determination of fair value are based upon non-identical assets and use significant unobservable inputs.

        Borrowings—The carrying amount of the revolving credit facility is considered a reasonable estimate of fair value due to its floating-rate terms. The estimated fair values of the Company's financial instruments where carrying values do not approximate fair value are as follows (in millions):

	As of January 1, 2015		As of December 26, 2013
	Carrying Value	Fair Value(1)	Carrying Value	Fair Value(1)
Term Loans	$270.0	$257.9	$270.0	$269.5
Senior Unsecured Notes	200.0	210.8	200.0	220.4
Senior Secured Notes	400.0	400.8	400.0	414.0

(1)
The Company has estimated the fair value on an average of at least two non-binding broker quotes and the Company's analysis. If the Company were to measure the borrowings in the above table at fair value on the balance sheet they would be classified as Level 2.

13. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        During 2012, the Company terminated interest rate swap agreements that were used to hedge its interest rate risk associated with its term loans. Following the termination of the swap agreements, the variable interest rate on the Company's $270.0 million term loans are unhedged and as of January 1, 2015 and December 26, 2013, the Company did not have any outstanding derivative assets or liabilities.

        During the year ended December 27, 2012, the Company paid breakage fees of $63.4 million which represented the settlement of the Company's loss position on its interest rate swap agreements. The swaps were terminated with the Company in a loss position and therefore, the Company paid its counterparties the outstanding amounts due based upon the fair market value on that date. The Company accounted for the $63.4 million in payments by recording a loss on swap terminations of $26.7 million in the Statements of Income, which related to swaps that hedged the interest payments on debt that was paid off during the Company's refinancing. Since those future interest payments were no longer probable of occurring, the Company discontinued hedge accounting and immediately reclassified the balance in AOCI of $26.7 million into earnings in accordance with ASC 815—Derivatives and Hedging ("ASC 815"). The remainder of the breakage fees, or $36.7 million, was for swaps in which the underlying debt remained outstanding. The balance in AOCI related to these swaps was fixed and is

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

13. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

being amortized into earnings over the remaining life of the original interest rate swap agreement, or February 13, 2015, as long as the debt remains outstanding. The Company considered the guidance in ASC 815 which states that amounts in AOCI shall be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. As of January 1, 2015, there was approximately $1.6 million outstanding related to these discontinued cash flow hedges which continues to be reported in AOCI, which the Company estimates will be amortized to earnings in the first quarter of 2015.

        During the years ended December 26, 2013 and December 27, 2012, the Company also recorded changes in the fair value and amortization of AOCI related to an interest rate swap on its term loan in which the Company discontinued cash flow hedge accounting in 2008 due to the bankruptcy of its counterparty.

        The effect of derivative instruments in cash flow hedge relationships on the audited financial statements for the years ended January 1, 2015, December 26, 2013 and December 27, 2012 were as follows (in millions):

	Unrealized Gain Recognized in NCM LLC's Other Comprehensive Income (Pre-tax)			Realized Loss Recognized in Interest on Borrowings (Pre-tax)
	Years Ended			Years Ended
	January 1, 2015	December 26, 2013	December 27, 2012	January 1, 2015	December 26, 2013	December 27, 2012
Interest Rate Swaps	$10.0	$10.3	$26.0	$—	$—	$(9.1)

        The effect of derivatives not designated as hedging instruments under ASC 815 on the audited financial statements for the years ended January 1, 2015, December 26, 2013 and December 27, 2012 were as follows (in millions):

		Gain (Loss) Recognized in Non-Operating Expenses (Pre-tax)
		Years Ended
Derivative Instruments not Designated as Hedging Instruments	Income Statement Location	January 1, 2015	December 26, 2013	December 27, 2012
Realized loss on derivative instruments	Interest on borrowings	$—	$—	$(5.1)
Gain from change in fair value on cash flow hedges	Change in derivative fair value	—	—	3.0
Amortization of AOCI on discontinued cash flow hedges	Amortization of terminated derivatives	(10.0)	(10.3)	(4.0)

Total		$(10.0)	$(10.3)	$(6.1)

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

13. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

        The changes in AOCI by component for the year ended January 1, 2015 were as follows (in millions):

	Year Ended	Year Ended
	January 1, 2015	December 26, 2013	Income Statement Location
Balance at beginning of period	$(11.6)	$(21.9)
Amounts reclassified from AOCI:
Amortization on discontinued cash flow hedges	10.0	10.3	Amortization of terminated derivatives

Total amounts reclassified from AOCI	10.0	10.3

Net other comprehensive income	10.0	10.3

Balance at end of period	$(1.6)	$(11.6)

14. SEGMENT REPORTING

        Advertising revenue accounted for 100.0%, 92.1% and 91.2%, of revenue for the years ended January 1, 2015, December 26, 2013 and December 27, 2012, respectively. The following tables present revenue less directly identifiable expenses to arrive at income before income taxes for the advertising reportable segment, the combined Fathom Events operating segments (disposed on December 26, 2013), and network, administrative and unallocated costs. Refer to Note 1—Basis of Presentation and Summary of Significant Accounting Policies.

	Year Ended January 1, 2015 (in millions)
	Advertising	Fathom Events(1)	Network, Administrative and Unallocated Costs	Total
Revenue	$394.0	$—	$—	$394.0
Operating costs	97.0	—	18.3	115.3
Selling and marketing costs	54.8	—	2.8	57.6
Administrative and other costs	2.8	—	26.7	29.5
Depreciation and amortization	—	—	32.4	32.4
Interest and other non-operating costs	—	—	62.1	62.1

Income (loss) before income taxes	$239.4	$—	$(142.3)	$97.1

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

14. SEGMENT REPORTING (Continued)

	Year Ended December 26, 2013 (in millions)
	Advertising	Fathom Events(1)	Network, Administrative and Unallocated Costs	Total
Revenue	$426.3	$36.5	$—	$462.8
Operating costs	98.4	25.5	18.7	142.6
Selling and marketing costs	56.1	3.6	1.8	61.5
Administrative and other costs	2.9	0.9	26.3	30.1
Depreciation and amortization	—	—	26.6	26.6
Interest and other non-operating costs	—	—	38.4	38.4

Income (loss) before income taxes	$268.9	$6.5	$(111.8)	$163.6

	Year Ended December 27, 2012 (in millions)
	Advertising	Fathom Events(1)	Network, Administrative and Unallocated Costs	Total
Revenue	$409.5	$39.3	$—	$448.8
Operating costs	95.8	29.0	18.9	143.7
Selling and marketing costs	53.9	4.2	2.4	60.5
Administrative and other costs	2.6	0.8	29.0	32.4
Depreciation and amortization	—	—	20.4	20.4
Interest and other non-operating costs	—	—	90.2	90.2

Income (loss) before income taxes	$257.2	$5.3	$(160.9)	$101.6

        The following is a summary of revenue by category (in millions):

	Years Ended
	January 1, 2015	December 26, 2013	December 27, 2012
National advertising revenue	$258.8	$295.0	$288.7
Local and regional advertising revenue	96.8	89.9	81.1
Founding member advertising revenue from beverage concessionaire agreements	38.4	41.4	39.7
Fathom Consumer revenue(1)	—	34.4	34.2
Fathom Business revenue(1)	—	2.1	5.1

Total revenue	$394.0	$462.8	$448.8

(1)
Fathom Events was sold on December 26, 2013 as discussed in Note 7—Related Party Transactions.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

15. VALUATION AND QUALIFYING ACCOUNTS

        The Company's valuation allowance for doubtful accounts for the years ended January 1, 2015, December 26, 2013 and December 27, 2012 were as follows (in millions):

	Years Ended
	January 1, 2015	December 26, 2013	December 27, 2012
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Balance at beginning of period	$5.7	$4.5	$4.3
Provision for bad debt	(0.1)	2.1	1.2
Write-offs, net	(1.3)	(0.9)	(1.0)

Balance at end of period	$4.3	$5.7	$4.5

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following represents selected information from the Company's unaudited quarterly Statements of Income for the years ended January 1, 2015 and December 26, 2013 (in millions):

2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$70.2	$99.9	$100.8	$123.1
Operating expenses	57.4	57.9	58.1	61.4
Operating income	12.8	42.0	42.7	61.7
Net (loss) income	(2.8)	26.4	27.0	45.7

2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$82.2	$122.8	$135.1	$122.7
Operating expenses	60.6	64.8	67.7	67.7
Operating income	21.6	58.0	67.4	55.0
Net income(1)	5.6	41.1	51.8	64.4

(1)
During the fourth quarter of 2013, the Company recorded a gain of $25.4 million related to the sale of Fathom Events. Refer to Note 2—Divestiture.

Independent Auditors' Report

The Board of Directors
Open Road Releasing, LLC:

        We have audited the accompanying consolidated financial statements of Open Road Releasing, LLC and its subsidiary, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members' deficit, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Open Road Releasing, LLC and its subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California
March 6, 2015

OPEN ROAD RELEASING, LLC

Consolidated Balance Sheets

December 31, 2014 and 2013

(Dollar amounts in thousands)

	2014	2013
Assets
Current assets:
Cash and cash equivalents	$10,415	$5,771
Restricted cash	2,560	23,996
Accounts receivable, net of allowance for doubtful accounts	30,584	30,020
Prepaid expenses and other	939	644

Total current assets	44,498	60,431
Property and equipment, net	405	494
Film costs, net	9,373	6,660
Other assets	95	130
Deferred financing cost, net	2,387	3,057

Total assets	$56,758	$70,772

Liabilities and Members' Deficit
Current liabilities:
Accounts payable	$7,972	$4,041
Accrued expenses	33,108	48,489
Notes payable	23,000	17,000

Total current liabilities	64,080	69,530
Long-term liabilities:
Accrued residuals and participations—long term	6,734	9,774
Deferred compensation	3,785	4,467
Deferred revenue	12,063	1,677

Total liabilities	86,662	85,448
Members' deficit	(29,904)	(14,676)

Total liabilities and members' deficit	$56,758	$70,772

See accompanying notes to consolidated financial statements.

OPEN ROAD RELEASING, LLC

Consolidated Statements of Operations

Years ended December 31, 2014, 2013 and 2012

(Dollar amounts in thousands)

	2014	2013	2012
Revenues	$175,374	$140,350	$117,960
Direct costs:
Distribution and marketing costs	117,717	91,362	117,466
Participations, residuals, and other costs	59,014	25,263	22,884

Total direct costs	176,731	116,625	140,350

Gross profit (loss)	(1,357)	23,725	(22,390)

Operating expenses:
General and administrative	11,746	11,469	10,054
Depreciation and amortization	242	197	147

Total operating expenses	11,988	11,666	10,201

Operating income (loss)	(13,345)	12,059	(32,591)
Interest expense	1,883	2,337	2,143

Net income (loss)	$(15,228)	$9,722	$(34,734)

See accompanying notes to consolidated financial statements.

OPEN ROAD RELEASING, LLC

Consolidated Statements of Changes in Members' Deficit

Years ended December 31, 2014, 2013 and 2012

(Dollar amounts in thousands)

Balance as of December 31, 2011	$10,336
Net loss	(34,734)

Balance as of December 31, 2012	$(24,398)
Net income	9,722

Balance as of December 31, 2013	(14,676)
Net loss	(15,228)

Balance as of December 31, 2014	$(29,904)

See accompanying notes to consolidated financial statements.

OPEN ROAD RELEASING, LLC

Consolidated Statements of Cash Flows

Years ended December 31, 2014, 2013 and 2012

(Dollar amounts in thousands)

	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$(15,228)	$9,722	$(34,734)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	242	197	147
Amortization of minimum guarantees	7,153	6,758	6,847
Bad debt	21	—	—
Amortization of deferred financing cost	669	892	1,062
Amortization on administration agent fees	125	125	125
Changes in operating assets and liabilities:
Accounts receivable	(589)	(17,969)	(11,799)
Deposits and other	35	35	35
Prepaid expenses and other	(419)	(492)	(76)
Minimum guarantees on films	(9,866)	(9,286)	(10,279)
Accounts payable	3,931	(1,172)	4,197
Accrued expenses	(20,464)	10,982	43,168
Deferred compensation	1,412	2,584	1,883
Deferred revenue	10,386	1,677	—

Net cash provided by (used in) operating activities	(22,592)	4,053	576

Cash flows from investing activity:
Purchase of property and equipment	(150)	(200)	(34)

Net cash used in investing activity	(150)	(200)	(34)

Cash flows from financing activities:
Borrowing from credit facility	33,000	25,000	31,700
Repayments to credit facility	(27,000)	(28,000)	(11,700)
Principal payments under capital lease obligation	(50)	(86)	(86)
Deferred financing cost	—	(1,383)	—
Administrative agent fees	—	(125)	(125)
Decrease (increase) in restricted cash	21,436	(2,906)	(20,904)

Net cash provided by (used in) financing activities	27,386	(7,500)	(1,115)

Net increase (decrease) in cash and cash equivalents	4,644	(3,647)	(573)
Cash and cash equivalents at beginning of year	5,771	9,418	9,991

Cash and cash equivalents at end of year	$10,415	$5,771	$9,418

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, excluding deferred financing costs	$812	$1,098	$903

See accompanying notes to consolidated financial statements.

(1) Organization and Operations

        The accompanying financial statements include the consolidated accounts of Open Road Releasing, LLC (the Company), formerly, REGAMC, LLC, and its wholly owned subsidiary Open Road Films, LLC (Open Road Films), formerly, REGAMC Releasing, LLC.

        The Company was incorporated on December 20, 2010 in the state of Delaware as a limited liability company (LLC). The Company is governed by the terms of its Limited Liability Company Agreement (the Operating Agreement). The Company is an independent distributor of motion pictures to exhibitors in the United States and certain territories. The Company licenses motion pictures in ancillary markets, principally to home entertainment, subscription and transactional video on demand, free television, and non-theatrical.

(2) Summary of Significant Accounting Policies

(a)   Cash and Cash Equivalents and Restricted Cash

        The Company considers money market accounts and other highly liquid investments with original maturities of three months or less to be cash equivalents. Restricted cash consists of advances held in distribution bank accounts for marketing and distribution costs to be paid on behalf of third parties.

(b)   Film Costs

        Film costs include unamortized costs of acquisition for motion pictures, including minimum guarantees.

        Film costs are amortized using the individual-film-forecast method, whereby these costs are amortized and participation and residual costs are accrued in the proportion that current year's revenue bears to management's estimate of ultimate revenue expected to be recognized from the sale of the films at the beginning of the current year. Ultimate revenue includes estimates of sales and license fees following the date of initial release.

        Film costs are stated at the lower of unamortized cost and fair value. The valuation is reviewed, on a title-by-title basis, when an event or change in circumstance indicates that the fair value is less than unamortized cost. Fair value is determined using management's future revenue and cost estimates. Distribution and marketing expenses are expensed as incurred.

(c)   Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from two to five years.

(d)   Participations and Residuals Payable

        Participations payable, included in accrued expenses, consist of amounts due under contractual arrangements for producers, participants, and promoted content distribution obligations to founding members under the Operating Agreement. Residuals payable consist of amounts due to talent for the reuse of the talent's work in media subsequent to initial exploitation. These costs are accrued using the individual-film-forecast method. The Company expects that approximately $25.4 million of accrued participations and residuals as of December 31, 2014 will be paid within one year and are included in accrued expenses.

(2) Summary of Significant Accounting Policies (Continued)

(e)   Revenue Recognition and Trade Receivable

        Revenue from the sale or licensing of films is recognized when all of the following criteria have been met: a) persuasive evidence of a sales or licensing arrangement with a customer exists; b) the film is complete and has been delivered or is available for immediate and unconditional delivery; c) the license period of the arrangement has begun; d) the arrangement fee is fixed or determinable; and e) collection of the arrangement fee is reasonably assured. Each film is distributed theatrically to major and independent exhibitors of motion pictures in the United States and certain territories. Home entertainment, subscription and transactional video on demand, free television, and non-theatrical distribution of each film are generally effected through one of the major film distribution, pay subscription, or television broadcasting companies in the United States. Fees from the licensing or sale of film rights are recognized in revenue when all of the aforementioned conditions are met. For variable license fees, the Company recognizes revenue as the customer exploits the film, based on available information, assuming the other revenue recognition criteria are met. For multiple media rights contracts where the contract provides for media holdbacks (defined as contractual media release restrictions), the license fee is allocated to the various media based on management's assessment of the relative fair value of the rights to exploit each media and is recognized as each holdback is released. Amounts due from distributors in excess of the minimum guarantees, if any, are recognized in revenue when such amounts are reported by distributors. Amounts received or contractually due prior to the film's availability are recorded as deferred revenue. Accounts receivable are recorded at invoiced amount and do not bear interest.

(f)    Commitment Fees

        The Company has entered into a credit facility, which requires quarterly payments of commitment fees on the unused facility amount (note 5). Commitment fees of $454 thousand, $571 thousand, and $732 thousand are included in interest expense in the accompanying consolidated statements of operations for the years ended December 31, 2014, 2013, and 2012, respectively.

(g)   Income Taxes

        The Company is a nontaxable flow through entity for income tax purposes, and substantially all federal and state income taxes are recorded by its members, except for a minimum annual tax and a limited liability company fee in the state of California. Accordingly, the Company does not provide for income taxes. The Company may incur certain state and local taxes imposed by states and localities in which the Company conducts business, which are included in direct costs and general and administrative expenses in the accompanying consolidated statements of operations.

(h)   Commitments and Contingencies

        Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(i)    Concentration of Credit Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, and accounts receivable. The Company places its cash investments with high-quality financial institutions. Management believes that

(2) Summary of Significant Accounting Policies (Continued)

credit risk related to the Company's accounts receivable is limited due to the creditworthiness of its customers.

(j)    Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date, as well as the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by the Company's management in the preparation of the financial statements relate to: ultimate revenue, costs, and fair value for minimum guarantees on films. The actual results could differ significantly from those estimates.

(k)   Fair Value of Financial Instruments

        The Company's financial instruments consist principally of cash, cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable. The carrying amounts of these instruments approximate fair value due to their short-term maturities.

(3) Film Costs

        Film costs, at December 31, 2014 and 2013 consist of the following (in thousands):

	2014	2013
Minimum guarantees:
Films released	$29,331	$20,265
Films not released	800	—

Total film costs	30,131	20,265
Accumulated amortization	(20,758)	(13,605)

Total minimum guarantee, net	$9,373	$6,660

        Amortization of minimum guarantees is included in participations, residuals, and other costs on the consolidated statements of operations. The Company expects approximately 63% of unamortized minimum guarantees at December 31, 2014 will be amortized during 2015 and 77% of unamortized minimum guarantees for released films will be amortized within three years from the date of the balance sheet. The Company will reach an amortization level of 80% within four years from the date of the balance sheet.

(4) Property and Equipment

        Property and equipment at December 31, 2014 and 2013 consist of the following (in thousands):

	2014	2013
Furniture and office equipment	$347	$337
Computer and software equipment	932	469
Leasehold improvements	49	47

	1,328	853
Accumulated depreciation	(923)	(359)

	$405	$494

(5) Senior Revolving Credit Facility

        On August 22, 2013, the Company amended and restated the existing senior secured revolving credit facility (the Credit Facility) with a syndicate of four banks permitting borrowings up to $100 million and a maturity in August 2018. Amounts borrowed under the Credit Facility either carry interest at one-, two-, three-, or six-month LIBOR plus 3.25%, or are base rate loans, which bear fluctuating interest rates per annum equal to the highest of the federal funds rate plus 0.5%, the Bank of America prime rate, or the Eurodollar rate plus 1.0%. The Credit Facility also carries a fee of 0.50% per annum on the unused borrowings, which are calculated and payable quarterly. The Company may borrow against the Credit Facility to the extent of the available borrowing base, as defined. The borrowing base primarily comprises ten-year remaining ultimate revenue and expense estimates, based on contracted distribution rights to motion pictures. Additionally, as part of the borrowing base calculation, there is a discounting calculation and tiered advance rates applied to future net remaining cash flows. There was approximately $36.7 million available under the Credit Facility at December 31, 2014.

        On December 31, 2014, there were four outstanding obligations under the Credit Facility totaling $23 million. The obligations carry interest and maturity dates as follows:

Loan amount (in thousands)	Interest rate	Maturity Date
$8,000	3.41080%	January 15, 2015
8,000	3.41950%	January 29, 2015
2,000	3.41875%	January 30, 2015
5,000	3.18750%	January 30, 2015

$23,000

        The maturity dates may be converted to new obligations for similar or longer maturity periods. On December 31, 2013, there were two outstanding obligations under the Credit Facility totaling $17 million. The amounts outstanding under the Credit Facility are secured by substantially all of the Company's assets.

        Deferred financing costs represent costs incurred in connection with the establishment of the Company's Credit Facility. Deferred financing costs are amortized using the straight-line method over the expected term of the facility of four years. Deferred financing costs were $2.4 million, net of accumulated amortization of $941 thousand as of December 31, 2014 and were $3.1 million, net of accumulated amortization of $270 thousand as of December 31, 2013. Amortization of deferred financing cost of $671 thousand, $889 thousand, and $1,062 thousand for the years ended December 31,

(5) Senior Revolving Credit Facility (Continued)

2014, 2013, and 2012, respectively, is included in interest expense in the accompanying consolidated statements of operations.

        The Credit Facility agreement includes covenants that the Company must comply with on a quarterly or annual basis, including a film performance test and annual limits on selling, general, and administrative expenses. The Company was in compliance with all covenants as of December 31, 2014. In January 2015, the Company converted the maturity dates into new obligations with a maturity period of one month.

(6) Commitments and Contingencies

        At December 31, 2014, the Company had outstanding commitments to pay minimum guarantees and advances on films in the amount of $6.8 million in 2015.

        The Company leases corporate offices in Los Angeles, California, under a seven-year operating lease expiring in 2018.

        Total rental expense from the operating lease was $363 thousand, $339 thousand and $311 thousand for the years ended December 31, 2014, 2013 and 2012, respectively.

        In August 2011, the Company entered into a three-year capital lease for the acquisition of its theatrical distribution software system. The capital lease obligation expired in July 2014 and the Company now pays service fees which are billed and paid on a monthly basis.

        The total future minimum annual payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) at December 31, 2014 are presented below (in thousands):

Operating leases
2015	$465
2016	480
2017	495
2018	294
2019	—

Total minimum payments	$1,734

(7) Members' Deficit

        The members will not be personally liable for any debt, obligation, or liability of the Company solely by reason of being members of the Company.

(8) Deferred Compensation

        The Company has a deferred compensation plan with key executives. Amounts due will be paid in the years 2015, 2016, 2017 and 2018 based on the Company's performance, as defined in the employment agreements. The Company recorded expense of $1.2 million, $2.4 million and $1.8 million for the years ended December 31, 2014, 2013 and 2012 and has a liability of $5.9 million and $4.5 million at December 31, 2014 and 2013, respectively. The Company will continue to estimate the liability and compensation expense in future years.

(9) Related-Party Transactions

        The Company recognized revenue in the amount of $25.8 million, $25.4 million and $24.9 million from its members for the years ended December 31, 2014, 2013 and 2012, respectively. The Company had $1.6 million and $4.2 million in outstanding accounts receivable at December 31, 2014 and 2013, respectively, from its members. At December 31, 2014, the Company has recorded direct costs of $4.7 million and a $5.8 million liability to its members related to a promoted content distribution obligation as defined in the Company's Operating Agreement. At December 31, 2013, the Company has recorded direct costs of $5.3 million and a $5.4 million liability to its members related to a promoted content distribution obligation. At December 31, 2012, the Company has recorded direct costs of $4.2 million related to the same promoted content distribution agreement. The Company paid $4.3 million, $4.0 million and $222 thousand in 2014, 2013 and 2012, respectively, under that agreement. Furthermore, the Company paid $399 thousand, $292 thousand and $520 thousand in marketing costs to its members for the years ended December 31, 2014, 2013 and 2012, respectively.

(10) Subsequent Events

        In February 2015, the Company converted the maturity dates of all loans disclosed in footnote 5 into new obligations with a maturity date of March 17, 2015 for one of the loans and a maturity date of March 31, 2015 for the remaining loans.

        The Company has evaluated subsequent events and transactions for potential recognition or disclosure through March 6, 2015, the date the accompanying financial statements were available to be issued.

Independent Auditor's Report

The Members
Digital Cinema Implementation Partners, LLC

        We have audited the accompanying consolidated financial statements of Digital Cinema Implementation Partners, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, members' equity and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Digital Cinema Implementation Partners, LLC and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ COHNREZNICK LLP

Roseland, New Jersey
February 18, 2015

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$15,610	$106,000
Accounts receivable, net	37,379	34,111
Other current assets	240	242

Total current assets	53,229	140,353
Property and equipment, net	836,932	880,532
Deferred financing costs, net	6,622	15,473
Deferred warranty reimbursement costs, net	149,096	171,859
Restricted cash	6,904	8,852
Derivative assets	2,586	5,101
Other noncurrent assets	42,277	42,700

Total assets	$1,097,646	$1,264,870

Liabilities and Members' Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,218	$6,396
Current maturities of long-term debt	—	17,000
Warranty reimbursement liability, current	16,818	11,523

Total current liabilities	24,036	34,919
Warranty reimbursement liability (excluding current)	201,249	216,935
Long-term debt (excluding current)	620,000	811,198
Other noncurrent liabilities	33	58

Total liabilities	845,318	1,063,110
Commitments
Members' equity	252,328	201,760

Total liabilities and members' equity	$1,097,646	$1,264,870

See Notes to Consolidated Financial Statements.

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

($ in thousands)

	Years Ended December 31,
	2014	2013	2012
REVENUES
Virtual print fees	$174,769	$172,176	$158,327
Exhibitor lease fees	14,783	14,441	13,114
Alternative content fees	1,364	811	955
Peak period payments	1,483	569	343
Management fees	2,628	2,185	2,149

Subtotal, operating revenues	195,027	190,182	174,888
Warranty reimbursement costs	(23,885)	(23,480)	(23,371)
Exhibitor lease, step-up rent adjustment	(418)	15,957	14,500

Net operating revenues	170,724	182,659	166,017

OPERATING EXPENSES
General and administrative	8,371	6,620	9,796
Depreciation and amortization	60,397	59,804	53,558

Total operating expenses	68,768	66,424	63,354

Operating income	101,956	116,235	102,663

INTEREST EXPENSE
Interest expense	31,305	52,443	58,574
Paid-in-kind interest	(13)	1,472	5,459
Amortization of deferred financing costs	2,869	4,776	7,198
Derivative (gain)	—	(2,490)	(5,161)

Total interest expense	34,161	56,201	66,070

OTHER INCOME (EXPENSE)
Interest income	12	12	5
Gain (loss) on sale of assets	(129)	191	(43)
Loss on refinancing	(5,982)	(11,145)	—
Other income	54	80	197

Total other income (expense)	(6,045)	(10,862)	159

Income before taxes	61,750	49,172	36,752
Income tax expense	456	213	—

Net income	61,294	48,959	36,752
OTHER COMPREHENSIVE INCOME (LOSS)
Gain (loss) on interest rate swap contracts	(2,515)	5,101	—

Comprehensive income	$58,779	$54,060	$36,752

See Notes to Consolidated Financial Statements.

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

($ in thousands)

	Years Ended December 31,
	2014	2013	2012
Balance, beginning of year	$201,760	$139,586	$90,047
Capital contributions	6,789	8,114	12,787
Distributions to Members	(15,000)	—	—
Net income	61,294	48,959	36,752

Balance before other comprehensive income (loss)	254,843	196,659	139,586
Other comprehensive income (loss)—gain (loss) on derivatives	(2,515)	5,101	—

Balance, end of year	$252,328	$201,760	$139,586

See Notes to Consolidated Financial Statements.

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Years Ended December 31,
	2014	2013	2012
Operating activities:
Net income	$61,294	$48,959	$36,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,397	59,804	53,558
Amortization of deferred warranty reimbursement costs	23,885	23,480	23,371
Amortization of deferred financing costs	2,869	4,776	7,198
Derivative (gain)	—	(2,490)	(5,161)
(Gain) loss on sale of assets	129	(191)	43
Loss on refinancing	5,982	11,145	—
Paid-in-kind interest	(13)	1,472	5,459
Changes in operating assets and liabilities:
Accounts receivable	(3,268)	2,842	(6,977)
Other current and noncurrent assets	425	(15,951)	(14,557)
Accounts payable and accrued liabilities	707	(2,078)	2,432
Warranty reimbursement liability	(8,199)	(4,778)	(2,428)
Payment of prior period warranty reimbursement liability	(2,272)	(1,361)	(528)
Derivative liabilities	—	(26,929)	—
Other noncurrent liabilities	(25)	(18)	34

Net cash provided by operating activities	141,911	98,682	99,196

Investing activities:
Purchase of property and equipment	(17,401)	(39,168)	(160,320)
Payment of prior period property and equipment	(2,407)	(17,299)	(26,341)
Sale of property and equipment	1,955	1,616	298
Restricted cash	1,948	2,543	2,875

Net cash used in investing activities	(15,905)	(52,308)	(183,488)

Financing activities:
Increase in long-term debt	30,000	680,000	90,000
Paydown of long-term debt	(238,185)	(641,150)	(2,200)
Capital contributions from Members	6,789	8,114	12,787
Distributions to Members	(15,000)	—	—
Deferred financing costs	—	(6,499)	—

Net cash provided by (used in) financing activities	(216,396)	40,465	100,587

Net increase (decrease) in cash and cash equivalents	(90,390)	86,839	16,295
Cash and cash equivalents, beginning of year	106,000	19,161	2,866

Cash and cash equivalents, end of year	$15,610	$106,000	$19,161

Supplemental schedule of non-cash investing and financing activities:
Additiones to property and equipment included in accounts payable and accrued liabilities	$1,480	$2,407	$17,378

Warranty reimbursement payable in accounts payable and accrued liabilities	$3,314	$2,272	$1,361

Deferred warranty asset and warranty reimbursement obligation	$1,122	$4,988	$(6,035)

See Notes to Consolidated Financial Statements.

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Operations

        Digital Cinema Implementation Partners, LLC, ("DCIP", and together with its consolidated wholly-owned subsidiaries, the "Company") was formed as a Delaware limited liability company on February 12, 2007 for the purpose of raising third-party capital to purchase and deploy digital cinema projection equipment ("Digital Systems") in theatres located throughout the United States and Canada. The Company is headquartered in New Jersey and has offices in Colorado and Minnesota. The Company is owned by its founding members American Multi-Cinema, Inc. ("AMC"), Cinemark Media, Inc. ("Cinemark") and Regal/DCIP Holdings, LLC ("Regal") (collectively, the "Founding Members").

        On March 10, 2010, the Company completed an initial financing transaction for the deployment of Digital Systems utilizing its subsidiary entities Kasima, LLC ("Kasima"), Kasima Holdings, LLC ("Holdings") and Kasima Parent Holdings, LLC ("Parent") to execute its business plan. Kasima is a wholly-owned subsidiary of Holdings, Holdings is a wholly-owned subsidiary of Parent and Parent is a wholly-owned subsidiary of DCIP. As part of the initial financing transaction, Parent entered into a note purchase agreement with a third-party investment fund. On March 31, 2011, the Company obtained the incremental financing necessary to complete its planned deployment of Digital Systems and on May 17, 2013, the Company refinanced all of its outstanding senior secured debt, extending the term of that debt and lowering its effective interest rate. On March 31, 2014, Parent repaid, in full, the outstanding notes under the note purchase agreement. See Note 3 for a more detailed description of these financing transactions.

        Digital Systems are purchased by Kasima and leased to each Founding Member or one of its affiliates (each such entity, an "Exhibitor") pursuant to the terms of a Master Equipment Lease Agreement ("ELA"). Kasima facilitates the installation of the leased Digital Systems into each Exhibitor's theatres pursuant to the terms of an Installation Agreement. The Exhibitor is responsible for the ongoing maintenance and insurance of the Digital Systems. The Company has also entered into (and assigned to Kasima) long-term Digital Cinema Deployment Agreements ("DCDAs") with six major motion picture studios ("Major Studios") pursuant to which Kasima receives a virtual print fee ("VPF") each time the studio books a film or certain other content on the Digital Systems. Other content distributors have entered into DCDAs or shorter term agreements with the Company that provide for the payment of VPFs to Kasima for bookings of the distributor's content on a Digital System.

        On June 20, 2011, DCIP and Canadian Digital Cinema Partnership ("CDCP") entered into a long-term management services agreement (an "MSA" and with respect to CDCP, the "CDCP MSA") to manage a similar deployment of Digital Systems in Canada and to perform certain other specified services for CDCP related thereto (see Note 2). CDCP is a Canadian limited partnership formed by Cineplex Entertainment LP ("Cineplex") and Empire Theatres Ltd. ("Empire") to facilitate the purchase and deployment of Digital Systems to their theatres in Canada. On April 1, 2012, DCIP entered into a long-term MSA with Cinemark USA, Inc., a Texas corporation and an affiliate of Cinemark, to manage deployment of Digital Systems to theatres operated by its affiliates in Latin America (the "CNI MSA"). On September 1, 2014, DCIP entered into a long-term MSA with AC JV, LLC ("Fathom Events"), an affiliate of the Exhibitors, to provide it with management services.

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies

Principles of consolidation

        The consolidated financial statements include the accounts of DCIP and its subsidiaries. Intercompany accounts have been eliminated in consolidation.

Use of estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company's most significant estimates relate to depreciation and recoverability of property and equipment, amortization, the valuation of derivative agreements and the reimbursement liability concerning equipment warranty and replacement costs under the ELAs. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions.

Cash and cash equivalents

        The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of the Company's cash equivalents approximates fair value due to the short maturities of these investments and consists primarily of money market funds and other overnight investments. The Company maintains bank accounts with major banks, which from time to time may exceed the Federal Deposit Insurance Corporation's insured limits. The Company periodically assesses the financial condition of the institutions and believes that the risk of any loss is minimal.

Concentration of credit risk

        For the years ended December 31, 2014, 2013 and 2012, the Company had five customers that represented 56%, 55% and 56%, respectively, of operating revenues and at December 31, 2014 and 2013, five customers that represented 61% and 66%, respectively, of net accounts receivable. These customers are each parties to DCDAs. None of the Company's other customers individually represented more than 10% of operating revenues or accounts receivable at December 31, 2014 or 2013, or for the years ended December 31, 2014, 2013 and 2012.

        The Company has credit risk associated with certain accounts receivable, which consists primarily of amounts owed by the Major Studios and other digital content distributors. The Company actively monitors the status of its accounts receivable and has mechanisms in place to minimize the potential for incurring material accounts receivable credit losses. At December 31, 2014 and 2013, management has determined that there is no requirement for an allowance for doubtful accounts.

Concentration of suppliers

        The Company currently purchases Digital System components from a limited number of suppliers. In 2014, four suppliers represented 85% of the amount spent by the Company on Digital System

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

component purchases, and in 2013 and 2012, two suppliers represented 68% and 81%, respectively, of the amount spent by the Company on Digital System component purchases.

Concentration in foreign countries

        The Company originally leased Digital Systems to AMC (pursuant to its ELA) for theatres located in Canada and receives revenues from CDCP pursuant to the CDCP MSA. In 2013, AMC sold the last of its Canadian theatres and, as a result, the Company no longer leases Digital Systems to AMC in Canada. The revenue previously earned from these operations was paid to the Company in U.S. dollars. For the years ended December 31, 2014, 2013 and 2012, revenues earned from Canadian sources totaled $1,776,000, $1,784,000 and $2,494,000, respectively. The carrying value of equipment deployed in Canada at December 31, 2014 and 2013 was zero. Revenue earned by the Company under the CNI MSA for theatres located in Latin America was $794,000 and $412,000 for the years ended December 31, 2014 and 2013, respectively. The Company did not earn revenue under the CNI MSA during the year ended December 31, 2012.

Fair value and credit risk

        All current assets and liabilities are carried at cost, which approximates fair value due to the short-term maturities of those instruments. The Company's Credit Facility (see Note 7) is comprised of floating rate instruments and management believes fair value approximates carrying value.

Property and equipment, net

        Property and equipment, net, is stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets as follows:

Computer equipment and software	3 - 5 years
Leasehold improvements	5 years
Digital cinema projection equipment	17.5 years
Furniture and fixtures	7 years

        Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the assets. Certain costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over three to five years. Costs for general and administrative expenses, overhead, maintenance and training, as well as the cost of software coding that does not add functionality to existing systems, are expensed as incurred. Upon the sale or other disposition of any property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and the gain or loss on disposal is included in the consolidated statements of operations and comprehensive income.

Deferred financing costs, net

        Deferred financing costs are amortized on an interest method basis for the Credit Facility and a straight-line basis for the Note Facility, described in Note 7 (prior to its retirement on March 31, 2014), both by a charge to interest expense over the terms of the respective financing agreements.

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

Accumulated amortization of deferred financing costs at December 31, 2014 and 2013 totaled $4,507,000 and $24,004,000, respectively.

Fair value measurements

        The Company accounts for and reports the fair value of certain assets and liabilities. The Company applies fair value accounting for financial assets and liabilities that are recognized or disclosed at fair value in its consolidated financial statements.

        The Company utilizes valuation techniques that maximize the use of observable inputs (Levels 1 and 2) and minimize the use of unobservable inputs (Level 3) within the fair value hierarchy established by the Financial Accounting Standards Board Accounting Standards Codification ("ASC"):

Level 1:	Quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs reflecting the reporting entity's own assumptions.

        The following table sets forth, by level, the fair value measurements of the Company's consolidated financial assets ($ in thousands):

Fair Value Measurements

	December 31, 2014		Level 1	Level 2	Level 3
Fair value of Interest Rate Swap	$2,586	(1)	$—	$2,586	$—

(1)
Reported in derivative assets on the consolidated balance sheets.

        The fair value of the Company's asset under its Interest Rate Swap (as defined below) is based upon observable market-based inputs that reflect the present values of the difference between estimated future fixed rate payments and future variable receipts and, therefore, is classified within Level 2. The Level 2 fair value of the Company's Interest Rate Swap at December 31, 2013 was $5,101.

Accounting for derivatives

        In March 2010, the Company executed (and in March 2011 amended) an interest rate swap agreement (as amended, the "Initial Swap") and an interest rate cap agreement (the "Initial Cap") to limit the Company's exposure to changes in interest rates. In May 2013, the Company terminated and made settlement payments in respect of the Initial Swap and Initial Cap (see Note 7) and executed new interest rate swap agreements (the "Interest Rate Swap"). Derivative financial instruments such as the Initial Swap, the Initial Cap and the current Interest Rate Swap are recorded at fair value. Changes in the fair value of derivative financial instruments are either recognized in accumulated other comprehensive income (loss) (a component of member's equity) or in the consolidated statements of operations and comprehensive income depending on whether the derivative is being used to hedge changes in cash flows or fair value. The Company determined that the Initial Swap and Initial Cap were not effective hedging transactions; therefore, the changes in market value of the Initial Swap and

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

Initial Cap were recorded as a component of interest expense in the consolidated statements of operations and comprehensive income. The Company has determined that the Interest Rate Swap is an effective cash flow hedging instrument and, as a result, changes in the fair value of the Interest Rate Swap are recognized in other comprehensive income (loss).

Income taxes

        The Company is a limited liability company and, as such, is treated as a partnership for federal and state income tax purposes. Accordingly, as a partnership for tax purposes, the Company is not a taxable entity for federal income taxes and is not subject to significant state income taxes. However, the Company does pay certain state taxes based on revenue that are reported as income tax expense on the consolidated statements of operations and comprehensive income. Income or loss of the Company as a limited liability company is reported to and included in the individual income tax returns of its members. Tax years ended on or about December 31, 2014, 2013, 2012 and 2011 remain open to examination by federal and state taxing authorities with regard to the allocation of income or losses by the Company to its members.

Impairment of long-lived assets

        The Company reviews the recoverability of its long-lived assets when events or conditions exist that indicate a possible impairment. The assessment for recoverability is based primarily on the Company's ability to recover the carrying value of its long-lived assets from expected future undiscounted net cash flows. If the total of expected future undiscounted net cash flows is less than the total carrying value of an asset, the asset is deemed not to be recoverable and possibly impaired. The Company then estimates the fair value of the asset to determine whether an impairment loss should be recognized. An impairment loss will be recognized if the carrying value of the asset exceeds its fair value. Fair value is determined by computing the expected future discounted cash flows. No impairment charges were recorded for the years ended December 31, 2014, 2013 or 2012.

Revenue recognition

        The majority of the Company's revenues are VPFs from Major Studios under the DCDAs. The Company earns VPF revenue when movies and certain other content distributed by Major Studios and other content distributors are booked and exhibited on screens utilizing the Company's Digital Systems. VPFs are earned and payable based on a fee schedule outlined in the DCDAs and other VPF agreements. The VPF revenue is recognized in the period in which it is earned, generally the first time the content is booked and exhibited in the theatre auditorium for which a Digital System has been installed.

        The DCDAs with the Major Studios require the payment of VPFs for a period that ends on the earlier to occur of (i) the tenth anniversary of the "mean deployment date" for all Digital Systems scheduled to be deployed over a period of up to five years, or (ii) the date the Company achieves "cost recoupment", each as defined in the DCDAs. Cost recoupment occurs when revenues attributable to the Digital Systems exceed the costs associated with their purchase (including financing), deployment, administration and other allowed amounts, all as defined in the DCDAs.

        In addition to VPF revenue, the Company also earns a fee each time certain digital content other than feature films (e.g., concerts, sporting events and opera performances) is booked and exhibited on

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

a Digital System. The Company refers to fees derived on a per-exhibition basis from these alternative forms of digital content as alternative content fees ("ACFs"). ACFs may be paid by the distributor of the alternative content pursuant to an agreement with the Company or by the Exhibitor showing the content pursuant to its ELA. ACF revenue is recognized in the period in which the alternative content is exhibited.

        Lease revenues in respect of the Digital Systems and certain other rental and usage fees are earned by the Company in accordance with the terms of the ELAs. All amounts due to the Company under these agreements are recognized as revenue when earned and any unearned amounts are recorded as deferred revenue. The initial lease term for each piece of equipment deployed under the ELAs begins on the date the equipment is placed in service and continues for 12 years, with the first and last month incurring one-half of the monthly lease payment otherwise due.

        The Company generates multiple revenue streams from the leased Digital Systems under the ELAs as follows:

    Lease fees are payable by the Exhibitors monthly and prior to March 31, 2014 were comprised of a fixed base lease rate plus a "step-up" rate component for all equipment (regardless of lease commencement date) that was to occur on October 1, 2016. The Company recognized lease revenue from these fees on a straight-line method making an allowance for the step-up in rent that was to occur. On March 31, 2014, the ELAs were amended to remove the scheduled step-up lease payments. The accumulated effects of the amendments are being amortized on a straight-line basis as a reduction in revenue over the remaining terms of the ELAs.

    Subject to certain minimum revenue tests in the ELAs, additional rent ("Additional Rent") may be due in respect of complexes ("Additional Rent Complexes") that are not 100% converted to digital within four weeks of the initial deployment of a Digital System in the complex by the Company. Additional Rent, if any, is calculated and recognized on a monthly basis, but billed and paid semi-annually.

    Contingent rent may be due under the ELAs if total revenues in respect of the Digital Systems deployed thereunder (calculated quarterly on a rolling last twelve month basis) fail to meet certain minimum revenue thresholds. The minimum revenue thresholds were prorated for the initial four quarters of the ELAs. Contingent rent, if any, is calculated and recognized monthly, but billed and paid quarterly.

    Peak period payments are due under the ELAs when the leased Digital Systems are taken out of service by an Exhibitor for one or more consecutive defined "peak periods" (generally a weekend) as a result of relocation, damage or a complex closing. Peak period payments, if any, are recognized, billed and paid monthly.

        In accordance with the ELAs the Exhibitors are required to acquire extended warranties with respect to the leased Digital Systems covering the period from the expiration of the initial included manufacturer's warranty through the date of repayment of the Credit Facility and Note Facility (each as defined in Note 7) (the "Warranty End Date"), but in no event later than 12 years from the effective date of the ELAs. Following the Warranty End Date, the Exhibitors may choose to continue extended warranty coverage through the expiration of the DCDAs (the "DCDA End Date"). The DCDA End Date will occur on the earlier of (i) the tenth anniversary of the "mean deployment date" of the

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

Digital Systems or (ii) the date the Company achieves "cost recoupment", each as defined in the DCDAs. The Company expects that the Exhibitors will maintain extended warranty coverage through the DCDA End Date. Pursuant to the ELAs, the Company is required to reimburse the Exhibitor for the costs of the extended warranties (and/or equipment replacement costs) subject to quarterly caps set forth in the ELAs. This contractual obligation by the Company to incur costs at a future date for the extended warranties or replacement costs when the leased equipment is purchased creates a liability at the purchase date and a contra revenue adjustment in respect of revenues derived under the ELAs that is recognized on a straight-line basis over the term of the lease.

        The Company also earns revenues in respect of the services DCIP provides under the MSAs. The revenues are earned ratably as the services are performed under the agreement.

Subsequent events

        The Company has evaluated subsequent events through February 18, 2015, which is the date the consolidated financial statements were available to be issued.

Note 3—Financing Transactions

        On March 10, 2010, the Company completed a financing transaction to enable the purchase, deployment and leasing of Digital Systems for approximately 10,000 movie theatre screens operated by the Exhibitors in the United States and Canada over the subsequent three to five years. On March 31, 2011, the Company completed an incremental financing transaction to enable the purchase, deployment and leasing of Digital Systems for approximately 4,700 additional movie theatre screens operated by the Exhibitors in the United States and Canada. On May 17, 2013, the Company refinanced all of its outstanding senior secured debt, extending the term of that debt, and lowering its effective interest rate.

        The financing transaction completed in March 2010 consisted of a $79,472,000 equity contribution to DCIP from the Founding Members (subsequently contributed as equity to Kasima), a $135,000,000 long-term promissory note commitment (the Note Facility described in Note 7) to Parent from an investor group and a $445,000,000 senior secured loan commitment (the Initial Credit Facility described in Note 7) to Kasima from a group of commercial banks. The equity contribution from the Founding Members consisted of $50,724,000 of previously installed Digital Systems and $28,748,000 of cash. The financing transaction completed in March 2011 consisted of a $220,000,000 incremental senior secured term loan (the Incremental Term Loan described in Note 7) to Kasima from a group of commercial banks and institutional investors. The refinancing transaction completed in May 2013 consisted of a $755,000,000 senior secured loan commitment (the Credit Facility described in Note 7) to Kasima from a group of commercial banks and institutional investors.

Note 4—Consolidated Balance Sheet Components

Restricted cash

        The Company had restricted cash of $6,904,000 and $8,852,000 at December 31, 2014 and 2013, respectively, in the form of an interest reserve escrow account related to the Credit Facility (see Note 7) and an excess cost escrow account for the funding of Digital Systems in excess of costs caps established in the related credit agreement.

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Consolidated Balance Sheet Components (Continued)

Accounts receivable, net

        Accounts receivable, net consists of the following ($ in thousands):

	December 31,
	2014	2013
Accounts receivable	$38,527	$35,315
Accrued revenue	93	30
Deferred revenue(1)	(1,241)	(1,234)

Total accounts receivable, net	$37,379	$34,111

(1)
Deferred revenue consists of unearned amounts billed but not collected at December 31, 2014 and 2013.

Accounts payable and accrued liabilities

        Accounts payable and accrued liabilities consists of the following ($ in thousands):

	December 31,
	2014	2013
Warranty reimbursement payable	$3,314	$2,272
Accrued bonus and compensation	2,123	1,386
Accrued equipment purchases leased to others	966	1,823
Accounts payable	502	618
Accrued taxes payable	148	112
Accrued interest payable	65	132
Other accrued liabilities	56	53
Accrued equipment purchases, not deployed	44	—

Total accounts payable and accrued liabilities	$7,218	$6,396

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Property and Equipment, net

        Property and equipment, net consists of the following ($ in thousands):

	December 31,
	2014	2013
Equipment leased to others(1)	$1,047,147	$1,031,302
Equipment, not deployed	1,731	1,821
Computer equipment and software	5,908	5,553
Leasehold improvements	402	394
Furniture and fixtures	262	258

Total property and equipment	1,055,450	1,039,328
Less accumulated depreciation and amortization	(218,518)	(158,796)

Property and equipment, net	$836,932	$880,532

(1)
At December 31, 2014 and 2013, the approximate cost and carrying value of equipment leased to others was $1,047,000 and $1,031,000 and $834,000 and $877,000, respectively.

Note 6—Exhibitor Lease Fees

        The Company earns lease revenues and other fees through the lease of Digital Systems to the Exhibitors in accordance with the ELAs described in Note 2. The aggregate future minimum lease revenues due under non-cancellable equipment lease agreements that have initial or remaining terms in excess of one year as of December 31, 2014 are as follows ($ in thousands):

Year ending December 31,	Amount
2015	$14,903
2016	14,903
2017	14,903
2018	14,903
2019	14,903
Thereafter	51,095

Total	$125,610

        Revenues earned under the ELAs for the years ended December 31, 2014, 2013 and 2012 totaled $16,368,000, $15,252,000 and $13,649,000, respectively.

Note 7—Long-term Debt

Credit facilities

        On March 10, 2010, DCIP, Holdings and Kasima entered into a credit agreement with JPMorgan Chase Bank, N.A. as Administrative Agent and a group of lenders which agreed to provide Kasima a $110 million revolving line of credit ("Initial Revolver") and a $335 million delayed draw term loan ("Initial Term Loan"). On March 31, 2011, this credit agreement was amended and restated to include a $220 million incremental term loan (the "Incremental Term Loan" and together with the Initial Revolver and the Initial Term Loan, the "Initial Credit Facility"). Borrowings under the Initial Credit

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Long-term Debt (Continued)

Facility were used (i) to fund the purchase and installation of Digital Systems by Kasima, (ii) to reimburse the Company for its permitted operating expenses associated with management services it provides to Kasima and Holdings pursuant to the MSA, (iii) to fund payment of fees, interest and expenses payable under the Initial Credit Facility, (iv) to fund permitted distributions in respect of the Parent Notes and (v) for other permitted operating expenses of Kasima and Holdings including interest reserve requirements, closing costs and upfront fees associated with the Initial Credit Facility. All costs of the Digital Systems exceeding established caps were funded by capital contributions from the Founding Members.

        The net proceeds from the Incremental Term Loan ($205 million) were used to prepay a portion of the Initial Term Loan and the Company's existing lenders agreed to increase their lending commitments by the amount prepaid and to extend the date of their Initial Term Loan commitments from March 10, 2012 to September 30, 2012. The Incremental Term Loan was fully drawn at closing on March 31, 2011. The Initial Revolver was available following the availability of the Initial Term Loan and subject to certain conditions through March 10, 2015, the maturity date (the "Original Maturity Date") of the Initial Term Loan and Initial Revolver. The maturity date of the Incremental Term Loan was March 31, 2017 (the "Incremental Maturity Date"). At December 31, 2012, the Initial Revolver was fully drawn, subject to hold-back provisions contained in the Initial Credit Facility. Each Initial Term Loan, Incremental Term Loan and Initial Revolver borrowing bore interest, at the option of Kasima, at either the Adjusted LIBO Rate or the Alternate Base Rate, each as defined in the Initial Credit Facility, plus the defined Applicable Rate, which was 2.50% in the case of borrowings based on the Alternate Base Rate and 3.75% for borrowings based on the Adjusted LIBO Rate. The Incremental Term Loan was further subject to an Adjusted LIBO Rate floor of 1.25%. The commitment fee on undrawn amounts in respect of the Initial Term Loan was 1.25% per annum and in respect of the Initial Revolver was 0.50% per annum.

        On May 17, 2013, DCIP, Holdings and Kasima entered into a credit agreement with Barclays Bank PLC as Administrative Agent and a group of lenders which agreed to provide Kasima a $75 million revolving line of credit ("Revolver") and a $680 million term loan ("Term Loan B" and together with the Revolver, the "Credit Facility"). The Term Loan B was fully funded at the closing of the Credit Facility. Proceeds from the Term Loan B were used to repay all amounts outstanding under the Initial Credit Facility and to pay fees, transaction costs and other expenses incurred in connection with such repayment (including settlement payments associated with the termination of the Initial Swap and Initial Cap contracts) and the establishment of the Credit Facility. Proceeds from borrowings under the Revolver, which is currently undrawn, may be used for (i) the payment of operating expenses of Holdings and Kasima (including, without limitation, permitted payments to DCIP under the MSA in respect of services provided thereunder to the Company and Parent, payments under the Interest Rate Swap, the expenses of maintaining a credit rating, Administrative Agent fees and costs, expenses incurred under control agreements and other security documents and prepayments in respect of defined Excess Cash Flow), (ii) to the extent permitted, the payment of defined Restricted Payments, including in respect of interest on, and to fund the repayment of, the Parent Notes, (iii) defined Tax Distributions and (iv) any other working capital and general corporate purposes of the Company. All costs of Digital Systems exceeding established caps must be funded by capital contributions from the Founding Members. Each borrowing under the Revolver must be at least $20 million and in $5 million increments.

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Long-term Debt (Continued)

        The Revolver is available, subject to certain conditions, through May 17, 2018, its maturity date. The maturity date of the Term Loan B is May 17, 2021 (the "Term Loan B Maturity Date"). At December 31, 2014, the Revolver was undrawn. The Revolver and Term Loan B borrowings each bear interest, at the option of Kasima, at either the Adjusted LIBO Rate or the Alternate Base Rate, each as defined in the Credit Facility, plus the defined Applicable Rate, which is 1.50% in the case of borrowings based on the Alternate Base Rate and 2.50% for borrowings based on the Adjusted LIBO Rate. The Term Loan B is further subject to an Adjusted LIBO Rate floor of .75%. The commitment fee on undrawn amounts in respect of the Revolver is 0.50% per annum.

        The Term Loan B amortizes at 1.25% of its original principal amount per annum, payable in quarterly increments of $8.5 million commencing on September 30, 2014 with the remaining balance, including any unpaid interest and fees, payable on the Term Loan B Maturity Date. Prepayments of the Term Loan B reduce future mandatory amortization payments on a dollar-for-dollar basis. Commencing with the defined Test Date in respect of the fiscal year ended December 31, 2014 and annually on each Test Date thereafter, Kasima will prepay Term Loan B borrowings in an aggregate amount equal to 100% of defined Excess Cash Flow (generally the amount by which Cash Flow from Operations exceeds Consolidated Fixed Charges, each as defined, for the prior fiscal year); provided, however, that commencing with the Test Date in respect of the fiscal year ending December 31, 2017, any prepayments made in respect of Excess Cash Flow will be first used to prepay any outstanding borrowings under the Revolver and to permanently reduce the commitments thereunder. Kasima may at any time terminate or permanently reduce commitments under the Credit Facility without premium or penalty in $5 million increments of not less than $20 million.

        The "Borrower" under the Credit Facility is Kasima and the Credit Facility is guaranteed by Holdings and each direct or indirect subsidiary of Holdings other than the Borrower. The Credit Facility is secured by a first priority lien on all of the assets of the Company (with certain negotiated exclusions), including contract rights, cash and securities accounts and the Digital Systems on Exhibitors' premises.

        Under the Credit Facility, the Borrower is required to maintain compliance with certain financial covenants. Material covenants included an interest coverage ratio, minimum average revenues per deployed screen, and capital expenditure limitations. At December 31, 2014, the Borrower was in compliance with all of its Credit Facility covenants.

        On March 10, 2010, Parent entered into a Note Purchase Agreement with Wilmington Trust Company as Parent Note Agent pursuant to which a group of mezzanine debt funds (the "Noteholders") affiliated with Highbridge Mezzanine Partners agreed to purchase, subject to certain conditions, notes (the "Parent Notes") issued by Parent due March 10, 2025 (the "Note Maturity Date") totaling $135 million (the "Note Facility"). The first purchase of Parent Notes occurred on March 10, 2010 in the amount of $52.5 million. The second purchase of Parent Notes occurred on May 14, 2010 in the amount of $28.8 million. The final purchase of Parent Notes occurred on April 6, 2011 in the amount of $53.7 million. The proceeds of the Note Facility are being and will be used for the purposes described for the Credit Facility above. The Company provides management services to Parent and is reimbursed for its out-of-pocket expenses up to a cap set forth in a management services agreement between the Company and Parent. All net proceeds of the Note Facility are being and will be contributed as equity to Holdings and then to Kasima, by each of Parent and Holdings, respectively. The Parent Notes issued bear interest at 15.12% per annum, of which 12.0% (the "Current Yield") is

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Long-term Debt (Continued)

paid in cash quarterly subject to restrictions set forth in the Credit Facility. Accrued and unpaid interest ("PIK Interest") is added to the outstanding principal balance of Parent Notes on each Current Yield payment date. All outstanding Parent Notes together with any PIK Interest are due on the Note Maturity Date. The Company repaid the Parent Notes in full on March 31, 2014.

        The Company's long-term debt at December 31, 2014 and 2013 consisted of the following ($ in thousands):

			Carrying Amount
	Maturity Date	Interest Rate(2)
Instrument			2014	2013
Term Loan B	5/17/2021	3.25%	$620,000	$680,000
Parent Notes(1)			—	148,198

Total Long-term Debt			$620,000	$828,198

(1)
Parent Notes include PIK Interest of $13,198 at December 31, 2013.

(2)
Interest rates in effect at December 31, 2014. At December 31, 2013, Parent Notes and Term Loan B interest rates were 15.12% and 3.25% respectively.

        The Company's aggregate maturities of long-term debt are as follows ($ in thousands):

Years ending December 31,	Amount
2015	$—
2016	25,000
2017	34,000
2018	34,000
2019	34,000
Thereafter	493,000

Total	$620,000

        Interest expense on long-term debt was $31,292,000, $53,915,000 and $64,033,000 for the years ended December 31, 2014, 2013 and 2012, respectively, consisting of cash interest of $31,305,000, $52,443,000 and $58,574,000, respectively, and PIK Interest of ($13,000), $1,472,000 and $5,459,000, respectively.

Derivatives

        The Initial Swap and Initial Cap contracts were entered into for interest expense cost protection from rising variable interest rates and were associated with the Company's Initial Term Loan and Initial Revolver, which had a maturity date of March 10, 2015, and its Incremental Term Loan, which had a maturity date of March 31, 2017. The Initial Swap and Initial Cap contracts were terminated on May 17, 2013 as part of the refinancing of the Initial Credit Facility described above and a settlement payment of $26,929,000 was made in respect thereof.

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Long-term Debt (Continued)

        The Interest Rate Swap contracts were entered into for interest expense cost protection from rising variable interest rates and are associated with the Company's Term Loan B which matures on May 17, 2021. Under the Interest Rate Swap contracts, the Company receives current market LIBO Rate interest payments, subject to an interest rate floor for the Term Loan B of 0.75% per annum, and pays a fixed rate of 1.29% calculated on the same notional principal amount (the "Notional Swap Amount") which changes for each fiscal quarter commencing as of the quarter ended June 30, 2013 and terminating on the contract expiration date of December 31, 2019. The Notional Swap Amount for the quarterly period ended December 31, 2014 was $507,292,000 and the then-current market LIBO Rate interest was 0.54% per annum. The protection afforded by the Interest Rate Swap extends until December 31, 2019 and the Notional Swap Amount decreases quarterly beginning September 30, 2014.

Note 8—Retirement Plan

        The Company maintains a defined contribution plan for eligible employees under Section 401(k) of the Internal Revenue Code. The Company's plan provides for eligible employees to contribute up to 80% of eligible compensation with a Company contribution of 4% of eligible wages for 2014 and 2013 and a match of 50% of the first 6% of employee contributions for 2012 and prior years. All employees are eligible to participate in the plan upon hire. The Company's contributions to the plan totaled $138,000, $130,000 and $48,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Note 9—Commitments

Operating leases

        The Company has leased facilities in the states of New Jersey, Colorado and Minnesota. The aggregate future minimum lease payments under non-cancellable operating leases that have initial or remaining terms in excess of one year as of December 31, 2014 are as follows ($ in thousands):

Year Ending December 31,	Amount
2015	$171
2016	168
2017	120
2018	9
2019	—

Total	$468

        Rent expense for operating leases for the years ended December 31, 2014, 2013 and 2012 totaled $167,000, $142,000 and $213,000, respectively.

Employment agreements

        The Company has employment agreements with two of its key executives setting forth key compensation terms (generally annual salary plus a defined bonus) and providing each executive with a severance benefit in the case the executive's employment is terminated without cause or the executive resigns with good reason, each as defined.

DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Related Party Transactions

        At December 31, 2014, all of the Company's Digital Systems are leased to the Exhibitors under the ELAs. For the years ended December 31, 2014, 2013 and 2012, revenues earned from the Exhibitors totaled $16,368,000, $15,252,000 and $13,649,000, respectively. Net accounts receivable due from the Exhibitors totaled $2,456,000 and $1,054,000 at December 31, 2014 and 2013, respectively, and will be settled in cash. Payments under the ELAs are generally due on the fifth day of the month after billing. At times, the Company purchases digital equipment from the Exhibitors at cost subject to caps established in the ELAs. For the years ended December 31, 2014 and 2013, the Company had no liability for reimbursement of equipment purchases due to the Exhibitors. The $218,067,000 warranty reimbursement liability represents a liability to reimburse the Exhibitors for the extended equipment warranty and other replacement costs (as defined in the ELAs) as cash payments that began in 2011 and continues through the DCDA End Date (see Note 2). Warranty reimbursements earned for the years ended December 31, 2014, 2013 and 2012 totaled $11,513,000, $7,051,000 and $3,789,000, respectively. Cash reimbursement payments for the years ended December 31, 2014, 2013 and 2012 totaled $10,471,000, $6,141,000 and $2,956,000, and payables totaled $3,314,000 and $2,272,000 as of December 31, 2014 and 2013, respectively.

        In 2014, 2013 and 2012, the Exhibitors terminated their ELAs with respect to an aggregate of 35, six and 23 Digital Systems, respectively. Pursuant to the terms of the ELAs, the Exhibitors were required to purchase these Digital Systems from the Company at a defined Termination Amount per Digital System. In 2014, 2013 and 2012, total Termination Amounts paid by the Exhibitors in the aggregate were $1,955,000, $1,616,000 and $298,000, respectively, resulting in a gain (loss) on sale to the Company of ($129,000), $191,000 and ($43,000), in 2014, 2013, and 2012 respectively.

Dealer Prospectus Delivery Obligation

        Until September 5, 2015, all dealers that effect transactions in the old notes or the new registered notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

AMC ENTERTAINMENT INC.

Offer to Exchange

$600,000,000 aggregate principal amount of its 5.75% Senior
Subordinated Notes due 2025, the issuance of which has been registered under the Securities Act of 1933,

for

any and all of its outstanding 5.75% Senior Subordinated Notes due 2025.

PROSPECTUS